As Filed with the Securities and Exchange Commission on January 21, 2000
                                                    Registration No. 333-______

===============================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-4
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                            WATERS INSTRUMENTS, INC.
             (Exact name of registrant as specified in its charter)

           Minnesota                                 3612                                41-0832194
(State or other jurisdiction of          (Primary Standard Industrial          (I.R.S. Employer Identification
incorporation or organization)            Classification Code Number)                      Number)

                              2411 7th Street N.W.
                               Rochester, MN 55901
                                 (507) 288-7777
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               Jerry W. Grabowski
                      President and Chief Executive Officer
                           2950 Xenium Lane North #108
                               Plymouth, MN 55441
                                 (612) 509-7440
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
       Robert K. Ranum, Esq.                   Katherine T. Schuda, Esq.
        James A. Korn, Esq.                       Roya Hosseini, Esq.
     Fredrikson & Byron, P.A.                      Fenwick & West LLP
900 Second Avenue South, Suite 1100               Two Palo Alto Square
 Minneapolis, Minnesota 55402-3397                Palo Alto, CA 94306
          (612) 347-7000                             (650) 494-0600

            Approximate date of commencement of proposed sale of the
           securities to the public: Upon completion of the merger, as described in this registration statement.

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================
                                                                Proposed maximum   Proposed maximum     Amount of
 Title of each class of securities to be       Amount to be      offering price        aggregate       registration
                registered                    registered (1)        per share       offering price         fee
                                                                                          (2)
------------------------------------------- ------------------- ------------------ ------------------ --------------
Common stock, par value $.10 per share (3)    375,000 shares     Not Applicable       $1,065,000           $282
====================================================================================================================

(1) Represents the approximate maximum number of shares issuable upon completion of the merger as described in the registration statement.
(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) and 457(f)(3) under the Securities Act of 1933 (the "Securities Act") based on the product of the estimated maximum number of shares of Garrett Communications, Inc. to be acquired in the merger (3,250,000) multiplied by the per share book value of Garrett's common stock on September 30, 1999, less the amount of cash to be paid by the Registrant in the merger ($2,250,000).


     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

         WATERS                                   GARRETT COMMUNICATIONS, INC.
     INSTRUMENTS, INC.

                  MERGER PROPOSED--YOUR VOTE IS VERY IMPORTANT


The Boards of Directors of Waters Instruments, Inc. and Garrett Communications, Inc. have unanimously approved a merger between Garrett and a subsidiary of Waters. As a result of the proposed merger, Garrett's business will be acquired by a wholly-owned subsidiary of Waters and Garrett's shareholders will receive cash and shares of Waters common stock. The Boards of Directors of both companies have determined that the merger is fair and in the best interests of their shareholders.

We cannot complete the merger unless the shareholders of both Waters and Garrett approve certain proposals relating to the merger. Waters shareholders will vote on these matters at their annual meeting and Garrett shareholders will vote on these matters at a special meeting of the shareholders being held for this purpose. The Waters Board unanimously recommends that Waters shareholders vote to approve the matters presented at the Waters annual meeting. The Garrett Board unanimously recommends that the Garrett shareholders vote to approve the matters presented at Garrett's special meeting of the shareholders.

If the merger is completed, Garrett shareholders will receive 375,000 shares of Waters common stock and $2,250,000 in cash (subject to adjustments under certain circumstances), assuming that not more than 5% of the Garrett shareholders dissent from the merger. As a result, we anticipate that after the merger, Waters will have 1,846,279 shares of common stock outstanding, approximately 20% of which will be held by former shareholders of Garrett.

You will receive a proxy card with this proxy statement/prospectus. Please mark, sign, and return the enclosed proxy card promptly, so that your shares of common stock are voted at the Waters annual meeting if you are a Waters shareholder, or at the Garrett special meeting if you are a Garrett shareholder. Do this even if you plan to attend your meeting. If you do not return your proxy card, the effect will be a vote against the matters presented at your meeting unless you attend the meeting and vote for such matters. If you do attend the meeting, you can of course vote your shares in person.

The date, time, and place of the Waters annual meeting are:

 __________________________, 2000
 _________________, a.m., Minneapolis time
 ___________________________________
 ___________________________________

Waters common stock is listed for trading on the Nasdaq National Market under the symbol "WTRS".

The date, time, and place of the Garrett special meeting are:
__________________, 2000, 10:00 A.M., Pacific Time, Garrett's corporate offices, 213 Hammond Avenue, Fremont, California 94539.

This proxy statement/prospectus gives you detailed information about the merger and the other matters to be voted on at the Waters annual meeting and the Garrett special meeting. The Waters Annual Report on Form 10-KSB for the fiscal year ended June 30, 1999 is attached as Annex E and the Waters Quarterly Report on Form 10-QSB for the quarter ended September 30, 1999 is attached as Annex D to this proxy statement/prospectus. You can also obtain information about Waters from other documents filed with the Securities and Exchange Commission. Please read carefully this entire document and the attached Forms 10-KSB and 10-QSB of Waters.

Consider carefully the risk factors beginning on page _____________.

We enthusiastically support the merger and urge you to vote "FOR" the merger and the related matters presented to you.


_______________________________
Gerald W. Grabowski
President and Chief Executive Officer,
Waters Instruments, Inc.

_______________________________
Frank Madren
President and Chief Executive Officer,
Garrett Communications, Inc.


--------------------------------------------------------------------------------
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the Waters securities to be issued in the merger or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------


                  Proxy Statement/Prospectus dated January ___,
            2000, and first mailed to shareholders on or about , 2000

                            WATERS INSTRUMENTS, INC.
                              2411 7th Street N.W.
                               Rochester, MN 55901


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                To be held , 2000


To the shareholders of Waters Instruments, Inc.:

         The Annual Meeting of the shareholders of Waters Instruments, Inc. will be held at ____________________, on __________, __________, 2000, at ___:00
a.m., local time, for the following purposes:

         1. To approve the issuance of up to 375,000 shares of common stock of Waters to shareholders of Garrett in connection with the merger of a wholly-owned subsidiary of Waters into Garrett.

         2. To approve Waters' amended and restated Bylaws, which amend Waters' existing Bylaws to divide the Waters board of directors into two classes, with each class serving a staggered three-year term (except, initially, Class I directors), to provide that directors may be removed only for cause, to specify a mechanism for nominating directors and to provide that certain provisions of Waters' amended and restated Bylaws may only be amended by the vote of two-thirds of the outstanding shares of capital stock of Waters entitled to vote.

         3. To approve an amendment to Waters 1995 Stock Option Plan to increase the number of shares of Waters common stock available for issuance under that plan. The amendment will be effective only upon completion of the merger.

         4. To elect six members of the board of directors of Waters to serve as directors for the respective terms set forth in this Proxy Statement/Prospectus.

         5. To transact such other business as may be properly brought before the meeting or any adjournment or postponement of the annual meeting.

         Approval of item 1 is a condition to the merger. Only shareholders of record at the close of business on __________, 1999 are entitled to notice of and to vote on all matters at the annual meeting.

         Whether or not you intend to be present at the annual meeting, please sign and date the enclosed proxy and return it in the enclosed prepaid envelope. If you attend the annual meeting, you may vote either in person or by your proxy. A proxy may be revoked by a shareholder at any time prior to its use as specified in the enclosed proxy statement. Sending in a signed proxy will not affect your right to attend the annual meeting and vote in person.

                                BY ORDER OF THE BOARD OF DIRECTORS




                                John A. Grimstad
                                Secretary
January ____, 2000

                          GARRETT COMMUNICATIONS, INC.
                               213 Hammond Avenue
                            Fremont, California 94539


                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                       To be held on ____________, 2000.

To the shareholders of Garrett Communications, Inc.:

         NOTICE IS HEREBY GIVEN that a special meeting of the shareholders of Garrett Communications, Inc., a California corporation, will be held at Garrett's corporate offices, located at 213 Hammond Avenue, Fremont, California 94539, on _________, 2000, at 10:00 A.M., Pacific Time, for the following purposes:

         1. To approve and adopt the Amended and Restated Agreement and Plan of Reorganization effective as of November 3, 1999, by and among Waters Instruments, Inc., a Minnesota corporation, WG Merger Corp., a California corporation, Garrett, Frank Madren, Christopher Robert, and Ross Smith, and to approve the merger of Garrett with and into WG Merger Corp., a wholly owned subsidiary of Waters pursuant to the merger agreement, by which WG Merger Corp. would be the surviving corporation of the merger; and

         2. To approve the fairness of the division of the merger consideration among the Garrett shareholders as follows: upon the effectiveness of the merger, each share of Garrett common stock issued and outstanding immediately before the effective time of the merger will be converted into either $2.00 cash, or 1/3 of a share of Waters common stock. Garrett shareholders will receive a total of 375,000 shares of Waters common stock and $2,250,000 in cash (subject to adjustments under certain circumstances). The shares received in the merger will be divided among the beneficial owners of Garrett common stock, as follows:

                  o Frank Madren will receive 250,000 Waters shares in exchange for 750,000 Garrett shares;

                  o Christopher Robert will receive 100,000 Waters shares in exchange for 300,000 Garrett shares;

                  o Ross Smith will receive 25,000 Waters shares in exchange for 75,000 Garrett shares; and

         3. To approve the exchange of 1 share of Waters common stock for every 3 shares of Garrett common stock received upon any exercise of Garrett options between November 3, 1999 and the effective date of the merger.

         The cash received in the merger will be divided among all Garrett shareholders (including Madren, Robert and Smith with respect to any Garrett shares remaining after the exchange described above) in proportion to the percentage of Garrett common stock owned by each Garrett shareholder, at a price of $2.00 for each Garrett share.

         The board of directors has fixed the close of business on January __, 2000 as the record date for the determination of the holders of Garrett common stock entitled to notice of, and to vote at, the special meeting. The required vote of the Garrett shareholders to approve and adopt the merger agreement is based upon the number of outstanding shares of Garrett common stock and not the number of shares that are actually voted.

         The failure to submit a proxy card or to vote in person at the special meeting and the abstention from voting by a shareholder will each have the same effect as a vote "AGAINST" approval of the Garrett merger proposal. The merger agreement and related matters are more fully described in the accompanying proxy statement/prospectus and its appendices, which form a part of this notice.

                                   BY ORDER OF THE BOARD OF DIRECTORS

                                   Frank Madren
                                   Chief Executive Officer
January ____, 2000

                              AVAILABLE INFORMATION

         Waters is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and accordingly files reports, proxy statements and other information with the Securities and Exchange Commission. The reports, proxy statements and other information filed by Waters with the Securities and Exchange Commission can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the regional offices of the Securities and Exchange Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The common stock of Waters is traded on the Nasdaq National Market under the symbol "WTRS."

         Waters has filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act, relating to the shares of the common stock of Waters into which the outstanding capital stock of Garrett will be converted upon the completion of the merger. This proxy statement/prospectus, which constitutes part of this registration statement, does not contain all the information set forth or incorporated by reference in this registration statement, certain portions of which have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission. This registration statement is available for inspection and copying at the offices of the Securities and Exchange Commission set forth above. Statements contained in this proxy statement/prospectus, or in any document incorporated by reference are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to this registration statement or such other document, each such statement being qualified in all respects by such reference.

         All information contained in this proxy statement/prospectus relating to Waters has been supplied by Waters, and all information relating to Garrett has been supplied by Garrett.

         No person has been authorized to give any information or to make any representation with respect to the matters described in this proxy statement/prospectus other than those contained in this proxy statement/prospectus or in documents incorporated by reference, and, if given or made, such information or representation must not be relied upon as having been authorized by Waters or Garrett. This proxy statement/prospectus does not constitute an offer to sell or an offer to buy any securities, or a solicitation of an offer to sell or a solicitation of an offer to buy any securities, other than those to which it relates, in any jurisdiction in which, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this proxy statement/prospectus nor the sale of any securities hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of Waters or Garrett since the date hereof or that the information herein is correct as of any time subsequent to its date.

         This proxy statement/prospectus describes certain documents that are not part of this proxy statement/prospectus. Copies of these documents are available, without charge, upon oral or written request by any person, including any beneficial owner, to whom this proxy statement/prospectus has been delivered, in the case of documents relating to Waters, from Waters Instruments, Inc., 2411 7th Street N.W., Rochester, Minnesota 55801, Attention: Gregg Anshus, Chief Financial Officer, telephone number (507) 288-7777 or, in the case of documents relating to Garrett, from Garrett Communications, Inc., 213 Hammond Avenue, Fremont, California 94539, Attention Frank Madren, President, telephone number (510) 438-9071. In order to ensure timely delivery of the requested documents prior to the meetings, any such request should be made by __________, 2000.

                                TABLE OF CONTENTS

                                                                            Page

QUESTIONS AND ANSWERS ABOUT THE MERGER........................................1

SUMMARY FINANCIAL INFORMATION.................................................8

FORWARD-LOOKING INFORMATION...................................................9

RISK FACTORS..................................................................9

WATERS ANNUAL MEETING........................................................15

GARRETT SPECIAL MEETING......................................................18

THE MERGER...................................................................19

      Background of the Merger...............................................19
      Waters'Reasons for the Merger..........................................22
      Garrett's Reasons for the Merger.......................................23
      Opinion of Waters Financial Advisor....................................24

THE AMENDED AND RESTATED AGREEMENT AND PLAN OF REORGANIZATION
AND TERMS OF THE MERGER......................................................26

      Conversion of Garrett Common Stock in the Merger.......................27
      Treatment of Stock Options.............................................27
      Representations and Warranties.........................................27
      Certain Covenants......................................................29
      Interests of Garrett's Officers and Directors in the Merger............31
      Conditions to Completion of the Merger; Waiver.........................31
      Amendment and Termination of the Merger Agreement;
         Effects of Termination..............................................33
      Indemnification and Escrow.............................................33
      Agreement Respecting Certain Costs.....................................33
      Restrictions on Resale of Waters Common Stock..........................34
      Material Federal Income Tax Consequences...............................34
      Accounting Treatment...................................................36
      Appraisal Rights of Dissenting Garrett Shareholders....................36

COMPARISON OF RIGHTS OF SHAREHOLDERS OF WATERS AND GARRETT...................38

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS............................43

INFORMATION CONCERNING GARRETT...............................................48

      Business...............................................................48
      The Market.............................................................48
      Garrett Products.......................................................48
      Sales and Marketing....................................................49
      Backlog................................................................49
      Research and Development...............................................49
      Manufacturing..........................................................50
      Competition............................................................50
      Proprietary Rights.....................................................51
      Employees..............................................................51
      Facilities.............................................................51
      Selected Financial Information.........................................51

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF GARRETT.............................................52

QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK...................54

PRINCIPAL AND MANAGEMENT HOLDERS OF GARRETT COMMON STOCK.....................54

APPROVAL OF AMENDED AND RESTATED BYLAWS......................................56

APPROVAL OF INCREASE IN SHARES RESERVED FOR ISSUANCE UNDER THE
1995 STOCK OPTION PLAN.......................................................57

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT............................59

ELECTION OF DIRECTORS........................................................59

WATERS EXECUTIVE COMPENSATION................................................61

PRINCIPAL SHAREHOLDERS OF WATERS.............................................62

INDEPENDENT ACCOUNTANTS......................................................63

LEGAL MATTERS................................................................63

EXPERTS......................................................................63

SHAREHOLDER PROPOSALS........................................................63

OTHER MATTERS................................................................63

WHERE YOU CAN FIND MORE INFORMATION..........................................64

INDEX TO FINANCIAL STATEMENTS...............................................F-1


Annex A           Merger Agreement

Annex B           Opinion of John G. Kinnard & Company Incorporated

Annex C           Proposed Amended and Restated Bylaws

Annex D           Quarterly Report on Form 10-QSB

Annex E           Waters Annual Report on Form 10-KSB

Annex F           California Dissenters' Rights Statute

                     QUESTIONS AND ANSWERS ABOUT THE MERGER


         Q:       Please explain the merger.

         A:       Garrett will merge with a subsidiary of Waters. The subsidiary will be the surviving corporation in the merger and will operate Garrett's business as a direct, wholly-owned subsidiary of Waters.

         Q:       What will happen to the stock of Garrett in the merger?

         A:       Upon the effectiveness of the merger, each share of Garrett common stock issued and outstanding immediately before the effective time of the merger will be converted into either $2.00 cash, or 1/3 of a share of Waters common stock. Garrett shareholders will receive a total of 375,000 shares of Waters common stock and $2,250,000 in cash (subject to adjustments under certain circumstances). The shares received in the merger will be divided among the owners of approximately 81% of the issued and outstanding Garrett common stock, as follows:

         o Frank Madren will receive 250,000 Waters shares in exchange for 750,000 Garrett shares;

         o Christopher Robert will receive 100,000 Waters shares in exchange for 300,000 Garrett shares; and

         o Ross Smith will receive 25,000 Waters shares in exchange for 75,000 Garrett shares.

The cash received in the merger will be divided among all Garrett shareholders (including Madren, Robert and Smith with respect to any Garrett shares remaining after the exchange described above) in proportion to the percentage of Garrett common stock owned by each Garrett shareholder, at a price of $2.00 for each Garrett share The cash to be received by Garrett shareholders in the merger is subject to adjustment up or down depending on the aggregate amount of certain cost with respect to the merger and Garrett's business.

         Q:       What will happen to the stock of Waters in the merger?

         A:       Shares of Waters stock will remain outstanding. The total
number of outstanding shares of Waters common stock will increase by 375,000 shares as a result of the issuance of 375,000 shares in the merger.

         Q:       When will the merger be completed?

         A:       Waters and Garrett expect that the merger will become
effective promptly after shareholders of Garrett approve and adopt the merger agreement and approve the principal terms of the merger and shareholders of Waters approve the issuance of the shares of Waters common stock to be delivered in connection with the merger, provided that the other conditions to the merger have been satisfied. The Waters shareholder meeting is scheduled for __________, 2000 and the Garrett's special meeting of the shareholders is scheduled for ___________, 2000.

         Q:       What should I do after I read these documents?

         A:       You should mail your signed proxy card in the enclosed,
postage-paid envelope, as soon as possible, so that your shares will be represented at the Waters annual meeting of the shareholders if you are a Waters shareholder, or at the Garrett special meeting if you are a Garrett shareholder. After the merger is completed, Garrett shareholders will be sent written instructions for sending in their share certificates and receiving the cash and shares of Waters common stock to which they are entitled. DO NOT SEND IN YOUR GARRETT STOCK CERTIFICATES NOW.

         Q:       Can I change my vote after I have mailed a signed proxy card?

         A:       Yes. You can change your vote at any time before your proxy is voted at your shareholders' meeting. You may revoke your proxy by written notice to the Secretary of Waters if you are a Waters shareholder, or to the Secretary of Garrett, if you are a Garrett shareholder, or you can submit a new, later-dated proxy card.

         Q:       If my shares are held in "street name" by my broker, will my broker vote my shares for me?

         A:       Your broker will vote your shares only if you provide
instructions on how to vote. Without instructions your shares will not be voted. Shares that are not voted generally will be counted as votes against the merger and the matters associated with it.

         Q:       Whom should I call with questions?

         A:       Garrett shareholders who have questions about the merger or how to vote their shares should call _________________ at _____________.

                  Waters shareholders who have questions about the merger or how to vote their shares should call _________________ at _____________.

                                     SUMMARY

         This summary highlights selected information from this document and may not contain all of the information that is important to you. For a more complete understanding of the merger, you should carefully read this entire document, the accompanying Waters Annual Report on Form 10-KSB and Waters Quarterly Report on Form 10-QSB as well as the additional documents we refer to in this proxy statement/prospectus. See "Where You Can Find More Information" on page ____. We have included page references in parentheses to direct you to a more complete description of some of the topics presented in this summary.

The Companies

Waters Instruments, Inc. and WG Merger Corp.
2411 7th Street N.W.
Rochester, MN 55901
(507) 288-7777

         A Minnesota corporation since 1960, Waters Instruments, Inc. (d/b/a Waters Corporation) is a customer-driven, electronics manufacturer and marketer of network connectivity, contract manufacturing, agricultural electric fencing, and medical products. Sales are conducted through four principal business units:
Farm Products {d/b/a American FarmWorks (AFW)}; Medical Products {d/b/a Waters Medical Systems (WMS)}; Electrical Products {d/b/a Waters Technical Systems
(WTS), formerly known as Midwest WireTech}; and Network Connectivity Products {d/b/a Waters Network Systems (WNS)}. Additional information regarding Waters is set forth in the Annual Report on Form 10-KSB attached to this proxy statement/prospectus as Annex E and the Quarterly Report on Form 10-QSB attached to this Proxy Statement/Prospectus as Annex D.

         WG Merger Corp. is a California corporation and a wholly-owned subsidiary of Waters. It was formed specifically for the purpose of merging with Garrett Communications, Inc. as contemplated by the merger agreement and has not conducted any other business of any kind. It will survive the merger and continue operating Garrett's business as a subsidiary of Waters.

Garrett Communications, Inc.
213 Hammond Avenue
Fremont, CA 94539

         Garrett designs, manufactures and markets Ethernet local area networking, or LAN, products that are cost-effective, easy-to-use and standards-complaint. Garrett's Magnum line of Ethernet LAN products features fiber-built-in networking ports to support premises fiber installations that may need bandwidth growth over time. The Magnum line consists of more than 100 different product models, and covers a variety of 10Mb and 100Mb Ethernet LAN physical connectivity functions, media types, sizes and styles. Garrett focuses exclusively on Ethernet products that are rich in features, which it sells to large quality-sensitive original equipment manufacturers, or OEMs, and value added resellers primarily for small and medium sized organizations. Garrett sells its products internationally through distributors.

         Garrett is a California corporation founded in May, 1989. Its offices are located at 213 Hammond Avenue, Fremont, CA 94539, telephone (510) 438-9071.

The Waters Annual Meeting of Shareholders (Pages ___ and ___)

         The annual meeting of the Waters shareholders will be held on _____________, _____________, 2000 at __:00 a.m., Minneapolis time at
_______________. The record date for Waters shareholders entitled to receive notice of and to vote at the Waters annual meeting was the close of business on ____________, 2000. On that date there were ___________ shares of Waters common stock outstanding and entitled to vote at the meeting.

         The Waters board of directors believes that the merger is fair to and in the best interests of the Waters shareholders and unanimously recommends that the Waters shareholders vote in favor of the proposal to issue up to 375,000 shares of Waters common stock in connection with the merger. The Waters board of directors also unanimously recommends that Waters shareholders vote in favor of
(a) approving the proposed amended and restated bylaws; (b) approving an amendment to the Waters 1995 Stock Option Plan to increase the number of shares of Waters common stock available for issuance under the plan; and (c) electing six members of the Waters board of directors.

         Approval of each of the items to be considered by shareholders at the Waters annual meeting requires the affirmative vote of the holders of at least a majority of the shares of Waters common stock represented in person or by proxy at the annual meeting with authority to vote on such item, but not less than ______ shares. Directors and executive officers of Waters owned ________ shares of Waters common stock as of the record date (approximately _____% of the shares entitled to vote) and have indicated their intention to vote in favor of the proposals to be presented at the annual meeting.

Garrett's Special Meeting of the Shareholders (Page ____)

         The special meeting of the Garrett shareholders will be held on _____________, _____________, 2000 at 10:00 a.m., Pacific Time at Garrett's
corporate offices, 213 Hammond Avenue, Fremont, California 94539. The record date for Garrett shareholders entitled to receive notice of and to vote at the Garrett annual meeting was the close of business on ____________, 2000. On that date there were ___________ shares of Garrett common stock outstanding and entitled to vote at the meeting.

         The Garrett board of directors believes that the merger is fair to and in the best interests of the Garrett shareholders and unanimously recommends that the Garrett shareholders vote in favor of the proposal to approve and adopt the merger agreement and the merger. The Garrett board of directors also unanimously recommends that Garrett shareholders vote to approve the fairness of the division of the merger consideration among the Garrett shareholders as described in this proxy statement/prospectus and the exchange of 1 share of Waters common stock for every 3 shares of Garrett common stock received upon any exercise of Garrett options between November 3, 1999 and the effective date of the merger.

         Approval and adoption of the merger agreement and the merger requires the approval of the holders of a majority of the outstanding shares of Garrett common stock entitled to vote on the merger. The approval of the fairness of the division of the shares and cash to be received in the merger and the exchange of 1 share of Waters common stock for every 3 shares of Garrett common stock received upon any exercise of Garrett options between November 3, 1999 and the effective date of the merger will require the unanimous approval of all of the outstanding shares of Garrett common stock. Directors and executive officers of Garrett owned _________ shares of Garrett common stock as of the record date, which is (approximately _____% of the shares entitled to vote) and have indicated their intention to vote in favor of the proposals to be presented at the special meeting.

The Merger (Page ____)

         The merger agreement is attached at the back of this proxy statement/prospectus as Annex A. We encourage you to read the merger agreement, as it is the legal document that governs the merger.

         In the proposed merger, a subsidiary of Waters will merge with Garrett, and will continue Garrett's business as a wholly-owned subsidiary of Waters. Shareholders of Garrett will receive cash and shares of Waters common stock in exchange for their shares of Garrett common stock. Frank Madren, President and Chief Executive Officer of Garrett, will become a director of Waters. Following the merger, former shareholders of Garrett will own a total of 375,000 shares of Waters common stock, or approximately 20% of the Waters common stock outstanding immediately following the merger.

Effective Time of the Merger

         Waters and Garrett hope to complete the merger shortly after the meetings, provided that the conditions to the merger are satisfied and other required matters are completed by that time.

What Garrett Shareholders Will Receive in the Merger (Page 21)

         Upon the effectiveness of the merger, each share of Garrett common stock issued and outstanding immediately before the effective time of the merger will each be converted into either $2.00 cash, or 1/3 of a share of Waters common stock. Garrett shareholders will receive a total of 375,000 shares of Waters common stock and $2,250,000 in cash (subject to adjustments under certain circumstances). The shares received in the merger will be divided among the owners of approximately 81% of the issued and outstanding Garrett common stock, as follows:

         o Frank Madren will receive 250,000 Waters shares in exchange for 750,000 Garrett shares;

         o Christopher Robert will receive 100,000 Waters shares in exchange for 300,000 Garrett shares; and

         o Ross Smith will receive 25,000 Waters shares in exchange for 75,000 Garrett shares.

         The cash received in the merger will be divided among all other Garrett shareholders in proportion to the percentage of Garrett common stock owned by each Garrett shareholder, at a price of $2.00 per Garrett share.

         Waters will not issue any fractional shares. Instead, Garrett shareholders will receive cash for any fractional share of Waters common stock owed to them, based on an assumed value of $6.00 for each share of Waters common stock.

         Garrett shareholders should not send in their stock certificates until they receive written instructions to do so after the merger.

What Happens to Garrett Stock Options (Page ___)

         Following the merger, each outstanding option to buy Garrett common stock that was granted under one of Garrett's stock option plans will become an option to buy Waters common stock. The Garrett options will continue to be governed by Garrett stock option plans. However, the number of shares of Waters common stock that option holders can purchase by exercising the options will be divided by 3, and the exercise price per share will be multiplied by 3. Garrett common stock received upon any exercise of Garrett options between November 3, 1999 and the effective date of the merger will be exchanged for Waters common stock pursuant to the same 3 to 1 conversion ratio.

Certain Federal Income Tax Consequences (Page ___)

         The merger is intended to qualify as a tax-free reorganization. It is a condition to the merger that both Fenwick & West LLP, counsel to Garrett, and Fredrikson & Byron, counsel to Waters, render an opinion to the effect that the merger will be treated as a tax-free reorganization and that no gain or loss will be recognized by a shareholder of Garrett as a result of the merger except with respect to cash received by such shareholder. In addition to receiving $2.00 per share according to the terms of the merger, Garrett shareholders might receive cash in lieu of fractional shares. Any gain realized by a holder of Garrett stock pursuant to the merger will be recognized, but only to the extent of the cash received. Certain closing conditions must be fulfilled before either Fenwick & West LLP or Fredrikson & Byron will issue tax opinions. Specifically, the merger agreement sets forth closing conditions to both Waters and Garrett's obligations requiring a $6.00 minimum price per share for Waters common stock. If this closing condition is either waived or amended by Waters or Garrett, neither Fenwick & West LLP nor Fredrikson & Byron will issue a tax opinion if the Waters common stock closing price per share is at or below $5.24. See "The Amended and Restated Agreement and Plan of Reorganization and Terms of Merger--Material Federal Tax Consequences."

         Subject to the limitations, qualifications and assumptions referred to in the tax opinions, a Garrett shareholder will be required to recognize the gain, if any, that he or she realizes in the transaction, but not in excess of the cash received by the shareholder. Any recognized gain generally will be treated as a capital gain (provided that the Garrett stock is held as a "capital asset" at the effective date of the merger).

         Tax matters are complicated, and the tax consequences of the merger to Garrett shareholders will depend upon the facts of each shareholder's situation. Each Garrett shareholder is urged to contact his or her own tax advisor to understand fully how the merger will affect him or her, including how any state, local, or foreign tax laws may apply.

Waters' Reasons for the Merger (Page ____)

         The Waters board of directors believes that the merger will enhance Waters' opportunities for growth by combining Garrett's fiber and copper Ethernet switches, hubs, and media conversion products with Waters' existing LAN technology. Waters believes this expanded product line will improve its competitive position in the market for Ethernet LAN products, especially within the communications market on which Garrett focuses. Waters expects this communications market to be one of the more rapidly growing segments of the LAN market for the next several years. Waters also expects to achieve synergies by combining the Waters and Garrett sales organizations, which sell similar product technologies into different geographical regions.

Garrett's Reasons for the Merger (Page ____)

         The Garrett board of directors believes the merger will provide some of its shareholders liquidity through the receipt of cash at a favorable price and provide other shareholders an opportunity to participate in Waters' future growth through the receipt of Waters' publicly traded shares. The Garrett board of directors believes that Waters' opportunities for growth following the merger will be better than those available to Garrett as an independent entity, based in part on Waters' relatively greater financial strength and the increased size of its business.

Opinion of Waters' Financial Advisor (Page ____)

         On October 28, 1999, John G. Kinnard & Co., financial advisor to the Waters board, delivered its oral opinion, which subsequently was confirmed in writing on November 3, 1999, that, as of the date of such opinion, the consideration to be paid by Waters' shareholders in the merger is fair to such shareholders from a financial point of view. The full text of the written opinion of John G. Kinnard & Co., dated ___________, 1999, which sets forth the assumptions made, general procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached hereto as Annex B. Shareholders should read such opinion carefully and in its entirety. See "THE MERGER--Opinion of Waters' Financial Advisor."

Interests of Garrett's Officers and Directors in the Merger (Page ____)

         In considering the recommendation of the Garrett board of directors with respect to the merger agreement, the merger and the transactions related to the merger, the Garrett shareholders should be aware that Frank Madren, director, officer and significant shareholder of Garrett, Chuoc Linh and Mark Vaughan, employees of Garrett, and all of the directors of Garrett have interests in the merger that are different from the interests of the other Garrett shareholders.

         For a more detailed description of these interests, see "The Merger - Interests of Garrett's Officers and Directors in the Merger" beginning on page
___.

Representation, Warranties and Conditions to the Merger (Page ____)

         The merger agreement contains various customary representations and warranties made by each of the parties to the agreement. The merger agreement also contains various customary covenants, including a covenant that during the period from the date of the merger agreement until completion of the merger, Garrett will conduct its business in the usual and ordinary course.

Termination of the Merger Agreement (Page ____)

The merger agreement may be terminated at any time before the effective time of the merger only by:

         o mutual consent of the board of directors of Waters and the board of directors of Garrett;

         o either Waters or Garrett if, without fault of such terminating party, the merger shall not have been consummated on or before February 29, 2000;

         o Garrett if any one of the conditions specified in Article VII of the merger agreement has not been waived by Garrett or met at such time as such condition can no longer be satisfied; or

         o Waters if any one of the conditions specified in Article VI of the merger agreement has not been waived by Waters or met at such time as such condition can no longer be satisfied.

Garrett Cannot Solicit Other Offers (Page ____)

         Garrett has agreed not to encourage, solicit, discuss, or negotiate with anyone (other than Waters) regarding a merger, sale, or license of any significant portion of Garrett's assets or stock, unless Garrett's board must do so to meet its fiduciary obligations to the Garrett shareholders.

Market Price Data and Dividend Information (Page ____)

         Waters common stock is listed on the Nasdaq National Market. The Nasdaq National Market regular session closing price for a share of Waters common stock was $5.5625 on November 3, 1999, the last trading day prior to the public announcement of the merger, and was $_____ on __________, 2000, the most recent date for which prices were available prior to the printing of this proxy statement/prospectus. See Part II, Item 5, Market for the Company's Common Stock, on Form 10-KSB for the fiscal year ended June 30, 1999 and attached as Annex E to this proxy statement/prospectus. Shareholders are encouraged to obtain current market quotations.

         The Waters board of directors has declared and paid a dividend to shareholders for 22 of the last 23 years, with the first dividend paid in 1975. In each of 1998, 1997 and 1996, the annual dividend was declared in October at the rate of $0.04 per share or an aggregate of $58,000. The board of directors reviews its dividend policy annually and future dividends will be dependent on operations and the Company's cash requirements. Waters has applied to list the shares of Waters common stock to be delivered in connection with the merger on the Nasdaq National Market.

         Garrett common stock is not publicly traded. As of the record date for the Garrett special meeting, there were __________ shares of Garrett common stock outstanding, held of record by a total of ____ shareholders. Garrett has never paid cash dividends on its common stock.

Risks of the Merger (Page ____)

         In considering whether to approve the merger agreement and related matters, you should consider risks of the merger, including, among others, the risk of fluctuations in the market price of Waters common stock, risks associated with integrating the companies' businesses and the fact that certain directors and officers of Garrett may have interests in the merger that are different from or in addition to yours. We urge you to read carefully the factors described in "Risk Factors" in making your decision.

Comparative Rights of Shareholders of Waters and Garrett (Page ____)

         The rights of shareholders of Waters are governed by Minnesota law and the articles of incorporation and amended and restated bylaws of Waters. The rights of the shareholders of Garrett are currently governed by California law and the articles of incorporation and bylaws of Garrett. If the merger is completed, the rights of Garrett shareholders who become Waters shareholders will be determined by Minnesota law and Waters' articles of incorporation and amended and restated bylaws, which differ from California law and Garrett's articles of incorporation and bylaws. We urge you to read the section entitled "Comparison of Rights of Shareholders of Waters and Garrett" in making your decision.

Other Proposals to be Presented at Waters Annual Meeting

         In addition to being asked to approve the issuance of shares in connection with the merger, shareholders of Waters will be asked to consider and act upon the following other proposals:

         Proposal No. 2: To approve Waters' amended and restated bylaws, which amend Waters existing bylaws to divide the Waters board of directors into two classes, with each class serving a staggered two year term (except, initially, Class I directors), to provide that directors may be removed only for cause, to specify a mechanism for nominating directors and to provide that certain provisions of Waters' amended and restated bylaws may only be amended by the vote of two-thirds of the outstanding shares of capital stock of Waters entitled to vote. The Waters board of directors recommends that shareholders vote for the amended and restated bylaws.

         Proposal No. 3: To approve an amendment to Waters 1995 Stock Option Plan to increase the number of shares of Waters common stock available for issuance under that plan. The amendment will be effective only upon completion of the merger. The Waters board of directors recommends that shareholders vote for the amendment to Waters 1995 Stock Option Plan.

         Proposal No. 4: to elect six members of the board of directors of Waters to serve as directors for the respective terms set forth in this Proxy Statement/ Prospectus. The Waters board of directors recommends that shareholders vote for the nominees for directors described herein.

         Under the terms of the merger agreement, Proposal 1 must be approved for the merger to be completed. Waters has agreed to take all action necessary to increase the size of Waters' board and have Frank Madren and Christopher Robert elected to Waters' board as soon as practicable after the merger.


                          SUMMARY FINANCIAL INFORMATION

Summary Unaudited Pro Forma Combined Condensed Financial Information

         The following summary unaudited pro forma combined condensed financial information combines the historical balance sheet data and statements of operations data of Waters and Garrett after giving effect to the merger. The unaudited pro forma combined condensed balance sheet data at September 30, 1999 gives effect to the merger as if it had occurred at September 30, 1999 and reflects Waters' balance sheet data at September 30, 1999 and Garrett's balance sheet data at September 30, 1999. The unaudited pro forma combined condensed statements of operations for the twelve months ended June 30, 1999 give effect to the merger as if it had occurred at July 1, 1998. The unaudited pro forma combined condensed statements of operations for the twelve months ended June 30, 1999 reflect Garrett's historical results of operations recasted from its fiscal year end of December 31, 1998 to an assumed fiscal year ended June 30, 1999 by adding the results of operations for the six months ended June 30, 1999 to the results of operations for the six months ended December 31, 1998. The pro forma adjustments account for the merger as a purchase and are based upon the assumptions set forth in the Notes to the Unaudited Pro Forma Combined Financial Statements on page ___.

Unaudited Pro Forma Statement of Operations Data:      Year Ended         Three Months Ended
                                                    June 30, 1999         September 30, 1999

Net sales                                             $26,650,606                 $8,053,607
Cost of sales                                          17,995,191                  5,317,582
                                                       ----------                  ---------
Gross profit                                            8,655,415                  2,736,025
Operating expenses                                      7,151,668                  1,929,509
                                                        ---------                  ---------
Operating income                                        1,503,747                    806,516
Net income (loss)                                         873,944                    481,516
                                                          =======                    =======
Earnings per common share
         Basic                                              $0.47                      $0.26
                                                            =====                      =====
         Diluted                                            $0.45                      $0.25
                                                            =====                      =====
Weighted average common shares outstanding
         Basic                                          1,844,348                  1,846,279
         Diluted                                        1,926,108                  1,940,910

Unaudited Pro Forma Balance Sheet Data                                    September 30, 1999
                                                                          ------------------

Working capital                                                                   $6,132,956
Total assets                                                                      14,606,262
Total current liabilities                                                          4,180,762
Stockholders' Equity                                                              10,351,500


Comparative Unaudited Per Share Data

         The following table sets forth certain unaudited per share data of Waters and Garrett on a historical, pro forma combined basis. This table should be read in conjunction with the historical financial statements and pro forma combined condensed financial information, and the related notes, of Waters and Garrett on page ___. See also "Unaudited Pro Forma Combined Financial Statements." Unaudited pro forma combined and equivalent pro forma per share data reflect the combined results of Waters and Garrett after giving effect to the merger. In the case of operating data, the comparative per share data reflects net income per share as if the merger had occurred on July 1, 1998 and reflects Waters' operations for the fiscal year ended June 30, 1999 and Garrett's operations recasted from its fiscal year ended December 31, 1998 to an assumed fiscal year ended June 30 1999 by adding the results of operations for the six months ended June 30 1999 to the results of operations for the six months ended December 31, 1998. In the case of book value data, the comparative per share pro forma data reflects book value per share as if the merger had occurred on September 30, 1999.

                                                                                               Three Months Ended
                                                                                               September 30, 1999
         Waters:
         Net income per share of Waters stock
              Historical......................................                                          $0.24
              Pro forma (1)...................................                                           0.26
         Book value per share of Waters stock at period end                                    September 30, 1999
              Historical......................................                                           5.26
              Pro forma (1)...................................                                           5.61


                                                                  Year Ended               Nine Months Ended
                                                              December 31, 1998           September 30, 1999
                                                              -----------------           ------------------
         Garrett:
         Net income per share of Garrett stock
              Historical......................................        $0.09                     $0.18
         Book value per share of Garrett stock                December 31, 1998           September 30, 1999
                                                              -----------------           ------------------
              Historical......................................        $0.84                     $1.02

------------------------------------
         (1) Pro forma equivalent numbers were computed assuming the issuance of 375,000 shares of Waters stock, the granting of options to purchase 116,667 shares of Waters stock and $2,250,000 to acquire 2,250,000 shares of Garrett stock at the conversion ratio of one share of Waters stock for every three shares of Garrett stock. The actual number of shares of Waters stock issuable in the merger may vary in accordance with the terms of the merger agreement.

                           FORWARD-LOOKING INFORMATION

         Certain statements contained in this proxy statement/prospectus (including information incorporated by reference) and other written and oral statements made from time to time by Waters and Garrett do not relate strictly to historical or current facts. As such, they are considered "forward-looking statements" which provide current expectations or forecasts of future events. Such statements can be identified by the use of words such as "anticipate," "believe," "could," "estimate," "expect," "forecast," "intend," "may," "plan," "possible," "project," "should," "will," and similar words or expressions. Waters' and Garrett's respective forward-looking statements generally relate to their respective growth strategies, financial results, product development and sales efforts. You should carefully consider forward-looking statements and understand that such statements may be affected by inaccurate assumptions and involve a variety of risks and uncertainties, known and unknown, some of which are described below under "Risk Factors." Because of that, we cannot guarantee any forward-looking statement and actual results may differ materially. It is not possible to foresee or identify all factors affecting Waters' or Garrett's respective forward-looking statements, and investors therefore should not consider any list of factors affecting Waters' or Garrett's respective forward-looking statements to be an exhaustive statement of all risks, uncertainties, or potentially inaccurate assumptions. Neither Waters nor Garrett undertakes any obligation to update any forward-looking statement.

                                  RISK FACTORS

         You should carefully consider the risks described below before voting on the proposals contained in this proxy statement/prospectus. The risks and uncertainties described below are not, and will not be, the only ones facing Waters following the merger. If any of the following risks occur, the business, financial condition or results of Waters could be materially harmed. In that case, the trading price of Waters' common stock could decline, and you may lose all or part of your investment.

Risk Factors Relating to the Merger

We may not achieve expected synergies.

         We expect the merger to result in synergies and operating efficiencies, including reduced overhead costs as a percentage of revenue, expanded operations and marketing efficiencies. These expected benefits may not be achieved. Whether we ultimately realize these benefits will depend on a number of factors, many of which are beyond our control.

Integrating our operations will be difficult and may cause harmful disruptions to our business.

         Integrating our operations may distract the attention of management and other personnel from our day-to-day business activities. In addition, employees of Waters and Garrett may be less productive as a result of uncertainty during the integration process, which may disrupt our business. These disruptions or any other difficulties with integration could seriously harm Waters. To attain the benefits of the merger, we will have to effectively integrate Garrett's operations with those of Waters. In particular, we must integrate management and other personnel, information systems and financial, accounting and other operational procedures. This process will require us to bring together operations located in Minnesota and California and different corporate cultures. Neither Waters nor Garrett has any experience in effecting a transaction of the size of the merger.

The value of Waters' common stock issuable in exchange for Garrett common stock may vary based on price fluctuations beyond the control of the company.

         The value of the Waters shares that three of the Garrett shareholders receive in the merger will vary based on fluctuations in the price of the common stock of Waters. It is unlikely that the market value of the shares of Waters common stock will be the same on the date of the merger as on the date of this proxy statement/ prospectus. In the merger, shares of Garrett common stock will convert into $2.00 cash or one-third of a share of Waters common stock. This exchange ratio is fixed. We will not adjust the exchange ratio in the event of any increase or decrease in the price of Waters common stock.

         Waters' or Garrett's business, market determinations of the likelihood that the merger will be consummated, general market and economic conditions and other factors may cause changes in the market prices of Waters common stock. We strongly advise Waters and Garrett shareholders to obtain current market quotes for Waters common stock before they vote.

Costs of integration and transaction expenses will be substantial and could significantly exceed our expectations.

         We will incur transaction, integration and restructuring costs in connection with the merger. We expect these costs to be substantial. Unanticipated additional expenses related to the merger could cause these amounts to increase significantly. Although it is impossible to determine the actual amount of these costs in advance. We currently expect that transaction related costs will be approximately $250,000. Most of the transaction costs will be capitalized and will not adversely affect Waters earnings after the merger. After the merger Waters expects to incur approximately $150,000 in integration costs. These integration costs will likely be expressed and charged against the earnings of Waters after the merger.

Certain Garrett officers and directors may be biased in favor of the merger agreement due to their specific interests in the merger.

         In considering the recommendation of the Garrett board of directors with respect to the merger agreement, the merger and the transactions related to the merger, the Garrett shareholders should be aware that Frank Madren, director, officer and significant shareholder of Garrett, and Chuoc Linh and Mark Vaughan, employees of Garrett, have entered into employment agreements with Waters with respect to employment following the merger. The employment arrangements present these individuals with potential conflicts of interest.

         In addition, the merger agreement contemplates that Christopher Robert, a significant Garrett shareholder, and Frank Madren, director, officer and significant shareholder of Garrett, will be elected to the Waters board of directors as soon as practicable after the effective time of the merger.

         Moreover, the Garrett shareholders should be aware that Frank Madren, Christopher Robert and Ross Smith, who together own approximately 81% of the Garrett common stock, are entitled to receive under the merger agreement all of the 375,000 shares of Waters common stock to be issued in the merger. In addition, they are entitled to receive cash for any remaining shares of Garrett common stock they hold that are not exchanged for Waters common stock. A total of 15% of the merger shares payable to these individuals will be set aside in escrow to satisfy any claims brought under the merger agreement for a period of 90 days after the completion of the first fiscal year-end audit of the combined operations of Waters and the Waters wholly-owned subsidiary.

         Finally, the merger agreement contemplates that the unvested Garrett options of Ross Smith, Jo Ann Madren, Percy Kawas and Robert Novak, all directors of Garrett, will become vested as of the effective time of the merger.

Loss of our key personnel could adversely affect our business because those people possess unique knowledge about our business and have established critical relationships with customers and other third parties.

         We must retain senior executives and other key employees to be successful. Many of those people have developed unique knowledge of our business during their employment with us. In addition, they have established relationships with our customers and other third parties that are critical to our success. We may not be able to retain key employees before or after the merger. The loss of the services of any key employees or of any significant group of employees could seriously harm our companies. During the pre-merger and integration phases, competitors may seek to recruit key employees. Employee uncertainty regarding the effects of the merger could also cause increased turnover. Our employees are generally not bound by employment agreements. If any of our key employees leave, we may not be able to find suitable replacements.

Risks Relating to the Continuing Business of Waters

Dependence on American FarmWorks.

         Waters conducts its business through four principal business units:
Farm Products (d/b/a American FarmWorks); Medical Products (d/b/a/ Waters Medical Systems; Electrical Products (d/b/a Waters Technical Systems) and Network connectivity Products (d/b/a Waters Network Systems). During fiscal 1999, American FarmWorks contributed approximately 58% of Waters net sales and approximately 75% of Waters operating income. Moreover, sales to the top three customers of American FarmWorks accounted for approximately 41.8% of American FarmWorks sales and 24.2% of Waters total sales. Accordingly, Waters' business is dependent to significant extent upon the continued success of American FarmWorks, which in turn is dependent on certain key customers. The loss of these key customers for any reason or a decrease in sales of American FarmWorks for other reasons could have a material adverse effect on the Company. American FarmWorks' ability to increase sales and market share depends on the effect of U.S. agricultural industry consolidation, the acceptance and demand for new American FarmWorks products and general competitive and market conditions in the markets that American FarmWorks serves.

Lack of Market Acceptance of RM3.

         Waters expects continued growth in Waters Medical Systems to be driven by sales of its RM3 Renal Preservation Monitor, a two-part system for preservation of kidneys prior to transplant. The RM3 is a new product which has not yet received wide acceptance in the marketplace. There is no assurance that Waters' efforts to increase public awareness of the benefits of pulsatile preservation will be effective in increasing demand for RM3 or that RM3 will ever receive broad acceptance in its marketplace.

Competition.

         The business areas in which Waters participates are highly competitive. Waters' ability to compete successfully in each of its business units depends upon the price at which Waters is willing to manufacture its product, the quality of the product offered and the effectiveness of Waters' marketing and distribution efforts. Competitors of the Company include established companies with substantially greater financial and personnel resources and larger and more experienced marketing and service organizations. Although Waters currently has what it believes is a good relationship with its key customers, there is no assurance that Waters will not lose these customers to competitors who are able to offer lower prices and higher quality standards than those offered by Waters. Several of the markets served by Waters are marked by rapid technological change and Waters could be adversely affected by competitors' introduction of products which are technologically superior to Water's products.

Dependence on Key Personnel.

         The operations and success of Waters depends upon the experience and knowledge of Gerald W. Grabowski, Waters' President and Chief Executive Officer. The Company currently has no employment agreement with Gerald W. Grabowski. The loss of Mr. Grabowski would have a material adverse effect on the Company.

Risks Relating to the Business of Garrett


Garrett relies on sales of products in its Magnum product line to increase revenues.


         Garrett's future performance depends upon sales of products in its Magnum product line. Garrett believes that revenues generated from sales of Magnum products will account for a substantial portion of Garrett's revenues for the foreseeable future. A decline in the price of Garrett's Magnum products without a corresponding decrease in cost, or Garrett's inability to increase sales of Magnum products, would harm Garrett's business and operating results more seriously than it would if Garrett had several different product lines to sell.


Garrett relies on original equipment manufacturers to design its products into their systems.

         Garrett's future performance depends upon sales of products to original equipment manufacturers. Garrett must anticipate market trends and the price, performance and features that OEMs require and then successfully develop and manufacture products that meet these requirements. In addition, Garrett must meet the timing requirements of OEMs and make products available to them in sufficient quantities. If Garrett is not able to develop relationships with additional OEMs and have its products designed into new systems developed by existing and potential OEM customers, Garrett's business would suffer.

If additional funds are not available as needed, Garrett may not be able to take advantage of market opportunities or otherwise grow its business.

         Garrett may need to raise additional funds in the future, and additional financing may not be available on favorable terms, if at all. Further, if Garrett issues additional equity securities, shareholders may experience dilution, and the new equity securities may have rights, preferences or privileges senior to those of its common stock. If Garrett cannot raise funds on acceptable terms, it may not be able to develop new products or enhance its existing products, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements.

If Garrett's new products or product enhancements fail to achieve customer acceptance, its business reputation and financial performance would suffer.

         The market for Ethernet LAN products is characterized by technological change, evolving industry standards and rapid changes in customer requirements. Garrett's existing products will be rendered less competitive or obsolete if Garrett fails to introduce new products or product enhancements that anticipate the features and functionality that customers demand. The success of new product introductions will depend on Garrett's ability to:

         o accurately anticipate industry trends and changes in technology standards;

         o timely complete and introduce new product designs and features;

         o        continue to enhance its existing product lines;

         o offer products across a range of Ethernet LAN physical connectivity functions, media types, sizes and styles; and

         o        respond promptly to customers' requirements and preferences.

         Development delays are commonplace in the information technology industry. Garrett has experienced delays in the development of new products and the enhancement of existing products in the past and is likely to experience delays in the future. Garrett may not be successful in developing and marketing, on a timely basis or at all, competitive products, product enhancements and new products that respond to technological change, changes in customer requirements and emerging industry standards.

Competition can lead to pricing pressures.

         The market for Garrett's products is highly competitive, both as to price and product features. The market for Ethernet LAN products is rapidly changing and is led by a number of companies that are large enough to influence industry standards and engage in vigorous price competition. There are also a number of new entrants whose products compete with those of Garrett. Garrett expects competition to increase in the future from existing competitors and from other companies that may enter its existing or future markets with similar products that may be less costly or provide more features or better performance than Garrett's products. Many of Garrett's current competitors, as well as potential competitors, have substantially greater financial, technical, marketing and sales resources than Garrett does, and Garrett might not be able to compete successfully against these companies. If price competition increases significantly, competitive pressures could cause Garrett to reduce the prices of its products, which would result in reduced profit margins and could harm its ability to provide adequate service to its customers. A variety of other potential actions by Garrett's competitors, including increased promotion and accelerated introduction of new or enhanced products, could also harm Garrett's competitive position.


International sales of Garrett's products, which Garrett expects to account for a significant portion of its total revenue in the future, exposes Garrett to the business and economic risks of international operations.

         Sales from outside of the United States accounted for approximately 25% of Garrett's revenue in the first nine months of 1999 and are expected to increase over time. International operations are subject to a number of special risks. These risks include:

         o        foreign government regulation;

         o reduced protection of intellectual property rights in some countries where Garrett might do business;

         o longer receivable collection periods and greater difficulty in accounts receivable collection;

         o unexpected changes in, or imposition of, regulatory requirements, tariffs, import and export restrictions and other barriers and restrictions;

         o        potentially adverse tax consequences;

         o the burdens of complying with a variety of foreign laws and staffing and managing foreign operations;

         o general geopolitical risks, such as political and economic instability, hostilities with neighboring countries and changes in diplomatic and trade relationships; and

         o possible recessionary environments in economies outside the United States.

If Garrett loses key personnel or is unable to hire additional qualified personnel as necessary, it may not be able to successfully manage its business or sell its products.

         Garrett's future performance depends to a significant degree upon the continued contributions of its key management, product development and operations personnel. Garrett does not presently have agreements with any of its key personnel that require them to work for Garrett for a specific term, and Garrett does not maintain key person life insurance policies, except with respect to its President, Frank Madren. In addition, Garrett believes that its future success will also depend in large part upon its ability to attract and retain highly skilled managerial, technical and operations personnel, many of whom are in great demand. Competition for qualified personnel is intense in the Silicon Valley area, where Garrett's operations are headquartered, and Garrett may not be able to attract and retain personnel.

Garrett's inability to protect its intellectual property rights from third-party challenges may significantly impair its competitive position.

         Garrett depends on its proprietary technology. Despite its efforts to protect its proprietary rights, unauthorized third parties may be able to reverse engineer Garrett's products or obtain and use information that Garrett regards as proprietary. Garrett's competitors could independently develop technologies that are substantially equivalent or superior to Garrett's technologies.


Garrett's products may infringe on the intellectual property rights of third parties, which may result in lawsuits and prevent Garrett from selling its products.


         As the number of patents, copyrights, trademarks and other intellectual property rights in Garrett's industry increases, products based on its technology may increasingly become the subject of infringement claims. Third parties could assert infringement claims against Garrett in the future. Infringement claims with or without merit could be time consuming, result in costly litigation, cause product shipment delays or require Garrett to enter into royalty or licensing agreements. Royalty or licensing agreements, if required, might not be available on terms acceptable to Garrett. In addition, Garrett may initiate claims or litigation against third parties for infringement of its proprietary rights or to establish the validity of its proprietary rights. Litigation to determine the validity of any claims, whether or not the litigation is resolved in Garrett's favor, could result in significant expense to Garrett and divert the efforts of Garrett's technical and management personnel from productive tasks. In the event of an adverse ruling in any litigation, Garrett may be required to pay substantial damages, discontinue the use and sale of infringing products, expend significant resources to develop non-infringing technology or obtain licenses to infringing technology. Garrett's failure to develop or license a substitute technology could prevent Garrett from selling is products.

Year 2000 Issues.

         The impact of Year 2000 issues on Waters' business depends on the accuracy, reliability and effectiveness of Waters' and its suppliers' and customers' assessment and remediation of Year 2000 issues. Although Waters has not experienced any material Year 2000 problems and is not aware of any material Year 2000 issues with respect to its suppliers' and customers' businesses, Waters continues to monitor its and its suppliers' and customers' Year 2000 issues. There can be no assurance that Waters' efforts will result in complete resolution of Year 2000 issues in order to prevent a material effect on its critical business systems.

                              WATERS ANNUAL MEETING

Date, Time and Place of the Waters Annual Meeting

         The Waters annual meeting will be held at _____ a.m., Minneapolis time, on _________, ________, 2000, at the _______________, ______________,
_______________, Minnesota _____.

Purpose of the Waters Annual Meeting

         This proxy statement/prospectus is being furnished to the Waters shareholders in connection with the solicitation of proxies on behalf of Waters board of directors for use at the Waters annual meeting. The purpose of the Waters annual meeting is to consider and act upon the following proposals:

         1. the approval of the issuance of up to 375,000 shares of Waters common stock in connection with the merger;

         2. the approval of Waters' amended and restated bylaws which amend Waters existing bylaws to divide the Waters board of directors into two classes, with each class serving a staggered two-year term (except, initially, Class I directors), to provide that directors may be removed only for cause, to specify a mechanism for nominating directors and to provide that certain provisions of Waters amended and restated bylaws may only be amended by the vote of two-thirds of the outstanding shares of capital stock of Waters entitled to vote;

         3. the approval of an amendment to Waters 1995 Stock Option Plan to increase the number of shares of Waters common stock available for issuance under that plan;

         4. to elect six members of the board of directors of Waters to serve as directors for the respective terms set forth in this Proxy Statement/Prospectus;

         5. to transact such other business as may be properly brought before the meeting or any adjournment or postponement of the annual meeting.

         Under the terms of the merger agreement, Proposal 1 must be approved for the merger to be completed and Waters has agreed to take all action necessary to cause Proposals 2 and 4 to occur as soon as practicable. Any other proper business may be transacted at the Waters annual meeting or any adjournments thereof. Waters shareholder approval of the issuance of shares in connection with the merger is required in accordance with the rules of The Nasdaq National Market because the Waters common stock to be issued in connection with the merger will be in excess of 20% of the number of shares of Waters common stock outstanding before such issuance.

         Each copy of this proxy statement/prospectus is accompanied by a form of proxy for use at the Waters annual meeting.

THE BOARD OF DIRECTORS OF WATERS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE FOREGOING PROPOSALS.

Record Date and Outstanding Shares

         The Waters board of directors has fixed ____________, 1999, as the record date for the determination of the holders of Waters common stock entitled to receive notice of and to vote at the Waters annual meeting. Only holders of record of Waters common stock at the close of business on that date are entitled to notice of, and to vote at, the Waters annual meeting. On the Waters record date, there were ____ holders of record of Waters common stock and __________ shares of Waters common stock issued and outstanding. See "Principal Shareholders of Waters" for information regarding directors, certain executive officers and persons known to management of Waters to be the beneficial owners of more than 5% of the outstanding Waters common stock.

Votes Required for Approval; Effect of Abstentions and Non-Votes

         The presence at the Waters annual meeting, in person or by proxy, of holders of a majority of the outstanding shares of Waters common stock entitled to vote at the meeting will constitute a quorum for the transaction of business. Each share of Waters common stock entitles the holder thereof to one vote on each matter submitted for shareholder approval.

         Under the rules of The Nasdaq National Market, approval of issuance of Waters common stock in connection with the merger requires the affirmative vote of the holders of a majority of the shares of Waters common stock voted, in person or by proxy, at the Waters annual meeting. Under the rules of The Nasdaq National Market, brokers who hold shares in street name for customers will not have the authority to vote on the issuance of shares in connection with the merger unless they receive specific instructions from beneficial owners. Abstentions and broker non-votes will be included in determining whether a quorum is present.

         Adoption and approval of Waters amended and restated bylaws, the amendments to the 1995 Stock Option Plan, and the election of directors require the affirmative vote of the holders of at least a majority of the shares of Waters common stock present in person or by proxy at the annual meeting with authority to vote on such matters, but not less than 735,640 shares.

         Proxies given to the persons named in the Waters form of proxy will be voted FOR the election of the nominees listed under "Election of Waters Directors" unless authority to vote is withheld. A shareholder entitled to vote for the election of directors can withhold authority to vote for all nominees for director or can withhold authority to vote for certain nominees for director. Waters and Garrett have agreed in connection with the merger, that Waters shall take all action necessary to increase the size of the Waters board of directors and to have Frank Madren and Christopher Robert elected to the Waters board. See "Election of Waters Directors - Nominees for Election as Directors." Pursuant to this obligation, Waters has named Mr. Madren and Mr. Robert as nominees for election to the Waters board effective upon and subject to the closing of the merger.

         Abstentions, directions to withhold authority and broker non-votes are counted as shares present in the determination of whether the number of shares of stock represented at the Waters annual meeting constitutes a quorum. In the case of proposals requiring the affirmative vote of the holders of a majority of shares represented in person or by proxy with authority to vote thereon, abstentions will be counted as part of the total number of shares represented and with authority to vote in determining whether the proposals have received the requisite number of favorable votes, whereas broker non-votes will not be counted as part of the total number of shares represented and with authority to vote on such proposals. Thus, abstentions will have the same effect as votes against any such proposal, whereas broker non-votes will have no effect in determining whether any such proposal has been approved by the shareholders.

         All executive officers and directors of Waters who, as of the Waters record date, were shareholders of Waters, have indicated their intention to vote their shares of Waters common stock in favor of each of the foregoing proposals. As of the Waters record date, such persons collectively had the right to vote approximately ______ shares of Waters common stock, representing approximately ___% of the outstanding shares of Waters common stock on such date. See "Principal Shareholders of Waters."

Voting and Revocation of Proxies

         Shareholders of record on the Waters record date are entitled to cast their votes, in person or by properly executed proxy, at the Waters annual meeting. All properly executed proxies that are not revoked will be voted at the Waters annual meeting in accordance with the instructions indicated on such proxies. If a holder of Waters common stock executes and returns a proxy and does not specify otherwise, the shares represented by such proxy will be voted FOR (i) approval of the issuance of Waters common stock in connection with the merger, (ii) approval of Waters' amended and restated bylaws, (iii) approval of the amendment to Waters' 1995 Stock Option Plan, and (iv) election of the Waters board's nominees for directors. A shareholder of Waters who has executed and returned a proxy may revoke it at any time before it is voted at the Waters annual meeting by (a) executing and returning a proxy bearing a later date or
(b) filing a written notice of such revocation with the Secretary of Waters stating that the proxy is revoked. However, no such revocation will be effective unless and until such notice of revocation has been received by the Secretary of Waters at or prior to the Waters annual meeting.

         Waters board of directors is not aware of any business to be acted upon at the Waters annual meeting other than as described in this proxy statement/prospectus. If, however, other matters are properly brought before the Waters annual meeting, or any adjournments or postponements of the annual meeting, the persons appointed as proxies or their substitutes will have discretion to vote or act thereon according to their best judgment and applicable law unless the proxy indicates otherwise.

         Minnesota law does not require that holders of Waters common stock who object to the issuance of Waters common stock in connection with the merger and who vote against or abstain from voting in favor thereof be afforded any dissenters' rights or the right to receive cash for their shares. Waters does not intend to make any such rights available to its shareholders.

Solicitation of Proxies

         In addition to solicitation by mail, the directors, officers and employees of Waters may solicit proxies from Waters shareholders by personal interview, telephone, telegram, facsimile or otherwise. Waters will bear the costs of the solicitation of proxies from its shareholders, as well as the cost associated with the printing of this proxy statement/prospectus. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries who hold Waters common stock of record for the forwarding of solicitation materials to the beneficial owners thereof. Waters will reimburse brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses incurred by them in connection therewith.

Adjournment of the Waters Annual Meeting

         If a quorum is not present at the time the Waters annual meeting is convened, or if for any other reason Waters board of directors believes that additional time should be allowed for the solicitation of proxies or for the satisfaction of conditions to the merger agreement, Waters may adjourn the Waters annual meeting with a vote of the majority of its shareholders present or represented at the meeting.

         The failure to return a proxy or to vote in person will have no effect on the vote on adjournment at the discretion of the Waters board of directors, except to reduce the total number of votes counted. Brokers who hold shares in street name for customers will not have the authority to vote unless they receive specific instructions from beneficial owners. Under Minnesota law, such broker non-votes will not be counted as present for purposes of determining the number of shares represented in person or by proxy and entitled to vote on such adjournment.

                             GARRETT SPECIAL MEETING

Date, Time and Place of the Garrett Special Meeting

         The Garrett special meeting will be held at 10:00 A.M., Pacific Time on _________________, 2000 at Garrett's corporate offices, located at 213 Hammond Avenue, Fremont, California 94539.

Purpose of the Garrett Special Meeting

         This proxy statement/prospectus is being forwarded to the Garrett shareholders in connection with the solicitation of proxies on behalf of the Garrett board of directors for use at the Garrett special meeting. This proxy statement/prospectus is also provided to Garrett shareholders as a prospectus relating to the Waters stock to be issued in the merger.

         The purpose of the Garrett special meeting is to approve and adopt the merger agreement and the merger, approve the fairness of the division of the merger consideration among the respective Garrett shareholders as described in the notice of the special meeting attached to this proxy statement/prospectus, to approve the exchange of Waters common stock for Garrett common stock received upon the exercise of any Garrett options between November 3, 1999 and the effective date of the merger and to transact any other business that properly comes before the special meeting or any adjournments or postponements of the special meeting.

         The Garrett board recommends that shareholders vote for approval and adoption of the merger agreement and the merger, for approval of the fairness of the division of the merger consideration among the Garrett shareholders and for approval of the exchange of Waters common stock for Garrett common stock received upon the exercise of any options between November 3, 1999 and the effective date of the merger.

Record Date and Outstanding Shares

         The board of directors has fixed the close of business on January ___, 2000 as the record date for the determination of the holders of Garrett common stock entitled to notice of, and to vote at, the special meeting. On the Garrett record date there were ____ holders of record of Garrett common stock and ____ shares of Garrett common stock issued and outstanding. Each share is entitled to one vote on each matter submitted for shareholder approval.

Voting and Revocation of Proxies

         All properly signed proxies that are not revoked will be voted at the special meeting and at any adjournments or postponements of the special meeting according to the instructions in the proxy. If a holder of Garrett common stock executes and returns a proxy and does not specify otherwise, the shares represented by the proxy will be voted "for" approval of the merger agreement and the merger, "for" approval of the fairness of the division of the shares of Waters common stock to be issued in the merger and "for" approval of the exchange of Waters common stock for Garrett common stock received upon the exercise of any options between November 3, 1999 and the effective date of the merger. A Garrett shareholder who has signed and returned a proxy may revoke it at any time before it is voted at the special meeting by executing and returning a proxy bearing a later date, filing written notice of revocation with the Secretary of Garrett stating that the proxy is revoked, or attending the special meeting and voting in person.

Votes Required for Approval; Effect of Abstentions and Non-Votes

         The presence, in person or by proxy, at the special meeting of the holders of a majority of the shares of Garrett common stock outstanding and entitled to vote at the special meeting is necessary to constitute a quorum at the meeting. Under California law, approval and adoption of the merger agreement by the shareholders of Garrett requires the affirmative vote of at least a majority of the issued and outstanding shares of Garrett common stock as of the Garrett record date. The approval of the fairness of the division of the shares and cash to be received in the merger requires the unanimous approval of all of the outstanding shares of Garrett common stock. For each proposal, the failure to vote will have the same effect as a "no" vote. Abstentions will also have the same effect as a "no" vote. The directors and executive officers of Garrett owned __________ shares of Garrett common stock as of the record date, which is approximately ____% of the shares entitled to vote, and have indicated that they intend to vote in favor of the proposals to be presented at the special meeting.

Solicitation of Proxies

         In addition to solicitation by mail, the directors, officers, employees and agents of Garrett may solicit proxies from Garrett shareholders by telephone, telegram, in person or otherwise. Garrett will bear the costs of the solicitation of proxies from its shareholders, except that Waters will bear the cost of printing this proxy statement/prospectus.

Other Matters

         At the date of this proxy statement/prospectus, the Garrett board of directors does not know of any business to be presented at the special meeting other than as shown in the notice of the special meeting. If any other matters properly come before the special meeting, it is intended that the shares represented by proxies will be voted on those matters according to the judgment of the persons voting the proxies.

                                   THE MERGER

Background of the Merger

         The terms of the merger agreement are the result of arm's length negotiations between representatives of Waters and Garrett. The following is a brief discussion of the background of these negotiations, the merger agreement, and related transactions.

         During January 1997, Waters began investigating potential business alliances with the goal of creating a more stable supply of technology for its ethernet networking products. At the outset, Waters contemplated a possible acquisition or merger. As a part of that process, Waters identified Garrett as a potential ally. Gerald Grabowski, the President of Waters, telephoned Frank Madren, the President and CEO of Garrett, and they arranged a meeting.

         On February 23 and 24, 1997, representatives of Waters and representatives of Garrett met in San Jose, California to discuss a possible strategic relationship between Waters and Garrett. Present at the meetings were Frank Madren, Gerald Grabowski, Peter Wood, Garrett's Vice President and Gary Carlson, General Manager of Waters Network Systems. At the meeting, Mr. Madren discussed the current and future plans for the Garrett product family, general customer base, and size and scope of Garrett.

         Mr. Grabowski returned to San Jose on April 9 and 10, 1997 to pursue the general terms and conditions of an offer that might be acceptable to Mr. Madren and his shareholders. After this discussion, Mr. Grabowski and Mr. Madren developed the general framework for a transaction and expressed their mutual interest in proceeding further. During these discussions Mr. Madren indicated that he considered the value of Garrett to be approximately .5 times the revenue of the company. Mr. Grabowski and Mr. Madren discussed other companies that had sold with similar multiples while also recognizing that some had sold for considerably less due to profitability and other issues.

         During the InterOp trade show (an international exposition of networking, internet, and telecommunications manufacturers) in Las Vegas on May 7, 1997, Mr. Madren, Mr. Carlson and Mr. Grabowski met to discuss additional information and possible terms of a transaction. Messrs. Grabowski and Carlson met several of Garrett's associates that attended the trade show. A general discussion followed with no consensus on possible terms of a transaction. Mr. Grabowski advanced a price that was lower than .5 times Garrett's sales and discussed the possibility of obtaining pooling accounting treatment for the transaction.

         At the request of Mr. Madren, a meeting was arranged between Mr. Grabowski and Mr. Christopher Robert, a board member and major shareholder of Garrett. This meeting occurred on June 19, 1997 at the Marriott City Center hotel in Minneapolis, Minnesota. During this meeting, Mr. Grabowski and Mr. Robert discussed a possible transaction and the potential business synergies which might be achieved by merging the two companies.

         Following a telephone discussion between Mr. Grabowski and Mr. Madren, Waters performed an initial due diligence investigation of Garrett from August 25 through 28, 1997. During that session Mr. Grabowski led a team from Waters consisting of Don Dalland, Vice President of Manufacturing, who analyzed the

Garrett manufacturing processes and inventory; Gary Carlson, General Manager of Waters Network Systems, who reviewed the customer base and distribution strategy; and Bill Franta, board member and technical consultant, who reviewed design and engineering capabilities.

         During the Atlanta InterOp trade show on October 9, 1997, Mr. Madren and Mr. Grabowski met again to discuss the results of the August due diligence meetings and other business supply opportunities that existed between the two companies. As a result, a second due diligence meeting was scheduled to cover the Garrett financial processes.

         On November 17 through 20, 1997, Mr. Grabowski and Gregg Anshus, Waters' Chief Financial Officer, visited the Garrett facility in San Jose and reviewed the various financial systems, tax statements, and status of financial accounts. After the investigation, it was agreed that Garrett needed to increase its support in accounting to improve documentation and update its financial processes prior to proceeding with the proposed merger. It was determined this endeavor might require several months and formal merger discussions would be terminated until completion. During this same time, Bob Marchetti, Waters' Systems Engineer, met with the Garrett engineering department to determine whether Waters Network Systems could use some of the Garrett product components in its manufacturing processes.

         During the winter and spring of 1998, representatives of Waters initiated discussions with other companies regarding possible business alliances, mergers or acquisitions. In each case, the discussions ceased after preliminary conversations revealed insufficient interest or other obstacles to a transaction.

         While on a visit to the Las Vegas InterOp trade show on May 6, 1998, to evaluate possible new sources of supply, mergers and joint ventures, Mr. Grabowski, Mr. Carlson, and Kathy Hult, Waters Director of Marketing, met with Mr. Madren to get an update on Garrett's progress.

         On May 27, 1998 Mr. Madren visited Waters' Rochester, Minnesota facility for a plant tour and discussions to better understand Waters' background and capability. At the same time, Mr. Madren gathered information regarding Waters as part of Garrett's due diligence review of Waters' business.

         Subsequent discussions were directed toward a business relationship in which Waters would purchase specific Garrett products for resale under Waters' private label. On August 10 and 11, 1998, Mr. Madren visited the Waters Plymouth, Minnesota facility to discuss future product plans and to gain a better understanding of the markets that Waters Network Systems serves. These discussions included Mr. Marchetti, Mr. Carlson, and Mr. Grabowski. The outcome was a product development strategy that matched both Garrett's and Waters' future needs.

         No further business combination discussions were held until Mr. Grabowski and Mr. Madren met at the Building Industry Consulting Services International ("BICSI") conference in Orlando, Florida on January 21, 1999. BICSI is an international organization that offers certification and education for telecommunications and building networking experts. Mr. Madren indicated Garrett's accounting processes had been updated and he was pleased with the business Garrett was conducting with Waters. At this point it was mutually agreed Waters and Garrett should reexamine the possibility of a merger between the two companies.

         Mr. Grabowski and Mr. Anshus again visited the Garrett facility in San Jose on February 17 to 18, 1999 to reexamine the financial systems and other processes. A meeting was held with the Garrett financial representatives to discuss Garrett's current financial status and other items necessary to permit a merger with a public company. Each party was assigned to complete established action items.

         During a trip to San Francisco on April 8, 1999, Mr. Grabowski attended a lunch meeting with Mr. Madren and two other Garrett board members, Ross Smith and Percy Kawas. They discussed possible synergies and future market opportunities.

         On May 5, 1999 Mr. Madren met with Waters board of directors in Minneapolis, Minnesota. The meeting consisted of a general discussion of the strengths that each company brought to the proposed merger. As a result of the May 5, 1999 meeting, the Waters board met and decided to hire the investment banking firm of John G. Kinnard and Company, Incorporated to provide an opinion with respect to the fairness to the Waters Shareholders of any transaction with Garrett.

         On May 27, 1999 Waters board of directors met again and discussed the potential acquisition of Garrett. Representatives of Kinnard discussed with the board Waters' value relative to its market price. At this meeting, the board reviewed an initial draft of the proposed merger agreement and authorized Mr. Grabowski to proceed with the process of negotiating an agreement with Garrett.

         On July 19 and 20, 1999 representatives of Kinnard, Mr. Anshus, and Mr. Grabowski met at Garrett's San Jose facility to review all of the major merger issues. The group met with representatives of Froshman & Billings, Garrett's independent auditors, and discussed the steps necessary to complete the transaction. Garrett continued to assert pricing should be based on a valuation equal to .5 times Garrett's sales, with sales now 35% greater than the previous year. The parties discussed the factors contributing to the increased sales and whether such increase was sustainable. Mr. Grabowski discussed the idea of a transaction consisting of 50% stock and 50% cash.

         During the regularly scheduled board meeting of Waters on August 19, 1999, the details of the July 19 and 20 meeting at Garrett were reviewed by Mr. Grabowski, representatives from Kinnard, and Waters' board of directors.

         On September 19, 1999 Mr. Grabowski, Mr. Anshus, a representative of Waters' audit firm of McGladrey & Pullen LLP, and a representative of Waters' law firm of Fredrikson & Byron, P.A. met at Garrett's facilities in San Jose, California. The purpose was to meet with the Garrett auditors, Froshman & Billings, to understand their progress with the financial information for Garrett, and to meet with Garrett's law firm of Fenwick & West LLP to discuss the proposed merger agreement. Mr. Madren and Mr. Grabowski continued to discuss price, including Garrett's assumptions with respect to future tax liabilities, uncollectable receivables, inventory writeoffs and legal and accounting expenses.

         A meeting of Waters' board of directors was held on October 1, 1999 to discuss the results of the meetings in San Jose and the terms of the revised merger agreement being developed. Representatives of Kinnard presented the current status of the information being compiled by Kinnard. The Board discussed post merger governance issues and the advisability of adopting a staggered board of directors to take effect upon completion of the merger. In connection with this discussion, the Board approved amendments to Waters' bylaws implementing a staggered board consisting of two classes to take effect upon the merger and authorized the officers to submit the proposed amendment for shareholder approval. After the formal part of the meeting, the Kinnard representatives left and Mr. Madren, President of Garrett, arrived to discuss his ideas on the terms of the agreement and to give the Board an update on Garrett's performance. Waters argued that Garrett's valuation of $5.5 million was too high, particularly given Garrett's assumptions regarding certain future costs including tax liabilities, receivables, inventories and legal and accounting expenses. Waters proposed a price of $4.5 million plus the value of Waters' assumption of Garrett's options. Waters introduced the possibility that it might accept Garrett's price if Garrett would guarantee that certain future "costs" and other risk items would not exceed $1 million. No final agreement was reached on these discussions.

         The following day Mr. Grabowski and Mr. Madren continued discussions. Mr. Madren agreed in concept that Garrett could limit the identified future "costs" and future risk items to not more than $1 million. Mr. Grabowski agreed in concept that a price of $4.5 million would be acceptable provided that the identified future "costs" and other risk items did not exceed $1 million. Both Mr. Madren and Mr. Grabowski agreed the price would be adjusted to the extent that the identified "costs" and other risk items exceeded or were less than $1 million. Mr. Grabowski reviewed this with the Waters directors and received their conceptual approval.

         Over the next four weeks, numerous discussions and negotiations on the details of the conceptual agreement were held between Garrett and Waters. The details that were discussed included representations and warranties, specifics of controllable costs, compensation agreements. The conceptual agreement remained the same throughout this process. This led to finalization of the terms of the merger agreement.

         A Waters board meeting was held on October 28, 1999, to consider the form of the proposed merger agreement and all open transaction issues. At the meeting, Kinnard presented its opinion that the consideration to be paid to the shareholders of Garrett in the merger was fair to the shareholders of Waters from a financial point of view. The Waters board authorized Mr. Grabowski to execute the agreement with Garrett in the form presented with such additional changes as Mr. Grabowski and Waters legal counsel deemed appropriate. After final negotiations with Mr. Madren and revision of the merger agreement

Garrett's board of directors approved the merger agreement on November 4, 1999. A press release regarding the execution of the merger agreement was issued on November 4.

Waters' Reasons for the Merger

         The Waters board of directors arrived at its unanimous decision to approve the merger agreement on October 28, 1999. The Board considered the following factors and found each factor to support its decision to approve the merger agreement:

         o Garrett's focus on fiber and copper Ethernet switches, hubs, and media conversion products that are highly complementary to Waters' LAN technology.
         o Waters' expectation that the market for Ethernet LAN products, especially within the communications market on which Garrett focuses, will be one of the more rapidly growing segments of the LAN market for the next several years.
         o Waters' expectation that Garrett's research and development capabilities could be applied to design products that can be distributed through both Garrett and Waters distribution channels.
         o The potential synergies of the Waters and Garrett sales organizations, which sell similar product technologies into different geographical regions.
         o The business, earnings, operations, financial condition, competitive condition and prospects of Waters and Garrett, both individually and on a combined basis.
         o The likelihood that the public trading price of Waters common stock would continue to trade at levels unacceptable to the Waters Board unless Waters is successful in expanding its business through acquisitions or internal growth.
         o        The fairness opinion and presentation delivered by J.G.
                  Kinnard to Waters' board on October 28, 1999, as confirmed in writing on November 3, 1999, to the effect that as of such date, the consideration to be paid by Waters shareholders was fair, from a financial point of view, to such shareholders.
         o The consideration to be paid for the Garrett stock in the merger and the relationship between the market value of the Waters common stock to be issued in exchange for each share of Garrett common stock and Waters' per share earnings, before interest and taxes, and certain other measures.
         o The terms and conditions of the merger agreement, including the parties' respective representations, warranties, and covenants, and the conditions to their respective obligations.
         o The ability of Waters to devote management time and energy to the integration and assimilation of Garrett's business and organization.
         o The risk that the benefits sought in the merger would not be fully realized.
         o The risk that the significant time and expense that Waters has devoted to the merger would be lost in the event the merger is not contemplated.
         o The risk that the integration of Waters' and Garrett's businesses would be difficult due to the geographic separation.
         o The dilution of Waters shareholders resulting from the issuance of Waters common stock in connection with the merger.

         Waters' board of directors also considered negative factors relating to the merger, including (a) the risks that the benefits sought in the merger would not be fully realized; (b) the risk that the significant time and expense which Waters has devoted to the merger would be lost in the event the merger is not consummated; (c) the risk that the integration of Waters and Garrett's businesses would be difficult due to the geographic separation of the businesses; and (d) the dilution to Waters shareholders resulting from the issuance of Waters common stock in connection with merger. Waters board of directors believed that these risks were outweighed by the potential benefits to be gained by the merger.

         In view of the number and wide variety of factors considered by Waters' board of directors, they did not consider it practical to, and did not attempt to, quantify or otherwise assign relative weight to the specific factors considered in approving the merger agreement. The Waters board viewed its position and recommendations as being based upon the totality of the information and factors presented to and considered by it. In addition, individual members of Waters Board may have given different weight to different information and factors.

         BASED UPON ITS CONSIDERATION OF THE FOREGOING MATTERS AND OTHER ADVICE AND INFORMATION DEEMED RELEVANT, THE WATERS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT WATERS SHAREHOLDERS VOTE TO APPROVE AND ADOPT THE MERGER, THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

Garrett's Reasons for the Merger

         In approving the merger agreement, the merger and the transactions related to the merger, the Garrett board of directors considered a number of significant factors, including:

         o The business, results of operations and financial condition of Garrett and the competitive nature of the industry in which it operates, based, in part, upon presentations by management of Garrett, including management's view of the business and financial prospects for Garrett if it were to remain independent, taking into account Garrett's continuing improvement in operations, its expanding position in the communications facilities business, the foregone growth opportunities experienced due to limited funds, and Garrett's size and resources as compared to its competitors.

         o Information available to them concerning Waters, its business, size, market characteristics of Waters common stock and other matters based, in part, on information provided by management of Garrett as a result of meetings with Waters' management.

         o The opportunity to fund significantly expanded business growth opportunities based on the relatively greater financial strength of Waters, and on the expressed desire by Waters management and the Waters board of directors to invest in growth opportunities in Garrett's field of business.

         o The terms of the merger agreement, including the proposed assumption of Garrett's liabilities for employee stock options, potential taxes for prior years, and other normal on-going product and business liabilities.

         o The terms of the merger agreement, including the proposed structure for at least 50% of the merger consideration to be a tax-free exchange of shares, notwithstanding the fact that the shares exchange ratio was established based on a share price that values Waters common stock at $6.00 fixed, which is above the trading prices for several recent months.

         o The merger consideration represents a price of 400% over the typical price paid for Garrett common stock in November 1992, and a premium of 122% over the price of the Garrett shares last sold to investors in May 1998.

         o The exchange of Garrett common stock for cash will give immediate liquidity to some current shareholders of Garrett.

         o The exchange of Garrett common stock for Waters common stock will give some current holders of Garrett common stock publicly listed shares that trade on the Nasdaq National Market and provide an opportunity to participate in future growth of the merged businesses.

         o The financial resources of Waters, which are significantly greater than those of Garrett.

         The Garrett board of directors also identified and considered a number of potentially negative factors in its deliberations concerning the merger, including, but not limited to:

         o The risk that the potential benefits sought in the merger might not be fully realized, if at all;

         o        The possibility that the merger would not be completed;

         o The risk that Waters might not be able to provide on-going cash for investment in growth; and

         o The risk that despite the efforts of Waters, key technical, marketing and management personnel might not choose to remain employed by the resulting business.

         The Garrett board of directors believed that certain of these risks were unlikely to occur, while others could be avoided or mitigated by Waters, and that, overall, these risks were outweighed by the potential benefits of the merger.

         The Garrett Board did not assign relative weights to the factors or determine that any factor was of particular importance. Rather, the Garrett board of directors viewed its position and recommendations as being based upon the totality of the information presented to and considered by them. Individual members of the Garrett board may have given different weight to different factors. However, after taking into account all of the factors listed above, the Garrett board of directors unanimously agreed that the merger agreement and the merger were in the best interests of Garrett and its shareholders and that Garrett should proceed with the merger.

Opinion of Waters Financial Advisor

         Waters has retained Kinnard to provide an opinion to the board of directors as to the fairness, from a financial point of view, of the consideration to be paid by the Company in connection with the merger. The amount and form of consideration to be given by Waters was determined through negotiations between management of Waters and Garrett and not by Kinnard. See "Background of the Merger."

         At the October 28, 1999, meeting of Waters' board of directors, Kinnard delivered to the board of directors its oral opinion that the consideration to be paid by Waters in the merger is fair to Waters from a financial point of view. This opinion was subsequently delivered in writing to Waters. A copy of the opinion of Kinnard is attached as Annex B to this Proxy Statement/Prospectus. This summary of Kinnard's opinion is qualified in its entirety by reference to the full text of the opinion. Waters' shareholders are encouraged to read Kinnard's opinion carefully and in its entirety for the procedures followed, assumptions made, other matters considered, and limits of review by Kinnard in its opinion.

         No limitations were imposed on Kinnard with respect to the scope of its investigation. In conducting its review and in rendering its opinion, Kinnard assumed and relied upon the accuracy, completeness, and fairness of the financial and other information provided to it, or publicly available, and did not assume any responsibility for independent verification of the accuracy or completeness of such information. Kinnard has further relied upon the assurances of the management of Waters that it is not aware of any facts that would make the information supplied to Kinnard, or publicly available, inaccurate or misleading. With respect to the financial projections for Waters and pro forma combined information for Waters and Garrett, the management of Waters has represented that such projections and pro forma combined information have been reasonably prepared on a basis reflecting management's best currently available estimates and judgment as to the future financial performance of Waters and the projected combined financial performance of Waters and Garrett.

         Kinnard did not make an independent appraisal of the assets or liabilities of Garrett, and does not express an opinion regarding the liquidation value or solvency of either company separately, or the combined companies following the merger. Furthermore, Kinnard does not express any opinion as to the prices at which shares of Waters' common stock may trade following the date of its opinion, at the closing date for the merger, or at any later time in the future. Kinnard's opinion is limited to the fairness to Waters, from a financial perspective, of the consideration to be paid by the Company in connection with the merger, and does not address the Company's underlying business decision to proceed with the merger. Kinnard's opinion is based solely on information made available to Kinnard on or before the date of its opinion and reflects general market, economic, financial, monetary, and other conditions as of that date. The opinion is addressed to the board of directors of the Company and is not a recommendation as to how any shareholder of Waters should vote at the annual meeting of its shareholders to be held in connection with the merger.

         In connection with its opinion, Kinnard reviewed, among other things,
(i) a draft of the merger agreement; (ii) certain historical financial information for Waters and Garrett; (iii) certain projected financial information for Garrett prepared for financial planning purposes and furnished by the management of Garrett; and (iv) certain projected data relative to Waters prepared and furnished by Waters' management. Kinnard made inquiries of the management of Garrett and Waters regarding the past and current business operations, financial condition, and future prospects for Garrett. In addition, Kinnard visited Garrett's facility, and held discussions with the senior management of both companies to understand their reasons for completing the merger.

         In conducting the review and in performing the analyses described below, Kinnard did not attribute any particular weight to any information or analysis considered by it, but rather made qualitative judgments as to the significance and relevance of each factor and analysis. Accordingly, Kinnard believes that the information reviewed and the analysis conducted must be considered as a whole and that considering any portion of such information, without considering all of such information and analyses, could create a misleading or incomplete view of the process underlying the opinion.

         Analysis of Selected Publicly Traded Companies. Kinnard compared Garrett's financial information to similar information for publicly traded companies that produce networking equipment. Based upon the type and scope of products sold, size and stage of development, as measured by sales, relative profitability, as measured by operating and net income margins, and capitalization, as measured by aggregate market value, Kinnard focused its analysis on four companies: BOCA Research, Inc., Communications Systems, Inc., Digi International Inc., and Equinox Systems Inc. (the "Comparable Companies").

         Kinnard calculated valuation ratios based on published stock prices for each of the Comparable Companies. The valuation ratios calculated the market value of each of the Comparable Companies as a multiple of several operating statistics for the latest twelve months, including sales; earnings before interest, taxes, depreciation, and amortization; operating income; and net income per share; in addition to projected net income per share for both the 1999 and 2000 calendar years. The projections for net income per share were based upon consensus estimates for these companies as reported by nationally recognized organizations that track research reports published by analysts from various investment firms.

         After examining the historical performance and expectations for Garrett and the Comparable Companies, Kinnard determined that a 40 percent discount from the median valuation ratios for the Comparable Companies was appropriate to reflect differences between the operations of Garrett and the operations of the Comparable Companies. After applying these discounted valuation ratios to Garrett's operating statistics, Kinnard applied an acquisition premium of 40 percent, based upon the median percentage premium paid for transactions of less than $25 million as reported by MergerStat Review 1999, to compute an estimated range of values for Garrett of approximately $4.9 million to $8.0 million.

         Analysis of Selected Merger and Acquisition Transactions. Kinnard reviewed numerous mergers and acquisitions that were selected on the basis of the comparability of the acquired companies to Garrett with respect to several factors. Criteria used in the selection of the mergers and acquisitions included, but were not limited to, the following: the type and scope of products sold; size and stage of development, as measured by sales; relative profitability, as measured by operating and net income margins; and capitalization, as measured by aggregate market value. In addition, Kinnard concentrated on transactions that were announced since January 1, 1997, and those for which relevant financial data was available. The following table lists the transactions that Kinnard summarized (the "Comparable Transactions "):

Effective Date of Transaction       Acquiring Company                      Acquired Company
---------------                     -----------------                      ----------------
June 30, 1997                       Brooktrout, Inc.                       Xircom, Inc. (Netaccess subsidiary)
August 8, 1997                      Mitel Corp.                            Gandalf (Technology Business)
July 8, 1998                        Digi International Inc.                Central Data Corporation
July 29, 1998                       Digi International Inc.                ITK International, Inc.
August 5, 1998                      Farallon Networking (Mgmt. Group)      Netopia, Inc. (Farallon Division)
December 10, 1998                   Communications Systems, Inc.           Transition Networks, Inc.
February 2, 1999                    Perle Systems                          Specialx International
April 8, 1999                       Communications Systems, Inc.           LANart Corporation


         Valuation ratios were calculated for each of the Comparable Transactions based upon several operating statistics for the latest twelve months, including sales, operating income, and net income. The median valuation ratios for the Comparable Transactions, less a 20 percent discount to reflect differences between the operations of Garrett and the operations of the acquired companies in the Comparable Transactions, were then applied to Garrett's historical financial results to compute an estimated range of values for Garrett's business of approximately $3.7 million to $5.7 million.

         Discounted Cash Flow. Kinnard assessed the present values of future cash flows that Garrett's business activities could be expected to generate over a defined time period and the residual value of Garrett at the end of the projected period (the "DCF Analysis"). The projected cash flows and residual value were discounted to the present and adjusted for the debt and cash of Garrett as of the most recent balance sheet date to determine values for Garrett's business. Based on Garrett's capital structure and financial condition, the expected rates of return of investors in companies such as Garrett, current capital market conditions, the Comparable Companies' valuation ratios, and other relevant factors, Kinnard determined that the most appropriate discount rates for Garrett were between 35 percent and 45 percent and that the most appropriate multiples of operating income to determine residual value at the end of the projected period would be between 5.0 and 7.0 times operating income. After applying these discount rates and residual multiples to the projections, Kinnard added an acquisition premium of 40 percent, based upon the median percentage premium paid for transactions of less than $25 million as reported by MergerStat Review 1999, to compute a range of values based upon the DCF Analysis. The range in estimated values for Garrett resulting from this analysis was approximately $4.7 million to $8.4 million.

         Pro Forma Accretion (Dilution) Analysis. Using forecasts and assumptions provided by Waters and Garrett, Kinnard presented to Waters' board of directors an analysis which compared estimated pro forma earnings per share for the combined company for the fiscal years 2000, 2001, and 2002 to the estimated pro forma earnings per share of Waters on a stand alone basis. The analysis indicated that the merger would result in dilution to Waters' earnings per share in fiscal years 2000 and 2001, and accretion in earnings per share in fiscal 2002, assuming there would not be any synergies or cost savings from the merger. Kinnard also presented a sensitivity analysis showing the dollar level of synergies or cost reductions that would be required to generate accretion in Waters' earnings per share in fiscal years 2000 and 2001. This sensitivity analysis indicated that based upon the projections provided by management, the merger would be accretive to earnings per share in fiscal 2000 if Waters could realize synergies or cost savings of at least $50,000 in that year. Similarly, based upon the projections provided by management, the merger would be accretive to earnings per share in fiscal 2001 if Waters could realize synergies or cost savings of at least $225,000 in fiscal 2001.

         Analysis of Consideration. Pursuant to the merger agreement, Waters will pay $2.25 million in cash, and issue 375,000 shares of common stock of Waters and approximately 116,667 options to purchase common stock of Waters for all of the issued and outstanding equity securities of Garrett. Kinnard analyzed the components of the consideration to be paid and computed an estimate of the total value of the consideration to be paid by Waters. This estimate is consistent with the values computed for Garrett, as described above.

         Waters selected Kinnard on the basis of its experience in valuing securities in connection with mergers and acquisitions, and knowledge of computer networking companies. Kinnard is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate, and other purposes. Waters has agreed to pay Kinnard a fixed fee for providing the opinion and has agreed to reimburse Kinnard for its reasonable out-of-pocket expenses and to indemnify Kinnard against certain liabilities, including those arising under securities laws. Earlier in 1999, Kinnard received a fixed fee for acting as financial advisor to Waters in another assignment.



                 THE AMENDED AND RESTATED AGREEMENT AND PLAN OF
                     REORGANIZATION AND TERMS OF THE MERGER

         The description of the merger agreement contained in this proxy statement/prospectus does not purport to be complete and is qualified in its entirety by, and made subject to, the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus and incorporated herein by reference. Shareholders are urged to read the merger agreement in its entirety.

Conversion of Garrett Common Stock in the Merger

         At the effective time of the merger, each share of Garrett common stock issued and outstanding immediately prior to the effective time of the merger (except shares of Garrett common stock that are outstanding due to option exercises between November 3, 1999, and the effective time) will be converted, subject to payment of cash in lieu of fractional shares of common stock and subject to adjustment in the event there are Garrett dissenting shares, into either $2.00 cash or 1/3 of a share of Waters common stock. Garrett shareholders will receive a total of 375,000 shares of Waters common stock and $2,250,000 in cash (subject to adjustments under certain circumstances). The shares received in the merger will be divided among the owners of approximately 81% of the issued and outstanding Garrett common stock, as follows:

         o Frank Madren will receive 250,000 Waters shares in exchange for 750,000 Garrett shares;

         o Christopher Robert will receive 100,000 Waters shares in exchange for 300,000 Garrett shares; and

         o Ross Smith will receive 25,000 Waters shares in exchange for 75,000 Garrett shares.

The cash received in the merger will be divided among all Garrett shareholders (including Madren, Robert and Smith with respect to any Garrett shares remaining after the exchange described above) in proportion to the percentage of Garrett common stock owned by each Garrett shareholder, at a price of $2.00 for each Garrett share. The cash to be received in the merger will be decreased by $2.00 for each Garrett dissenting share.

Treatment of Stock Options

         Each option to purchase shares of Garrett common stock that is outstanding at the effective time of the merger will be assumed by Waters. The Garrett options assumed by Waters will be exercisable upon the same terms and conditions as under the Garrett options except that the Garrett options will entitle the holder to purchase from Waters the number of shares of Waters common stock equal to 1 share of Waters common stock for every 3 shares of Garrett common stock the holder is entitled to purchase under the holder's Garrett options immediately prior to the effective time of the merger. The option exercise price per share of Waters common stock shall be an amount (rounded to the nearest full cent) equal to the option exercise price per share of Garrett common stock in effect immediately prior to the effective time of the merger divided by the ratio of one to three.

         The merger agreement contemplates that the unvested Garrett options held by Ross Smith, JoAnn Madren, Percy Kawas and Robert Novak, all directors of Garrett, will be accelerated and fully vested as of the effective time of the merger. In addition, each option to purchase shares of Garrett common stock that is exercised between November 3, 1999 and the effective time will receive 1 share of Waters common stock for every 3 shares of Garrett common stock.

         Waters will use its best efforts to cause the Waters common stock issued upon exercise of the assumed Garrett options to be registered on Securities and Exchange Commission Form S-8 as soon as practicable following the effective time of the merger. Waters will use its best efforts to maintain the effectiveness of such registration statement as long as any Garrett options remain outstanding and will reserve a sufficient number of shares of Waters common stock for issuance upon exercise of Garrett options.

Representations and Warranties

         The merger agreement contains various representations and warranties made by Garrett, and, where applicable, Frank Madren, Christopher Robert, and Ross Smith, including representations and warranties relating to:

         o        due organization, valid existence and good standing;

         o        authority to execute and deliver the merger agreement;

         o the absence of the need for certain governmental filings in order to complete the merger;

         o the absence of the need for any consent, approval, waiver or other action by any person under any contract, agreement, indenture, lease, instrument or other document to which Garrett is a party;

         o        the binding effect of the merger agreement;

         o        capitalization;

         o        the preparation of audited financial statements;

         o the absence of certain material events after December 31, 1998;

         o        title to assets;

         o        claims and litigation;

         o        tax matters;

         o benefit plans and certain matters relating to the Employee Retirement Income Security Act of 1974, as amended;

         o        compliance with laws;

         o        broker's and finder's fees;

         o        intellectual property;

         o        environmental matters;

         o        contracts;

         o        real property;

         o        the absence of undisclosed material obligations;

         o the absence of any citations or decisions by any governmental or regulatory body related to Garrett products;

         o        the absence of any rejection or return of Garrett's products;

         o        the merchantability of Garrett's inventory;

         o        the validity of Garrett's accounts and notes receivables;

         o        customers and suppliers;

         o        year 2000 programs;

         o        employees;

         o        insurance;

         o        potential conflicts of interest;

         o        bank accounts;

         o        minute books; and

         o        the information disclosed by or on behalf of Garrett.

         The merger agreement contains various representations and warranties made by Waters, including representations and warranties relating to:

         o the authorization, execution, delivery and enforceability of the merger agreement;

         o the absence of the need for certain governmental filings in order to consummate the merger;

         o the absence of the need for any consent, approval, waiver or other action by any person under any contract, agreement, indenture, lease, instrument or other document to which Waters is a party;

         o        capitalization;

         o the financial statements and filings with the Securities and Exchange Commission accurately represents Waters financial position;

         o        the binding effect of the merger agreement;

         o        due organization, valid existence and good standing;

         o        material obligations and events; and

         o        the information disclosed by or on behalf of Waters.

Certain Covenants

         Except as expressly provided in or contemplated by the merger agreement, Garrett has agreed not to do any of the following without the prior written consent of Waters:

         o        amend its articles of incorporation or bylaws;

         o authorize for issuance, issue, sell, or deliver any stock of any class or any securities convertible into shares of stock of any class of Garrett common stock;

         o split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution in respect of its capital stock; or redeem or otherwise acquire any shares of its capital stock or other securities; or amend or alter any material term of any of its outstanding securities;

         o create, incur or assume any indebtedness for borrowed money (except under current credit facilities or renewals of such current credit facilities or renewals of such current credit facilities on substantially the same terms as currently exist), or assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other person; or make any loans, advances or capital contributions to, or investments in, any other person; or create, incur or assume any Lien on any material asset;

         o increase the compensation of any of its directors, officers, employees, shareholders or consultants, or accelerate the payment of any such compensation;

         o pay or accelerate or otherwise modify the payment, vesting, exercisability, or other feature or requirement of any pension, retirement allowance, severance, change of control, stock option or other employee benefit;

         o commit to any additional pension, profit-sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance, change of control, retirement or other employee benefit plan, agreement or arrangement;

         o except in the ordinary course of business, sell, transfer, mortgage, or otherwise dispose of or encumber any real or personal property;

         o pay, discharge or satisfy claims, liabilities or obligations or cancel any debts or waive any claims or rights, which involve payments or commitments to make payments which individually exceed $2,000 or, in the aggregate, exceed $5,000;

         o        make or agree to make any new capital expenditure exceeding
                  $10,000;

         o enter into, amend or terminate any joint ventures or any other agreements, commitments or contracts that, individually or in the aggregate, are material to Garrett or any subsidiary (except agreements, commitments or contracts expressly provided for or contemplated by the merger agreement or for the purchase, sale or lease of goods, services or properties in the ordinary course of business, consistent with past practice), or otherwise make any material change in the conduct of the business or operations of Garrett or any subsidiary;

         o enter into or terminate, or amend, extend, renew or otherwise modify any distribution, OEM, independent sales representative, noncompetition, licensing, franchise, research and development, supply or similar contract, agreement or understanding;

         o change its credit policy as to sales of inventories or collection of receivables or its inventory consignment practices;

         o remove or permit to be removed from any building, facility or real property any machinery, equipment, fixture, vehicle or other personal property or parts thereof, except in the ordinary course of business and except for movement from one facility of Garrett to another such facility;

         o alter or revise its accounting principles, procedures, methods or practices, except as may be required by generally accepted accounting principles;

         o institute, settle or compromise any claim, action, suit or proceeding pending or threatened by or against it involving amounts in excess of $10,000;

         o distribute or otherwise circulate any notices, directives or other communications directed to all or groups of customers, vendors, employees, distributors or others associated with its business;

         o take any action that would render any representation, warranty, covenant or agreement of Garrett in this agreement inaccurate or breached as of the closing date; or

         o knowingly take any action that would have the effect of jeopardizing the qualification of the merger as a reorganization under Section 368(a) of the Internal Revenue Code or cause the merger to fail to meet the standards for such reorganization set forth in Rev. Proc. 77-37, 1977-2 C.B. 568.

In addition, Garrett agreed to:

         o use all reasonable efforts to obtain all approvals and consents of all third parties necessary on the part of the Garrett or the Garrett shareholders to consummate the merger agreement;

         o deliver to Waters a list of names and addresses of those persons, in Garrett's reasonable judgment are affiliates within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act;

         o refrain from taking any action which would render any representation, warranty or agreement of Garrett inaccurate or breached as of the closing of the merger in any material respect;

         o solicit, entertain, discuss or consider any offer, inquiry or proposal with respect to the sale, merger or other acquisition or licensing of the business or assets of Garrett or of any outstanding Garrett common stock by any third party other than Waters, subject only to the fiduciary duties of the board of directors of Garrett;

         o not solicit approval of the Garrett shareholders for the merger, either formally or informally, prior to the distribution to and receipt of a prospectus;

         o cause Frank Madren, Chuoc Linh and Mark Vaughan to execute and deliver to Waters a noncompetition agreement;

         o cause Frank Madren, Chuoc Linh and Mark Vaughan to execute and deliver to Waters employment agreements;

         o cause each of its officers and directors to execute and deliver to Waters such officer's and/or director's resignation from such positions with Garrett as Waters may request effective upon the effective time of the merger;

Each of Waters and Garrett have agreed to:

         o allow the other's accountants, officers, directors, employees, counsel and other representatives, reasonable access during normal business hours, to all of its properties, books, contracts, commitments and records;

         o use all reasonable efforts to take all action and to do all things necessary, proper or advisable to consummate and make effective the transactions contemplated by the merger agreement;

         o take all actions necessary under federal or state securities laws and use all reasonable efforts to have declared effective or approved, all documents and notifications with the Securities and Exchange Commission and other governmental or regulatory bodies that are necessary or appropriate for the completion of the merger;

         o furnish to each other copies of all balance sheets and related statements of income, changes in financial position and Garrett's changes in shareholders' equity; and

         o promptly notify each other in writing of the occurrence of any event that shall or could reasonably be expected to result in the failure to satisfy any of the conditions specified in the merger agreement.

Interests of Garrett's Officers and Directors in the Merger

         In considering the recommendation of the Garrett board of directors with respect to the merger agreement, the merger and the transactions related to the merger, the Garrett shareholders should be aware that Frank Madren, director, officer and significant shareholder of Garrett, and Chuoc Linh and Mark Vaughan, employees of Garrett, have entered into employment agreements with Waters with respect to employment following the merger. The employment arrangements present these individuals with potential conflicts of interest.

         In addition, the merger agreement contemplates that Christopher Robert, a significant Garrett shareholder, and Frank Madren, director, officer and significant shareholder of Garrett, will be elected to the Waters board of directors as soon as practicable after the effective time of the merger.

         Moreover, the Garrett shareholders should be aware that Frank Madren, Christopher Robert and Ross Smith, who together own approximately 81% of the Garrett common stock, are entitled to receive under the merger agreement all of the 375,000 shares of Waters common stock to be issued in the merger. In addition, they are entitled to receive cash for any remaining shares of Garrett common stock they hold that are not exchanged for Waters common stock. A total of 15% of the merger shares payable to these individuals will be set aside in escrow to satisfy any claims brought under the merger agreement for a period of 90 days after the completion of the first fiscal year-end audit of the combined operations of Waters and the Waters wholly-owned subsidiary.

         Finally, the merger agreement contemplates that the unvested Garrett options of Ross Smith, Jo Ann Madren, Percy Kawas and Robert Novak, all directors of Garrett, will become vested as of the effective time of the merger.

Conditions to Completion of the Merger; Waiver

         The obligations of Waters to affect the merger are subject to the satisfaction at or prior to the merger of certain conditions, including that:

         o each representation and warranty of Garrett, and, where applicable, Mr. Madren, Mr. Smith and Mr. Ross, and Madren contained in the merger agreement is true in all material respects;

         o Waters has received a legal opinion from Garrett's counsel with respect to the agreement;

         o all necessary permits, authorizations, consents and approvals have been received by Garrett;

         o no suit, action or other proceeding is pending or threatened that seeks to restrain or prohibit the merger;

         o no statute, rule, regulation, order, or interpretation shall have been enacted, entered or deemed applicable by any government or court which would make the merger illegal;

         o Waters has received executed employment agreements and executed non-competition agreements from Frank Madren, Chuoc Linh and Mark Vaughan;

         o the officers and directors of Garrett and each subsidiary specified by Waters have tendered their respective resignations;

         o Garrett, Frank Madren, Christopher Robert and Ross Smith and the escrow agent will have executed and delivered to Waters the Escrow Agreement;

         o the Form S-4 will be effective under the Securities Act and the shares of Waters common stock to be delivered pursuant to the merger have been duly listed on the Nasdaq National Market;

         o        Waters has received an executed Standstill Agreement;

         o Waters has received an executed affiliate letter from each individual identified as an affiliate by Garrett;

         o dissenters' rights have not been asserted with respect to more than 5% of the outstanding Garrett shares;

         o each of Waters and Garrett will receive a written opinion from its counsel indicating that the merger will constitute a reorganization under Section 368 of the Internal Revenue Code;

         o the closing sale price of Waters common stock as quoted on the Nasdaq National Market on the trading day immediately preceding the closing date, as reported in the Wall Street Journal, will be $6.00 or more; and

         o Waters, WG Merger Corp., Garrett and Frank Madren will execute and deliver an agreement respecting certain costs.

In addition, the obligations of Garrett to affect the merger are subject to the satisfaction at or prior to the merger of certain conditions, including that:

         o the representations and warranties of Waters contained in the merger agreement are true in all material respects;

         o Garrett has received a legal opinion from Waters' counsel with respect to the agreement;

         o all necessary permits, authorizations, consents and approvals have been received;

         o no suit, action or other proceeding shall be pending or threatened by any third party or by or before any court or governmental agency in which it is sought to restrain or prohibit the merger;

         o Waters has taken all action necessary to have Frank Madren and Christopher Robert elected to the Waters board of directors;

         o Waters and the escrow agent will execute and deliver to Garrett, Mr. Madren, Mr. Robert and Mr. Smith the escrow agreement;

         o no statute, rule, regulation, order, or interpretation has been enacted, entered or deemed applicable by any domestic or foreign government or governmental or administrative agency or court which would make the merger illegal;

         o each of Garrett and Waters will receive a written opinion from its counsel indicating that the merger will constitute a reorganization under Section 368 of the Internal Revenue Code;

         o the Form S-4 will be effective under the Securities Act and the shares of Waters common stock to be delivered pursuant to the merger shall have been duly listed on the Nasdaq National Market;

         o the principal terms of the merger agreement will be approved by the Garrett shareholders;

         o pursuant to a letter agreement, Waters will cause the assets of Waters Network System to be transferred to WG Merger Corp. and WG Merger Corp. will assume the liabilities of Waters Network Systems; and

         o the closing sale price of Waters common stock as quoted on NASDAQ on the trading day immediately preceding the effective time of the merger, as reported on the Wall Street Journal, will be $6.00 or more.

Amendment and Termination of the Merger Agreement; Effects of Termination

     The merger agreement may be terminated at any time prior to the effective time of the merger:

         o by mutual consent of the board of directors of Waters and the board of directors of Garrett;

         o by either Waters or Garrett if, without fault of such terminating party, the merger shall not have been completed on or before February 29, 2000;

         o by Garrett if any of the conditions specified in Article VII of the merger agreement have not been satisfied or waived by Garrett; or

         o by Waters if any of the conditions specified in Article VI of the merger agreement have not been satisfied or waived by Waters.

Indemnification and Escrow

         The merger agreement provides that Frank Madren, Christopher Robert and Ross Smith will indemnify Waters and each of its subsidiaries, officers and directors against any and all losses, damages, liabilities, interest and penalties, costs and expenses (including, reasonable legal fees and disbursements), but reduced by any recovery under insurance policies, and by any net tax benefit accruing to Waters resulting from or incurred by any person to be indemnified under the agreement by reason of any breach of any representation, warranty, covenant or agreement of Garrett contained in the merger agreement or any agreement, certificate or document executed and delivered by Garrett or Mr. Madren, Mr. Robert and Mr. Smith pursuant to the merger agreement.

         The indemnification obligation will not apply unless the losses exceed a total of $100,000.00 and, if the losses exceed the $100,000.00, then the indemnification provided will include only losses in excess of the $100,000.00 up to the maximum value of the Waters shares that are placed in escrow.

         In addition, Waters has agreed to indemnify, defend and hold harmless the Garrett shareholders and their affiliates, agents and counsel from and against and in respect of any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, interest and penalties, costs and expenses (including, without limitation, reasonable legal fees and disbursements incurred in connection with any action, suit, proceeding, claim, appeal, demand, assessment or judgment), resulting from, arising out of, or imposed upon or incurred by any person to be indemnified by reason of any breach of any representation, warranty, covenant or agreement of Waters contained in the merger agreement or any agreement, certificate or document executed and delivered by Waters pursuant to or in connection with the transactions contemplated by the merger agreement.

         As security for the indemnification obligations described above, certificates representing 15% of the shares payable to the Garrett shareholders will be deposited in escrow. The escrow fund will be Waters' sole recourse for indemnification and will remain in existence for the period beginning on the date of closing and will remain in effect for 90 days after the completion of the first fiscal year-end audit of the combined operations of Waters and Garrett.

Agreement Respecting Certain Costs

         As a condition to Waters' obligation to complete the merger, Waters, Garrett, WG Merger Corp. and Frank Madren entered into an agreement with respect to certain costs. The agreement provides that WG Merger Corp. will become liable for all of the past, present and future liabilities of Garrett with respect to the following costs:

         o income tax liabilities for Garrett for the years prior to and including 1996;
         o        the fees of Garrett's accountants;

         o        the fees of Garrett's attorneys;
         o liabilities with respect to Garrett and Garrett Communications UK Limited; and
         o        certain obligations under a letter agreement with Mr. Doug
                  Thompson.

     The agreement further provides the WG Merger Corp. will assume the risks associated with the following operating contingencies:

         o the inability to collect in full Garrett's accounts receivable as of the closing date of the merger; and
         o the inability to sell all of Garrett's inventory as of the closing date of the merger.

         Waters will increase the merger consideration to be paid to the Garrett shareholders in the form of fifty percent cash and fifty percent Waters common stock to the extent the costs incurred are less than one million dollars. In the event that the costs exceed one million dollars, Frank Madren will reimburse Waters for the amount the costs exceed one million dollars.

Restrictions on Resale of Waters Common Stock

         The Waters common stock issuable in the merger has been registered under the Securities Act and will be freely transferable by the recipients, except as provided in this paragraph. The shares of Waters common stock to be issued in the merger and received by persons who may be considered to be "affiliates" of Garrett before the merger or "affiliates" of Waters after the merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. An affiliate is a person who controls, is controlled by, or is under common control with Garrett before the merger or Waters after the merger. Garrett has delivered to Waters, and agreed to update as necessary, a list identifying all persons who are affiliates of Garrett for purposes of Rule
145. Garrett has delivered to Waters from each person identified as an affiliate, and has agreed to use all reasonable efforts to cause each person who is subsequently identified as an affiliate to deliver to Waters at or before the effective time of the merger, an agreement that each person will not offer to sell, sell, or otherwise dispose of any shares of Waters common stock received in the merger in violation of the Securities Act.

         It is estimated that affiliates of Garrett will receive a maximum of approximately 375,000 shares of Waters common stock upon completion of the merger. The 375,000 shares would constitute approximately 20% of the total number of shares of Waters common stock anticipated to be outstanding immediately after the effective time of the merger, after giving effect to the shares issued pursuant to the merger.

Material Federal Income Tax Consequences

         The following discussion is a general summary of certain material United States federal income tax consequences of the merger. This discussion is based upon the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder, judicial precedent relating thereto, and current rulings and administrative practice of the Internal Revenue Service in each case as in effect as of the date of this proxy statement/prospectus and all of which are subject to change at any time, possibly with retroactive effect. This discussion does not take into account the fact and circumstances of any particular shareholder of Garrett, and assumes that the Garrett stock is held as a "capital asset" (i.e., property held for investment) within the meaning of Section 1221 of the Code at the effective time of the merger. Neither Waters nor Garrett has sought a ruling from the IRS with respect to the income tax consequences of the merger and related transactions, and there can be no assurance that the IRS will not take a different view of the transaction.

         HOLDERS OF GARRETT STOCK SHOULD CONSULT WITH THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

         Tax Consequences of the Merger. The Merger is intended to qualify as a reorganization under Section 368(a) of the Code. It is a condition to the merger that both Fenwick & West LLP, counsel to Garrett, and Fredrikson & Byron, P.A., counsel to Waters, will render opinions, to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and that no gain or loss will be recognized by a shareholder of Garrett stock as a result of the merger except with respect to cash received by the shareholder; including cash received in lieu of fractional shares or pursuant to the exercise of dissenters' rights and if a holder of Garrett stock receives cash, gain, if any, realized by the holder of Garrett stock pursuant to the merger will be recognized, but only to the extent of the cash received. Certain closing conditions must be fulfilled before either Fenwick & West LLP or Fredrikson & Byron will issue tax opinions. Specifically, the merger agreement sets forth closing conditions to both Waters and Garrett's obligations requiring a $6.00 minimum price per share for Waters common stock. If this closing condition is either waived or amended by Waters or Garrett, neither Fenwick & West LLP nor Fredrikson & Byron will issue a tax opinion if the Waters common stock closing price per share is at or below $5.24.

         Garrett shareholders will receive Waters stock and cash in exchange for Garrett shares pursuant to the merger and will realize gain or loss equal to the excess of the fair market value of the Waters stock and the cash received by the shareholder over the shareholder's basis in his or her Garrett stock. Any loss will not be recognized and gain will be recognized only to the extent of the cash received. As to each shareholder, the recognized portion of the realized gain will be treated as capital gain or, if the exchange has the effect of the distribution of a dividend under the tests set forth in Sections 356 and 302 of the Code, then as a taxable dividend to the extent of the shareholder's ratable share of Garrett's accumulated earnings and profits, with the remainder of the gain, if any, first treated as a non-taxable recovery of basis of the shareholder in his/her stock, and then as capital gain. In applying the dividend tests under Section 302 of the Code to a particular shareholder, Garrett stock or Waters stock that is held by a person related to the Garrett shareholder may be deemed to be constructively owned by the shareholder, in accordance with the rules under Section 318 of the Code. If, at the effective time of the merger, the Garrett shares then exchanged have been held by a Garrett participant shareholder for more than one year, capital gain or loss recognized by the shareholder of the effective time of the merger will be long-term capital gain or loss. Under current law, long-term capital gains of individuals are taxed at a maximum rate of 20%. Gain of individuals which is not long-term capital gain will be taxed at ordinary income rates.

         Characterization of Cash Received. Under Section 302, a redemption will be treated as a sale or exchange of stock (and not as a dividend) if it is a "complete redemption" of a shareholder's interest, if it is "substantially disproportionate" with respect to a shareholder, or if it is "not essentially equivalent to a dividend." In determining whether a reorganization exchange has the effect of the distribution of a dividend, the application of Section 302 of the Code is determined as if the gain is recognized as a result of a deemed post-reorganization redemption of the acquiring corporation's stock. Thus, for this purpose, each Garrett shareholder will be treated as having received solely Waters stock for the shareholder's Garrett stock, a portion of which Waters stock will then be treated as redeemed by Waters for an amount equal in value to the cash that the shareholder actually received. The determination as to whether an exchange has the effect of the distribution of a dividend is made on a shareholder-by-shareholder basis. A distribution will be "substantially disproportionate" with respect to a particular shareholder (thus qualifying for sale or exchange treatment) if that shareholder's actual and constructive percentage interest in Waters after his or her shares are treated as redeemed is: (i) less than 80% of that shareholder's actual and constructive percentage interest in Waters immediately prior to the redemption; (ii) less than 80% of that shareholder's actual and constructive ownership of the Waters' common stock (whether voting or nonvoting) immediately prior to the redemption; and, (iii) and, after the redemption, the shareholder owns, actually and constructively, less than 50% of the total combined voting power of all Waters stock entitled to vote. Even if a shareholder fails to meet the "substantially disproportionate" test described above, an exemption from dividend treatment may nevertheless be available depending upon the individual shareholder's particular facts and circumstances under the "not essentially equivalent to a dividend" test.

         Basis and Holding Period of Waters Common Stock Received. The aggregate basis of the Waters stock to be received by a Garrett shareholder will be the same as the aggregate basis of the Garrett stock surrendered in exchange therefor, decreased by the amount of cash received (including cash received in lieu of fractional shares), and increased by the amount of gain recognized on the exchange (excluding any portion of the gain that was treated as a dividend and taxed as ordinary income). The holding period of the Waters stock to be received by a Garrett shareholder will include the holding period of the Garrett stock surrendered in exchange therefor.

         Cash in Lieu of Fractional Shares. A Garrett shareholder who received cash in lieu of a fractional share of Waters stock will generally be obligated to report capital gain or loss equal to the difference between the cash received and the portion of the shareholder's basis in his or her Garrett stock allocable to the fractional share interest. The gain or loss will be long-term if the Garrett stock has been held for more than one year at the Effective Date.

         Backup Withholding. Under the Code, a payment to a shareholder of Garrett stock may be subject, under certain circumstances, to backup withholding at a 31% rate with respect to the amount of cash, if any, received pursuant to the merger, unless the shareholder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against the holder's federal income tax liability, provided the required information is furnished to the IRS.

         Limitations on Tax Opinion and Discussion. The discussion of certain U.S. federal income tax consequences presented above and the tax opinions that will be delivered by Fenwick & West LLP and Fredrikson & Byron will be subject to certain closing conditions and will be based on the accuracy of the representations in the merger agreement. Specifically, the merger agreement sets forth closing conditions to both Waters and Garrett's obligations requiring a $6.00 minimum price per share for Waters common stock. If this closing condition is either waived or amended by Waters or Garrett, neither Fenwick & West LLP nor Fredrikson & Byron will issue a tax opinion if the Waters common stock closing price per share is at or below $5.24. Neither Waters nor Garrett has requested or will request a ruling from the IRS with regard to any of the U.S. federal income tax consequences of the merger, and the Tax Opinion described above would neither be binding upon the IRS nor preclude it from adopting a contrary position.

         A successful IRS challenge to the status of the merger as a tax-free reorganization would likely result in Garrett being treated as if it had sold all of its assets to WG Merger Corp. in a taxable transaction, followed by the liquidation of Garrett in which the Garrett shareholders receive the sale proceeds (cash and Waters stock) in consideration for the taxable sale of their Garret stock. In such event, each Garrett shareholder would be required to recognize all of his or her realized gain or loss with respect to the disposition of each of his or her shares of Garrett stock equal to the difference between the basis of his or her Garrett stock and the fair market value of the property received (the cash and Waters stock). Further, in such event, Garrett would be subject to tax on the deemed sale of its assets to WG Merger Corp., with gain or loss for this purpose measured by the difference between Garrett's basis in its assets and the fair market value of the consideration deemed received (the cash and Waters stock). Such gain or loss would be reported on its final tax return, subject to the effect of any tax carryovers and the effect of its other income or loss for such period, and WG Merger Corp. would become liable for any such tax liability by virtue of the merger.

Accounting Treatment

         The merger and other transactions will be accounted for using the purchase method of accounting in accordance with generally accepted accounting principles. These transactions result, for financial accounting purposes, in the effective purchase of all of the Garrett stock by Waters. Accordingly, the assets and liabilities of Garrett will be adjusted to fair value for financial accounting purposes and the results of operations of Garrett will be included in the results of operations of Waters for periods after the effective time of the merger. Any excess of cost over the fair value of the net tangible assets of Garrett acquired will be recorded as goodwill and other intangible assets and will be amortized by charges to operations under generally accepted accounting principles. These allocations will be made based upon valuations and other studies that have not yet been finalized.

Appraisal Rights of Dissenting Garrett Shareholders

         If the merger occurs, then under the California law regarding dissenting shareholders' appraisal rights, Garrett shareholders who do not vote their Garrett shares in favor of the merger may, under certain conditions, become entitled to be paid cash for their Garrett shares instead of receiving Waters common stock in the merger. Holders of options or warrants to purchase Garrett stock will not be entitled to appraisal rights in connection with the merger by virtue of holding the options or warrants.

         Under the merger agreement, it is a condition to Waters' and Garrett's obligations to complete the merger that holders of no more than 5% of the outstanding shares of Garrett common stock have asserted dissenting shareholders' appraisal rights.

         When the merger becomes effective, shareholders of Garrett who do not vote in favor of the merger and who comply with the procedures prescribed in Chapter 13 of the California Corporations Code, or Chapter 13, will be entitled to a judicial appraisal of the "fair market value" of their shares and to require Waters to purchase the shareholder's shares for cash at that fair market value. For this purpose, "fair market value" is determined as of the day before the first announcement of the terms of the merger, excluding any appreciation or depreciation in consequence of the merger.

         The following is a brief summary of the statutory procedures that a shareholder of Garrett must follow in order to dissent from the merger and perfect appraisal rights under the California Corporations Code. This summary is not intended to be complete and is qualified in its entirety by reference to Chapter 13, the text of which is included as Annex F to this proxy statement / prospectus. Any Garrett shareholder considering demanding appraisal is advised to consult legal counsel.

         To exercise dissenters' appraisal rights under California law, a Garrett shareholder must be entitled to vote on the proposal to approve the merger (or be a transferee of record of shares held by such a shareholder). Under Chapter 13, appraisal rights can only be exercised with respect to shares of Garrett stock that are outstanding on the record date for the determination of Garrett shareholders entitled to vote on the merger.

         If the merger is approved by Garrett's shareholders, but any Garrett shareholders do not vote in favor of the merger, then within 10 days after the date of the approval of the merger by Garrett's shareholders, Waters will mail to each Garrett shareholder who did not vote in favor of the merger a notice of approval of the merger, together with a copy of Sections 1300, 1301, 1302, 1303 and 1304 of the California Corporations Code, a statement of the price determined by Waters to represent the fair market value of dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise dissenters' appraisal rights under California law. The statement of the fair market value of the Garrett stock in the notice of approval will constitute an offer by Waters to purchase at that price any shares of Garrett stock for which dissenters' appraisal rights are perfected.

         A shareholder of Garrett wishing to require Waters to purchase his, her or its Garrett shares pursuant to Chapter 13 must take all of the following actions:

         (1) The shareholder must not vote in favor of approval of the merger;

         (2) The shareholder must make written demand upon Waters to have Waters purchase those shares for cash at their fair market value. The demand must be made by a person who was a shareholder of record on the record date of the Garrett special meeting, must state the number and class of dissenting shares held of record by the dissenting shareholder and must contain a statement of what the shareholder claims to be the fair market value of the shares as of the last day before the merger was first announced. The statement of fair market value by the shareholder will constitute an offer by the shareholder to sell the shares to Waters at the specified price. Waters must receive the written demand within 30 days after the date on which the notice of the approval of the merger by Garrett's shareholders is mailed to the shareholder. If Water does not receive the shareholder's demand within this 30-day period, then the shareholder will forfeit his, her or its appraisal rights.

         (3) The shareholder must also submit to Waters, within 30 days after the date on which the notice of approval of the merger by Garrett's shareholders is mailed to the shareholder, at Waters' principal office or the office of its transfer agent, the certificates representing any shares of Garrett common stock with respect to which demand for purchase is being made, to be stamped or endorsed with a statement that the shares are "dissenting shares."

         Written demands, notices or other communications concerning the exercise of dissenters' rights should be addressed to:

         Waters Instruments, Inc.
         2950 Xenium Lane North #108
         Plymouth, MN  55441
         Attn:  Secretary

         Under California law, a dissenting shareholder may not withdraw his, her or its demand for payment of the fair market value of the shareholder's dissenting shares in cash unless Waters consents.

         If the shareholder and Waters agree that the shares of Garrett stock as to which the shareholder is seeking appraisal rights are dissenting shares, and also agree upon the price to be paid to purchase the shares, then the dissenting shareholder is entitled to the agreed price, plus interest at the legal rate on judgments under California law from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between Waters and any dissenting shareholder must be filed with the Secretary of Waters.

         However, if Waters denies that the shareholder's shares qualify as dissenting shares eligible for purchase under Chapter 13 or Waters and the shareholder fail to agree upon the fair market value of the shares, then the shareholder may, within six months after the date on which Garrett mailed to the shareholder the notice of approval of the merger by Garrett's shareholders, but not after that, file a complaint in the California Superior Court requesting the court to determine whether the shareholder's shares qualify as dissenting shares that are eligible for appraisal rights, the fair market value of the shares, or both, or may intervene in any action pending on a complaint.

         If the court is requested to determine the fair market value of the shares, it must appoint one or more impartial appraisers to determine the fair market value of the shares. However, if the appraisers cannot determine the fair market value within 10 days of their appointment or within a longer time determined by the court, then the court will determine the fair market value. If the court determines that the shareholder's shares qualify as dissenting shares, then after determination of their fair market value Waters must pay the dissenting shareholder the fair market value of the shares, as determined by the court, plus interest at the legal rate from the date on which judgment is entered. Payment on the judgment is due upon the endorsement and delivery to Waters of the certificates for the shares as to which the appraisal rights are being exercised.

         The costs of the appraisal action, including reasonable compensation to the appraisers appointed by the court, will be allocated among Waters and dissenting shareholders as the Court deems equitable. However, if the appraisal of the fair market value of the shares exceeds the price offered by Waters, then Waters must pay all of the costs. If the fair market value of the shares awarded by the court exceeds 125% of the price offered by Waters for the shares in the notice of approval of the merger by Garrett's shareholders, then the court may in its discretion include attorneys' fees, fees of expert witnesses and interest in the costs payable by Waters.

         A written demand for appraisal must reasonably inform Garrett of the identity of the shareholder of record making the demand and that the shareholder intends to demand appraisal of the shareholder's shares. A demand for appraisal should be executed by or for the Garrett shareholder of record, fully and correctly, as that shareholder's name appears on the shareholder's stock certificate. If Garrett common stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand must be executed by the fiduciary. If Garrett common stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a shareholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he, she or it is acting as agent for the record owner.

         Shareholders of Garrett considering whether to seek appraisal should bear in mind that the fair value of their Garrett common stock determined under Chapter 13 could be more than, the same as, or less than the value of the consideration they are to receive in the merger. Also, Waters reserves the right to assert in any appraisal proceeding that, for purposes thereof, the "fair value" of the Garrett common stock is less than the value of the consideration to be paid in the merger.

         The process of dissenting and exercising appraisal rights requires strict compliance with technical requirements. Garrett shareholders wishing to dissent should consult with their own legal counsel in connection with compliance with Chapter 13 of the California Corporations Code. Any shareholder who fails to comply with the requirements of Chapter 13 of the California Corporations Code, attached as Annex F to this proxy statement/prospectus, will forfeit his, her or its rights to dissent from the merger and exercise appraisal rights and will receive shares of Waters common stock.

           COMPARISON OF RIGHTS OF SHAREHOLDERS OF WATERS AND GARRETT

         After the merger, the three shareholders of Garrett who receive shares of Waters' common stock in the merger will become shareholders of Waters. This section summarizes the material differences between the rights of the holders of Garrett's common stock and Waters' common stock. This summary is qualified by reference to the charter documents and other instruments of Garrett and Waters that create the rights of their shareholders.

         Certain provisions of the Waters articles and the Waters bylaws may have the effect of delaying, deferring or preventing a change in control of Waters without further action by the shareholders, may discourage bids for Waters' common stock at a premium over the market price of the common stock and may adversely affect the market price of the common stock.

         Waters

         As of the record date, Waters currently is authorized to issue up to
(i) 5,000,000 shares of common stock, of which 1,471,279 shares are outstanding and held of record by 651 shareholders, and (ii) 120,000 shares of preferred stock, none of which are outstanding. The outstanding shares of Waters' common stock are, and the shares to be issued in the merger will be, when issued and delivered in accordance with the merger agreement, validly issued, fully paid and nonassessable. Additional shares of common stock may be issued by Waters from time to time. The board of directors of Waters is authorized to issue additional shares of Waters' common stock, but not to exceed the amount authorized by Waters' articles of incorporation, and to issue options and warrants for the purchase of such shares, on such terms and conditions and for such consideration as the board of directors of Waters may deem appropriate without further shareholder action.

         The board of directors, without further action by the holders of common stock, may issue shares of preferred stock in one or more series and may fix or alter the relative, participating, optional or other rights, preferences, privileges and restrictions, including the voting rights, redemption provisions (including sinking fund provisions), dividend rights, dividend rates, liquidation preferences and conversion rights, and the description of and number of shares constituting any wholly unissued series of preferred stock. The board of directors, without further shareholder approval, can issue preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of common stock. No shares of preferred stock presently are outstanding, and Waters currently has no plans to issue shares of preferred stock. The issuance of preferred stock in certain circumstances may have the effect of delaying, deferring or preventing a change in control of Waters without further action by the shareholders, may discourage bids for Waters common stock at a premium over the market price of the common stock and may adversely affect the market price, and the voting and other rights of the holders, of common stock.

         Garrett

         Garrett's authorized capital stock consists of 10,000,000 shares of common stock. As of the record date, _____ shares of common stock were issued and outstanding and employee and director stock options to purchase a total of ____ shares were outstanding. All shares of Garrett's common stock outstanding are fully paid and nonassessable. The board of directors of Garrett is authorized to issue additional shares of Garrett's common stock, up to the number of shares authorized by Garrett's articles of incorporation, and to issue options and warrants for the purchase of shares of common stock, on such terms and conditions and for such consideration as the board of directors of Garrett may deem appropriate without further shareholder action.

         Comparison of Garrett Common Stock and Waters Common Stock

         As a result of the merger, three shareholders of Garrett's common stock (Frank Madren, Christopher Robert and Ross Smith) will become holders of Waters' common stock. These three shareholders will have different rights as shareholders of Waters than they had as shareholders of Garrett. These differences are due to differences in the respective articles of incorporation and bylaws of Garrett and Waters, and differences between the corporate laws of California, where Garrett is incorporated and by whose laws it is governed, and the corporate laws of Minnesota, where Waters is incorporated and by whose laws it is governed.

         The following is a summary of certain significant differences between the charter documents of Waters and Garrett and between the laws of Minnesota and California.

         Annual Meetings of Shareholders. The bylaws of Waters provide that regular meetings of the shareholders entitled to vote shall be held on an annual or other less frequent basis as determined by the board of directors or the chief executive officer, provided that if a regular meeting has not been held during the immediately preceding fifteen months, a shareholder or shareholders holding 3% or more of the voting power of all shares entitled to vote may demand a regular meeting of shareholders by written notice of demand given to an officer of Waters.

         Under the bylaws of Garrett, the Garrett annual meeting of shareholders must be held each year on June 15. California law provides that if there is a failure to hold the annual meeting for a period of 15 months after the last annual meeting, a court may order a meeting to be held after notice to the corporation giving it an opportunity to be heard. The Garrett bylaws provide that all notices of meetings of shareholders must be sent not less than 10 days nor more than 60 days before the date of the meeting. The notice must specify the place, date, and hour of the meeting. In the case of a special meeting, the notice must also specify the general nature of the business to be transacted. In the case of an annual meeting, the notice must specify the matters that the board intends to present for action. The Garrett bylaws provide that if any person or persons other than the board of directors wishes to call a special meeting of shareholders, he or she must make a request in writing, specifying the time of the meeting and general nature of the business proposed to be transacted at the meeting. Garrett must notify shareholders entitled to vote that a meeting will be held at the time requested by the shareholder, not less than 35 days nor more than 60 days after Garrett received the request.

         Special Meetings of Shareholders. The MBCA and the Waters bylaws provide that meetings of shareholders may be called by (i) the chief executive officer, (ii) the chief financial officer, (iii) two or more directors, (iv) shareholders holding 10% or more of the voting power of all shares entitled to vote (except that the voting power needed to demand a meeting to directly or indirectly effect a business combination is 25%), or (v) any other person authorized in the Waters articles or the Waters bylaws. The Waters bylaws provide that special meetings of shareholders may be called only by the parties listed in items (i) through (iv) above.

         California law provides that a special meeting of shareholders may be called by the board of directors, the Chairman of the Board, the President or the holders of shares entitled to cast not less than 10% of the votes at the meeting or such additional persons as may be provided in the articles or bylaws. The Garrett bylaws provide that special meetings of the shareholders may be called only by the board of directors, the Chairman of the Board, the President, or by one or more shareholders holding shares entitled to cast not less than 10% of the votes at that meeting.

         Action Without Meetings of Shareholders. The MBCA provides that any action which might be taken at a meeting of the shareholders may be taken without a meeting if done in writing and signed by all of the shareholders entitled to vote on that action.

         California law and the Garrett bylaws provide that any action that may be taken at a meeting of shareholders may also be taken by the written consent of the holders of at least the same proportion of shares as would be necessary to take the action at a meeting at which all shares entitled to vote were present and voted. In the election of directors, however, the written consent generally must be unanimous.

         Voting Rights; Shareholder Approvals. The Waters articles provide that each holder of record of shares of common stock shall be entitled to one vote per share on all matters submitted to a vote of the shareholders. The Waters bylaws provide that, except as specifically required otherwise under the Waters articles, the Waters bylaws or the MBCA, all matters submitted to the shareholders are decided by a majority vote of the shares entitled to vote and represented at a meeting at which there is a quorum. The Waters articles provide that where approval of shareholders is required by law, the affirmative vote of the holder of at least 66-2/3% of the voting power of all shares entitled to vote shall be required to authorize Waters to (i) merge, (ii) to exchange its shares for shares of another corporation, (iii) to sell, lease, transfer, or otherwise dispose of all or substantially all of its property and assets, including its goodwill, or (iv) to commence voluntary dissolution.

         The Garrett bylaws provide that each holder of Garrett's common stock is entitled to one vote for each share held of record on each matter submitted to a vote of shareholders (other than the election of directors). Except as specifically required otherwise under the Garrett articles, the Garrett bylaws or California law, shareholder actions generally require the approval of the holders of a majority of Garrett's outstanding shares of common stock entitled to vote and represented at a meeting at which there is a quorum.

         Cumulative Voting. The Waters articles provide that no shareholder shall have the right to cumulate his votes in the election of directors.

         Under California law, any shareholder of a corporation is entitled to cumulate his or her votes for the election of directors, if at least one shareholder has given notice at the meeting before the voting of the shareholder's intention to cumulate his or her votes. California corporations are authorized, under specified circumstances, to eliminate cumulative voting in the election of directors. Garrett's articles of incorporation do not eliminate cumulative voting.

         Mergers and Reorganizations.

         California law generally requires shareholder approval of any reorganization, including a merger, exchange reorganization and sale-of-asset reorganization, or sale of all or substantially all of the assets of a corporation. The vote required is the affirmative vote of the holders of a majority of the outstanding shares of each class of capital stock of the corporation entitled to vote on the matter, unless the charter required a higher percentage. The Garrett articles do not require a higher percentage. In general, under California law, shareholder approval of a reorganization is not required if a corporation, or its shareholders immediately before the reorganization, or both, own, immediately after the reorganization, equity securities possessing more than 5/6 of the voting power of the surviving or acquiring corporation or its parent.

         Dividends and Repurchases of Stock. The board of directors of Waters, under the MBCA, may declare dividends without shareholder approval so long as the corporation will be able to pay its debts in the ordinary course of business after making the distribution.

         Generally, a California corporation may pay dividends out of retained earnings or if, after giving effect to the dividend, (i) the sum of the assets (excluding goodwill and specified other assets) of the corporation is at least equal to 1 1/4 times its liabilities (excluding specified deferred credits) and
(ii) the current assets of the corporation are at least equal to its current liabilities or, if the average of the earnings of the corporation before taxes and interest expense for the two preceding fiscal years was less than the average of the interest expense of such corporation for those fiscal years, 1 1/4 times its current liabilities. In addition, neither a corporation nor any of its subsidiaries is authorized to make any distribution to the corporation's shareholders if the corporation or the subsidiary making the distribution is, or as a result of the distribution would be, likely to be unable to meet its liabilities.

         Inspection Rights. Under the MBCA, a shareholder has an "absolute right," upon written demand, to examine the following corporate documents: (i) the share register; (ii) records of all proceedings of shareholders for the last three years; (iii) records of all proceedings of the board for the last three years; (iv) the corporation's articles and all amendments currently in effect;
(v) the corporation's bylaws and all amendments currently in effect; (vi) certain financial statements and the financial statement for the most recent interim period prepared in the course of operation of the corporation for distribution to the shareholders or to a governmental agency as a matter of public record; (vii) reports made to shareholders generally within the last three years; (viii) a statement of the names and usual business addresses of its directors and principal officers; (ix) voting trust agreements; (x) shareholder control agreements; and (xi) a copy of agreements, contracts, or other arrangements or portions of them fixing the rights of a class or series of securities issued by the company.

         Under California law, a shareholder or shareholders holding a total of at least 5% of the outstanding voting shares of a corporation or who hold at least 1% of the voting shares and have filed a Schedule 14B with the SEC relating to the election of directors of the corporation have an absolute right to do either or both of the following:

         o inspect and copy the record of shareholders' names and addresses and share holdings during usual business hours upon five business days' prior written demand upon the corporation, or

         o obtain from the transfer agent for the corporation, upon written demand and upon payment of its usual charges, a list of the shareholders' names and addresses, who are entitled to vote for the election of directors, and their share holdings, of the most recent record date for which it has been compiled or as of a date specified by the shareholder.

California law requires that the list be made available on or before the later of five business days after the demand is received or the date specified in the demand, and that a corporation has the responsibility to cause its transfer agent to comply with the request.

         Amendment to Articles. The Waters articles provide that such articles may be amended by the affirmative vote of at least 66-2/3% of the voting power of the shares present and entitled to vote at a duly held meeting.

         Under California law, amendments to the articles of incorporation generally require the approval of the board of directors and the holders of a majority of outstanding shares entitled to vote and, where their rights are affected, by the holders of a majority of the outstanding shares of a class, whether or not the class is entitled to vote on the matter by the provisions of the charter.

         Amendment of Bylaws. The Waters bylaws provide that such bylaws may be amended by the affirmative vote of a majority of the board of directors of Waters, subject to the power of Waters' shareholders to change or repeal such bylaws. The Waters bylaws further provide that the board of directors of Waters shall not make or alter any bylaws fixing a quorum for meetings of shareholders, prescribing procedures for removing directors or filling vacancies on the board of directors of Waters, or fixing the number of directors or their classifications, qualifications or terms of office, but the board of directors may adopt or amend a Bylaw to increase the number of directors.

         Under California law, bylaws may be adopted, amended or repealed either by the vote of a majority of the outstanding shares entitled to vote or by the approval of the board of directors. The articles of incorporation or bylaws may impose additional restrictions. Neither the Garrett articles of incorporation or bylaws impose additional restrictions. Amendments to the bylaws specifying or changing a fixed number of directors or the maximum or minimum number of directors or changing from a fixed to a variable board or vice versa may only be adopted by approval of the shareholders. The Garrett bylaws provide that new bylaws may be adopted or the existing bylaws may be amended by the vote or written consent of the holders of a majority of the outstanding shares entitled to vote. The bylaws further provide that subject to the rights of the shareholders, a bylaw may be adopted, amended or repealed by the board of directors.

         Preemptive Rights. The Waters articles state that no holder of shares of Waters shall have preemptive rights provided by the MBCA. The MBCA defines preemptive right as the right of a shareholder to acquire a certain fraction of the unissued securities or rights to purchase securities of a corporation before the corporation may offer them to other persons. Minnesota law provides that, with some exceptions, a shareholder has a preemptive right whenever the corporation proposes to issue new or additional shares or rights to purchase additional shares of the same series as the series held by the shareholder, unless denied or limited in the articles or by the board. Holders of Waters' common stock have no subscription, redemption or conversion rights.

         Holders of Garrett's common stock have no conversion, preemptive or other rights to subscribe for additional shares, and there are no redemption rights or sinking fund provisions with respect to the Garrett common stock.

         Directors. Under the MBCA and the Waters bylaws, directors hold office until the next annual meeting of shareholders or the election and qualification of their successors.

         The Garrett bylaws provide that the number of directors is not less than five nor more than nine until changed by an amendment adopted by Garrett's shareholders. The Garrett bylaws further provide that the board of directors must fix the exact number of directors within that range. The number of directors currently is fixed at five.

         If Waters shareholders approve the proposal set forth in this proxy statement/prospectus to amend the bylaws to provide for a staggered Board, the board of directors will be divided into two classes of directors. Initially, Class I directors shall be elected for a two year term and Class II directors to a three year term. Thereafter, both classes of directors shall serve three year terms. The proposed amendment to the Waters bylaws will further provide that (i) vacancies shall be filled solely by the affirmative vote of at least two-thirds of the remaining directors, (ii) shareholders may remove a director either with cause by the affirmative vote of at least a majority of the outstanding voting shares or without cause by the affirmative vote of at least two-thirds of the outstanding voting shares, and (iii) the board of directors may remove a director with cause by the affirmative vote of at least two-thirds of the directors or, if such director ceases to be employed as President, Chief Executive Officer or Vice President, by the affirmative vote of at least a majority of the directors.

         Personal Liability of Directors. The MBCA generally permits a Minnesota corporation's articles to eliminate or limit a director's personal liability to the corporation or its shareholders for monetary damages for breaches of a director's duty as a director. However, the articles cannot deprive the corporation or its shareholders of the right to enjoin transactions which violate a director's duty of care. Moreover, the articles cannot limit liability for any breach of the director's duty of loyalty, for transactions resulting in an improper personal benefit to the director or for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law. In addition, liability for illegal dividends, stock repurchases or other distributions to shareholders or for violations of Minnesota's securities statutes cannot be limited. The Waters articles include a provision limiting the personal liability of directors to the extent permitted by the statute.

         California law permits, with exceptions, a California corporation to adopt charter provisions eliminating the liability of its directors to the corporation or its shareholders for monetary damages for breach of the directors' fiduciary duty of care. The Garrett articles of incorporation eliminate the liability of directors to the fullest extent allowed by California law. This limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission. In addition, California law does not permit the elimination of monetary liability based on:

         o intentional misconduct or a knowing and culpable violation of law,

         o acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director,

         o        receipt of an improper personal benefit,

         o acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders where the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its shareholders,

         o acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders,

         o transactions between the corporations and a director who has a material financial interest in the transaction, or

         o        liability for improper distributions, loans and guarantees.

         Indemnification. Article Five of the Waters bylaws provides for indemnification of directors, officers and employees of Waters to the full extent permitted by Minnesota law. Minnesota law provides for mandatory indemnification of a person acting in an official capacity on behalf of the corporation (including a director, officer, employee or agent) if such person acted in good faith, received no improper personal benefit, acted in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

         Garrett's articles and bylaws provide that Garrett must indemnify its directors to the fullest extent permitted by law, including circumstances in which indemnification is otherwise discretionary. There is no action or procedure pending or, to the knowledge of Garrett, threatened which may result in a claim for indemnification of any director, officer, employee or agent.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Waters and Garrett, Waters and Garrett have been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         Rights of Dissenting Shareholders. Under Section 302A.473 of the MBCA, if a corporation calls a shareholders meeting to approve a merger in which such corporation is a party, the sale of substantially all of the assets of the corporation, or in certain other circumstances, the notice of the meeting must inform each shareholder of the right to dissent from such action and must include a copy of Section 302A.471 and Section 302A.473 of the MBCA and a brief description of the procedure to be followed under such sections. A shareholder who wishes to exercise dissenters' rights in such circumstances is entitled to demand the fair value of the shares owned by such shareholder.

         In general, California law requires dissenters' rights in share-for-share reorganizations and sale of assets reorganizations where a shareholder vote is required, as well as mergers where a shareholder vote is required. There are some exclusions for corporations whose shares are publicly traded.

                               UNAUDITED PRO FORMA
                          COMBINED FINANCIAL STATEMENTS

         The following unaudited Pro Forma Balance Sheet is derived from the Balance Sheets of the Company and Garrett Communications, Inc. at September 30, 1999. The unaudited Pro Forma Balance Sheet reflects the Company's merger with Garrett Communications, Inc. using the purchase method of accounting and assumes that such acquisition was consummated as of September 30, 1999. The following unaudited Pro Forma Statement of Operations is derived from the Statement of Operations of Waters for the fiscal year ended June 30, 1999 and the quarter ended September 30, 1999, both of which are included elsewhere in this Prospectus. The unaudited Pro Forma Statement of Operations reflects the merger of Garrett with a subsidiary of the Company using the purchase method of accounting and assumes that such acquisition was consummated as of July 1, 1998. The unaudited Pro Forma combined condensed statements of operations for the twelve months ended June 30, 1999 reflect Garrett's historical results of operations recasted from its fiscal year ended December 31, 1998 to an assumed fiscal year ended June 30, 1999 by adding and deducting the results of operations for the six months ended June 30, 1999 and 1998, respectively, to and from the results of operations for the fiscal year ended December 31, 1998.

         The unaudited Pro Forma Statement of Operations should be read in conjunction with the Financial Statements of the Company, the Financial Statements of Garrett Communications and the Notes thereto included elsewhere in this Prospectus. The Pro Forma Statement of Operations does not purport to represent what the Company's results of operations would actually have been if the merger with Garrett Communications, Inc. had occurred on the date indicated or to project the Company's results of operations for any future period or date. The pro forma adjustments, as described in the accompanying data, are based on available information and the assumptions set forth in the footnotes below, which management believes are reasonable.

                    WATERS INSTRUMENT/GARRETT COMMUNICATIONS
                        PRO FORMA STATEMENT OF OPERATIONS
                            YEAR ENDED JUNE 30, 1999
                                   (Unaudited)

                                                                                 Adjustments
                                       Waters                Garrett                 for
                                    Instruments,      Communications, Inc.       Acquisition          Pro Forma
                                        Inc.
                                  ------------------  ----------------------  ------------------  -------------------
Operations Statements Data:

Net Sales.....................          $17,585,000              $9,065,606                              $26,650,606
Cost of Sales.................           11,225,000               6,770,191                              $17,995,191
                                  ------------------  ----------------------  ------------------  -------------------
Gross Profit..................            6,360,000               2,295,415                               $8,655,415

Operating Expenses............
  Selling, general and
  administrative..............            4,862,000               1,921,114         (1) 368,554           $7,151,668
                                 ------------------  ----------------------  ------------------  -------------------
     Total operating expenses.            4,862,000               1,921,114             368,554           $7,151,668

Operating Income (loss).......            1,498,000                 374,301            -368,554           $1,503,747

Interest income (expense), net              133,000                                                         $133,000
Other income, net.............               -7,000                     197                                  -$6,803
Income Taxes..................              618,000                 138,000                                 $756,000
                                  ------------------  ----------------------  ------------------  -------------------
Net income (loss).............           $1,006,000                $236,498           -$368,554             $873,944

Earnings per common share:
     basic....................                $0.68                                                            $0.47
                                  ==================                                              ===================
     diluted..................                $0.67                                                            $0.45
                                  ==================                                              ===================

Weighted Average Number of
   Shares Outstanding:
     basic....................            1,469,348                                  (2)375,000            1,844,348

                                  ==================                                              ===================
     diluted..................            1,500,757                                  (3)425,351            1,926,108
                                  ==================                                              ===================

Notes:

(1) Represents the amortization of goodwill for the year ended June 30, 1999 using a useful life to 7 years.

(2) Pursuant to the merger agreement, Waters will issue 375,000 shares of Waters common stock to Garrett shareholders.

(3) The increase in weighted average number of shares outstanding reflects the Garrett stock options assumed by Waters.

                    WATERS INSTRUMENT/GARRETT COMMUNICATIONS
                        PRO FORMA STATEMENT OF OPERATIONS
                        QUARTER ENDED SEPTEMBER 30, 1999
                                   (Unaudited)

                                                                                 Adjustments
                                       Waters                Garrett                 for
                                    Instruments,      Communications, Inc.       Acquisition          Pro Forma
                                        Inc.
                                  ------------------  ----------------------  ------------------  -------------------
Operations Statements Data:

Net Sales.....................           $4,789,000              $3,264,607                               $8,053,607
Cost of Sales.................            2,990,000               2,327,582                               $5,317,582
                                  ------------------  ----------------------  ------------------  -------------------
Gross Profit..................            1,799,000                 937,025                               $2,736,025

Operating Expenses............
  Selling, general and
  administrative..............            1,256,000                 581,370         (1)  92,139           $1,929,509
                                  ------------------  ----------------------  ------------------  -------------------
     Total operating expenses.            1,256,000                 581,370              92,139           $1,929,509

Operating Income (loss).......              543,000                 355,655             -92,139             $806,516

Interest income (expense), net               41,000                                                          $41,000
Other income, net.............               -4,000                                                          -$4,000
Income Taxes..................              220,000                 142,000                                 $362,000
                                  ------------------  ----------------------  ------------------  -------------------
Net income (loss).............             $360,000                $213,655            -$92,139             $481,516

Earnings per common share:
     basic....................                $0.24                                                            $0.26
                                  ==================                                              ===================
     diluted..................                $0.24                                                            $0.25
                                  ==================                                              ===================

Weighted Average Number of
   Shares Outstanding:
     basic....................            1,471,279                                 (2) 375,000            1,846,279

                                  ==================                                              ===================
     diluted..................            1,507,469                                 (3) 433,441            1,940,910

                                  ==================                                              ===================

Notes:

(1) Represents the amortization of goodwill for the quarter ended September 30, 1999 using a useful life to 7 years.

(2) Pursuant to the merger agreement, Waters will issue 375,000 shares of Waters common stock to Garrett shareholders.

(3) The increase in weighted average number of shares outstanding reflects the Garrett stock options assumed by Waters.

                    WATERS/GARRETT BALANCE SHEETS (combined)
                            AS OF SEPTEMBER 30, 1999

                                   (Unaudited)

                                                                               Adjustments
                                       Waters               Garrett                for
                                    Instruments,        Communications,        Acquisition          Pro Forma
                                        Inc.                 Inc.
                                  ------------------  --------------------  ------------------- -------------------
ASSETS

Cash & Cash Equivalents           $       3,581,000      $          3,907    (1) $  -2,250,000    $      1,334,907
Net Trade Receivables                     2,718,000             1,922,759                                4,640,759
Inventories                               2,361,000             1,544,062                                3,905,062
Prepaid Expenses                             86,000                18,990                                  104,990
Deferred Income Taxes                       282,000                46,000                                  328,000
-------------------------------------------------------------------------------------------------------------------
Total Current Assets                      9,028,000             3,535,718           -2,250,000          10,313,718

Deposits                                                           10,584                                   10,584
Investment in Affiliate                                             2,370                                    2,370
Net Fixed Assets                          1,503,000               152,714                                1,655,714
Other Assets                                  3,000                                                          3,000
Goodwill                                     41,000                         (2)      2,579,876           2,620,876
===================================================================================================================
TOTAL ASSETS                      $      10,575,000      $      3,701,386        $     329,876     $    14,606,262
===================================================================================================================

LIABILITIES & STOCKHOLDER'S EQUITY
Current Portion LTD                          33,000                                                         33,000
Accounts Payable                          1,601,000             1,109,981                                2,710,981
Accrued Salaries, Wages & Other
   Compensation                             493,000                68,428                                  561,428
Product Warranties                          246,000                63,000                                  309,000
Other Accrued Liabilities                   136,000                                                        136,000
Income Taxes Payable                        271,000               159,353                                  430,353
-------------------------------------------------------------------------------------------------------------------
Total Current Liabilities                 2,780,000             1,400,762                                4,180,762

Deferred Income Taxes                        59,000                15,000                                   74,000

Common Stock                                147,000               876,898   (3)       -839,398             184,500
Paid in Capital                           1,285,000                         (4)      2,578,000           3,863,000
Retained Earnings                         6,304,000             1,408,726   (5)     -1,408,726           6,304,000
Current Earnings
-------------------------------------------------------------------------------------------------------------------
Total Stockholder's Equity                7,736,000             2,285,624              329,876          10,351,500
===================================================================================================================
TOTAL LIABILITIES & EQUITY        $      10,575,000       $     3,701,386        $     329,876    $     14,606,262
===================================================================================================================

Notes:
================================================================================

(1) Pursuant to the merger agreement, Garrett Communication shareholders will receive $2,250,000 in cash.

(2) The excess of purchase price over the fair market value of net assets as follows:

         Cash                                                  $     2,250,000
         Discounted value of stock as determined by
            Investment Adviser                                       1,615,500
         Fair market value of stock options                    *       541,349
         Pre-acquisition contingencies assumed                 *       458,651
                                                                ==============
                                                               $     4,865,500
         Less the fair market value of net assets acquired           2,285,624
                                                                --------------
                                                               $     2,579,876
                                                                ==============

         * The agreement caps the sum of the fair market value of the options and preacquisition contingencies assumed at $1,000,000.

(3) The net decrease in common stock resulting from the elimination of Garrett Communications common stock and the addition of Waters common stock of 375,000 shares at $.10 per share.

(4)      The increase in additional paid-in-capital is as follows:

         Discounted value of Waters common stock issued        $     1,615,500
         Fair market value of stock options                            541,349
         Pre-acquisition contingencies assumed                         458,651
                                                                --------------
                                                               $     2,615,500
         Less amount assigned to common stock                           37,500
                                                                --------------
                                                               $     2,578,000
                                                                ==============

(5) The decrease resulting from the elimination of Garrett Communications pre-merger retained earnings.

                         INFORMATION CONCERNING GARRETT

Business

         Garrett designs, manufactures and markets Ethernet local area networking, or LAN, products that are cost-effective, easy-to-use and standards-compliant. Garrett's Magnum line of Ethernet LAN products features fiber-built-in networking ports to support premises fiber installations that may need bandwidth growth over time. The Magnum line consists of more than 100 different product models, and covers a variety of Ethernet LAN physical connectivity functions, media types, sizes and styles. Garrett focuses exclusively on Ethernet products that are rich in features, which it sells to large quality-sensitive OEMs, and to value added resellers primarily for small and medium sized organizations. Garrett sells its products internationally through distributors.

         Garrett's products are designed to function across either Ethernet or Fast Ethernet networks, and comply with the industry Ethernet standards, IEEE 802.3, to assure interoperability. Ethernet is a type of network topology that determines how packets, or message units, are handled and sent across the network. Standard Ethernet speed is 10 megabits per second (10Mb) and Fast Ethernet speed is 100 megabits per second (100Mb). Ethernet is the most widely used communication standard in local area networks, or LANs. A LAN is a group of computers and other devices dispersed over a relatively limited area and connected by a communications link that enables any device to interact with any other on the network. Traditionally, networks used shared Ethernet, in which multiple users share communication lines. Increasingly, networks are employing Ethernet switching technology, in which a switch filters traffic and selectively interconnects circuits. The result is a transmission path that provides a dedicated communication between a sending and receiving computer or device.

The Market

         The market for Garrett's products is driven by the demand for higher performance and increased functionality from the various components in the network infrastructure. Increased bandwidth, or network capacity, is necessary to accommodate a dramatic increase in the growth of network traffic. There are more computers on networks as hardware prices have declined and organizations increase their dependence on their computer systems. In addition, the increasing demands of high performance personal computers and workstations, the growth of the Internet, intranets and electronic commerce, and the introduction of complex graphics-intensive applications all contribute to the need to continually increase bandwidth.

         Organizations have responded to the need to increase network bandwidth by adopting Fast Ethernet, Ethernet switching and fiber media technologies in local area networks. Large organizations and organizations using complex applications such as publishing, imaging and graphics were the first to address bandwidth constraints by adopting higher speed technologies such as Fast Ethernet. Similarly, switching products were used primarily in larger companies because they were the first to experience congestion in their traditional network architectures. More recently, smaller companies and organizations have adopted Fast Ethernet and Ethernet switching technology. In addition, organizations are increasingly choosing fiber media to enable them to expand their networks in the future without investing in additional network infrastructure.

         Not only have the demands on Ethernet premises networks changed, but so, too, has their role. Business critical applications in communications facilities such as data communications centers, telephone central offices, and Internet POPs are increasingly dependent on Ethernet products for monitoring and managing operations. Garrett believes that premises networks have become industrial tools that deliver competitive advantages, and that the "industrial grade" premises networks market will continue to grow in the Internet infrastructure as well as in industrial control applications and public facilities. Reliable, feature-rich products are needed, and Garrett's Magnum line is targeted at these markets.

Garrett Products

         Garrett's Magnum line of products emphasizes fiber capabilities across the range of products. The products include switches, hubs, mixed-media concentrators, media converters, repeaters, and transceivers. The LAN standards employed include Ethernet and Fast Ethernet, and comply with the IEEE 802.3 standard. Several Magnum products support 10/100 dual speed capabilities. Selected models offer an optional -48 volt power supply for the communications facilities LAN market niche.

         In addition to the Magnum-labeled products, Garrett sells products to private-label OEMs who incorporate the Garrett products into their business, and resell them using the OEMs label and identity. The Waters Network Systems business has used several board-level Garrett products with the Waters brand name since April 1998.

Sales and Marketing

         Garrett markets its products domestically through OEMs, value added resellers and system integrators. Garrett sells its products internationally through distributors.

         Garrett believes that it has good relationships with its resellers and intends to continue to introduce new products through its existing distribution channels. Garrett promotes its products by participating in industry trade shows, by maintaining an extensive and informative web site, and other marketing efforts.

         Sales to customers outside the United States accounted for approximately 35% of Garrett's revenue in 1997, 30% in 1998 and 25% in the first nine months of 1999. All sales to international customers are denominated in U.S. dollars. As a result, Garrett's operating results are subject to the risks inherent in international transactions, including changes in regulatory requirements, exchange rate fluctuations that may make Garrett's products more expensive to non-U.S. purchasers, tariffs or other trade barriers and local business and political conditions.

         One customer, Black Box Corp., accounted for more than 10% of Garrett's revenue in each of 1997, 1998 and the first nine months of 1999. No other customer accounted for more than 10% of revenues during those periods.

         Garrett believes that a high level of continuing service and support is integral to its objective of developing and maintaining long-term relationships with its quality-oriented customers. Garrett's customer support personnel are responsible for servicing Garrett's products. They provide detailed manuals and technical post-sales support, mostly by means of email and the technical information on Garrett's web site. Internationally, Garrett provides customer support through its distributors and resellers and via the Internet.

         Garrett generally warrants its products for 3 years. The warranty is limited to Garrett's obligation to repair or replace the defective product. Garrett has not encountered material warranty claims in excess of reserves. In the future, warranty claims could exceed reserves, which could impact Garrett's results of operations. Garrett's warranty contains disclaimers of special, consequential and indirect damages and similar provisions. However, theses limitations of liability may not be legally enforceable in all jurisdictions.

         Garrett's agreements with its resellers and distributors can generally be terminated on short notice without cause, and do not provide for minimum purchase commitments or preclude the reseller or distributor from offering products that compete with those offered by Garrett. Any of Garrett's resellers or distributors may reduce or cease their efforts to sell Garrett's products.

Backlog

         Garrett generally ships products shortly after orders are received and consequently maintains very little backlog. As a result, Garrett does not believe that its backlog as of any particular date is indicative of future sales.

Research and Development

         Garrett's research and development efforts are focused on developing new products and enhancements to existing products. Garrett's product development activities are based on customer requirements and marketplace needs. Garrett's research and development expenditures were $352,549 in 1997, $435,405 in 1998 and $325,000 in the first nine months of 1999. As of September 30, 1999, Garrett had a total of 5 employees engaged in engineering and product development.

         Garrett continues to invest resources in engineering projects and will devote additional resources as needed to develop and bring to market additional products. In particular, new products and products currently under development include:

         Magnum DS80-series. This line of dual-speed switches/hubs with a built-in Fast Ethernet fiber backbone port used in small offices and classrooms where fiber cabling is in the infrastructure, is being expanded to include small-form-factor fiber built in. A model with copper-only ports is being added to rationalize other similar Magnum products and to consolidate production volumes. The new DS80-series models began shipping in the fourth calendar quarter of 1999.

         Magnum 4000-series. Currently under development, the Magnum 4000-series models are being designed to extend the range of 10/100 half- and full-duplex switches that are offered. Garrett expects these products to move the capabilities of the Magnum line further into the rapidly-growing Layer 2 switches at the high end of the Magnum line. Garrett anticipates that the Magnum 4000-series switches will be available in the first calendar quarter of 2000.

         Magnum 14E Media Converter. Garrett's Media Converters for 100Mb fiber connections are being re-designed to reduce cost and to add new features such as auto-negotiation support.

         Magnum 5000 Fiber Switch, Gigabit up-link option. The Magnum Model 5000 Fiber Switches were introduced in 1999. An extension for this line is being developed to offer a Gigabit Ethernet fiber port option on some models. The Gigabit models are expected to be available in the third calendar quarter of 2000.

         Garrett believes its future success will depend upon its ability to enhance and expand its existing product offerings and to develop new products in a timely manner that achieve rapid market acceptance. Substantially all of Garrett's products are designed to provide connectivity to Ethernet LANs. If Ethernet's importance declines as a result of alternative technologies, Garrett may be unable for technological or other reasons to modify its products or develop new products to support other technology. Garrett may not be successful in developing and marketing enhanced or new products, product delays may result in missed market opportunities, new or enhanced products may not gain market acceptance, and Garrett may not be able to respond effectively to technological changes or new industry standards.

Manufacturing

         Garrett's manufacturing operations consist primarily of component procurement and final assembly, test and quality control of components, subassemblies and systems. Garrett uses local third party contractors to manufacture and assemble printed circuit boards. The manufacturing process enables Garrett to configure its products in combinations to meet a wide variety of customer requirements. Garrett performs "burn-in" procedures and functional tests, as well as comprehensive inspections to assure the quality and reliability of its products.

         Garrett does not have a long-term supply agreement with any of its subcontractors. If any one of its subcontractors experiences financial or operational difficulties that result in a reduction or interruption in the supply of products to Garrett, or otherwise fails to deliver products to Garrett on time, Garrett would be required to obtain sufficient manufacturing supply through alternative sources. Garrett believes that alternative manufacturers are available; however, the qualification of any alternative sources and the commencement of volume manufacturing of Garrett's products could take a significant period of time.

         Garrett's product designs are proprietary but generally incorporate industry standard hardware components. However, there are semiconductor devices and components and subassemblies incorporated into Garrett's products that are currently available only from single sources. Other components are currently available or acquired only from a limited number of sources. To date, Garrett has been able to obtain adequate supplies of these components, as well as subassemblies from third party contractors, in a timely manner from existing sources, or, when necessary, from alternative sources, or to redesign its products to accommodate an alternative component. The inability to obtain sufficient sole or limited source components or subassemblies as required in the future, or to develop alternative sources or redesign its products if and as required in the future could result in delays or reductions in product shipments.

Competition

         The markets for Garrett's products are highly competitive, and Garrett believes that the competition will intensify. Competitive trends in Garrett's markets are continuing declines in average selling prices, coupled with improvements in product features and performance. Garrett expects these trends to continue.

         Garrett's primary competitors are Allied Telesyn, Asante, Canary, IMC and Lancast. Larger companies in the Ethernet market whose low-end products may also compete with Garrett include Nortel Networks, Cabletron, 3COM and Compaq. Many of these competitors and Garrett's potential competitors have greater financial, research and development, intellectual property, marketing and other resources than those of Garrett and have broader product lines and longer standing relationships with customers than Garrett. Garrett expects competition to increase in the future from existing competitors and from other companies that may enter Garrett's existing or future markets. Garrett believes that its ability to compete successfully depends upon a number of factors both within and outside of its control, including price; announcements by Garrett and its competitors; rapid development of new and enhanced products; product quality and performance; experienced sales, marketing and service organizations; and evolving standards. Garrett believes that its ability to compete is enhanced by its exclusive focus on Ethernet products, the breadth of its product line, its OEM relationships, particularly in private label products, its commitment to quality and service and its aggressive pricing. Garrett may not be able to compete successfully with its existing competitors, and it may not be able to compete successfully with new competitors.

Proprietary Rights

         Garrett treats its product designs as proprietary and relies primarily on a combination of copyrights, trademark and trade secret laws, and employee and third-party nondisclosure agreements, to protect its proprietary information. Garrett has no patents or patent applications pending. The contractual obligations may not maintain the confidentiality of Garrett's trade secrets. In addition, proprietary information may be breached by employees, consultants, advisors or others, and Garrett's trade secrets or proprietary technology may otherwise become known or be independently developed by competitors. Garrett licenses some technologies used in its products from third parties on a non-exclusive basis.

         It is possible that third parties will claim that Garrett has infringed their current or future patents or proprietary rights. Any claims, with or without merit, could be time-consuming, result in high legal costs, cause delays or require Garrett to enter into royalty or licensing agreements, any of which could harm Garrett's business. Patent litigation in particular has complex technical issues and inherent uncertainties. If an infringement claim against Garrett were successful and Garrett could not obtain a license on acceptable terms, license a substitute technology or redesign to avoid infringement, its business would be harmed.

Employees

         As of September 30, 1999, Garrett had a total of 27 employees, of whom five were primarily engaged in research and development, eleven in sales, marketing and administration, two in customer support and nine in manufacturing. In addition, from time to time, Garrett employs contract labor to assist with its short-term personnel needs. Garrett believes that its future success will depend in large part upon the continued contributions of members of Garrett's senior management and other key personnel, and upon its ability to attract and retain highly skilled managerial, engineering, sales, marketing and operations personnel. In particular, the current availability of qualified sales and engineering personnel is quite limited, and competition among companies for qualified personnel is intense. Garrett is currently experiencing delays in filling open sales and engineering positions.

Facilities

         Garrett leases its 9,500 square foot principal facility, which is located in Fremont, California, under a lease that expires in June 2004. Garrett maintains sales operations in Wilmington, Delaware, St. Charles, Illinois and Kent, Washington. In Europe, Garrett rents a facility near Southampton, England. Garrett believes that its existing facilities are adequate to meet is current needs and that suitable additional or alternative space will be available in the future on commercially reasonable terms.

Selected Financial Information

         This section presents historical financial data of Garrett. You should read carefully the Garrett financial statements included in this proxy statement/prospectus, including the notes to the financial statements. The selected data in this section is not intended to replace the financial statements.

         Garrett derived the statement of operations data for the years ended December 31, 1997 and 1998 and the balance sheet data as of December 31, 1997 and 1998 from the audited financial statements included in this proxy statement/prospectus. Froshman, Billings, Williams, Chan & Lewandowski, Garrett's independent auditors, audited these financial statements. Garrett derived the statement of operations data for the nine months ended September 30, 1998 and 1999 and the balance sheet data as of September 30, 1999 from Garrett's unaudited financial statements included in this proxy statement/prospectus. In the opinion of Garrett's management, the unaudited financial statements have been prepared on the same basis as the audited financial statements and contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of results of operations for these periods and financial condition at that date. The historical results presented below are not necessarily indicative of future results.

                                                           Years Ended                        Nine Months
                                                           December 31,                    Ended September 30,
                                                         1997             1998              1999             1998
                                                    ----------       ----------          ---------        ---------
Statement of Income Data:

Revenue...................................          $8,224,481      $ 8,124,165         $8,300,725       $5,983,066
   Cost of revenue........................           6,320,482        6,191,902          6,009,286        4,545,530
                                                    ----------       ----------          ---------        ---------
     Gross profit.........................           1,903,999        1,932,263          2,291,439        1,437,536
                                                    ----------       ----------          ---------        ---------
   Operating expenses:
     Research and development.............             352,549          435,405            324,325          295,417
     Marketing and selling................             749,364          807,155            766,954          583,530
     General and administrative...........             533,757          443,243            536,810          331,848
                                                   -----------      -----------         ----------       ----------
       Total operating expenses...........           1,635,670        1,685,803          1,628,089        1,210,795
                                                    ----------       ----------          ---------        ---------
   Income from operations.................             268,329          246,460            663,350          226,741
   Other expenses.........................              56,405           16,783                  0           16,980
                                                  ------------     ------------    ---------------       ----------
Income before income taxes................             211,924          229,677            663,350          209,761
   Provision for income taxes.............              38,000           52,000            265,000           48,000
                                                  ------------     ------------          ---------       ----------
Net income................................             173,924          177,677            398,350          161,761


                                                            As of December 31,
                                                         1997             1998             As of September 30, 1999
                                                    ----------       ----------          ---------------------------
Balance Sheet Data:

Cash and cash equivalents.................                   0           10,785                     3,907
Working capital...........................           1,630,283        1,808,581                 2,134,956
Total assets..............................           2,613,113        2,888,976                 3,701,386
Debt, non-current.........................             365,346                0                         0
Stockholder's equity......................
   Common stock...........................             514,866          852,429                   876,898
   Retained earnings......................             832,699        1,010,376                 1,408,726
                                                    ----------        ---------                 ---------
Total stockholder's equity................           1,347,565        1,862,805                 2,285,624

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                        RESULTS OF OPERATIONS OF GARRETT

         The following discussion and analysis should be read in conjunction with the financial statements and related notes contained elsewhere in this proxy statement/prospectus.

General

         Since its inception in May 1989, Garrett has been engaged in the design and development of Ethernet LAN products. Garrett has a history of operations that have been profitable over the last five years, and have expanded in geographic scope, and product quality and features. Garrett has historically used any net income to finance the growth of its business. Customer satisfaction and repeat purchases continue to be the keys to Garrett's success.

         During the period from January 1994 through September 1999, Garrett has grown its revenues by over 400%. The technology changes during that time covered three different generations of Ethernet LAN technologies. Garrett believes that continued growth in reliability and capacity in premises networks provides a favorable framework for continued investment in LAN products and markets.

         In the absence of a merger of Garrett and Waters, Garrett believes that it would have sufficient capital to support its current operations for at least the next twelve months.

Results of Operations

         Revenue for 1997 was $8.2 million, an increase of 13% from revenue of $7.3 million in 1996. New Fast Ethernet products were added to the Magnum line, resulting in additional revenue. Revenue for 1998 was $8.1 million, which was virtually flat compared to 1997. New products in the dual-speed speed category were added to the Magnum line, while commodity products experienced additional price pressure. Domestic revenue increased in 1998 by 15%, from $5.3 million to $6.1 million, while international revenue declined by 31% from $2.9 million to $2.0 million. Gross margin rose slightly in 1998 to 24%, compared to 23% in 1997.

         Revenue for the first nine months of 1999 was $8.3 million, a 39% increase compared to revenue of $6.0 million in the first nine months of 1998. New products in the fiber LAN and data communications facilities were added to the Magnum line, and stimulated demand for Garrett's products. In the first nine months of 1999, international revenue was $2.0 million or 25% of revenue. A new marketing subsidiary in the United Kingdom began to contribute to sales results from Europe. Gross margin rose to 28% in the first nine months of 1999, compared to 24% in the first nine months of 1998, due primarily to an increase in sales of higher margin specialty products.

         Research and development expenses consist primarily of personnel costs, consulting fees and allocated overhead expenses. Research and development expenses were $353,000 for 1997 and $435,000 for 1998. The increase was due primarily to an increase in the cost of subcontracted product testing services. Research and development expenses were $295,000 for the first nine months of 1998 and $324,000 for the first nine months of 1999. The increase was due primarily to increased staffing.

         Marketing and selling expenses relate primarily to personnel cost, consulting fees, marketing activities and allocated overhead costs. Marketing and selling expenses were $749,364 for 1997 and $807,155 for 1998. The change during those times was insignificant. Marketing and selling expenses were $583,530 for the first nine months of 1998 and $766,954 for the first nine months of 1999. The increase resulted from increased sales staffing and additional leased facilities space.

         General and administrative expenses relate primarily to personnel costs, consulting fees, insurance, professional services and allocated overhead costs. General and administrative expenses were $533,757 for 1997 and $443,243 for 1998. The decrease was due to reduced expenditures primarily for legal fees and consulting services. General and administrative expenses were $331,848 for the first nine months of 1998 and $536,810 in the first nine months of 1999.

         Interest expense consists of borrowing costs for working capital under a bank term/revolving loan agreement. Interest expense (net of interest income) was $50,000 for 1997 and $21,000 for 1998. This was due to paying down the bank loan by $155,000. Interest expense (net of interest income) was zero for the first nine months of 1999, compared to $17,000 for the first nine months of 1998 as the bank loan was reduced further.

Liquidity and Capital Resources

         In 1997, Garrett financed its operations through the earnings of the business and from borrowings under its bank line of credit. Garrett's cash at December 31, 1997 consisted of cash and cash equivalents of less than $1,000. Garrett had available a bank line of credit, secured by all of its assets, of $650,000, of which $365,000 was borrowed at December 31, 1997. The bank borrowings bore interest at 10.5%. Operating activities provided cash of $200,853. In 1997, investing activities used cash of $32,962, relating to the purchase of computers, software and test equipment, and financing activities used cash of $193,970, primarily related to repayment of the outstanding balance of $155,000 under the bank line of credit.

         In 1998, Garrett financed its operations through the earnings of the business and from the net proceeds of $337,563 from the sale of common stock. Garrett's cash at December 31, 1998 consisted of cash and cash equivalents of $11,000. Garrett had available a bank line of credit, secured by all of its assets, of $500,000. The bank borrowings bore interest at 10%. Operating activities provided cash of $71,335. Cash of $322,285 was used primarily to support growth in inventory and accounts receivable. In 1998, investing activities used cash of $7,390, primarily related to the purchase of production burn-in products, and financing activities used cash of $51,263, primarily related to repayment of the outstanding balance of $365,346 under the bank line of credit, offset in part by the proceeds from the sale of common stock.

         In the first nine months of 1999, Garrett financed its operations through the earnings of the business. Garrett's cash at September 30, 1999 consisted of cash and cash equivalents of $4,000, compared to $33,000 at September 30, 1998. Garrett had available a bank line of credit, secured by all of its assets, of $500,000. There were no borrowings under this line of credit in the first nine months of 1999. Cash of $1.0 million was used primarily to support growth in accounts receivable, which grew to $1.9 million at September 30, 1999, from $913,000 at September 30, 1998, due to increased sales.

           QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

         Garrett's exposure to market risk for changes in interest rates relates primarily to increases or decreases in the amount of interest income Garrett can earn on its investments and on increases or decreases in the amount of interest expense it must pay with respect to any outstanding debt instruments. Garrett had no debt instruments outstanding as of September 30, 1999. The risk associated with fluctuating interest expense is limited, however, to those debt instruments and credit facilities that are tied to market rates. Garrett does not plan to use derivative financial instruments in its investment portfolio. Garrett plans to ensure the safety and preservation of its invested principal funds by limiting default risk, market risk and reinvestment risk. Garrett plans to mitigate default risk by investing in high-credit quality securities.

            PRINCIPAL AND MANAGEMENT HOLDERS OF GARRETT COMMON STOCK

    The following table sets forth the beneficial ownership of Garrett Common Stock as of November 30, 1999 for:

o each person who is known by Garrett to beneficially own more than five percent (5%) of Garrett Common Stock;

o        each of Garrett's directors;

o each of Garrett's executive officers for the fiscal year ended December, 1999, and

o        all directors and executive officers as a group.

    Except as indicated in the footnotes to this table and under applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock.

        5% Shareholders, Directors,                    Amount of Common Shares
        Executive Officers, and                           Beneficially Owned
Directors and Executive Officers as a Group          --------------------------
                                                          Number        Percent
------------------------------------------------     --------------     -------

Frank Madren, President, Chief Executive Officer,      1,063,813(1)      38.98%
Chief Financial Officer and Director
106 Gemini Court
Los Gatos, CA  95032

Christopher Robert                                       449,000(2)      16.45%
14 Henry Road
Webster, MA  01570

Ross Smith, Director                                     340,000(3)      12.46%
209 Webster
Palo Alto, CA  94301

Jeet Makker                                              174,500(4)       6.39%
45452 Antelope Drive
Fremont, CA  94539

JoAnn Madren, Director                                    69,375(5)       2.54%
106 Gemini Court
Los Gatos, CA  95032

Percy Kawas, Director                                     18,750(6)           *
494 Rosita Avenue
Los Altos, CA  94024

Robert Novak, Director                                    14,375(7)           *
3550 Carter Drive, #142
South San Francisco, CA  94080
                                                     ------------       -------
Officers and Directors as a Group                     2,128,813          78.04%

*     Less than 1%

(1) Includes 1,043,500 shares of Common Stock beneficially owned by Mr. Madren and 20,313 shares of Common Stock which are exercisable pursuant to options issued as of December 31, 1999.

(2)      Includes 449,000 shares of Common Stock beneficially owned by Mr.
         Robert.

(3) Includes 330,000 shares of Common Stock beneficially owned by Mr. Smith and 10,000 shares of Common Stock which are exercisable pursuant to options issued as of December 31, 1999.

(4)      Includes 174,500 shares of Common Stock beneficially owned by Mr.
         Makker.

(5) Includes 56,250 shares of Common Stock beneficially owned by Ms. Madren and 13,125 shares of Common Stock which are exercisable pursuant to options issued as of December 31, 1999.

(6) Includes 10,000 shares of Common Stock beneficially owned by Mr. Kawas and 8,750 shares of Common Stock which are exercisable pursuant to options issued as of December 31, 1999.

(7) Includes 1,000 shares of Common Stock beneficially owned by Mr. Novak and 13,375 shares of Common Stock which are exercisable pursuant to options issued as of December 31, 1999.

                     APPROVAL OF AMENDED AND RESTATED BYLAWS

                                  (Proposal #2
                            Text attached as Annex C)

         Staggered Election of Directors. Directors are currently elected to the Waters' board of directors annually for a term ending at the next regular meeting of shareholders and until a successor is elected and qualified. Section
3.2 of Waters' bylaws provide that the number of directors shall not be less than three (3) nor more than eleven (11) and that such number shall be determined at each annual meeting by the shareholders. Like the current bylaws, the Amended and Restated Bylaws also provides that the shareholders shall determine the number of directors at each annual meeting but change the limits on the number of directors by stating that the number of directors shall be not less than three (3) nor more than nine (9). The Amended and Restated Bylaws also provide for the Board to be divided into three classes of directors. As proposed, an amendment to Section 3.2 of the Amended and Restated Bylaws will require the affirmative vote of the holders of not less than two-thirds of the voting power of the shares entitled to vote.

         If the Amended and Restated Bylaws are adopted, Waters' directors will be divided into two classes if there are seven or fewer directors and three classes if there are more than seven directors. If there are seven or fewer directors, the Waters directors will be divided into two classes, designated Class I and Class II, and each class shall consist as nearly as possible of one-half of the total number of directors. If there more than seven directors, the Waters directors will be divided into three classes, designated Class I, Class II and Class III, and each class shall consist as nearly as possible of one-third of the total number of directors. At the Annual Meeting, Class I directors shall be elected for a two (2)-year term and Class II directors for a three (3) year term. At each succeeding annual meeting of the shareholders at which directors are elected, successors to the Class of directors whose term expires at that annual meeting shall be elected for a three (3) year term. See Proposal #4, "Election of Directors," as to the composition of each class of directors if this proposal is adopted.

         Number of Directors; Removal of Directors. The Amended and Restated Bylaws seek to limit the manner in which changes in the size of the Board may be made and directors removed. As under the bylaws currently in effect, proposed
Section 3.2 provides that between annual meetings the authorized number of directors may be increased by the board of directors within the limits established by Section 3.2. However, proposed Section 3.2 would require that any increase or decrease, whether instituted by the directors or by the shareholders at an annual meeting, be apportioned among the classes so as to maintain, as nearly as possible, an equal number of directors in each class. Proposed Section
3.2 provides that no decrease may eliminate an entire class of directors, cause any class to contain a number of directors two or more greater than any other class, or shorten the term of any incumbent director.

         Section 3.11 of the Amended and Restated Bylaws provides that directors may be removed only for cause by vote of the holders of two-thirds of the voting power of the shares entitled to vote or by vote of a majority of the entire board of directors. Currently, Minnesota law provides that unless modified by the articles of incorporation, bylaws or a shareholder agreement, directors named by the Board to fill a vacancy may be removed at any time, with or without cause, by a majority of the remaining directors, and all directors may be removed at any time, with or without cause, by the affirmative vote of the holders of voting power sufficient to elect such directors.

         Sections 3.2 and 3.11 of the Amended and Restated Bylaws include a prohibition on any amendment to such sections unless the amendment receives the affirmative vote of the holders of not less than two-thirds of the voting power of all shares of stock of the corporation entitled to vote. An amendment to
Section 9.1 of the bylaws, which governs amendments to the bylaws, is proposed so as to reference the larger vote required to amend proposed Sections 3.2 and 3.11.

         Shareholder Nominations for Directors. Waters' Amended and Restated Bylaws also provide for a mechanism for shareholders to nominate directors. Under the proposal, in order for nominations for directors by shareholders to be considered at an annual meeting of shareholders, such nominations must be received not later than 120 days prior to the anniversary of the date of the proxy statement for the prior year's annual meeting or, if the date of the annual meeting is not within 30 days of the anniversary of the prior year's annual meeting, within ten days of the transmittal of the notice of meeting to shareholders or other public announcement of the meeting. In addition, shareholders making nominations are required to furnish certain information with respect to nominees nominated by them, as well as the nominee's written consent to being named as a nominee. The Waters board of directors believes that this provision will help ensure that all relevant information regarding director nominees can be made available to shareholders well in advance of an annual meeting and that shareholders will, accordingly, be able to make informed decisions regarding elections of directors.

         Reasons and Effects; Possible Advantages and Disadvantages. The proposed amendments to Waters' bylaws are designed to ensure continuity of the Board and orderly changes in control of the Board. The classification of directors will have the effect of making it more difficult to change the composition of the board of directors. The proposed amendments may also operate to discourage or prevent takeovers, including mergers, tender offers or proxy contests, or changes in management of Waters which are proposed to be effected without approval of Waters' Board, whether or not such takeover or changes are detrimental to the Company and its shareholders. The classification of the Board pursuant to the Amended and Restated Bylaws will apply to every election of directors, whether or not a change in control of Waters has occurred or the holders of a majority of the voting power of Waters desire to change the Board. In addition, the proposed amendments would delay shareholders who are not in agreement with the policies of the board of directors from removing a majority of the Board for two years, unless they could show cause to justify such removal prior to the time of election at an annual meeting of shareholders. However, particularly in view of the current environment of increasing stock accumulations and proxy contests facing public companies, the Board believes it prudent and in the interests of the shareholders generally to provide the advantage of greater assurance of continuity of the Board composition and policies which will result from the adoption of the proposed Amended and Restated Bylaws described in this Proposal #2 and set forth in Annex C to this proxy statement/prospectus.

         Vote Required. Waters' board of directors has determined that the adoption of the Amended and Restated Bylaws described above is advisable and has voted unanimously to propose and recommend that Waters' bylaws be amended and restated as set forth in Annex C to this Proxy Statement. Under applicable Minnesota law, adoption of the Amended and Restated Bylaws requires the affirmative vote of the holders of a majority of the voting power of the shares represented in person or by proxy at the Annual Meeting with authority to vote on such matter, but not less than 735,640 shares.

                     APPROVAL OF INCREASE IN SHARES RESERVED
                  FOR ISSUANCE UNDER THE 1995 STOCK OPTION PLAN

                                  (Proposal #3)

         On October 29, 1999, Waters' Board adopted, subject to shareholder approval, an increase in the number of shares reserved for issuance pursuant to options granted under the 1995 Stock Option Plan from 150,000 shares to 375,000 shares of Waters common stock. Incentive Stock Options granted under the 1995 Plan are intended to qualify under Section 422 of the Internal Revenue Code (or any successor provision it relates to as "incentive" stock options which can provide favorable tax treatment to the optionees.) Under the IRC requirements, shareholder approval of the increase in the reserved shares must be obtained before options covering such additional shares may receive the favorable tax treatment. The increase in the reserved shares, therefore, is subject to shareholder approval and, accordingly, is being presented to the shareholders for their approval.
Nonqualified stock options may also be granted under the Plan.

         A general description of the basic features of the Plan is presented below, but such description is qualified in its entirety by reference to the full text of the Plan, a copy of which may be obtained without charge upon written request to Gregory J. Anshus, the Company's Chief Financial Officer.

         Purpose. The purpose of the Plan is to promote the success of Waters and its affiliates (Parent or Subsidiary of Waters) by facilitating the employment and retention of competent persons and by providing performance incentives to officers, directors, employees, and consultants upon whose efforts the success of Waters and its affiliates depends.

         Term. The term of the Plan expires on May 10, 2005, ten years from the date the Plan was approved by the board of directors; however, in the event of a sale by Waters of substantially all of its assets, or in the event of a merger, exchange, consolidation or liquidation of Waters, the board of directors is authorized to terminate the Plan.

         Administration. The Plan is administered by the board of directors, or to the extent empowered by the Board, by a Committee consisting of two or more disinterested Board members. The Plan gives broad powers to the Board to administer and interpret the Plan, including the authority to select the director, officer, employee, consultant, or advisor of Waters or of an Affiliate to be granted options and prescribe the form and conditions of the option (which may vary from optionee to optionee). If the Board so directs, a stock option committee of two or more members of Waters' board of directors or other persons who are appointed by and serve at the pleasure of the Board and who are "disinterested" persons as defined by the Plan, may administer the Plan.

         Eligibility. No person may be granted an incentive stock option under the Plan unless the Optionee is an employee of Waters or of an affiliate. No person may be granted a nonqualified stock option under the Plan unless the Optionee is a director, officer, employee, consultant, or advisor of the Company or of an affiliate. Consultants or advisors will not be eligible to receive stock options under the Plan unless such consultant or advisor renders bona-fide services to the Company or affiliate and such services are not in connection with the offer or sale of securities in a capital-raising transaction.

         Shares Reserved. When the Plan was originally adopted in May 1995, a total of 150,000 shares of authorized but unissued shares of common stock of the Company were reserved for issuance pursuant to the exercise of options to be granted under the Plan. On October 29, 1999 the Waters Board approved an increase in the number of shares reserved from 150,000 shares to 375,000 shares. Shareholders are being asked to approve this increase in the number of shares reserved under the Plan.

         Options. When an option is granted under the Plan, the Board or Committee in its discretion specifies the number of shares of common stock which may be purchased upon exercise of the option and the option price. The option price set by the Board may not be less than 100% of the fair market value of Waters' common stock on the date of grant. For each incentive stock option granted, if an optionee owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of Waters or of its parent or any subsidiary, the option price per share of an incentive stock option granted to such optionee cannot be less than one hundred ten percent (110%) of the fair market value of the option stock per share on the date of the grant. No incentive or nonqualified stock option will be transferable, in whole or in part, by an optionee other than by will or by the laws of descent and distribution and, during an optionee's lifetime, an incentive or nonqualified stock option may be exercised only by an optionee. If an optionee attempts any transfer of any option granted under the Plan during the optionee's lifetime, such transfer will be void and the nonqualified or incentive stock option, to the extent not fully exercised, will terminate. In the event of an increase or decrease in the number of shares of common stock of Waters resulting from a subdivision or consolidation of shares or the payment of a stock dividend or any other increase or decrease in the number of shares of common stock effected without receipt of consideration by Waters, the number of shares of Option Stock reserved by the Plan and the number of shares of Option Stock covered by each outstanding incentive and nonqualified stock option and the price per share of such Option Stock will be equitably adjusted by the Board or the Committee, as the case may be, to reflect such change. Additional shares of Option Stock which may be credited by such adjustment will be subject to the same restrictions as are applicable to the shares of Option Stock with respect to which the adjustment relates.

         Amendment. The board of directors may from time to time, in so far as the law permits, suspend, or discontinue the Plan or revise it in any respect; provided, however, that no such revision or amendment, except as is specifically authorized, will impair the terms and conditions of any option which is outstanding on the date of such revision or amendment to the material detriment of an Optionee without the consent of such Optionee. Notwithstanding the foregoing, no such revision or amendment will: (i) materially increase the number of shares of common stock subject to the Plan, (ii) change the designation of the class of employees eligible to receive options, (iii) decrease the price at which options may be granted, or (iv) materially increase the benefits accruing to Optionees under the Plan, unless such revision or amendment is approved by the shareholders. Furthermore, the Plan may not, without the approval of the shareholders, be amended in any manner that will cause incentive stock options to fail to meet the requirements of "Incentive Stock Options" as defined in Section 422 of the Internal Revenue Code.

         Federal Income Tax Consequences of the Plan. Options granted pursuant to the Plan are intended to qualify for favorable tax treatment to the optionee under Section 422 of the Internal Revenue Code. Under Section 422, an employee realizes no taxable income when the option is granted. If the employee has at all times from the date of grant until three months before the date of exercise been an employee of the Company, the employee will realize no taxable income when the option is exercised. If the employee does not dispose of shares acquired upon exercise for a period of two years from the granting of the option and one year after receipt of the shares, the employee may sell the shares and report any gain as long-term capital gain. No deduction is allowable to the Company for federal income tax purposes in connection with either the grant or exercise of an incentive stock option. If the employee should dispose of the shares prior to the expiration of the above-described two and one-year periods, the employee will be deemed to have received compensation taxable as ordinary income in the year of the early sale in an amount equal to the lesser of (i) the difference between the fair market value of the shares on the date of exercise and the option price of the shares and (ii) the difference between the sale price of the shares and the option price of the shares. In the event of such an early sale, the Company will be entitled to a tax deduction equal to the amount recognized by the employee as ordinary income.

         Plan Benefits. Because the options will only be granted upon the approval of the Board or Stock Option Committee, in its discretion, future benefits under this Plan are not determinable. The table below shows the total number of shares underlying stock options that have been granted under the Plan as of September 30, 1999 to the named executive officer.



                                                     Shares of Common Stock
         Name and Position/Group                   Underlying Options Received
         --------------------------                ---------------------------
         Jerry W. Grabowski                                  56,500
           President and Chief Executive Officer

         Vote Required. THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS APPROVE THE INCREASE IN THE NUMBER OF SHARES RESERVED UNDER THE 1995 STOCK OPTION PLAN. Approval requires the affirmative vote of the holders of a majority of the voting power of the shares represented in person or by proxy at the Annual Meeting with authority to vote on such matter, but not less than 735,640 shares.

                COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT


         Section 16(a) of the Securities Exchange Act of 1934 requires Waters' officers and directors, and persons who own more than ten percent (10%) of the registered class of Waters' equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the SEC). Officers, directors, and greater than ten-percent shareholders are required by SEC regulation to furnish Waters with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, Waters believes that, during the period from July 1, 1998 through June 30, 1999, all filing requirements applicable to its officers, directors, and greater than ten-percent beneficial owners were complied with.

                              ELECTION OF DIRECTORS

                                  (Proposal #4)

General Information

         The Waters board of directors has recommended that the Waters bylaws be amended and restated to provide for the election of two classes of directors with staggered terms. This proposed amendment and its effect as a protective measure against possible takeover attempts is described above at Proposal #2. The Board recommends that the number of directors be set at six and that six directors be elected, three directors for a term of two years as Class I, and three directors for a term of three year as Class II. All directors so elected will hold office until their successors have been duly elected and qualify. If Proposal #2 relating to the classification of the board of directors is not approved, six directors will be elected at the meeting to hold office until the next annual meeting of shareholders and until their successors have been duly elected and qualified. Under applicable Minnesota law, approval of the proposal to set the number of directors at six, as well as the election of each nominee, requires the affirmative vote of the holders of a majority of the voting power of the shares represented in person or by proxy at the Annual Meeting with authority to vote on such matter, but not less than 735,640 shares.

         In the absence of other instructions, each proxy will be voted for each of the nominees listed below who have been nominated by the board of directors into the classes and for the terms indicated following each nominee's name in the biographical section below. If Proposal #2 relating to the classification of the board of directors is not adopted, the proxies solicited hereby will, unless authority is withheld, be voted for the election as directors of the six individuals named below for a term of one year until the next annual meeting of shareholders and until their successors have been duly elected and qualify.

         All of the nominees are members of the present board of directors. If, prior to the meeting, it should become known that any of the nominees will be unable to serve as a director after the meeting by reason of death, incapacity or other unexpected occurrence, the proxies will be voted for such substitute nominee as is selected by the board of directors or, alternatively, not voted for any nominee. The board of directors has no reason to believe that any nominee will be unable to serve.

Nominees for Directors

         The names and ages of all of the director nominees and the positions held by each with the Company are as follows:

Name                                 Class     Age   Position with Company
----                                 -----     ---   ---------------------
William R. Franta (1) (2)           Class I     57   Director
Jerry W. Grabowski                  Class II    47   President, Chief Executive
                                                     Officer and Director
John A. Grimstad (1) (2)            Class I     49   Secretary and Director
Charles G. Schiefelbein (1) (2)     Class II    60   Director
Frank Madren                        Class II    61   Nominee
Christopher Robert                  Class I     59   Nominee

--------------------
(1)      Member of the Compensation Committee.

(2)      Member of the Audit Committee.

         William R. Franta (Class I, two year term) is Vice President of Product Strategy for REAL Solutions, Inc. and has been a business development and technology consultant since April 1996. From January 1987 to April 1996 he served as Senior Vice President of Network Systems Corporation. He is a Director of APA Optics in Blaine, Minnesota.

         Jerry W. Grabowski (Class II, three year term) has been President and Chief Executive Officer and a member of the board of directors of the Company since August 1993. He additionally served as Chief Financial Officer, Secretary, and Treasurer from December 1994 until October 1996. From 1988 until joining the Company, he was employed as General Manager of Onan Power/Electronics Division.

         Charles G. Schiefelbein, (Class II, three year term) has been since September 1996 President of Capital Growth Services, a Consulting and Investment Company based in Minneapolis, Minnesota. From 1979 until August 1996, Mr. Schiefelbein was Chairman of Computer Petroleum Corporation (CPC), a public company that provides electronic energy price and news information. From 1979, when he founded CPC, to 1991, Mr. Schiefelbein served as Chairman and Chief Executive Officer. He is also currently a director of Research, Inc.

         John A. Grimstad (Class I, two year term) has been, since 1984, a Vice President and shareholder of Fredrikson & Byron, P.A., Waters' legal counsel, and serves as a Director and Secretary or Assistant Secretary of several closely-held manufacturing companies.

         Frank Madren (Class II, three year term) has been Chief Executive Officer of Garrett since November 1992. The election of Mr. Madren to Waters' board of directors is effective upon and subject to the closing of the merger of Garrett with a subsidiary of Waters.

         Christopher Robert (Class I, two year term) has been since 1993 President and Chief Executive Officer of Keyfile Corporation, a leading provider of process automation software and services for automating and streamlining e-commerce transactions over the web. The election of Mr. Robert to Waters' board of directors is effective upon and subject to the closing of the merger of Garrett with a subsidiary of Waters.

Board and Committee Meetings

         The Waters Board held 4 meetings during fiscal year 1999. Each Director whose reelection is proposed and who served as a member of the Board during fiscal year 1999 attended at least 75% of the aggregate number of meetings of the Board and of the Committee of which he is a member.

         Waters' board of directors has formally designated two Committees: an Audit Committee and Compensation Committee. The Company does not have a nominating committee.

         The Audit Committee, consisting of Mr. Franta, Mr. Schiefelbein, and Mr. Grimstad for fiscal year 1999, generally engages in oversight of the structure of Waters' internal controls, reviews the selection of the independent auditors, reviews the annual audit plan, and oversees Waters' financial reporting. However, the responsibility to review and approval internal accounting and controls, quarterly financials, registration statements, reports to the SEC, financial press releases, cost of conduct, and any legal/ethics audit, except as these matters have a direct bearing on the duties stated above, remain the responsibility of the full board of directors. During fiscal year 1999, the Audit Committee met twice, and the full board of directors met once with the Company's independent auditors to review the Company's financial statements, accounting policies, and practices. Each Committee member was present at the meetings. Mr. Franta, Mr. Schiefelbein, and Mr. Grimstad will serve on the Audit Committee for fiscal year 2000.

         The Compensation Committee, which for fiscal year 2000 will consist of Mr. Franta, Mr. Grimstad, and Mr. Schiefelbein, generally assists the board of directors in exercising its authority and discharging its responsibilities concerning the hiring, compensation, and termination of employment of the officers and senior managers of the Company. During fiscal year 1999, the Compensation Committee met twice and each Committee member was present at both meetings.

                          WATERS EXECUTIVE COMPENSATION

         The following table sets forth all cash compensation paid or to be paid by Waters, as well as certain other compensation paid or accrued, during fiscal year 1999 to the named executive officer as of June 30, 1999:

                           Summary Compensation Table

                                                                               Long Term Compensation
                                           Annual Compensation                   Awards             Payouts
                                                                         Restricted                             All Other
    Name & Principal      Fiscal                  Bonus $                  Stock       # Options   LTIP        Compensation
       Position            Year     Salary $       (1)       Other $     Awards $      Granted     Payouts       $(2)
       --------            ----     --------   ----------    -------     --------      -------     -------     ------------
Jerry W. Grabowski          1999    161,268        33,686       -            -           3,250         -         3,320
President & CEO             1998    158,524        35,278       -            -           3,250         -         3,783
                            1997    143,780        61,000       -            -             -           -         4,632

(1)      Represents incentive compensation payment.

(2)      Represents insurance premiums and 401(k) match paid by the Company.


Option Grants During 1999 fiscal year

         There were 3,250 shares of the Company's common stock granted in options under the Company's 1995 Stock Option Plan during fiscal year 1999 to the named executive officer in the Summary Compensation Table. The Company has not granted any stock appreciation rights.

                                Number of
                                Securities       Percent of Total Options
                            Underlying Options    Granted to Employees in   Exercise or Base Price
Name                           Granted (#)              Fiscal Year                ($/Share)          Expiration Date
Jerry W. Grabowski                3,250                    13.8%                     $5.75                2/5/2008

Aggregated Option Exercises During 1999 fiscal year and fiscal year End Option Values

         No options were exercised by any officers of Waters during fiscal 1999. The following table provides information related to the number and value of options held at fiscal year end by Jerry W. Grabowski.


                             Shares
                            Acquired                     # of Unexercised Options at     Value of Unexercised Options at
                           on Exercise  Value Realized          June 30, 1999                     June 30, 1999
Name                                                      Exercisable/Unexercisable       Exercisable/Unexercisable (1)

Jerry W. Grabowski              0            $ 0              56,500 exercisable               $124,875 exercisable
                                                               0 unexercisable                   $0 unexercisable

(1) Value is calculated on the basis of the difference between the option exercise price and the closing sale price for the Company's Common Stock at June 30, 1999 of $4.675 as quoted on the NASDAQ National Market System, multiplied by the number of shares of Common Stock underlying the option.


                        PRINCIPAL SHAREHOLDERS OF WATERS

The following table sets forth the beneficial ownership of Water's common stock by (i) each Director and nominee of Waters, (ii) the named executive officer of Waters in the Summary Compensation Table, and (iii) all Directors and Executive Officers of Waters as a group, as of August 31, 1999. Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares of common stock owned by them.


                                                               Number of
                                                                 Shares                       Percent
                                                              Beneficially                   of Class (1)
Name of Director or Number of Persons in Group                   Owned (1)              Pre-Merger Post-Merger
Charles G. Schiefelbein                                          204,753 (2)                13.8%      11%
Jerry W. Grabowski                                                69,750 (3)                 4.6%     3.7%
John A. Grimstad                                                  21,850 (4)                 1.5%     1.2%
William R. Franta                                                 10,150 (5)                 0.7%     0.5%
Officers and Directors as a Group  (5 persons)                   324,503 (6)                20.6%      15%
-----------------------------------------------------------

(1) Under rules of the Securities and Exchange Commission, an individual is also deemed to beneficially own shares which are not outstanding but which the individual has the right to acquire as of December 31, 1999 or within 60 days of such date. Such shares not outstanding but so deemed beneficially owned are treated as outstanding when determining the percent of the class owned by the particular individual and when determining the percent owned by the group.

(2) Includes 70,000 shares of stock held in the name of Peace Shalom Foundation, of which Mr. Schiefelbein is a Director and Vice President, as well as 10,050 shares which may be purchased pursuant to options held by Mr. Schiefelbein which are or will become exercisable within 60 days of December 31, 1999.

(3) Includes 56,500 shares which may be purchased pursuant to options held by Mr. Grabowski which are or will become exercisable within 60 days of December 31, 1999.


(4) Includes 10,050 shares which may be purchased pursuant to options held by Mr. Grimstad which are or will become exercisable within 60 days of December 31, 1999.


(5) Includes 10,050 shares which may be purchased pursuant to options held by Mr. Franta which are or will become exercisable within 60 days of December 31, 1999.


(6) Includes 104,650 shares which may be purchased pursuant to options held by Officers and Directors which are or will become exercisable within 60 days of December 31, 1999.


                             INDEPENDENT ACCOUNTANTS

         The firm of McGladrey & Pullen, LLP, Certified Public Accountants, served as Waters' independent accountants for the fiscal year ended June 30, 1999. McGladrey & Pullen, LLP is expected to be designated by the Waters board of directors to audit Waters' accounts for the new fiscal year ending June 30, 2000. Such action is customarily taken at the meeting of the Waters board of directors immediately preceding the annual meeting of shareholders.

         Representatives of McGladrey & Pullen LLP are expected to be present at the Waters annual meeting and will be afforded the opportunity to make a statement if they so desire. Such representatives are also expected to be available to respond to appropriate questions.

         Representatives of Froshman, Billings, Williams, Chan & Lewandowski, Garrett's independent accountants, are expected to be present at the Garrett special meeting and will have the opportunity to make a statement if they so desire. Such representatives are also expected to be available to respond to appropriate questions.

                                  LEGAL MATTERS

         The validity of the Waters common stock to be issued in connection with the merger will be passed upon for Waters by Fredrikson & Byron, P.A., Minneapolis, Minnesota. Members of such firm own, in the aggregate, approximately 21,850 shares of Waters common stock.

                                     EXPERTS

         The financial statements of Waters incorporated in this proxy statement/prospectus by reference to the Annual Report on Form 10-KSB of Waters, Inc. that was filed with the SEC on September 28, 1999 have been so incorporated in reliance on the report of McGladrey & Pullen LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         The financial statements of Garrett included in this proxy statement/prospectus have been audited by Froshman, Billings, Williams, Chan & Lewandowski, independent accountants, as stated in their report that is incorporated in this proxy statement/prospectus by reference, and has been so incorporated in reliance upon the report of such firm given on the authority of such firm as experts in auditing and accounting.


                              SHAREHOLDER PROPOSALS

         Shareholder proposals for consideration at Waters' 2000 Annual Meeting must follow the procedures set forth in Rule 149-8 under the Securities Exchange Act of 1934. To be timely under Rule 149-8, shareholder proposals must be received by Waters by _________________, 2000 in order to be considered for inclusion in the Waters Proxy Statement for the 2000 Annual Meeting.

                                  OTHER MATTERS

         As of the date of this proxy statement/prospectus, the board of directors of each of Waters and Garrett knows of no other matters that will be presented for consideration at the Waters annual meeting or the Garrett special meeting other than as described in this proxy statement/prospectus. If any other matters shall properly come before the Waters Annual Meeting or an adjournment or postponement thereof and be voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters. The persons named as proxies intend to vote or not vote in accordance with the recommendation of the management of Waters.

                       WHERE YOU CAN FIND MORE INFORMATION

         Waters files annual, quarterly and special reports, proxy statements, and other information with the SEC. You may read and copy any reports, statements or other information filed by Waters at the SEC's public reference rooms at 450 - 5th Street NW., Washington, D.C. 20549, or at 7 World Trade Center, Suite 1300, New York, New York 10048, or at Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800 SEC 0330 for more information on the public reference rooms. The SEC also maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers, like Waters, that file electronically with the SEC.

         Waters has filed with the SEC a registration statement on Form S-4 to register the Waters common stock to be issued in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Waters in addition to being a proxy statement of Waters for the Annual Meeting. As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement and the exhibits to the registration statement.

         The SEC allows us to "incorporate by reference" information into this proxy statement/prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered part of this proxy statement/prospectus, except for any information superseded by information in (or incorporated by reference in) this proxy statement/prospectus.

         This proxy statement/prospectus incorporates by reference the documents listed below that Waters has previously filed with the SEC. These documents contain important information about Waters and its finances.


            Waters SEC Filings                                   Period
------------------------------------------------------- ------------------------
Annual Report on Form 10-KSB                            Year ended June 30, 1999
Description of Waters' common stock contained in
   Waters' registration statement on Form 8-A
Description of Waters' preferred stock purchase rights attached to its common stock contained in Waters' registration statement on Form 8-A.

         Waters is also incorporating by reference all additional documents that it may file with the SEC between the date of this proxy statement/prospectus and the date of the Annual Meeting.

         If you are a shareholder of Waters or Garrett, Waters may have sent you some of the documents incorporated by reference, but you can obtain any of them from Waters or the SEC. Documents incorporated by reference are available from Waters without charge, except for any exhibits to those documents unless we have specifically incorporated by reference a particular exhibit in this proxy statement/prospectus. Shareholders may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate party at the following address:

         Waters, Inc.
         2411 7th Street N.W.
         Rochester, MN 55801

         If you would like to request documents from Waters, please do so by ____________, 1999 to receive them before the Annual Meeting.

         We have not authorized anyone to provide you with information that is different from, or in addition to, what is contained or referred to in this proxy statement/prospectus. Waters has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Waters, and Garrett has supplied all such information relating to Garrett. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or buy, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this documents does not extend to you. The information contained in this documents speaks only as of the date of this documents unless the information specifically indicates that another date applies.

                          INDEX TO FINANCIAL STATEMENTS



Garrett Communications, Inc.

Audited Financial Statements and Related Notes
                                                                            Page

    Independent Auditors' Report.............................................F-2

    Balance Sheets...........................................................F-3

    Statements of Income and Retained Earnings...............................F-4

    Statements of Cash Flows.................................................F-5

    Notes to the Financial Statements........................................F-7

Unaudited Financial Statements and Related Notes

    Balance Sheets..........................................................F-13

    Statements of Operations................................................F-14

    Statements of Cash Flows................................................F-15

    Notes to the Financial Statements.......................................F-16

                          Independent Auditors' Report



To the Board of Directors and Stockholders
Garrett Communications, Inc.
Fremont, CA

We have audited the accompanying balance sheets of Garrett Communications, Inc. as of December 31, 1998 and 1997, and the related statements of income and retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform our audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Garrett Communications, Inc. as of December 31, 1998 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

As discussed in Note 14 to the Financial Statements, the Company is in dispute with the Internal Revenue Service over the tax treatment of certain items. The Company has appealed against assessments for income tax and penalties totaling $198,000, and the ultimate outcome cannot presently be determined. Accordingly, no provision for any liability that may result upon adjudication has been made in the accompanying financial statements.


Los Gatos, California

August 19, 1999

                          Garrett Communications, Inc.
                                 Balance Sheets

ASSETS
                                                                       December 31,
                                                                  1998            1997
                                                               ----------      ----------
Current assets:
       Cash and cash equivalents                               $   10,785      $     --
       Inventories                                              1,495,228       1,311,280
       Accounts receivable, net of allowance for doubtful
           accounts of $20,000 and $155,148, respectively
                                                                1,168,528       1,030,191
       Refundable income taxes                                     39,989          27,658
       Prepaid income taxes                                        22,686          50,929
       Deferred income taxes                                       46,000          77,000
       Other current assets                                        36,536          12,427
                                                               ----------      ----------
                  Total current assets                          2,819,752       2,509,485

Property and equipment                                             66,854          93,216
Investment in affiliate                                             2,370            --
Deposits                                                             --            10,412
                                                               ----------      ----------
                                                               $2,888,976      $2,613,113
                                                               ==========      ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
       Bank overdraft                                                --             1,897
       Payable to stockholder                                        --            23,480
       Accounts payable and accrued expenses                      896,359         744,092
       Accrued payroll and related expenses                        51,812          46,733
       Warranty reserve                                            63,000          63,000
                                                               ----------      ----------
                  Total current liabilities                     1,011,171         879,202

       Debt, non-current                                             --           365,346
       Deferred income taxes                                       15,000          21,000
                                                               ----------      ----------
                  Total liabilities                             1,026,171       1,265,548
                                                               ----------      ----------

Stockholder's Equity:

       Common stock                                               852,429         514,866
       Retained earnings                                        1,010,376         832,699
                                                               ----------      ----------
                  Total stockholder's equity                    1,862,805       1,347,565
                                                               ----------      ----------
                                                               $2,888,976      $2,613,113
                                                               ==========      ==========

                  See accompanying independent auditors' report
                        and notes to financial statements

                          Garrett Communications, Inc.
                   Statements of Income and Retained Earnings

                                                                  Year Ended December 31,
                                                                    1998            1997
                                                                 ----------      ----------

Revenue                                                          $8,124,165      $8,224,481

       Cost of revenue                                            6,191,902       6,320,482
                                                                 ----------      ----------

                  Gross profit                                    1,932,263       1,903,999
                                                                 ----------      ----------

       Operating expenses:
             Research and development                               435,405         352,549
             Marketing and selling                                  807,155         749,364
             General and administrative                             443,243         533,757
                                                                 ----------      ----------

                Total operating expenses                          1,685,803       1,635,670
                                                                 ----------      ----------

       Income from operations                                       246,460         268,329

       Other expenses                                                16,783          56,405
                                                                 ----------      ----------

Income before income taxes                                          229,677         211,924

       Provision for income taxes                                    52,000          38,000
                                                                 ----------      ----------

Net income                                                          177,677         173,924

       Retained earnings, beginning of year                         832,699         658,775
                                                                 ----------      ----------

       Retained earnings, end of year                            $1,010,376      $  832,699
                                                                 ==========      ==========


                  See accompanying independent auditors' report
                        and notes to financial statements

                          Garrett Communications, Inc.
                            Statements of Cash Flows


                                                                                   Year Ended December 31,
                                                                                    1998             1997
                                                                                  ---------       ---------
Cash flows from operating activities:
       Net Income                                                                 $ 177,677       $ 173,924

       Adjustments to reconcile net income to net cash provided by operating activities:
              Depreciation expense                                                   31,382          29,223
              Loss on disposal of equipment                                            --             2,665
              Deferred income taxes                                                  25,000         (31,000)
       Decrease (increase) in operating assets:
         Inventory                                                                 (183,948)       (211,490)
         Accounts receivable                                                       (138,337)        428,523
         Refundable income taxes                                                    (12,331)        (27,658)
         Prepaid income taxes                                                        28,243         (20,917)
         Other current assets                                                       (24,109)          9,354
         Deposits                                                                    10,412          (2,758)
       Increase (decrease) in operating liabilities:
         Accounts payable and accrued expenses                                      152,267        (186,184)
         Accrued payroll and related expenses                                         5,079           8,337
         Warranty reserve                                                              --            30,000
         Income taxes payable                                                          --            (1,166)
                                                                                  ---------       ---------
Net cash provided by operating activities                                            71,335         200,853
                                                                                  ---------       ---------

Cash flows from investing activities
       Acquisition of affiliate                                                      (2,370)           --
       Purchase of property and equipment                                            (5,020)        (32,962)
                                                                                  ---------       ---------
Net cash used in investing activities                                                (7,390)        (32,962)
                                                                                  ---------       ---------

Cash flows from financing activities:
       Proceeds from issuance of common stock                                       337,563            --
       Line of credit                                                              (365,346)       (155,004)
       Repayment of stockholder                                                     (23,480)        (38,966)
                                                                                  ---------       ---------
Net cash used in financing activities                                               (51,263)       (193,970
                                                                                  ---------       ---------

Cash and cash equivalents:
       Net increase (decrease) during the year                                       12,682         (26,079)
       Beginning of year                                                             (1,897)         24,182
                                                                                  ---------       ---------
       End of year                                                                $  10,785       $  (1,897)
                                                                                  =========       =========

                  See accompanying independent auditors' report
                        and notes to financial statements

                          Garrett Communications, Inc.
                      Statements of Cash Flows (continued)


                Supplemental Disclosures of Cash Flow Information




                                                       December 31,
                                                  1998           1997
                                                --------       --------

Cash paid during the year for income taxes      $ 38,747       $118,741

 Refunds received for income taxes               (27,658)          --

Interest paid                                     20,460         50,260










                 See accompanying independent auditors' report
                        and notes to financial statements

                          Garrett Communications, Inc.
                    Notes to Financial Statements (continued)


1.       Summary of Significant Accounting Policies

         Nature of Business

         Garrett Communications, Inc. is a privately owned corporation established in 1989 and provides a range of high technology ethernet products to businesses and industry, worldwide.

         Basis of Preparation

         The financial statements are prepared in accordance with generally accepted accounting principles. Certain prior year amounts are subject to reclassification in the accompanying financial statements to conform to current year presentation.

         Use of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Cash and Cash Equivalents

         Cash and cash equivalents include cash on hand and held in banks, highly liquid money market funds, commercial paper and other short-term investments with original maturities of three months or less.

         Inventory

         Inventories are stated at the lower of cost or market using the average cost method.

         Property and Equipment

         Property and equipment is stated at cost net of accumulated depreciation and amortization computed using the straight-line method. Provisions for depreciation and amortization are based on estimated useful lives of 5 to 7 years for furniture and fixtures, and 3 to 5 years for machinery and equipment and software.

         Stock Option Plan

         In accordance with the disclosure-only provisions of Statements of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation", compensation expense would be recorded by the Company on the date of grant only if the current market price of the underlying stock exceeded the exercise price.


                 See accompanying independent auditors' report

         Income Taxes

         Deferred income taxes are determined on the asset and liability method in accordance with SFAS No. 109. Deferred income taxes reflect the future tax consequences of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end.

2.       Inventories

         Inventories at December 31, 1998 and 1997, consisted of the following:

                                           1998            1997
                                       ----------      ----------
            Raw materials              $  687,866      $  628,160
            Work in process               355,448         328,445
            Finished goods                451,914         354,675
                                       ----------      ----------

                                       $1,495,228      $1,311,280
                                       ==========      ==========

3.       Property and Equipment

         Property and equipment consists of the following:

                                                          December 31,
                                                      1998            1997
                                                   ---------       ---------
         Furniture and fixtures                    $  31,314       $  31,075
         Machinery and equipment                     119,349         114,568
         Software                                     46,209          46,209
                                                   ---------       ---------
                                                     196,872         191,852
         Less accumulated depreciation and
         amortization                               (130,018)        (98,636)
                                                   ---------       ---------
                                                   $  66,854       $  93,216
                                                   =========       =========

4.       Investment in Affiliate

         The Company acquired a 40% stake in a new company in Britain, Garrett Communications (UK) Ltd., in January, 1998. Net income of this affiliate was not material during the year.

5.       Payable to Stockholder

         Payable to stockholder, at December 31, 1998 and 1997, comprises the following:

                                                         1998         1997
                                                -------------      -------
         Note payable - principal               $        --        $20,000
         Accrued interest at 12%                         --          3,480
                                                -------------      -------

                                                $        --        $23,480
                                                =============      =======

6.       Income Taxes

         The provision for income taxes consists of the following:

                                               Year Ended December 31,
                                               1998              1997
                                           -------------     -------------
         Current:     Federal              $    26,000       $    61,000
                      State                      1,000             8,000
                                           -------------     -------------

                                                27,000            69,000
                                           -------------     -------------

         Deferred:    Federal                   21,000          (24,000)
                      State                      4,000           (7,000)
                                           -------------     -------------
                                                25,000          (31,000)
                                           -------------     -------------

                                           $    52,000       $    38,000
                                           =============     =============

         Deferred income taxes arise from temporary differences resulting from income and expense items reported in different periods for financial statement and income tax reporting purposes. Differing methods of calculating depreciation expense and recognizing vacation expense and expense for reserves are the principal sources of temporary differences.

7.       Debt

         The Company has a revolving line of credit of $500,000, at an interest rate of 1.50% over prime rate, which is subject to review by the bank on January 10, 2000. The line is collateralized by all assets of the company.

8.       Operating Leases

         The Company leased its facilities in Fremont under two operating leases. Lease expense for the years ended December 31, 1998 and 1997, was approximately $122,000 and $88,000, respectively.

         These operating leases have since expired. Effective June 15, 1999, the Company has leased new premises in Fremont for a five year term. Total rent commitments are approximately as follows:

                                 1999       $  120,000
                                 2000          115,000
                                 2001          119,000
                                 2002          122,000
                                 2003          126,000
                           Thereafter           58,000
                                            ==============
                                            $  660,000
                                            ==============
9.       Other Expenses

         Other expenses consists of the following:

                                                Year ended December 31,
                                                 1998            1997
                                              ------------    ----------
         Interest expense                     $  16,980       $ 53,740
         Interest income                          (197)          -
         Loss on disposal of equipment                -          2,665
                                              ------------    ----------
                                              $  16,783
                                                              $ 56,405
                                              ============    ==========

10.      Stockholder's Equity

         The Company's articles of incorporation, as amended in 1993, authorize the issue of ten million shares of common stock, with no par value. During 1998, 396,250 new shares were issued for $337,563, bringing the total to 2,205,000 shares issued and fully paid at a cumulative net issue cost of $852,429 at the balance sheet date.

11.      401(k) Plan

         The Company sponsors a 401(k) Profit Sharing Plan (the Plan) in which employees age 21 and over are eligible to participate. The Company may make discretionary contributions which will be allocated to participants' accounts by the Advisory Committee. The Company did not make contributions to the Plan during the years ended December 31, 1998 and 1997. The costs of administering the Plan are not material.

12.      Stock Option Plan

         The Company has established the 1990 Incentive Stock Option Plan (the Option Plan) for its employees and consultants, as amended in 1993. The Board of Directors administers the Option Plan and has sole discretion over the granting of stock options, which may be granted to employees and consultants only, and may be exercised at any time provided for within the term of the Option. A maximum of 500,000 shares of the Company's common stock can be sold pursuant to options granted under the Option Plan.

         The Option Plan provides that the exercise price shall be determined by the Board of Directors, however, the price of each Option granted is subject to the following minimum pricing:
                                                        Percentage of  Years to
         Grantee                                        Market Value    Expiry

         Incentive Stock Options to Employees who
         own more than 10% of Company Stock                 110%          5*

         Incentive Stock Options to other employees         100%         10*

         Other Options to employees and consultants          85%         10*

         *  or 90 days from termination date if earlier

         The Company did not recognize compensation expense on the issuance of any options because the exercise price was not lower than the market price of the underlying stock on the grant date.

         The number and weighted average exercise price of options were as follows:

                                                                           Years to December 31
                                                           1998            1998            1997            1997
                                                          Number           Price          Number          Price

         Outstanding at beginning of year                 347,250        $ 0.6198         342,250       $ 0.6187

         Granted during the year                           67,500        $ 0.8148           5,000       $ 0.7000

         Exercised during the year                        (56,250)       $ 0.5611               -      $         -

         Expired during the year                          (15,000)       $ 0.6500               -      $         -
                                                        ----------       --------      ----------      -----------

         Exercisable at end of year                       343,500        $ 0.6664         347,250       $ 0.6198
                                                         ========        ========         =======       ========

         As of December 31, 1998, the outstanding options, all of which may be exercised sooner at the optionee's discretion, fall due within the following time frames:

                                             Lowest        Highest        Weighted average       Weighted average
                            Number           Price          Price          Exercise price         Life remaining
         0-1 years             25,000        $0.5500        $0.5500            $0.5500               0.04 years
         1-2 years             25,000        $0.7150        $0.7150            $0.7150               1.54 years
         4-5 years             34,000        $0.5000        $0.5000            $0.5000               4.36 years
         5-10 years           259,500        $0.5000        $0.9000            $0.6948               7.49 years
         Overall              343,500        $0.5000        $0.9000            $0.6664               6.20 years

13.      Economic Dependency and Credit Risk

         The Company's sales to one principal customer amounted to approximately $3,489,000 in 1998, representing 42% of total revenues before discounts for the year.

14.      Contingent Liabilities

         The Company is in dispute with the Internal Revenue Service (IRS) over the tax treatment of certain items relating to the purchase of the Company by the present major stockholders. At issue are the treatment of expenditures by the Company relating to the purchase of a Covenant Not to Compete, various disputes with the former stockholders and stock acquisition, and legal and professional fees pertaining to these issues.

         The sum assessed by the IRS, in excess of sums agreed, for federal income tax and penalties for the years 1991 to 1996 is approximately $198,000, which with the addition of related charges would amount to approximately $330,000 at December 31, 1998. No amounts have been accrued in respect of this sum, as it is not possible to assess with any degree of certainty how much, if any, will be determined to be payable.

         The Company is vigorously defending itself against these IRS claims, and believes that the ultimate resolution will not have a material adverse effect on the Company's financial position.

                          Garrett Communications, Inc.
                                 Balance Sheets
                                   (Unaudited)

ASSETS
                                                        September 30,
                                                  1999            1998
-------------------------------------------------------------------------
Current assets:

    Cash and cash equivalents                  $    3,907      $   33,054
    Inventories                                 1,544,062       1,476,225
    Accounts receivable, net                    1,922,759         913,479
    Prepaid income taxes                             --            43,062
    Deferred income taxes                          46,000          77,000
    Other current assets                           18,990          32,802
                                               ----------      ----------

            Total current assets                3,535,718       2,575,622

Property and equipment                            152,714          76,329
Investment in affiliate                             2,370           2,370
Deposits                                           10,584            --
                                               ----------      ----------

                                               $3,701,386      $2,654,321
                                               ==========      ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:

    Accounts payable and accrued expenses       1,109,981         690,409
    Accrued payroll and related expenses           68,428          33,023
    Warranty reserve                               63,000          63,000
    Income taxes payable                          159,353
                                               ----------      ----------

            Total current liabilities           1,400,762         786,432

    Deferred income taxes                          15,000          21,000
                                               ----------      ----------

            Total liabilities                   1,415,762         807,432
                                               ----------      ----------

Stockholder's Equity:

    Common stock                                  876,898         852,429
    Retained earnings                           1,408,726         994,460
                                               ----------      ----------

            Total stockholder's equity          2,285,624       1,846,889
                                               ----------      ----------

                                               $3,701,386      $2,654,321
                                               ==========      ==========

                 See accompanying notes to financial statements.

                          Garrett Communications, Inc.
                            Statements of Operations
                                   (Unaudited)


                                                                 Nine Months Ended September 30,
                                                                        1999            1998
-------------------------------------------------------------------------------------------------

Revenue                                                             $ 8,300,725      $ 5,983,066

    Cost of revenue                                                   6,009,286        4,545,530
                                                                    -----------       -----------

            Gross profit                                              2,291,439        1,437,536
                                                                    -----------       -----------

    Operating expenses:
            Research and development                                    324,325          295,417
            Marketing and selling                                       766,954          583,530
            General and administrative                                  536,810          331,848
                                                                    -----------       -----------

                     Total operating expenses                         1,628,089        1,210,795
                                                                    -----------       -----------

    Income from operations                                              663,350          226,741

    Other expenses                                                         --            (16,980)
                                                                    -----------       -----------

Income before income taxes                                              663,350          209,761

    Provision for income taxes                                          265,000           48,000
                                                                    -----------       -----------

Net income                                                          $   398,350       $  161,761
                                                                    ===========       ===========

Earnings per share:

    Basic                                                           $      0.18       $     0.08
                                                                    ===========       ===========

    Diluted                                                         $      0.16       $     0.07
                                                                    ===========       ===========

    Weighted average shares outstanding                               2,235,270        2,015,385

    Options (equivalent)                                                323,940          345,862
                                                                    -----------       -----------

    Weighted average equivalents                                      2,559,210        2,361,247
                                                                    ===========       ===========


                 See accompanying notes to financial statements.

                          Garrett Communications, Inc.
                            Statements of Cash Flows
                                   (Unaudited)


                                                    Nine Months Ended September 30,
                                                         1999              1998
--------------------------------------------------------------------------------
Cash flows from operating activities:
    Net income                                         $ 398,350       $ 161,761

      Adjustments to reconcile net income to
       net cash provided by operating
       activities:
            Depreciation expense                          21,011          21,907
    Decrease (increase) in operating assets:
      Inventory                                          (48,834)       (164,945)
      Accounts receivable                               (754,231)        116,712
      Refundable income taxes                             39,989          27,658
      Prepaid income taxes                                22,686           7,867
      Other current assets                                17,546         (20,375)
  Deposits                                               (10,584)         10,412
    Increase (decrease) in operating liabilities:
      Accounts payable and accrued expenses              213,622         (53,683)
      Accrued payroll and related expenses                16,616         (13,710)
  Income taxes payable                                   159,353            --
                                                       ---------       ---------

Net cash provided by operating activities                 75,524          93,604
                                                       ---------       ---------

Cash flows from investing activities:
    Acquisition of affiliate                                --            (2,370)
    Purchase of property and equipment                  (106,871)         (5,020)
                                                       ---------       ---------

Net cash used in investing activities                   (106,871)         (7,390)
                                                       ---------       ---------

Cash flows from financing activities:
    Proceeds from issuance of common stock                24,469         337,563
    Line of credit                                          --          (365,346)
Repayment of stockholder                                    --           (23,480)
                                                       ---------       ---------

Net cash provided (used) in financing activities          24,469         (51,263)
                                                       ---------       ---------

Cash and cash equivalents:
    Net (decrease) increase during the period             (6,878)         34,951
    Beginning of period                                   10,785          (1,897)
                                                       ---------       ---------

     End of period                                     $   3,907       $  33,054
                                                       =========       =========


                 See accompanying notes to financial statements.

                          Garrett Communications, Inc.
                        Notes to the Financial Statements
                                   (Unaudited)


1.    Basis of Presentation

      The financial statements included in this Proxy Statement/Prospectus have been prepared by Garrett Communications, Inc. (the Company), without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (SEC). Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed, or omitted, pursuant to these rules and regulations. The year-end balance sheet was derived from audited financial statements, but does not include all disclosures required by generally accepted accounting principles. These unaudited interim financial statements should be read in conjunction with the audited financial statements and related notes included elsewhere in this Proxy Statement/Prospectus.

      The interim financial statements presented herein as of September 30, 1999 and 1998 and for the nine month periods ended September 30, 1999 and 1998 reflect, in the opinion of management, all adjustments (which include only normal, recurring adjustments) necessary for a fair presentation of financial position and the results of operations and cash flows for the periods presented. The results of operations for an interim period are not necessarily indicative of results for the full year.

2.    Inventories

      Inventories at September 30, 1999 consisted of the following:

         Raw materials                           $       721,788
         Work in process                                 371,414
         Finished goods                                  450,860
                                                 ---------------

                                                 $     1,544,062

3.    Industry Segment Information

      The Company distributes its products through its direct sales force and independent sales representatives in the United States, Canada and overseas. The Company's sales to one United States based customer amounted to approximately $3,071,000 and $2,449,000 in the first nine months of 1999 and 1998 respectively, representing 36% and 40% of total revenues before discounts. No other customer accounted for more than 10% of sales in either period.

      Total export sales (primarily to Europe and payable in U.S. dollars) were approximately 8% and 11% of net sales for nine month periods ended September 30, 1999 and 1998, respectively.

      At September 30, 1999, accounts receivable included $261,505, before allowances, due from customers located outside of the U.S.

                          Garrett Communications, Inc.
                        Notes to the Financial Statements
                                   (Unaudited)


4.    Line of Credit

      The Company has a revolving line of credit of $500,000, at an interest rate of 1.50% over prime rate, which is subject to review by the bank on April 10, 2000. The line is collateralized by all assets of the Company.

5.    Stockholders' Equity

      The Company's articles of incorporation, as amended, authorize the issue of ten million shares of common stock, with no par value. During the first nine months of 1999, 41,250 new shares were issued for $24,469, bringing the total to 2,246,250 shares issued and fully paid at a cumulative net issue cost of $876,898 at September 30, 1999.

6.    Contingent Liabilities

      The Company is in dispute with the Internal Revenue Service (IRS) over the tax treatment of certain items relating to the purchase of the Company by the present major stockholders. At issue are the treatment of expenditures by the Company relating to the purchase of a Covenant Not to Compete, various disputes with the former stockholders and stock acquisition, and legal and professional fees pertaining to these issues.

      The sum assessed by the IRS, in excess of sums agreed, for federal income tax and penalties for the years 1991 to 1996 is approximately $194,000, which with the addition of related charges could amount to approximately $350,000 at September 30, 1999. In November, 1999, the Company paid approximately $194,000 to the IRS to enable a court adjudication, which should occur by the year 2002. No amounts have been accrued or expensed in respect of this sum, as it is not possible to assess with any degree of certainty how much, if any, will be determined to be payable or refundable.

      The Company continues to vigorously defend itself against these IRS claims, and to believe that the ultimate resolution will not have a material adverse effect on its financial position.

7.    Acquisition of the Company

      On November 3, 1999, Waters Instruments, Inc. ("Waters") and the Company entered into an agreement under which Waters will acquire the Company in a transaction valued at approximately four and a half million dollars ($4.5 million). The transaction calls for the Company's shareholders to receive $2,250,000 cash plus 375,000 shares of Waters stock in exchange for 100% of Company's stock. In addition to shareholder approval, the transaction is subject to customary conditions including Hart-Scott-Rodino clearance. The companies expect completion of the transaction in February, 2000.

                                                                        ANNEX A
                              AMENDED AND RESTATED

                      AGREEMENT AND PLAN OF REORGANIZATION

                        DATED EFFECTIVE NOVEMBER 3, 1999

                                      AMONG

                            WATERS INSTRUMENTS, INC.,

                                WG MERGER CORP.,

                          GARRETT COMMUNICATIONS, INC.,

                                  FRANK MADREN,

                               CHRISTOPHER ROBERT,

                                       AND

                                   ROSS SMITH

                                TABLE OF CONTENTS

                                                                           Page

ARTICLE I  DEFINITIONS........................................................1
         1.1)       Specific Definitions......................................1
         1.2)       Definitional Provisions...................................6


ARTICLE II  THE MERGER; CONVERSION OF SHARES..................................6
         2.1        The Merger................................................6
         2.2        Effective Time............................................6
         2.3)       Conversion of Company Common Stock........................7
         2.4)       Holdback Shares...........................................8
         2.5)       Other Company Shares and Stock Options....................9
         2.6)       Merger Subsidiary Shares.................................10
         2.7)       Exchange of Company Common Stock.........................10
         2.8)       Articles of Incorporation of the Surviving Corporation...12
         2.9)       Bylaws of the Surviving Corporation......................12
         2.10)      Directors and Officers of the Surviving Corporation......12
         2.11)      Tax Free Reorganization..................................12
         2.12)      Registration on Form S-4.................................12


ARTICLE III  REPRESENTATIONS AND WARRANTIES OF THE COMPANY...................13
         3.1)       Corporate Existence and Power............................13
         3.2)       Corporate Authorization..................................13
         3.3)       Governmental Authorization: Consents.....................13
         3.4)       Non-Contravention........................................14
         3.5)       Binding Effect...........................................14
         3.6)       Capitalization...........................................14
         3.7)       Financial Statements.....................................15
         3.8)       Material Events..........................................15
         3.9)       Title to Properties; Liens...............................17
         3.10)      Litigation...............................................17
         3.11)      Taxes....................................................17
         3.12)      ERISA....................................................18
         3.13)      Compliance With Laws; Permits............................20
         3.14)      Finders' Fees............................................21
         3.15)      Intellectual Property....................................22
         3.16)      Environmental Matters: OSHA..............................23
         3.17)      Contracts................................................24
         3.18)      Real Estate..............................................25
         3.19)      Material Obligations.....................................25
         3.20)      The Company Products; Regulation.........................25
         3.21)      Returns of the Company Products..........................26
         3.22)      Inventory................................................26
         3.23)      Accounts and Notes Receivable............................26
         3.24)      Suppliers and Customers..................................26
         3.25)      Year 2000 Compliance.....................................27
         3.26)      Employee Relations.......................................27
         3.27)      Insurance................................................28
         3.28)      Potential Conflicts of Interest..........................28
         3.29)      Bank Accounts............................................29
         3.30)      Minute Books.............................................29
         3.31)      Full Disclosure..........................................29


ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF PARENT.........................29
         4.1)       Corporate Authorization..................................29
         4.2)       Governmental Authorization; Consents.....................29
         4.3)       Capitalization...........................................30
         4.4)       Non-Contravention........................................30
         4.5)       Binding Effect...........................................31
         4.6)       Financial Statements and SEC Filings.....................31
         4.7)       Corporate Existence and Power............................31
         4.8)       Material Obligations; Material Events....................32
         4.9)       Full Disclosure..........................................32


ARTICLE V  COVENANTS.........................................................32
         5.1)       Approvals and Consents...................................32
         5.2)       Affiliate Letter.........................................32
         5.3)       Preserve Accuracy of Representations and Warranties......33
         5.4)       Maintain the Company as Going Concern....................33
         5.5)       No Solicitation of Other Offers..........................36
         5.6)       Access to Information and Records Before Closing.........36
         5.7)       No Shareholder Solicitation..............................36
         5.8)       Further Actions..........................................36
         5.9)       Regulatory Approvals.....................................36
         5.10)      Additional Financial Statements and Reports..............37
         5.11)      Certain Notifications....................................37
         5.12)      Noncompetition Agreement.................................37
         5.13)      Employment Agreements....................................37
         5.14)      Resignations of Officers and Directors...................37
         5.15)      Maintenance of WNS.......................................37
         5.16)      Transfer of WNS Assets and Assumption of Liabilities.....38


ARTICLE VI  CONDITIONS TO PARENT'S OBLIGATIONS...............................38
         6.1)       Truth of Representations and Warranties..................38
         6.2)       Opinion of Counsel for the Company and the Company
                    Shareholders.............................................38
         6.3)       Required Consents........................................39
         6.4)       Litigation Affecting Closing.............................39
         6.5)       Legislation..............................................39
         6.6)       Noncompetition and Employment Agreements.................39
         6.7)       Resignations.............................................39
         6.8)       Escrow Agreement.........................................39
         6.9)       Form S-4; Nasdaq Listing.................................39
         6.10)      Standstill Agreement.....................................39
         6.11)      Affiliate Letter.........................................39
         6.12)      Dissenters...............................................40
         6.13)      Tax-Free Reorganization..................................40
         6.14)      Minimum Parent Price Per Share...........................40
         6.15)      Agreement Respecting Certain Costs.......................40


ARTICLE VII  CONDITIONS TO THE COMPANY'S OBLIGATIONS.........................40
         7.1)       Truth of Representations and Warranties..................40
         7.2)       Opinion of Counsel for Parent............................41
         7.3)       Consents.................................................41
         7.4)       Litigation Affecting Closing.............................41
         7.5)       Election to Parent Board of Directors....................41
         7.6)       Legislation..............................................42
         7.7)       Escrow Agreement.........................................42
         7.8)       Tax-Free Reorganization..................................42
         7.9)       Form S-4; Nasdaq Listing.................................42
         7.10)      Company Shareholder Approval.............................42
         7.11)      Transfer of WNS Assets and Assumption of Liabilities.....42
         7.12)      Minimum Parent Price Per Share...........................42


ARTICLE VIII  CLOSING........................................................43
         8.1)       Closing Date.............................................43
         8.2)       Closing Deliveries of the Company........................43
         8.3)       Closing Deliveries of Parent.............................43
         8.4)       Proceedings..............................................43


ARTICLE IX  INDEMNIFICATION..................................................44
         9.1)       Indemnification of Parent................................44
         9.2)       Indemnification of the Company Shareholders..............44
         9.3)       Third Party Claims.......................................44
         9.4)       Escrow...................................................45
         9.5)       Set-Off..................................................45
         9.6)       Waiver of Subrogation....................................45
         9.7)       Cooperation as to Indemnified Liability..................45
         9.8)       Determination of Payment.................................46


ARTICLE X  TERMINATION.......................................................46
         10.1)      Termination..............................................46
         10.2)      Procedure and Effect of Termination......................46


ARTICLE XI  ALTERNATIVE DISPUTE RESOLUTION...................................47
         11.1)      Agreement to Arbitrate...................................47
         11.2)      Non-Prevailing Party to Pay Fees and Expenses............47


ARTICLE XII  OTHER PROVISIONS................................................47
         12.1)      Further Assurances.......................................47
         12.2)      Complete Agreement.......................................48
         12.3)      Survival of Representations, Warranties and Agreements...48
         12.4)      Waiver, Discharge, Amendment, Etc........................48
         12.5)      Notices..................................................48
         12.6)      Public Announcement......................................49
         12.7)      Expenses.................................................49
         12.8)      Governing Law............................................49
         12.9)      Successors and Assigns...................................49
         12.10)     Titles and Headings; Construction........................49
         12.11)     Benefit..................................................50
         12.12)     Counterparts.............................................50
         12.13)     Confidentiality..........................................50




EXHIBITS:


         Exhibit A      - Escrow Agreement

         Exhibit B      - Amended Articles of Incorporation of Merger Subsidiary

         Exhibit C      - Company Schedule of Exceptions

         Exhibit D      - Parent Schedule of Exceptions

         Exhibit E      - Affiliate Letter

         Exhibit F      - Noncompetition Agreement

         Exhibit G      - Employment Agreement - Frank Madren

         Exhibit G-1    - Employment Agreement - Chuoc Linh

         Exhibit G-2      Employment Agreement - Mark Vaughan

         Exhibit H      - Letter Agreement

         Exhibit I      - Legal Opinion of Counsel for Company

         Exhibit J      - Standstill Agreement

         Exhibit K      - Tax Opinion of Counsel for Company

         Exhibit L      - Legal Opinion of Counsel for Parent

         Exhibit M      - Tax Opinion of Counsel for Parent

         Exhibit N      - Agreement Respecting Certain Costs

         Exhibit O      - Officer's Certificate of Company

         Exhibit P      - Officer's Certificate of Parent

         Exhibit Q      - Agreement of Merger

            AMENDED AND RESTATED AGREEMENT AND PLAN OF REORGANIZATION

         THIS AGREEMENT is dated effective November 3, 1999, by and among Waters Instruments, Inc., a Minnesota corporation ("Parent"), WG Merger Corp., a California corporation ("Merger Subsidiary"), Garrett Communications, Inc., a California corporation (the "Company"), and Frank Madren, an individual resident of California, Christopher Robert, an individual resident of Massachusetts, and Ross Smith, an individual resident of California (collectively, the "Indemnifying Shareholders").

         WHEREAS, the respective boards of directors of the constituent companies have approved the merger of the Company with and into Merger Subsidiary in a forward triangular merger (the "Merger"), with Merger Subsidiary to be the surviving corporation of the Merger, upon the terms and subject to the conditions set forth herein; and

         WHEREAS, in furtherance of the Merger, and upon the terms and conditions set forth herein, all common stock of the Company ("Company Common Stock"), issued and outstanding at the Effective Time (as defined in Section 2.2 hereof), shall be converted into cash and common stock of Parent ("Parent Common Stock"), and Parent shall assume all outstanding options to purchase shares of Company Common Stock, as provided in this Agreement; and

         WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations promulgated thereunder;

         WHEREAS, the Indemnifying Shareholders are the legal and beneficial owners of approximately 81% of the issued and outstanding Company Common Stock; and

         WHEREAS, the Parties (defined below) entered into a certain Agreement and Plan of Reorganization dated November 3, 1999, which they desire to amend and restate in the form of this Agreement with the same effect as if this Agreement had been executed and delivered on November 3, 1999.

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Subsidiary, the Company, and the Indemnifying Shareholders (collectively, the "Parties") hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         1.1) Specific Definitions. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

         "Affiliate" of any entity means any other entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the first entity. Control shall mean owning more than fifty percent (50%) of the total voting power of the entity.

         "Affiliate Letter" shall have the meaning set forth in Section 5.2(a).

         "Agreement" means this Agreement and all Exhibits and Schedules hereto.

         "Audited Financial Statements" shall have the meaning set forth in
Section 3.7.

         "Benefit Arrangements" shall have the meaning set forth in Section 3.12.5.

         "CCC" means the California Corporations Code, as amended.

         "Certificates" shall have the meaning set forth in Section 2.7.

         "Closing" and "Closing Date" shall have the meanings set forth in
Section 8.1.

         "Code" means the Internal Revenue Code of 1986, as amended, and as hereafter amended.

         "Company" shall have the meaning set forth in the opening paragraph of this Agreement.

         "Company Common Stock" means common stock of the Company.

         "Company Dissenting Shares" means any shares of capital stock of the Company (i) that are outstanding immediately prior to the Effective Time and
(ii) with respect to which "dissenters' rights" within the meaning of Chapter 13 of the California General Corporation Law have been duly and properly exercised and perfected in connection with the Merger.

         "Company Financial Statements" shall have the meaning set forth in
Section 3.7.

         "Company Options" means each outstanding option, warrant, convertible security or other right to purchase shares of the Company Common Stock.

         "Company Products" shall have the meaning set forth in Section 3.20.

         "Company Securities" shall have the meaning set forth in Section 3.6.

         "Company Shareholders" shall have the meaning set forth in Section 2.3(a).

         "Company Systems" shall have the meaning set forth in Section 3.25.

         "Conversion Fraction" shall have the meaning set forth in Section
2.5(b).

         "Effective Time" shall have the meaning set forth in Section 2.2.

         "Employee Plans" means any health care plan or arrangement; life insurance or other death benefit plan; deferred compensation or other pension or retirement plan; stock option, bonus or other incentive plan; severance, change of control or early retirement plan; or other fringe or employee benefit plan or arrangement; or any employment or consulting contract or executive compensation agreement; whether the same are written or otherwise, formal or informal, voluntary or required by law or by the Company's policies or practices, including, without limitation, any "pension plan" as defined in Section 3(2) of ERISA which is not a Multi-employer Plan, and any "welfare plan" as defined in
Section 3(1) of ERISA (whether or not any of the foregoing is funded), (i) to which the Company is a party or by which the Company is bound; (ii) which the Company has at any time established or maintained for the benefit of or relating to present or former employees, leased employees, consultants, agents, and/or their dependents, or directors of the Company; or (iii) with respect to which the Company has made any payments or contributions.

         "Environmental Laws or Regulations" means any one or more of the following: the Comprehensive Environmental Response Compensation and Liability Act ("CERCLA") as amended by the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), 42 U.S.C. ss. 9601 et seq.; the Federal Resource Conservation and Recovery Act of 1976 ("FRCRA"), 42 U.S.C. ss. 6921 et seq.; the Clean Water Act, 33 U.S.C. ss. 1321 et seq.; the Clean Air Act, 42 U.S.C. ss. 7401 et seq.; any other federal, state, county, municipal, local or other statute, law, ordinance or regulation which may relate to pesticides, agricultural or industrial chemicals, wastes, Hazardous Substances (as defined herein), or the environment; and all regulations promulgated by a regulatory body pursuant to any of the foregoing statutes, laws, regulations, or ordinances.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Escrow Account" shall have the meaning set forth in Section 2.4(a).

         "Escrow Agent" shall have the meaning set forth in Section 2.4(a).

         "Escrow Agreement" shall have the meaning set forth in Section 2.4(a).

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         "Exchange Agent" shall have the meaning set forth in Section 2.7(a).

         "Form S-4" shall have the meaning set forth in Section 2.12.

         "Hazardous Substance" means any hazardous or toxic substances, materials or wastes, including, but not limited to those substances, materials, and wastes listed in the United States Department of Transportation's Hazardous Materials Table (49 CFR Part 172.101) or by the United States Environmental Protection Agency as hazardous substances (40 CFR Part 302) and amendments thereto, or such substances, materials and wastes which are or become regulated under any applicable local, state, or federal law. Hazardous Substances shall include, but not be limited to: (i) oil, including but not limited to, petroleum, fuel oil, sludge, oil refuse, and oil mixed with wastes; (ii) asbestos; (iii) polychlorinated biphenyls (PCBs); (iv) substances designated as a "hazardous substance" pursuant to Section 311 of the Clean Water Act, 33 USC ss. 1321 or pursuant to Section 307 of the Clean Water Act, 33 USC ss. 1317; (v) defined as a "hazardous waste" pursuant to Section 1004 of the Resource Conservation and Recovery Act, 42 USC ss. 6903, as amended; (vi) defined as a "hazardous substance" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 USC ss. 9601 et seq., as amended;
(vii) included as a hazardous material, substance or related material in the Hazardous Materials Transportation Act, as amended, 40 USC ss. 1801, et seq., as amended; or (viii) listed as a hazardous air pollutant pursuant to the federal Clean Air Act, 42 USC ss. 7401 et seq., as amended.

         "Holdback Shares" shall have the meaning set forth in Section 2.4.

         "Indemnifiable Loss" shall have the meaning set forth on Section 9.1.

         "Indemnifying Shareholders" shall have the meaning set forth in the opening paragraph of this Agreement.

         "Indemnitees" shall have the meaning set forth in Section 9.1.

         "Intellectual Property Rights" shall have the meaning set forth in
Section 3.15.1.

         "Interim Financial Statements" shall have the meaning set forth in
Section 3.7.

         "IRS" means the United States Internal Revenue Service.

         "Liens" shall have the meaning set forth in Section 3.4.

         "Material Adverse Effect" shall have the meaning set forth in Section 3.1.

         "Merger" shall have the meaning set forth in the first Recital paragraph of this Agreement.

         "Merger Cash" shall have the meaning set forth in Section 2.3(a).

         "Merger Consideration" shall have the meaning set forth in Section 2.3(a).

         "Merger Shares" shall have the meaning set forth in Section 2.3(a).

         "Merger Subsidiary" shall have the meaning set forth in the opening paragraph of this Agreement.

         "Multi-employer Plan" shall have the meaning set forth in Section 3(37) of ERISA.

         "Parent" shall have the meaning set forth in the opening paragraph of this Agreement.

         "Parent Common Stock" means fully paid and nonassessable common stock of Parent, par value $.10 per share.

         "Parent Closing Price Per Share" means the closing sale price of Parent Common Stock as quoted on the Nasdaq National Market on the Closing Date, as reported in the Wall Street Journal.

         "Parent Financial Statements" shall have the meaning set forth in
Section 4.6.

         "Parties" means the Parent, Merger Subsidiary, the Company and the Indemnifying Shareholders, unless otherwise specified.

         "Pension Plans" shall have the meaning set forth in Section 3.12.1.

         "Permits" shall have the meaning set forth in Section 3.13.

         "Prevailing Party" shall have the meaning set forth in Section 11.2.

         "Product Liability" means any liability, claim or expense (including attorneys' fees) arising in whole or in part out of a breach of any product warranty (whether express or implied), strict liability in tort, negligent manufacture of product, negligent provision of services, product recall, or any other liability arising from the manufacturing, packaging, labeling (including instructions for use), or sale of products.

         "Prospectus/Proxy Statement" shall have the meaning set forth in
Section 2.12.

         "SEC" means the Securities and Exchange Commission, or any other Federal agency at the time administering the Securities Act.

         "SEC Filings" shall have the meaning set forth in Section 4.6.

         "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

         "Stock Option Plans" shall have the meaning set forth in Section 3.6.

         "Survival Period" shall have the meaning set forth in Section 12.3.

         "Surviving Corporation" shall have the meaning set forth in Section
2.1.

         "Surviving Corporation Common Stock" shall have the meaning set forth in Section 2.4(c).

         "Taxes" means all taxes, penalties, interest, fines, duties, withholdings, assessments, and charges assessed or imposed by any federal, state, local or foreign governmental authority. "Tax" shall also include any liability arising as a result of being (or ceasing to be) a member of any affiliated, consolidated, combined, or unitary group as well as any liability under any tax allocation, tax sharing, tax indemnity or similar agreement.

         "Withheld Shares" shall have the meaning set forth in Section 2.4(c).

         "WNS" means Waters Network Systems, a business unit of the Parent created late in fiscal year 1995, through which the Parent markets and sells a wide range of connectivity products for Token-Ring and Ethernet local area networks (LANs).

         "Year 2000 Compliant" shall have the meaning set forth in Section 3.25.

         1.2)     Definitional Provisions.

                  (a) Capitalized terms defined in a particular section of this Agreement shall have the same definition throughout this Agreement.

                  (b) The words "hereof," "herein," and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

                  (c) Terms defined in the singular shall have a comparable meaning when used in the plural, and vice-versa.

                  (d) References to the "knowledge" of the Company shall refer to the collective actual knowledge of the Company's executive officers and members of the Company's board of directors.

                  (e) To the best of the Company's knowledge means the knowledge a reasonable person would possess in the performance of such person's duties.

                  (f) References to an "Exhibit" or to a "Schedule" are, unless otherwise specified, to one of the Exhibits or Schedules attached to or referenced in this Agreement, and references to an "Article" or a "Section" are, unless otherwise specified, to one of the Articles or Sections of this Agreement.

                  (g) The term "person" includes any individual, partnership, joint venture, corporation, limited liability company, trust, unincorporated organization or government or any department or agency thereof.

                                   ARTICLE II

                        THE MERGER; CONVERSION OF SHARES

         2.1) The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, the Company shall be merged with and into Merger Subsidiary in accordance with the CCC and the other applicable laws of the State of California whereupon the separate corporate existence of the Company shall cease and Merger Subsidiary shall continue as the surviving corporation (the "Surviving Corporation"). From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all the restrictions, disabilities and duties of the Company and Merger Subsidiary, all as more fully described by the CCC.

         2.2) Effective Time. As soon as practicable after each of the conditions set forth in Article VI and Article VII has been satisfied or waived, the Company and Merger Subsidiary shall file, or cause to be filed, with the Secretary of State of the State of California, the agreement of merger for the Merger required by, and executed in accordance with, the applicable provisions of the CCC and the other applicable laws of California, attached as Exhibit Q hereto (the "Agreement of Merger"). The Merger shall become effective at the time such filing is made or, if agreed to by Parent and the Company, such later time or date set forth in the Agreement of Merger (the "Effective Time").

         2.3)     Conversion of Company Common Stock.

                  (a) At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, all shares of Company Common Stock issued and outstanding immediately prior to the Effective Time shall, subject to Subsection (b) below, be converted, subject to the provisions of Section 2.7(f) regarding the payment of cash in lieu of fractional shares of common stock and subject to adjustment in the event there are Company Dissenting Shares as described below, into (i) Three Hundred Seventy-Five Thousand (375,000) shares of Parent Common Stock (the "Merger Shares"), and Two Million Two Hundred Fifty Thousand Dollars ($2,250,000 in cash (the "Merger Cash"). The Merger Cash shall be decreased by Two Dollars ($2.00) for each Company Dissenting Share. The Merger Cash, as adjusted, and the Merger Shares are referred to as the "Merger Consideration."

                  Simultaneous with the execution of this Agreement, Parent, Merger Subsidiary, the Company and Frank Madren are entering into an Agreement Respecting Certain Costs (the "Costs Agreement") pursuant to
         Section 6.15 hereof.

                  If the aggregate "Covered Costs" (defined in the Costs Agreement) as finally determined is less than One Million Dollars ($1,000,000), the difference between One Million Dollars ($1,000,000) and the aggregate Covered Costs shall be additional Merger Consideration (the "Additional Merger Consideration") and shall be divided among and paid to the persons who are shareholders of record of the Company at the Effective Time (the "Company Shareholders") as such Company Shareholders shall agree. Such payment, if any, shall be due and payable only after the aggregate Covered Costs have been finally determined and shall be paid in the form of fifty percent (50%) in shares of Parent Company Stock and fifty percent (50%) in cash. For the purpose of the preceding sentence, Parent Company Stock shall be valued at the closing sale price of Parent Common Stock as quoted on the Nasdaq National Market as reported in the Wall Street Journal on the date the aggregate Covered Costs are finally determined.

                  (b) Immediately following the Effective Time, the Merger Consideration, other than the additional Merger Consideration arising under the Costs Agreement, if any, shall be divided among the Company Shareholders excluding shareholders holding Company Dissenting Shares, as such Company Shareholders shall agree.

                  (c) If, prior to the Merger, Parent or Company recapitalizes through a stock split of its outstanding shares into a greater number, or a combination of its outstanding shares into a lesser number, reorganizes, reclassifies or otherwise changes its outstanding shares into the same or a different number of shares of other classes (other than through a stock split or combination of shares provided for in the previous clause), or declares a dividend on its outstanding shares payable in shares or securities convertible into shares, the number of shares of Parent Common Stock into which the Company shares are to be converted will be adjusted appropriately so as to maintain the proportionate interests of the holders of Company Common Stock and the holders of Parent Common Stock.

         2.4)     Holdback Shares.

                  (a) Parent shall establish and maintain an escrow account (the "Escrow Account") comprised of fifteen percent (15%) of the Merger Shares payable to the Indemnifying Shareholders (the "Holdback Shares") and shall designate and appoint as escrow agent Resource Trust Bank or such other third party escrow agent that is mutually and reasonably acceptable to Parent and the Indemnifying Shareholders (the "Escrow Agent") to serve in accordance with the Escrow Agreement attached as Exhibit A hereto (the "Escrow Agreement") to be entered into among Parent, the Company, Indemnifying Shareholders and Escrow Agent on or before the Closing Date. Such escrow of the Holdback Shares shall be maintained for the sole purpose of satisfying claims brought pursuant to Article IX and for the duration of the Survival Period (as defined in Section 12.3).

                  (b) Upon expiration of the Survival Period, and subject to the terms of Article IX and the Escrow Agreement, the Escrow Agent shall deliver to the Indemnifying Shareholders a certificate representing the number of shares of Parent Common Stock comprising the Holdback Shares, and accrued dividends, if any.

                  (c) If an Indemnitee shall have asserted an Indemnifiable Loss in accordance with Article IX and the Escrow Agreement, and such Indemnifiable Loss is pending or unresolved at the time of the expiration of the Survival Period, the Escrow Agent shall, subject to the terms of the Escrow Agreement, withhold from delivery until such matter is resolved such number of Holdback Shares, determined by reference to the value provided below as shall equal the full amount of such pending or unresolved Indemnifiable Loss to the extent that such amount does not exceed the aggregate number of Holdback Shares as set forth in Section 2.4(a) (such withheld Holdback Shares are hereinafter referred to as the "Withheld Shares"). If it is finally determined that Parent is entitled to recovery on account of such Indemnifiable Loss, the amount due and payable with respect to such Indemnifiable Loss shall be offset against the Withheld Shares and the remainder of such Withheld Shares, if any, shall be delivered to the Indemnifying Shareholders pursuant to this Agreement, without interest, but including any applicable dividends. For purposes of this subsection, each Holdback Share that is a Withheld Share shall be deemed to have a value (and such valuation shall apply throughout the duration of the Survival Period) equal to the Parent Closing Price Per Share subject to the Indemnifying Shareholders' election, individually or collectively, to pay cash in lieu of forfeiture of Holdback Shares pursuant to
         Section 9.8 herein. The value of any shares of Parent Common Stock ultimately retained by Parent hereunder shall be treated for purposes of this Agreement as if the Indemnifying Shareholders had elected to discharge the Indemnifying Shareholders' obligations by paying cash in lieu of forfeiture of Holdback Shares.

                  (d) The Indemnifying Shareholders' right to receive Holdback Shares upon expiration of the Survival Period is an integral part of the consideration in the Merger, and shall not be transferable or assignable.

         2.5)     Other Company Shares and Stock Options.

                  (a) At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each outstanding share, if any, of any other class of capital stock of the Company (other than Company Common Stock) shall be canceled without payment of any consideration therefor and without any conversion thereof.

                  (b) Each option to purchase shares of Company Common Stock that is outstanding at the Effective Time (a "Company Option") shall, by virtue of the Merger and without any action on the part of the holder thereof, be assumed by Parent in such manner that Parent (i) is a corporation "assuming a stock option in a transaction to which
         Section 424(a) applies" within the meaning of Section 424 of the Code and the regulations thereunder or (ii) to the extent that Section 424 of the Code does not apply to any such Company Option, would be such a corporation were Section 424 of the Code applicable to such Company Option. From and after the Effective Time, all references to the Company in the Company Options shall be deemed to refer to Parent (other than for purposes of determining whether there has been a change in control of the Company). The Company Options assumed by Parent shall be exercisable upon the same terms and conditions as under the Company Options (including provisions thereof, if any, relating to the acceleration of vesting upon a change in control of the Company) except that (i) such Company Options shall entitle the holder to purchase from Parent the number of shares of Parent Common Stock equal to one (1) share of Parent Common Stock for every three (3) shares of Company Common Stock the holder is entitled to purchase under such holder's Company Options immediately prior to the Effective Time (the "Conversion Fraction"), and (ii) the option exercise price per share of Parent Common Stock shall be an amount (rounded to the nearest full cent) equal to the option exercise price per share of Company Common Stock in effect immediately prior to the Effective Time divided by the Conversion Fraction; provided, however, that in the case of any Company Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code ("Incentive Stock Options"), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such options shall be determined in order to comply with Section 424(a) of the Code. The shares of Company Common Stock received by an optionee upon any exercise between November 3, 1999, and through the Closing Date shall be exchanged for shares of Parent Common Stock pursuant to the Conversion Fraction and in accordance with Parent's obligation to assume all Company Options as described in this Section 2.5. For the purposes of this Section 2.5, any option to purchase shares of Company Common Stock exercised between November 3, 1999, and through the Closing Date, shall be deemed to be a Company Option.

                  As promptly as practicable after the Effective Time, Parent shall issue to each holder of a Company Option a written instrument informing such holder of the assumption by Parent of such Company Option. Parent will use its best efforts to cause the Parent Common Stock issued upon exercise of the assumed Company Options to be registered on SEC Form S-8 as soon as practicable following the Effective Time, will use its best efforts to maintain the effectiveness of such registration statement as long as such assumed Company Options remain outstanding and will reserve a sufficient number of shares of Parent Common Stock for issuance upon exercise thereof.

                  (c) Each share of Company Common Stock that is held in the treasury of the Company or which is then owned beneficially or of record by Parent, Merger Subsidiary or any direct subsidiary of Parent or the Company shall be canceled without payment of any consideration therefor and without any conversion thereof.

                  (d) Parent agrees that for the purposes of Section 2.5(b) of this Agreement, unvested Company Options of Ross Smith, Jo Ann Madren, Percy Kawas and Robert Novak, consisting of Twenty-Three Thousand Seven Hundred Fifty (23,750) shares shall become vested as of the Closing Date.

         2.6) Merger Subsidiary Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each share of common stock of Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and constitute one share of the common stock of the Surviving Corporation (the "Surviving Corporation Common Stock").

         2.7)     Exchange of Company Common Stock.

                  (a) Within three (3) business days after the Effective Time, Parent shall cause Parent's stock transfer agent or such other person as Parent may appoint to act as exchange agent (the "Exchange Agent") to mail or otherwise deliver to the Company, for distribution to the Company Shareholders a form letter of transmittal (which shall specify that delivery shall be effective, and risk of loss and title to the certificate(s) representing Company Common Stock ("Certificate(s)") shall pass, only upon delivery of the Certificate(s) to the Exchange Agent or to Parent or Merger Subsidiary) and instructions for the Company Shareholders in effecting the surrender of the Certificates in exchange for Merger Shares and/or Merger Cash.

                  (b) Promptly after the Effective Time, the Exchange Agent shall deliver to holders of Company Common Stock, upon surrender to the Exchange Agent of one or more Certificates for cancellation, together with a duly-executed letter of transmittal, (i) one or more certificates representing the number of whole Merger Shares into which all or a portion of the shares represented by the Certificate(s) shall have been converted pursuant to Section 2.3, and/or (ii) a bank check in the amount of cash representing the sum of (A) such holder's share of the Merger Cash, as determined by the Company Shareholders, plus (B) payment in lieu of any fractional Merger Share pursuant to Section 2.7(f) (relating to fractional shares).

                  If there has been a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, it shall be a condition to the issuance of Merger Shares and Merger Cash that the Certificate(s) so surrendered shall be properly endorsed or be otherwise in proper form for transfer and that such transferee shall
         (i) pay to the Exchange Agent any transfer or other taxes required, or
         (ii) establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

                  (c) Holders of Company Common Stock shall be entitled to any dividends pertaining to the Merger Shares received in exchange therefor that become payable to holders of record of Parent Common Stock as of a record date that follows the Effective Time, which dividends shall be delivered to the Company Shareholders after they have surrendered their Certificate(s) for exchange.

                  (d) All Merger Shares, Merger Cash, and cash paid in lieu of fractional shares pursuant to Section 2.7(f) below, shall be deemed to have been issued and/or paid in full satisfaction of all rights pertaining to such shares of Company Common Stock.

                  (e) After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented to the Surviving Corporation, they shall be canceled and exchanged as provided in this
         Article II. As of the Effective Time, the holders of Certificates representing shares of Company Common Stock shall cease to have any rights as shareholders of the Company, except such rights, if any, as they may have pursuant to the CCC. Except as provided above, until such Certificates are surrendered for exchange, each such Certificate shall, after the Effective Time, represent for all purposes only the right to receive the Merger Shares and/or Merger Cash into which the shares of Company Common Stock represented by such Certificate were converted pursuant to Section 2.3.

                  (f) No fractional shares of Parent Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, shall be issued upon the surrender for exchange of Certificates, no dividend or distribution of Parent shall relate to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a shareholder of Parent. All fractional shares of Parent Common Stock to which a holder of Company Common Stock would otherwise be entitled shall be aggregated. If a fractional share results from such aggregation, then (in lieu of such fractional share) the Exchange Agent shall pay to each holder of shares of Company Common Stock who otherwise would be entitled to receive such fractional share of Parent Common Stock an amount of cash (without interest) determined by multiplying Six Dollars ($6.00) by the fractional share of Parent Common Stock to which such holder would otherwise be entitled. Parent shall make available to the Exchange Agent any cash necessary for this purpose in consideration of the cancellation of such fractional shares.

                  (g) In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate, upon the making of an affidavit of that fact by the holder thereof, such Merger Shares, Merger Cash, and/or cash for fractional shares, if any, as may be required pursuant to this Article II; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such sum as Parent may direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the Certificate alleged to have been lost, stolen or destroyed.

         2.8) Articles of Incorporation of the Surviving Corporation. The Articles of Incorporation of Merger Subsidiary, as in effect immediately prior to the Effective Time, shall be amended to read as set forth on Exhibit B to this Agreement and shall be the Articles of Incorporation of the Surviving Corporation.

         2.9) Bylaws of the Surviving Corporation. The Bylaws of Merger Subsidiary, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

         2.10) Directors and Officers of the Surviving Corporation. The directors and officers of Merger Subsidiary immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation until their respective successors shall be duly elected and qualified as provided for in this Agreement.

         2.11) Tax Free Reorganization. The Parties intend to adopt this Agreement as a tax-free plan of reorganization and to consummate the Merger which is a "statutory merger" as described in Section 368(a)(1)(A) of the Code by virtue of the provisions of Section 368(a)(2)(D) of the Code. The Parties shall not take a position on any tax returns inconsistent with this Section 2.11, and each agrees not to take any action on or prior to the Effective Time that causes the Merger not to qualify as a reorganization under Section 368(a) of the Code. In addition, Parent represents now, and as of the Closing Date, that it presently intends to continue the Company's historic business or use a significant portion of the Company's business assets in a business.

         2.12) Registration on Form S-4. As promptly as practicable after the date of this Agreement, Parent and the Company shall prepare and file with the SEC a Form S-4 registration statement (the "Form S-4") together with the prospectus/proxy statement included therein (the "Prospectus/Proxy Statement") and any other documents required by the Securities Act or the Exchange Act in connection with the Merger. Each of Parent and the Company shall use all reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Parent shall also take any action required to be taken under any applicable state securities or "blue sky" laws in connection with the issuance of Parent Common Stock in the Merger. The Company shall furnish to Parent all information concerning the Company and the Company Shareholders as may be reasonably requested in connection with any action contemplated by this Section 2.12.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                        AND THE INDEMNIFYING SHAREHOLDERS

         Except as otherwise disclosed in the Schedule of Exceptions attached to this Agreement as Exhibit C, the Company and the Indemnifying Shareholders represent and warrant to Parent as of the date hereof as follows, and acknowledge that the same shall be deemed to have been relied upon by Parent, and shall survive the Closing of this transaction as provided in Section 12.3 of this Agreement.

         3.1) Corporate Existence and Power. The Company and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers required to carry on its business as now conducted or as currently proposed. Schedule 3.1 lists all of the Company's subsidiaries and describes in detail any interest, direct or indirect, of the Company in any corporation, partnership, joint venture or other business entity. The Company and each of its subsidiaries is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on the business, results of operations, financial condition or prospects of the Company and its subsidiaries taken as a whole (a "Material Adverse Effect"). The Company has delivered to Parent true and complete copies of the Company and each of its subsidiaries' Articles of Incorporation and Bylaws, as currently in effect. The Company does not, directly or indirectly, own or have the power to vote, or to exercise a controlling influence with respect to, any securities of any class of any person, the holders of which class are entitled to vote for the election of directors (or persons serving similar functions) of such person.

         3.2) Corporate Authorization. The Company has full corporate power and authority to execute and deliver this Agreement and subject to the Company Shareholders' approval to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Company's Board of Directors and by all other necessary corporate action on their part.

         3.3)     Governmental Authorization: Consents.

                  3.3.1 The execution, delivery and performance by the Company of this Agreement and the consummation of the Merger by the Company require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (i) the filing of Agreement of Merger in accordance with the CCC and the other applicable laws of the State of California; (ii) compliance with any applicable requirements of the Securities Act and the Exchange Act; (iii) compliance with any applicable state securities or Blue Sky laws; and (iv) the filing by the Company of a Request for Tax Clearance with the Franchise Tax Board of the State of California (the "Franchise Tax Board") and the issuance of a Tax Clearance Certificate by the Franchise Tax Board.

                  3.3.2 No consent, approval, waiver or other action by any person under any contract, agreement, indenture, lease, instrument or other document to which the Company is a party or by which it is bound is required or necessary for the execution, delivery and performance of this Agreement by the Company or the consummation of the transactions contemplated hereby.

         3.4) Non-Contravention. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and shall not (i) contravene or constitute a default under or give rise to a penalty or right of termination, cancellation or acceleration of any right or obligation of the Company or to a loss of any benefit to which the Company is entitled under (A) any provision of applicable law or regulation (assuming compliance with the matters referred to in Section 3.3); (B) the Articles of Incorporation or Bylaws of the Company; (C) any material agreement, contract, plant lease, arrangement or commitment; or (D) any judgment, injunction, order, decree, administrative interpretation, award or other instrument binding upon the Company, or (ii) result in the creation or imposition of any Lien on any asset of the Company. For purposes of this Agreement, "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, restriction on transfer or encumbrance of any kind.

         3.5) Binding Effect. Subject to receipt of requisite approval of the Company Shareholders, this Agreement constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by principles of equity regarding the availability of remedies.

         3.6) Capitalization. The authorized capital stock of the Company consists of Ten Million (10,000,000) shares of the Company Common Stock. As of September 30, 1999, (i) Two Million Two Hundred Forty-Six Thousand Two Hundred Fifty (2,246,250) shares of the Company Common Stock were outstanding, and (ii) employee and director stock options to purchase an aggregate of Three Hundred Fifty Thousand (350,000) shares were outstanding. All outstanding shares of the Company Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. Except for the plans referenced in Schedule 3.6 (collectively, the "Stock Option Plans"), no plans, agreements or other arrangements pursuant to which any options, warrants or other rights to acquire the Company Common Stock are outstanding. True and complete copies of the Stock Option Plans have been delivered to Parent. Except as set forth in this Section and on Schedule 3.6, there are outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, and (iii) no options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (collectively, the "Company Securities"). There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities. There are no voting agreements, rights of first refusal or other restrictions (other than restrictions on transfer resulting from applicable federal and state securities laws) applicable to any of the Company's outstanding securities.

         3.7) Financial Statements. The Company has delivered to Parent its audited financial statements for fiscal years ended December 31, 1997 and 1998 (the "Audited Financial Statements") and all interim quarterly financial statements for fiscal year to date 1999 (the "Interim Financial Statements") (collectively, the "Company Financial Statements"). The Company Financial Statements (i) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto); and (ii) fairly present the financial position of the Company as of the dates thereof and the income and cash flows for the periods then ended (subject, in the case of the Interim Financial Statements, to normal year-end adjustments).

         3.8) Material Events. Except as disclosed in Schedule 3.8 or as otherwise set forth in the Company Financial Statements, after December 31, 1998 (unless otherwise set forth below), there has not been:

                  3.8.1    Any Material Adverse Effect;

                  3.8.2 Discharge or satisfaction of any Lien, other than those then required to be discharged or satisfied, or payment of any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, other than current liabilities shown on the Company Financial Statements and current liabilities incurred since December 31, 1998, in the ordinary course of business and consistent with its prior practice;

                  3.8.3 Any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company of any outstanding shares of capital stock or other Company Securities;

                  3.8.4 Any alteration in any material term of any outstanding security of the Company;

                  3.8.5 Any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company which, in the aggregate, has had or might reasonably be expected to have, a Material Adverse Effect;

                  3.8.6 Any change in any method of accounting or accounting practice by the Company, except for any such change required by reason of a concurrent change in generally accepted accounting principles;

                  3.8.7 Any labor dispute, other than routine individual grievances, or, to the best of the Company's knowledge, any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees;

                  3.8.8 Any transaction or commitment made by the Company relating to its assets or business (including the acquisition or disposition of any assets), cancellation or compromise of any debt or claim, or waiver or release of any right or any relinquishment of any contract or other right material to the Company taken as a whole, other than transactions and commitments in the ordinary course of business or those contemplated by this Agreement;

                  3.8.9 Any (i) incurrence, assumption or guarantee by the Company of any indebtedness other than in the ordinary course of business in amounts and on terms consistent with past practices, (ii) issuance or sale of any securities convertible into or exchangeable for debt securities of the Company, or (iii) issuance or sale of options or other rights to acquire from the Company, directly or indirectly, debt securities of the Company or any securities convertible into or exchangeable for any such debt securities;

                  3.8.10 Any creation or assumption of any Lien by the Company on any asset of the Company other than any Liens which, in the aggregate, would not have a Material Adverse Effect;

                  3.8.11 Any grant of any severance or termination pay to any officer, employee or director of the Company, any entering into of any employment, deferred compensation or other similar agreement with any officer, employee or director of the Company, any increase in benefits payable under any existing severance or termination pay policies or employment agreements, or any increase in compensation, bonus or other benefits payable to officers, directors or employees of the Company, other than any grants or increases in the ordinary course of business consistent with past practice;

                  3.8.12 Any acceleration of vesting provisions of outstanding options and shares granted under the Company's Stock Option Plans, except pursuant to the terms of such outstanding options and plans or as contemplated by this Agreement;

                  3.8.13 Any notice or threat of termination of any contract (including without limitation, any distributorship agreement), lease or other agreement;

                  3.8.14 Any transfer or grant of any rights with respect to the settlement, breach or infringement of any United States or foreign license, patent, copyright, trademark, trade name, invention or similar rights, or modification of any existing rights with respect thereto;

                  3.8.15 Any direct or indirect payments (other than compensation paid in the ordinary course of the Company's business), or any material change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, to any current or former shareholder, director, officer, employee, salesperson, distributor or agent;

                  3.8.16 Any material increase or decrease in the quantity of items of inventory not consistent with the Company's prior practice and prudent business practices prevailing in the industry, or any purchase commitment in excess of the normal, ordinary and usual requirements of the Company's business, or any change in the Company's selling, pricing, advertising or personnel practices inconsistent with its prior practice;

                  3.8.17 Any agreement or any commitment to take any type of action described in Sections 3.8.1 through 3.8.17 above.

         3.9) Title to Properties; Liens. The Company owns no real property (except for leasehold interests) in connection with its business or otherwise. The Company has good and marketable title to all of its assets material to the business, results of operation, financial condition or prospects of the Company, subject, in each case, only to (i) statutory Liens not delinquent or the validity of which is being contested in good faith by appropriate proceedings,
(ii) Liens disclosed or reflected in the Company Financial Statements, (iii) Liens for taxes not yet delinquent or the validity of which is being contested in good faith by appropriate proceedings, and (iv) Liens and imperfections of title and encumbrances, if any, which, individually or in the aggregate, do not have a Material Adverse Effect. Except as set forth in Schedule 3.9, no lender or any other person or entity has or shall have any recourse against the Company as a result of the Company vacating and abandoning to such entity title and possession of any of its facilities or property.

         3.10) Litigation. Except as set forth in Schedule 3.10, there is no action, suit, proceeding or, to the best of the Company's knowledge, any investigation pending against, or, to the best of the Company's knowledge, threatened against or affecting, the Company or any of its respective properties before any court or arbitrator or any governmental body, agency or official. None of the actions, suits, claims, proceedings or investigations set forth in
Schedule 3.10 (except as specifically stated thereon), individually or together with any other, shall have a Material Adverse Effect or shall result in any order, judgment, injunction, award or decree of any court, governmental or regulatory body or arbitration tribunal that is not adequately reserved against on the Company Financial Statements. The matters set forth in Schedule 3.10 include all trademark infringement or other intellectual property claims, and all Product Liability claims or claims related to Company Products (as defined in Section 3.20) sold or purportedly sold by the Company, against or involving the Company and any products or product lines the Company sells or for which it acts as a distributor or manufacturer's representative. To the best of the Company's knowledge, Product Liability claims against the Company are covered by insurance, subject to applicable deductibles. There are no actions, suits or claims or legal, administrative or arbitration proceedings pending or threatened that would give rise to any right of indemnification on the part of any director or officer of the Company, or the heirs, executors or administrators of such director or officer, against the Company or any successor to the business of the Company.

         3.11) Taxes. Except as set forth in Schedule 3.11, to the best of the Company`s knowledge, the statute of limitations for the assessment of federal income taxes has expired for all federal income tax returns of the Company or its predecessor through the fiscal year ended December 31, 1995. As of the date hereof, except as set forth in Schedule 3.11, the Company is not currently being audited by any tax authority. To the best of the Company's knowledge, the Company has filed all returns for Taxes (defined below) that it is required to file through the date hereof, and shall, on or before the Effective Time, prepare and file, in a manner consistent with prior years, all returns for Taxes that it is required to file on or before the Effective Time. To the best of the Company's knowledge, each of the federal, state, and local income tax returns heretofore filed by the Company reflects the amounts of all items of income, deduction, gain, loss, or credit required to be reported thereon. The Company has timely paid or made provision for all Taxes that have been shown as due and payable on the returns that have been filed. The Company has made or shall make provision for all Taxes payable for any periods that end before the Effective Time for which no returns have yet been filed and for any periods that begin before the Effective Time and end after the Effective Time to the extent such Taxes are attributable to the portion of any such period ending at the Effective Time. The charges, accruals and reserves for taxes reflected on the books of the Company are adequate to cover the Tax liabilities accruing or payable by the Company in respect of periods prior to the Effective Time. The Company is not delinquent in the payment of any Taxes, nor has the Company requested any extension of time within which to file or send any return, which return has not since been filed or sent. Except as disclosed in Schedule 3.11, no deficiency for any Taxes has been proposed, asserted or assessed in writing against the Company and the Company does not know of any other unassessed Tax deficiency threatened or proposed against the Company. Except as disclosed in Schedule 3.11, the Company has not been granted any extension of the limitation period applicable to any Tax claims. The Company is not, nor has the Company been, a party to any tax sharing agreement with any corporation. Schedule 3.11 sets forth all federal tax elections under the Code that are or will be in effect with respect to any tax year of the Company, including without limitation the tax year ended December 31, 1998, and the partial year ending at the Effective Time. "Tax" means with respect to any person (i) any net income, gross income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profit tax, custom duty or other tax, governmental fee, or other like assessment or charge of any kind whatsoever, together with any interest and any penalty, addition to tax or additional amount imposed by any taxing authority (domestic or foreign) on such person and (ii) any liability of the Company for the payment of any amount of the type described in the immediately preceding clause (i) as a result of being a member of an affiliated or combined group, or as a result of any spin off, distribution or other reorganization related to the disposition of any assets or business of the Company. The Company has not, for the 5-year period preceding the Effective Time, been a United States real property holding corporation within the meaning of Section 897(c) (2) of the Code. The Company has heretofore delivered to Parent a properly executed FIRPTA exemption certificate which meets the requirements of Section 1.1445-2 of the Treasury Regulations.

         3.12)    ERISA.

                  3.12.1 Schedule 3.12 sets forth a list identifying each "employee benefit plan", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), which is or was subject to any provision of ERISA and with respect to which the Company or any affiliate (as defined below) has any direct or indirect, fixed or contingent liability as of the Effective Time. Copies of such plans (and, if applicable, related trust agreements) and all written amendments thereto, summary plan descriptions thereof and any material written employee communications with respect to them have been made available to Parent, together with the three most recent annual reports (Form 5500 including, if applicable, Schedule B thereto) and any annual accounting of plan assets prepared in connection with any such plan. For purposes of this Section, "affiliate" of any person means any other person which, together with the Company, is treated as a single employer under Section 414 of the Code. The only Employee Plans which individually or collectively would constitute an "employee pension benefit plan" as defined in Section 3(2) of ERISA (the "Pension Plans") are identified as such in the list referred to above. Except as set forth in Schedule 3.12, neither the Company nor any affiliate has terminated or caused to be terminated in whole or in part or merged any Employee Plan. The Company has provided Parent with complete age, salary, service and related data as of April 30, 1999 for employees and former employees of the Company and any affiliate covered as of the Effective Time under the Pension Plans.

                  3.12.2 No Employee Plan constitutes a "multi-employer plan," as defined in Section 3(37) of ERISA (a "Multi-employer Plan"); there are no reserves, assets, surpluses or prepaid premiums under any Employee Plan which is a welfare plan as defined in ERISA Section 3(1); no Employee Plan is subject to Title IV of ERISA and there are no unfunded benefit obligations that are not subject to United States law which are not accounted for by reserves shown on the Company Financial Statements and established under generally accepted accounting principles or otherwise noted on such Company Financial Statements. Neither the Company nor, to the Company's knowledge, any disqualified person, as defined in Section 4975 of the Code, has engaged in any "prohibited transaction," as defined in Section 406 of ERISA or Section 4975 of the Code, with respect to any Employee Plan which is covered by Title I of ERISA, excluding transactions effected pursuant to a statutory or administrative exemption. Nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any Employee Plan has or shall make the Company or any affiliate, officer or director of the Company subject to any liability under Title I of ERISA or liable for any tax pursuant to Section 4975 of the Code.

                  3.12.3 Each Employee Plan which is intended to be qualified under Section 401(a) of the Code is or was the subject of a favorable Internal Revenue Service determination with respect to such qualification, and the Company has made available to Parent copies of the most recent such determination letters, and nothing has occurred since the date thereof that would have an adverse effect on such qualification. There are no accrued liabilities under any Employee Plan which have not been fully provided for by contributions to such Employee Plans or which are not provided for on the Company Financial Statements. Each Employee Plan has been maintained in compliance in all material respects with its terms and with the requirements prescribed, by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Employee Plans. Other than for claims in the ordinary course for benefits under the Employee Plans, there are no suits, actions, claims or proceedings pending or, to the Company's knowledge, threatened which would result in any material liability with respect to any such Employee Plan.

                  3.12.4 Except as set forth on Schedule 3.12 there is no contract, agreement, plan or arrangement covering any employee or former employee of the Company or any affiliate that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G or Section 162(a)(1) of the Code.

                  3.12.5 Schedule 3.12 sets forth a list of each employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or for deferred compensation, profit sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits in effect at the Effective Time which (i) is not an Employee Plan (as defined in Section 3.12.1), (ii) is entered into, maintained or contributed to, as the case may be, by the Company or any of its subsidiaries and (iii) covers any employee or former employee of the Company or any of its subsidiaries. Such contracts, plans and arrangements as are described above, copies or descriptions of all of which have been made available to Parent, are hereinafter referred to collectively as the "Benefit Arrangements." Each Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Benefit Arrangement. Except as set forth in Schedule 3.12, the Company has no liability with respect to post-retirement medical or death benefits for retired employees other than coverage mandated by law or death benefits under any Pension Plan.

                  3.12.6 Except as disclosed in Schedule 3.12, there has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its affiliates relating to, or change in employee participation or coverage under, any Employee Plan or Benefit Arrangement which would increase the expense (whether or not such expense is recognized under generally accepted accounting principles) of maintaining such Employee Plan or Benefit Arrangement above the level of the expense incurred in respect thereof for the fiscal year ended on December 31, 1998.

                  3.12.7 Except as disclosed in Schedule 3.12, with respect to any Employee Plan or Benefit Arrangement, no event has occurred, and there exists no condition or set of circumstances in connection with which the Company or any such plan, directly or indirectly, could be subject to any liability under ERISA, the Code or any other law, regulation or governmental order including, without limitation, ERISA section 409 or 502(i) or Code section 4971, 4975, 4977, 4978, 4979 or 4980. With respect to each Employee Plan and Benefit Arrangement, except as disclosed in Schedule 3.12: (i) the Company has made all payments due from it to date or has established a reasonable reserve therefor and all amounts properly accrued to date as liabilities of the Company which have not been paid have been properly recorded on the books of the Company (including without limitation the Company Financial Statements); and (ii) no such plan which is subject to ERISA section 302 or Code section 412 has incurred any "accumulated funding deficiency" (as defined in either such section), whether or not waived.

                  3.12.8 Except as disclosed in Schedule 3.12, the consummation of the transactions contemplated by this Agreement shall not (i) entitle any current or former employee of the Company or any affiliate to severance pay, supplementary unemployment compensation or any similar payment, (ii) accelerate the time of payment or vesting, or increase the amount, of any compensation due to any such employee or former employee, or (iii) constitute or involve a prohibited transaction (as defined in ERISA section 406 or Code section 4975) that is not otherwise covered by a statutory or administrative exemption.

         3.13) Compliance With Laws; Permits. Except for violations which do not and shall not have individually or in the aggregate a Material Adverse Effect, the Company (i) has not violated, and is not in violation of, any applicable provision of any law, statute, ordinance or regulation and (ii) would not, to the Company's knowledge, be in violation of any provision of any law, statute, ordinance or regulation known to the Company that has been enacted or adopted but is not yet effective if it were effective at the date hereof. The Company has not made any illegal payment to any officer or employee of any governmental or regulatory body, or made any payment to any customer for the sharing of fees or to any customer or supplier for rebating of charges, or engaged in any other reciprocal practices, or made any illegal payment or given any other illegal consideration to any purchasing agent or other representative of customers in respect of sales made or to be made by the Company. The Company has all licenses, permits, orders and approvals of any federal, state, local or foreign governmental or regulatory body that are material to or necessary for the conduct of the business of the Company (collectively, "Permits"); such Permits are in full force and effect; no material violations are or have been recorded in respect of any Permit; and no proceeding is pending or, to the Company's knowledge, threatened to revoke or limit any Permit.

         3.14) Finders' Fees. There is no investment banker, broker, finder or other intermediary who has been retained by or is authorized to act on behalf of, the Company who might be entitled to any fee or commission from the Company or Parent or any of its affiliates upon consummation of the transactions contemplated by this Agreement.

         3.15)    Intellectual Property.

                  3.15.1 The Company owns or has the right to use all patents, patent applications, patent rights, trademarks, trademark applications, tradenames, logos, service marks, service mark applications, copyrights, copyright applications, copyright registrations, discoveries, ideas, technology, know-how, trade secrets, processes, formulas, drawings, designs, computer programs, computer software or firmware; and all amendments, modifications, and improvements to any of the foregoing (collectively, the "Intellectual Property Rights") used in connection with the research, development, operation, manufacture, marketing or sale of Company Products (as defined in Section 3.20). Subject to the rights of third parties under contracts listed on Schedule 3.15, all trade secrets, if any, of the Company have been developed independently by the Company, or on behalf of the Company by independent contractors, under circumstances or arrangements which vest in the Company the exclusive and unencumbered rights to such trade secrets. To the Company's knowledge, the research, development, manufacture and sale of Company Products do not constitute or involve the misappropriation of third party's trade secrets. The Company's rights, title and interest in and to the Intellectual Property Rights are free and clear of all encumbrances, Liens and rights of third parties, except as otherwise described in Schedule 3.15. Except as disclosed in Schedule 3.15, the Company has not granted, conveyed, licensed or assigned any rights in the Intellectual Property Rights to any third party except in connection with licenses to distributors and end users in the ordinary course of business.
Schedule 3.15 sets forth a list of all Intellectual Property Rights, specifying as to each, as applicable (i) the nature of such Intellectual Property Right,
(ii) the owner of such Intellectual Property Right, (iii) the jurisdiction by or in which such Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed, including the respective registration or application number, and (iv) material licenses, sublicenses or other agreements as to which the Company is a party pursuant to which any person is authorized to use such Intellectual Property Right, including the identity of all parties thereto. The Company has previously furnished or made available to Parent, copies of all such licenses, sublicenses or other agreements.

                  3.15.2 All trademarks, copyrights and U.S. patents included in the Intellectual Property Rights are believed to be valid and enforceable, to the Company's knowledge. The Company has disclosed to Parent all material facts of which it has knowledge which bear on the validity or enforceability of any of the Intellectual Property Rights.

                  3.15.3 None of the features, components or configurations (whether developed or under development) of the Company Products (as defined in Section 3.20) or processes are, to the Company's knowledge, believed to infringe, nor has any claim been made that they may infringe, the Intellectual Property Rights of any other party. Except as disclosed in Schedule 3.15, the Company has not been sued or charged in writing with, or been a defendant in any claim, suit, action or proceeding relating to the Company's assets or business which has not been finally determined prior to the date hereof and which involves a claim of infringement of any patents, trademarks, service marks or copyrights, or claim of unfair competition.

                  3.15.4 None of the Intellectual Property Rights are subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by the Company or restricting the licensing thereof by the Company to any person.

                  3.15.5. The Company has not entered into any agreement to indemnify any person against any charge of infringement of any patent, trademark, service mark or copyright.

                  3.15.6. The Company has established reasonable safeguards to maintain the secrecy of all the Company trade secrets. To the best of the Company's knowledge, the Company has executed agreements respecting the non-disclosure of Company trade secrets, and the assignment of inventions with each of its employees, excluding clerical, janitorial and similar employees. To the best of the Company's knowledge, the information which the Company believes constitutes trade secrets of the Company has not been disclosed by the Company or any of its affiliates to any person, entity or governmental agencies other than to employees, representatives or agencies of the Company and certain governmental agencies except pursuant to confidentiality agreements or protective orders (as appropriate).

         3.16)    Environmental Matters: OSHA.

                  3.16.1. Except as set forth in Schedule 3.16, the Company has obtained all permits, licenses and other authorizations which are required under the Environmental Laws or Regulations or any federal, state, county, local and foreign laws relating to Hazardous Substances, employee safety and human health, pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of Hazardous Substances into the environment (including, without limitation, ambient air, surface water, ground water, or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, record-keeping, or handling of Hazardous Substances). The Company is in compliance in all material respects with all terms and conditions of such required permits, licenses and authorizations and in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any of the Environmental Laws or Regulations or in any plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder. The Company is not aware of, nor has it since January 1, 1996, received notice of, any events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent compliance or continued compliance with any Environmental Laws or Regulations, or any plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, or which may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, record keeping or handling, or the emission, discharge, release or threatened release into the environment, of any Hazardous Substance. The Company is not a party to, nor has it since January 1, 1996, received notice of, any civil, criminal or administrative action, suit, demand, claim, hearing, violation, investigation, or proceeding, whether pending or threatened, against the Company relating in any way to any Environmental Laws or Regulations or any plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder. The Company is not aware of any Hazardous Substances located on or beneath the surface of any real property owned or leased by the Company.

                  3.16.2 The Company is not operating its business in material violation of the Occupational Safety and Health Act of 1970, or the regulations promulgated thereunder or any similar laws or regulations of any other country. The Company is not, nor shall it become, liable for any retroactive workers' compensation insurance premiums relating to the period of time prior to the date of this Agreement in excess of the reserves shown on the Company Financial Statements.

         3.17) Contracts. Schedule 3.17 sets forth a list of all of the following contracts and other agreements to which the Company is a party or by which the Company or its assets or properties are bound or subject:

                  i) customer contracts and agreements for the sale by the Company of Company Products (as defined in Section 3.20) which by their terms exceed one year or which are in dollar amounts in excess of Ten Thousand Dollars ($10,000);

                  (ii) supply contracts, distributorship agreements and manufacturer's representative agreements;

                  (iii)    research and development agreements;

                  (iv) employment, consulting, independent contractor, severance and indemnification agreements, arrangements or understandings that have not expired, between the Company and any current or former shareholder, officer, director, employee, consultant, agent or other representative;

                  (v) contracts and other agreements with any labor union or association representing any employee of the Company;

                  (vi)     joint venture agreements;

                  (vii) contracts or other agreements under which the Company agrees to indemnify any party or to share tax liability of any party;

                  (viii) contracts and other agreements relating to the borrowing of money;

                  (ix) any equipment leases requiring payment by the Company of at least Ten Thousand Dollars ($10,000) within a given year which are not cancelable without penalty upon ninety (90) days notice;

                  (x) any software, patent or technology licenses, except any such licenses to end users in the ordinary course of business; or

                  (xi) any other material contract or other agreement whether or not made in the ordinary course of business (for the purposes of this Subsection "material" shall mean giving rise to potential performance obligations or other liability exceeding Twenty-Five Thousand Dollars ($25,000).

         There have been delivered to Parent true and complete copies of all such contracts and other agreements set forth in Schedule 3.17. All of such contracts and other agreements are in full force and effect and the Company is not in default under any of them, nor, to the best of the Company's knowledge, is any other party to any such contract or other agreement in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default thereunder. No approval or consent of any person is needed in order that any material contracts and other agreements to which the Company is a party or by or to which either the Company or its assets or properties are bound or subject continue in full force and effect following the consummation of the transactions contemplated by this Agreement. The Company is not a party to any material contract to sell Company Products or to provide services to third parties which is to be performed at a price which is less than the Company's full cost. To the best of the Company's knowledge, the relationships of the Company with its suppliers, distributors, customers, licensors, licensees and researchers are good commercial working relationships.

         3.18) Real Estate. Schedule 3.18 sets forth a summary description of all real property (including warehouses) owned or leased by the Company together with encumbrances on the Company's interest. Such leases, subleases and other agreements are in full force and effect and neither the Company nor, to the Company's knowledge, any other party thereto is in default or has received any notice of default thereunder. Except as described in Schedule 3.18, the Company does not own any real property or buildings or structures located on real property. The real estate interests of the Company are not subject to any Lien, and the Company enjoys a right of quiet possession as against any Lien on the property. To the Company's knowledge, except as set forth in Schedule 3.18, all buildings and other structures located on such real property are (i) in good operating condition and repair, normal wear and tear excepted and (ii) adequate for the uses to which they are being put. The Company has not received any notice nor has any knowledge of any pending, threatened or contemplated condemnation proceeding affecting the real property owned or leased by the Company or any part thereof or of any sale or other disposition of such real property or any part thereof in lieu of condemnation.

         3.19) Material Obligations. Except as disclosed in Schedule 3.19, the Company does not have any material liabilities or obligations, absolute or contingent (individually or in the aggregate) except (i) the liabilities and obligations set forth in the Company Financial Statements; (ii) liabilities and obligations which have been incurred subsequent to December 31, 1998, in the ordinary course of business which are usual and normal in amount, both individually and in the aggregate; and (iii) liabilities and obligations under a lease for its principal offices and leases for equipment, and liabilities and obligations under sales, procurement and other contracts and arrangements entered into in the ordinary course of business (for the purposes of this Subsection "material" shall mean giving rise to potential performance obligations or other liability exceeding Twenty-Five Thousand Dollars ($25,000).

         3.20) The Company Products; Regulation. Since January 1, 1996 there are no statements, citations or decisions by any governmental or regulatory body that any product produced, manufactured, marketed or distributed at any time by the Company (the "Company Products") is defective or fails to meet any applicable requirements or standards promulgated by any such governmental or regulatory body. Since January 1, 1996, there have been no recalls voluntarily undertaken by the Company or ordered by any such governmental or regulatory body with respect to any of the Company Products. Except as disclosed in Schedule 3.20, there is (i) no fact relating to any of the Company Products that may give rise to a recall of any of the Company Products or a duty to warn of a defect in any of the Company Products; and (ii) no latent or overt design, manufacturing or other defect in any of the Company Products.

         3.21) Returns of the Company Products. Since January 1, 1996, no customer has rejected or otherwise returned to the Company a material amount of the Company Products by reason of manufacturing defects, non-conformity or otherwise where such rejection or return was not in strict accordance with the written warranties of the Company.

         Schedule 3.21 sets forth all written warranties or other undertakings or obligations of the Company under which any customer of the Company may have a right after the Effective Time to make Product Liability claims or claims for return, replacement and repair of the Company Products.

         3.22) Inventory. The inventory (including, without limitation, finished goods, parts and supplies) of the Company included in the latest Company Financial Statements and inventory acquired after the date of the latest Company Financial Statements is or was, prior to the sale thereof, (i) in good and merchantable condition, and suitable and usable or saleable in the ordinary course of business for the purposes for which intended, (ii) not obsolete, damaged or defective, and (iii) reflected on the Company Financial Statements and carried on the books of account of the Company in accordance with generally accepted accounting principles consistently applied.

         3.23) Accounts and Notes Receivable. All accounts and notes receivable reflected on the Company Financial Statements, and all accounts and notes receivable arising subsequent to December 31, 1998, have arisen in the ordinary course of business of the Company, represent valid obligations due to the Company and, subject only to a reserve for bad debts computed in a manner consistent with past practice, have been collected or are collectible in the ordinary course of business of the Company in the aggregate recorded amounts thereof in accordance with their terms. All items that are required by generally accepted accounting principles to be reflected as accounts and notes receivable on the Company Financial Statements and on the books of account of the Company are so reflected.

         3.24) Suppliers and Customers. Schedule 3.24 is a complete list of the Company's suppliers and customers (including without limitation its distributors) with purchases and sales (as the case may be) exceeding Ten Thousand Dollars ($10,000) in the applicable period, identifying sales for calendar year 1998 and year-to-date through August 31, 1999, for the products of each such vendor and customer. Except as disclosed in Schedule 3.24, no customer or supplier has canceled or otherwise terminated, or threatened in writing to cancel or otherwise terminate, its relationship with the Company during the last twelve (12) months or has during the last twelve (12) months decreased materially, or threatened to decrease or limit materially, its services, supplies or material to the Company or its usage or purchase of the services or products from the Company, as the case may be. The Company has not received any notification of any change in its arrangements with customers or suppliers which would have a Material Adverse Effect, nor is the Company aware of any indication that any of its customers, suppliers or vendors may take or omit action, nor any other material fact regarding or pertaining to its customers, suppliers or vendors, which would have a Material Adverse Effect on Parent after the consummation of the transactions contemplated hereby. The Merger shall not, to the best of the Company's knowledge, have a Material Adverse Effect on the relationship of the Company with any such customer, supplier or vendor. Except as disclosed in Schedule 3.24, the Merger shall not cause termination of any distributorship agreement or permit termination of any distributorship agreement without the consent of the Company, which consent has not and shall not be given by the Company without prior written permission from Parent.

         3.25) Year 2000 Compliance. Except as disclosed in Schedule 3.25, each system comprised of software, hardware, databases, or embedded control systems (microprocessor controlled, robotic or other device) (collectively, "Company Systems"), that constitutes any part of, or is used in connection with the use or operation of any material tangible or intangible asset of the Company, and each of the Company Products and Company Systems (i) is designed (or has been modified) to be used prior to and after January 1, 2000, (ii) shall operate without error arising from the creation, recognition, acceptance, calculation, display, reporting, storage, retrieval, accessing, comparison, sorting, manipulation, processing or other use of dates, or date-based, date-dependent or date-related data, including but not limited to century recognition, day-of-the-week recognition, leap years, date values and interfaces of date functionalities, and (iii) shall not be adversely affected by the advent of the year 2000 or subsequent years or the transition from the twentieth century through the year 2000 and into the twenty-first century (collectively, items (i) through (iii) are referred to herein as "Year 2000 Compliant"). Except as disclosed in Schedule 3.25, no Company Systems that are material to the business, finances, or operation of the Company receive data from or communications with any component or system external to themselves (whether or not such external component or system is the Company's or any third party's) that is not itself Year 2000 Compliant excepting the parts of the external component or system within which noncompliance to Year 2000 Compliance shall have no effect on the data or communications sent to the Company, nor on the Company Systems. Except as disclosed in Schedule 3.25 all licenses for the use of any Company Systems-related software, hardware, databases or embedded control system are certified by the manufacturer to be Year 2000 Compliant and to contain the capabilities required to enable Year 2000 Compliance within the Company computer systems (hardware and software), or the license permits the Company or a third party to make all modifications, bypasses, de-bugging, work-arounds, repairs, replacements, conversions or corrections necessary to permit the Company Systems to operate compatibly, in conformance with specifications, and to be Year 2000 Compliant. Except as disclosed in Schedule
3.25 the Company has no reason to believe that it may incur material expenses arising from or relating to the failure of any Company Systems or Company Products as a result of failure to be Year 2000 Compliant.

         3.26) Employee Relations. The Company has delivered to Parent a complete list of all employees of the Company stating position, salary and dates of service. Schedule 3.17 lists all material independent contractor arrangements of the Company. None of the Company's employees are union members. No union organizing efforts have been conducted within the last three years or to the best of the Company's knowledge, are now being conducted with respect to the employees of the Company. The Company is not aware of any pending or threatened union activity, strike, work stoppage or other labor trouble with respect to the employees of any of the suppliers or customers of the Company. The Company is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours, equal opportunity, civil rights and payroll taxes, including without limitation, the Immigration and Reform Control Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Federal Age Discrimination in Employment Act and any state human rights act. The Company is not in receipt of a complaint, demand letter or charge issued by a federal, state or local agency which alleges a violation by the Company of any federal, state or local law or regulation respecting employment and employment practices, terms and conditions of employment or wages and hours. The Company has no knowledge of any pending or threatened claims by employees or former employees for any contract claims, intentional infliction of emotional distress, defamation or any other tort, or any claims arising from any federal, state or local law or ordinance.

         3.27) Insurance. Schedule 3.27 sets forth a list and brief description of all policies or binders of fire, liability, Product Liability, worker's compensation, vehicular and other insurance held by or on behalf of the Company. To the Company's knowledge, such policies and binders are valid and enforceable in accordance with their terms, are in full force and effect, and insure against risks and liabilities to the extent and in the manner deemed appropriate and sufficient by the Company. The Company is not in default with respect to any provision contained in any such policy or binder and has not failed to give any notice or present any claim under any such policy or binder in due and timely fashion. The Company has received no notice of cancellation or non-renewal of any such policy or binder. The Company has no knowledge of any inaccuracy in any application for such policies or binders, any failure to pay premiums when due or any similar state of facts that might form the basis for termination of any such insurance. The consummation of the Merger shall not constitute a default under any of such policy or binder or grounds for the termination thereof.

         3.28) Potential Conflicts of Interest. Except as disclosed in Schedule 3.28, no officer or director of the Company, no entity controlled by any such officer or director and spouse or other immediate family member of any such officer or director:

                  (i) owns, directly or indirectly, any interest in (excepting not more than 1% stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, any person which is, or is engaged in business as, a competitor, lessor, lessee, customer or supplier of the Company;

                  (ii) owns, directly or indirectly, in whole or in part, any tangible or intangible property that the Company uses or the use of which is necessary or desirable for the conduct of business of the Company;

                  (iii) has any cause of action or other claim whatsoever against, or owes any amount to, the Company, except for claims in the ordinary course of business, such as for accrued vacation pay, accrued benefits under employee benefit plans, and similar matters and agreements existing on the date hereof; or

                  (iv) has made any payment of or commitment to pay any commission, fee or other amount to, or purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any corporation or other person of which any officer or director of the Company, or a relative of any of the foregoing, is a partner or shareholder (excepting stock holdings solely for investment purposes in securities of publicly held and traded companies).

         3.29) Bank Accounts. Schedule 3.29 constitutes a full and complete list of all the bank accounts of the Company, together with the names of the persons authorized to draw thereon.

         3.30) Minute Books. The minute books of the Company contain complete and accurate records of all meetings of and corporate actions or written consents by the shareholders, Boards of Directors, and committees of the Boards of Directors of the Company and its subsidiaries.

         3.31) Full Disclosure. To the Company's knowledge, all documents, contracts, instruments, certificates, notices, consents, affidavits, letters, telegrams, telexes, statements, schedules (including Schedules to this Agreement), exhibits (including Exhibits to this Agreement) and any other papers whatsoever, delivered by or on behalf of the Company in connection with this Agreement and the transactions contemplated thereby are true and complete in all material respects and authentic. No representation or warranty of the Company contained in this Agreement, in the Schedules hereto or in any certificate delivered to Parent pursuant to the requirements of this Agreement or in connection with the transactions contemplated thereby, contains an untrue statement of a fact or omits to state a fact required to be stated therein or necessary to make the statements made, in the context in which made, not materially false or misleading.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF PARENT

         Except as otherwise disclosed in the Schedule of Exceptions attached hereto as Exhibit D, Parent represents and warrants to the Company and the Company Shareholders as of the date hereof as follows and acknowledges that the same shall be true and correct as of the Closing Date (as if made at the Closing), shall be deemed to have been relied upon by the Company Shareholders and shall survive the Closing of this transaction as provided in Section 12.3 of this Agreement:

         Parent and Merger Subsidiary each represents, warrants and covenants to the Company that:

         4.1) Corporate Authorization. Each of Parent and Merger Subsidiary has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by Parent's Board of Directors and Merger Subsidiary's Board of Directors and no other corporate proceedings on the part of either Parent or Merger Subsidiary are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions so contemplated.

         4.2)     Governmental Authorization; Consents.

                  4.2.1 The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation of the Merger by Parent and Merger Subsidiary require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (i) the filing of Agreement of Merger in accordance with the CCC and other applicable laws of the State of California; (ii) compliance with any applicable requirements of the Securities Act and the Exchange Act; and (iii) compliance with any applicable state securities or Blue Sky laws.

                  4.2.2 No consent, approval, waiver or other action by any person under any contract, agreement, indenture, lease, instrument or other document to which Parent is a party or by which it is bound is required or necessary for the execution, delivery and performance of this Agreement by Parent or Merger Subsidiary or the consummation of the transactions contemplated hereby.

         4.3) Capitalization. The authorized capital stock of Parent consists of
(i) Five Million (5,000,000) shares of Common Stock with a par value of $.10 per share, of which as of August 31, 1999, there were One Million Four Hundred Seventy-Two Thousand Two Hundred Seventy-Nine (1,472,279) shares issued and outstanding and no shares held in Parent's treasury, and (ii) One Hundred Twenty Thousand (120,000) shares of Preferred Stock with a par value of $25.00 per share, of which as of the date hereof there were no shares issued and outstanding. The authorized capital stock of Merger Subsidiary consists of One Thousand (1,000) shares of Common Stock, One Hundred (100) of which are issued and outstanding and owned by Parent. All issued and outstanding shares of Parent Common Stock and Merger Subsidiary Common Stock are, and the shares of Parent Common Stock to be issued and delivered in the Merger pursuant to Article II hereof shall be, at the time of issuance and delivery, validly issued, fully paid, nonassessable and free of preemptive rights. The shares of Parent Common Stock to be issued and delivered in the Merger pursuant to Article II hereof shall be registered under the Securities Act and duly listed for trading on the Nasdaq National Market, subject to official notice of issuance. Except as disclosed in the financial statements, or notes thereto, included in Parent's quarterly report on Form 10-Q for the quarter ended March 31, 1999, and except for options, awards, units or other rights to purchase or acquire shares of Parent Common Stock pursuant to Parent's Stock Option Plan, there are not as of the date of this Agreement any outstanding or authorized subscriptions, options, warrants, calls, rights, commitments, restrictions, arrangements or any other agreements of any character that, directly or indirectly, (i) obligate Parent to issue any shares of capital stock or any securities convertible into, or exercisable or exchangeable for, or evidencing the right to subscribe for, any shares of capital stock, or (ii) call for or relate to the sale, pledge, transfer or other disposition or encumbrance by Parent of any shares of its capital stock. There are no voting agreements, rights of first refusal or other restrictions (other than normal restrictions on transfer under applicable federal and state securities laws) applicable to any of Parent's outstanding securities.

         4.4) Non-Contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent of the transactions contemplated hereby do not and shall not (i) contravene or constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of Parent and Merger Subsidiary or to a loss of any benefit to which Parent and Merger Subsidiary is entitled under
(A) any provision of applicable law or regulation (assuming compliance with the matters referred to in Section 4.2); (B) the Articles of Incorporation or Bylaws of Parent and Merger Subsidiary; (C) any agreement, contract, plan, lease, arrangement or commitment; or (D) any judgment, injunction, order, decree, administrative interpretation, award or other instrument binding upon Parent and Merger Subsidiary, or (ii) result in the creation or imposition of any Lien on any asset of Parent and Merger Subsidiary.

         4.5) Binding Effect. This Agreement constitutes a legal, valid and binding agreement of Parent and Merger Subsidiary enforceable against Parent and Merger Subsidiary in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by principles of equity regarding the availability of remedies.

         4.6) Financial Statements and SEC Filings. Parent has delivered to the Company true and complete copies of (i) its annual reports on Form 10-K for its fiscal years ended June 30, 1997, 1998 and 1999, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended September 30, 1996, 1997 and 1998, December 31, 1996, 1997 and 1998, and March 31, 1997, 1998 and 1999, (iii) its
proxy or information statements relating to all meetings of, or actions taken without a meeting by, the shareholders of Parent held since April 30, 1997, and
(iv) all of its other reports or registration statements filed with the SEC since April 30, 1997. The reports and statements so delivered are referred to collectively in this Section as the "SEC Filings." As of their respective dates, the SEC Filings (including all exhibits and schedules thereto and documents incorporated by reference therein) do not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. To Parent's knowledge, it has filed all documents required to be filed as exhibits to its SEC Filings. The audited financial statements and unaudited interim financial statements (the "Parent Financial Statements" for purposes of this Article IV) of Parent included or incorporated by reference in the SEC Filings (i) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto); (ii) complied as of their respective dates in all respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto; and (iii) fairly present the financial position of Parent as of the dates thereof and the income and cash flow for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments).

         4.7) Corporate Existence and Power. Each of Parent and Parent's subsidiaries (if any) and Merger Subsidiary is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers required to carry on its business as now conducted or as currently proposed. Except as disclosed in Schedule 4.7, Parent has no subsidiaries or any interest, direct or indirect, in any corporation, partnership, joint venture or other business entity. References in this Article IV to Parent shall include Parent and its Subsidiaries. Each of Parent and Merger Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually, or in the aggregate, have a Material Adverse Effect. Parent does not, directly or indirectly, own or have the power to vote, or to exercise a controlling influence with respect to, any securities of any class of any person, the holders of which class are entitled to vote for the election of directors (or persons serving similar functions) of such person.

         4.8) Material Obligations; Material Events. Parent does not have any liabilities or obligations, absolute or contingent (individually or in the aggregate), that would have a Material Adverse Effect except the liabilities and obligations set forth in the Parent Financial Statements. Except as disclosed in the Parent Financial Statements, since December 31, 1998, there has not been any Material Adverse Effect.

         4.9) Full Disclosure. To the knowledge of Parent, all documents, contracts, instruments, certificates, notices, consents, affidavits, letters, telegrams, telexes, statements, schedules (including Schedules to this Agreement), exhibits (including Exhibits to this Agreement) and any other papers whatsoever, delivered by or on behalf of Parent in connection with this Agreement and the transactions contemplated thereby are true and complete in all material respects and authentic. No representation or warranty of Parent contained in this Agreement or in the Schedules hereto or in any certificate delivered to the Company pursuant to the requirements of this Agreement or in connection with the transactions contemplated thereby, contains an untrue statement of a fact or omits to state a fact required to be stated therein or necessary to make the statements made, in the context in which made, not materially false or misleading.

                                    ARTICLE V

                                    COVENANTS

         The following covenants shall be applicable from and after the date of this Agreement until the Effective Time:

         5.1) Approvals and Consents. The Company shall use all reasonable efforts to obtain all approvals and consents of all third parties necessary on the part of the Company or the Company Shareholders to consummate the transaction contemplated herein. Parent agrees to cooperate with the Company in connection with obtaining such approvals and consents, and Parent shall agree, if required by any lease or other agreement as a prerequisite to such third party's consent, to guarantee the performance of the Surviving Corporation under such lease or other agreement from and after the Closing. Parent shall, at its cost and expense, obtain all approvals and consents of all third parties necessary on the part of Parent to consummate the transactions contemplated herein. The Company agrees to cooperate with Parent in connection with obtaining such approvals and consents.

         5.2)     Affiliate Letter.

                  (a) The Company has delivered to Parent a list of names and addresses of those persons, in the Company's reasonable judgment after consultation with outside legal counsel, who, as of the date hereof, are affiliates within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act (each such person, an "Affiliate") of the Company. The Company shall provide Parent such information and documents as Parent shall reasonably request for purposes of reviewing such list and shall promptly update such list to reflect any changes thereto. The Company shall cause to be delivered to Parent a letter in the form attached hereto as Exhibit E (an "Affiliate Letter"), executed by each Affiliate of the Company identified in the foregoing list as soon as practicable prior to the Effective Time. Parent shall be entitled to place legends as specified in such Affiliate Letter on the certificates evidencing any of the Parent Common Stock to be received by such Affiliate pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Parent Common Stock, consistent with the terms of such letters.

                  (b) For so long as resales of shares of Parent Common Stock issued pursuant to the Merger are subject to the resale restrictions set forth in Rule 145 under the Securities Act, Parent shall use all reasonable efforts to comply with Rule 144(c)(1) under the Securities Act.

         5.3) Preserve Accuracy of Representations and Warranties. The Company shall refrain from taking any action, except with the prior written consent of Parent, which would render any representation, warranty or agreement of the Company in this Agreement inaccurate or breached as of the Closing (as though made at and as of the Closing) in any material respect. At all times prior to the Closing, each of the Company and Parent shall promptly inform the other in writing with respect to any matters hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Schedule of Exceptions for the respective Parties.

         5.4) Maintain the Company as Going Concern. Except as contemplated by this Agreement, the Company shall conduct its operations according to its ordinary and usual course of business and consistent with past practice, and the Company shall use all reasonable efforts, to the extent that it is within the Company's control, to preserve intact its business organization, to maintain its prospects, to keep available the services of its officers and employees and to maintain satisfactory relationships with licensors, licensees, suppliers, contractors, distributors, customers and others having business relationships with it. The Company shall promptly advise Parent orally and in writing of any event in the business, prospects, properties, results of operations or condition (financial or otherwise) of the Company which could have a Material Adverse Effect on the Company and permit Parent to consult with the Company with respect to any material changes in its business. Without limiting the generality of the foregoing, and except as otherwise expressly provided in or contemplated by this Agreement or to the extent specifically disclosed on the Schedules hereto, the Company shall not, without the prior written consent of an officer of Parent:

                  (a)      amend its Certificate of Incorporation or Bylaws;

                  (b) authorize for issuance, issue, sell, or deliver (whether through the issuance or granting of additional options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any securities convertible into shares of stock of any class (other than the issuance of the number of shares of the Company Common Stock (or part thereof) indicated in Section 3.6 hereof upon the exercise in accordance with the current terms of the stock options listed in Schedule 3.6 as outstanding on the date of this Agreement);

                  (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock; or redeem or otherwise acquire any shares of its capital stock or other securities (except for stock held by employees or consultants and subject to repurchase upon termination of employment or consulting, so long as such termination of employment or consulting, is voluntary by the employee or consultant); or amend or alter any material term of any of its outstanding securities;

                  (d) create, incur or assume any indebtedness for borrowed money (except under current credit facilities or renewals of such current credit facilities on substantially the same terms as currently exist), or assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; or make any loans, advances or capital contributions to, or investments in, any other person; or create, incur or assume any Lien on any material asset;

                  (e) (i) increase in any manner the compensation of any of its directors, officers, employees, shareholders or consultants, except the compensation of employees who are not officers or directors may be increased in the ordinary course of business and consistent with past practice or pursuant to contractual obligations existing on the date hereof that have been fully disclosed to Parent, or accelerate the payment of any such compensation (whether or not any such acceleration is consistent with past practice); (ii) pay or accelerate or otherwise modify the payment, vesting, exercisability, or other feature or requirement of any pension, retirement allowance, severance, change of control, stock option or other employee benefit not required by any existing plan, agreement or arrangement or by applicable law to any such director, officer, employee, shareholder or consultant, whether past or present; or (iii) commit itself to any additional pension, profit-sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance, change of control, retirement or other employee benefit plan, agreement or arrangement, or to any employment or consulting agreement with or for the benefit of any person, or amend any of such plans or any of such agreements in existence on the date hereof;

                  (f) except in the ordinary course of business and consistent with past practice or pursuant to contractual obligations existing on the date hereof (i) sell, transfer, mortgage, or otherwise dispose of or encumber any real or personal property, (ii) pay, discharge or satisfy claims, liabilities or obligations (absolute, accrued, contingent or otherwise), or (iii) cancel any debts or waive any claims or rights, which involve payments or commitments to make payments which individually exceed Two Thousand Dollars ($2,000) or, in the aggregate, exceed Five Thousand Dollars ($5,000);

                  (g) make or agree to make any new capital expenditure exceeding Ten Thousand Dollars ($10,000);

                  (h) enter into, amend or terminate any joint ventures or any other agreements, commitments or contracts that, individually or in the aggregate, are material to the Company or any subsidiary (except agreements, commitments or contracts expressly provided for or contemplated by this Agreement or for the purchase, sale or lease of goods, services or properties in the ordinary course of business, consistent with past practice), or otherwise make any material change in the conduct of the business or operations of the Company or any subsidiary;

                  (i) enter into or terminate, or amend, extend, renew or otherwise modify (including, but not limited to, by default or by failure to act) any distribution, OEM, independent sales representative, noncompetition, licensing, franchise, research and development, supply or similar contract, agreement or understanding (except agreements, commitments or contracts expressly provided for or contemplated by this Agreement or for the purchase, sale or lease of goods, services or properties in the ordinary course of business, consistent with past practice);

                  (j) change its credit policy as to sales of inventories or collection of receivables or its inventory consignment practices;

                  (k) remove or permit to be removed from any building, facility or real property any machinery, equipment, fixture, vehicle or other personal property or parts thereof, except in the ordinary course of business and except for movement from one facility of the Company to another such facility;

                  (l) alter or revise its accounting principles, procedures, methods or practices, except as may be required by generally accepted accounting principles;

                  (m) institute, settle or compromise any claim, action, suit or proceeding pending or threatened by or against it involving amounts in excess of Ten Thousand Dollars ($10,000), at law or in equity or before any federal, state, local, foreign or other governmental department, commission, board, bureau, agency or instrumentality (including, but not limited to, the FDA or any nongovernmental self-regulatory agency);

                  (n) distribute or otherwise circulate any notices, directives or other communications directed to all or groups of customers, vendors, employees, distributors or others associated with its business (except in the ordinary course of business consistent with past practice) without consulting with Parent, giving Parent reasonable opportunity to comment thereon and obtaining prior to distribution Parent's approval thereof, which shall not unreasonably be withheld;

                  (o) take any action that would render any representation, warranty, covenant or agreement of the Company in this Agreement inaccurate or breached as of the Closing Date;

                  (p) knowingly take any action that would have the effect of jeopardizing the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code or cause the Merger to fail to meet the standards for such reorganization set forth in Rev. Proc. 77-37, 1977-2 C.B. 568; or

                  (q) agree, whether in writing or otherwise, to do any of the foregoing.

         5.5) No Solicitation of Other Offers. Neither the Company nor any of its officers or directors shall solicit, entertain, discuss or consider any offer, inquiry or proposal with respect to the sale, merger or other acquisition or licensing of the business or assets (or any material portion or items thereof) of the Company or of any outstanding Company Common Stock by any third party other than Parent, subject only to the fiduciary duties of the board of directors of the Company.

         5.6) Access to Information and Records Before Closing. Each of the Company and Waters Network Systems ("WNS") shall afford to the other, and to the other's accountants, officers, directors, employees, counsel and other representatives, reasonable access during normal business hours, to all of its properties, books, contracts, commitments and records, and, during such period, each of the Company and WNS shall furnish promptly to the other all information concerning business, prospects, properties, results of operations, condition (financial or otherwise) or personnel as the other may reasonably request. During the period from the date hereof to the Effective Time, the Parties shall in good faith meet and correspond on a regular basis for mutual consultation concerning the conduct of the Company's and WNS' businesses. Parent and the Company shall hold in confidence all such nonpublic information.

         5.7) No Shareholder Solicitation. In connection with the approvals required by Section 6.3, the Company shall not solicit approval by the Company Shareholders of the Merger, either formally or informally, prior to the distribution to and receipt by the Company Shareholders of a prospectus concerning the issuance of Parent Common Stock prepared in connection with a Form S-4 Registration Statement that has been declared effective by the SEC.

         5.8) Further Actions. Subject to the terms and conditions herein provided and without being required to waive any conditions herein, each of the Parties agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action. Notwithstanding the foregoing or anything herein to the contrary, none of the Company, Parent or Merger Subsidiary shall be required to make arrangements for or to effect the cessation, sale or other disposition of particular assets or categories of assets or businesses of Parent, Merger Subsidiary, the Company or any of their affiliates.

         5.9) Regulatory Approvals. The Company and Parent shall take all such action as may be necessary under federal or state securities laws applicable to or necessary for, and shall file and, if appropriate, use all reasonable efforts to have declared effective or approved, all documents and notifications with the SEC and other governmental or regulatory bodies that they deem necessary or appropriate for the consummation of the Merger and the transactions contemplated hereby, and each party shall give the other information reasonably requested by such other party pertaining to it and its subsidiaries and affiliates to enable such other party to take such actions, and Parent shall file in a timely manner all reports and documents required to be so filed by or under the Exchange Act.

         5.10) Additional Financial Statements and Reports. As soon as reasonably practicable, each of the Company and Parent shall furnish to the other copies of all balance sheets and related statements of income, changes in financial position and changes in shareholders' equity of the Company which may be regularly prepared in the ordinary course of business prior to the Effective Time, including, but not limited to, monthly balance sheets and related statements of income and quarterly balance sheets and related statements of income, changes in financial position and changes in shareholders' equity. Such financial statements shall be prepared in conformity with generally accepted accounting principles applied on a consistent basis and fairly present the financial condition, results of operations and changes in financial position of the Company and its subsidiaries (subject, in the case of unaudited financial statements, to the absence of complete footnotes thereto), as of the dates and for the periods covered by such statements.

         5.11) Certain Notifications. Each of the Company and Parent shall promptly notify the other in writing of the occurrence of any event that shall or could reasonably be expected to result in the failure to satisfy any of the conditions specified in Articles VI or VII.

         5.12) Noncompetition Agreement. To induce Parent to execute this Agreement, the Company has caused Frank Madren to execute and deliver to Parent as of the date hereof (but expressly contingent upon the Closing of the Merger) a Noncompetition Agreement in the form of Exhibit F hereto.

         5.13) Employment Agreements. To induce Parent to execute this Agreement, the Company has caused Frank Madren, Chuoc Linh and Mark Vaughn to execute and deliver to Parent as of the date hereof (but expressly contingent upon the Closing of the Merger) Employment Agreements substantially in the form of Exhibit G, Exhibit G-1, and Exhibit G-2 respectively, hereto.

         5.14) Resignations of Officers and Directors. At the Closing, the Company shall cause each of its officers and directors to execute and deliver to Parent such officer's and/or director's resignation from such positions with the Company as Parent may request effective upon the Closing of the Merger.

         5.15) Maintenance of WNS. Except as contemplated by this Agreement, WNS shall conduct its operations according to its ordinary and usual course of business and consistent with past practice. WNS shall promptly advise the Company orally and in writing of any event in the business, prospects, properties, results of operations or condition (financial or otherwise) of WNS which could have a Material Adverse Effect on WNS and permit the Company to consult with WNS with respect to any material changes in its business. Without limited the generality of the foregoing, and except as otherwise expressly provided in or contemplated by this Agreement or to the extent specifically disclosed on the Schedules hereto, WNS shall not, without the prior written consent of the Company:

                  (a) except in the ordinary course of business and consistent with past practice or pursuant to contractual obligations existing on the date hereof, sell, transfer, mortgage, or otherwise dispose of or encumber any real or personal property;

                  (b) take any action that would render any representation, warranty, covenant or agreement of WNS in this Agreement inaccurate or breached as of the Closing Date; or

                  (c) agree, whether in writing or otherwise, to do any of the foregoing.

         5.16) Transfer of WNS Assets and Assumption of Liabilities. At the Closing, and as a condition precedent to the Company's obligation to Close, Parent shall take all such action as may be necessary to cause the transfer to Merger Subsidiary of title to the assets of Parent used exclusively for the conduct of the business of WNS including, but in no way limited to, tangible and intangible assets, customers, customer lists and intellectual property, and Merger Subsidiary shall, in accordance therewith, assume any and all liabilities of WNS. Employees of Parent employed by Parent to work exclusively in the business of WNS shall at the Closing become employees of Merger Subsidiary. Parent and the Company shall execute a letter in the form of Exhibit H, attached hereto, (the "Letter Agreement") on or before the Closing, in accordance herewith.

                                   ARTICLE VI

                       CONDITIONS TO PARENT'S OBLIGATIONS

         The obligations of Parent under this Agreement shall, at its option, be subject to the satisfaction, on or prior to the Closing Date, of all of the conditions set forth in this Article VI.

         6.1) Truth of Representations and Warranties. The representations and warranties of the Company and the Indemnifying Shareholders herein shall be true in all material respects on the Closing Date with the same effect as though made at such time, except for changes expressly contemplated by this Agreement and except for any particular representation and warranty which specifically addresses matters only as of a particular date (which shall remain true as of such date). The Company and the Indemnifying Shareholders shall have performed all material obligations and complied with all material covenants and conditions prior to or as of the Closing Date. No events shall have occurred, no circumstances shall exist and, collectively, no breaches of the representations and warranties of the Company and the Indemnifying Shareholders contained in this Agreement shall exist as of the Closing Date that have caused or could reasonably be expected to have a Material Adverse Effect upon the Company, its condition or its business; provided, however, that a decline in revenues or profitability due to customer cancellation of orders, delay in customer orders, or failure to place orders all of which are directly attributable to the public announcement or consummation of the Merger shall not be deemed to be a material adverse change. The Company and the Indemnifying Shareholders shall have delivered to Parent a certificate in the form of Exhibit O dated as of the Closing Date to all such effects.

         6.2) Opinion of Counsel for the Company and the Company Shareholders. Fenwick & West LLP, counsel for the Company with respect to the transactions contemplated by this Agreement, shall have delivered to Parent a written opinion, dated the Closing Date, in substantially the form of the attached
Exhibit I.

         6.3) Required Consents. The Company shall have obtained all permits, authorizations, consents and approvals required to be obtained by it pursuant to this Agreement, in form and substance satisfactory to Parent, and Parent and Merger Subsidiary shall have received evidence satisfactory to them of the receipt of such permits, authorizations, consents and approvals.

         6.4) Litigation Affecting Closing. No suit, action or other proceeding shall be pending or threatened by any third party or by or before any court or governmental agency in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated by this Agreement, and no investigation that might result in any such suit, action or other proceeding shall be pending or threatened.

         6.5) Legislation. No statute, rule, regulation, order, or interpretation shall have been enacted, entered or deemed applicable by any domestic or foreign government or governmental or administrative agency or court which would make the transactions contemplated by this Agreement illegal.

         6.6) Noncompetition and Employment Agreements. Parent shall have received executed agreements from such persons, and in such form satisfactory to Parent, as described in Sections 5.12 and 5.13 hereof.

         6.7) Resignations. The officers and directors of the Company and each subsidiary specified by Parent shall have tendered their respective resignations effective as of the Effective Time.

         6.8) Escrow Agreement. The Company, the Indemnifying Shareholders and the Escrow Agent shall have executed and delivered to Parent the Escrow Agreement, as described in Section 9.4.

         6.9) Form S-4; Nasdaq Listing. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order and the Prospectus/Proxy Statement shall, as of the Closing, not be subject to any proceedings commenced or threatened by the SEC. The shares of Parent Common Stock to be delivered pursuant to the Merger shall have been duly listed on the Nasdaq National Market, subject to official notice of issuance.

         6.10) Standstill Agreement. Parent shall have received an executed Standstill Agreement in substantially the form set forth on Exhibit J hereof executed by Frank Madren and Christopher Robert, provided, however, if all of the Waters Shareholders (as defined in the Standstill Agreement) do not execute and deliver the Standstill Agreement on the Closing Date, then Messrs. Madren and Robert shall not be required to sign it and if they have signed it, the Standstill Agreement shall not be enforceable against either of them.

         6.11) Affiliate Letter. Parent shall have received an executed Affiliate Letter from each individual identified as an Affiliate by the Company.

         6.12) Dissenters. The Company Dissenting Shares shall constitute no more than five percent (5%) of the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time.

         6.13) Tax-Free Reorganization. Each of Parent and the Company shall have received a written opinion from their respective counsel to the effect that the Merger will constitute a reorganization within the meaning of section 368 of the Code, which opinion shall be substantially identical in form and substance. In preparing the Company and Parent's tax opinion, counsel may rely on representations of the Parties, and to the extent reasonably required, Company Shareholders shall make reasonable representations thereto. The Company shall have received from Fenwick & West LLP, counsel for Company, a written tax opinion dated the Closing Date, in substantially the form of the attached Exhibit K. Notwithstanding the foregoing, in the event that (i) the closing condition set forth in Section 6.14 regarding the minimum closing sale price of Parent Common Stock is waived or amended by all Parties pursuant to Section 12.4, and (ii) the Parent Closing Price Per Share is at or below $5.24, neither Parent nor the Company shall receive a written opinion as set forth in this Section.

         6.14) Minimum Parent Price Per Share. The closing sale price of Parent Common Stock as quoted on the Nasdaq National Market on the trading day immediately preceding the Closing Date, as reported in the Wall Street Journal, shall be Six Dollars ($6.00) or more.

         6.15) Agreement Respecting Certain Costs. On the date of this Agreement and contemporaneous with the execution and delivery of this Agreement, Parent, Merger Subsidiary, the Company and Frank Madren shall have executed and delivered to each other that certain Agreement Respecting Certain Costs in the form of Exhibit N.

                                   ARTICLE VII

                     CONDITIONS TO THE COMPANY'S OBLIGATIONS

         The obligations of the Company under this Agreement shall, at their option, be subject to the satisfaction, on or prior to the Closing Date, of all of the following conditions:

         7.1) Truth of Representations and Warranties. The representations and warranties of Parent herein shall be true in all material respects on the Closing Date with the same effect as though made at such time, except for changes expressly contemplated by this Agreement and except for any particular representation and warranty which specifically addresses matters only as of a particular date (which shall remain true as of such date). Parent shall have performed all material obligations and complied with all material covenants and conditions prior to or as of the Closing Date. No events shall have occurred, no circumstances shall exist and, collectively, no breaches of the representations and warranties of Parent contained in this Agreement shall exist as of the Closing Date that have caused or could reasonably be expected to have a Material Adverse Effect upon Parent, its condition or its business. Parent shall have delivered to the Company a certificate in the form of Exhibit P dated as of the Closing Date and executed by an officer of Parent to all such effects.

         7.2) Opinion of Counsel for Parent. The Company and the Company Shareholders shall have received from Fredrikson & Byron, P.A., counsel for Parent, a written opinion dated the Closing Date, in substantially the form of the attached Exhibit L.

         7.3) Consents. Parent and Merger Subsidiary shall have obtained all permits, authorizations, consents and approvals required to be obtained by them pursuant to this Agreement, in form and substance satisfactory to the Company, and the Company shall have received evidence satisfactory to it of the receipt of such permits, authorizations, consents and approvals.

         7.4) Litigation Affecting Closing. No suit, action or other proceeding shall be pending or threatened by any third party or by or before any court or governmental agency in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated by this Agreement, and no investigation that might result in any such suit, action or other proceeding shall be pending or threatened.

         7.5) Election to Parent Board of Directors. Parent shall take all action necessary to increase the size of Parent's Board and have Frank Madren and Christopher Robert elected to Parent's Board of Directors as soon as practicable after the Effective Time. During the Survival Period, Parent shall take no action to cause to be removed or assist in any way in the removal of either of Messrs. Madren or Robert from Parent's Board of Directors in the absence of "cause." "Cause" for the purposes of the preceding sentence shall have the meaning accorded to it by the Employment Agreement between Frank Madren and Merger Subsidiary. Parent further agrees:

                  (a) As soon as practicable, after the date hereof, subject to the consummation of the transactions contemplated by this Agreement, the Company shall use its best efforts to obtain the agreement of its shareholders to the amendment of its Bylaws, to the following effects.

                  (b) The Bylaws respecting the election of directors shall be amended to provided that, if there are seven (7) or fewer directors, there shall be two (2) "classes" of directors. The first class will consist of approximately 50% of the entire Board of Directors but not more than three (3) directors. The second class shall consist of the remaining number of directors.

                  (c) Parent's Bylaws shall be amended to provide that the persons initially elected to serve as directors in the first class shall serve for a term of two (2) years. The Bylaws shall be amended to provide that subsequent to such first election, the directors elected to serve in the first class shall be nominated and elected to serve for a term of three (3) years.

                  (d) Parent's Bylaws shall be amended to provide that the persons initially elected to serve as directors in the second class shall serve for a term of three (3) years.

                  (e) Following the amendment of Parent's Bylaws as contemplated by this Section and after the Closing Date, Parent shall use its best efforts to cause William Franta, John Grimstad and Christopher Robert to be elected to the first class of directors for a term of two (2) years and Gerald W. Grabowski, Frank Madren, Charles Schiefelbein to be elected to the second class of directors for a term of three (3) years.

         7.6) Legislation. No statute, rule, regulation or order or interpretation shall have been enacted, entered or deemed applicable by any domestic or foreign government or governmental or administrative agency or court which would make the transactions contemplated by this Agreement illegal.

         7.7) Escrow Agreement. Parent and the Escrow Agent shall have executed and delivered to the Indemnifying Shareholders the Escrow Agreement, as described in Section 9.4.

         7.8) Tax-Free Reorganization. Each of Parent and the Company shall have received a written opinion from their respective counsel to the effect that the Merger will constitute a reorganization within the meaning of section 368 of the Code, which opinion shall be substantially identical in form and substance. In preparing the Company and Parent's tax opinion, counsel may rely on the Parties, and to the extent reasonably required, Company Shareholders shall make reasonable representations thereto. Parent shall have received from Fredrickson & Byron P.A., counsel for Parent, a written tax opinion dated the Closing Date, in substantially the form of the attached Exhibit M. Notwithstanding the foregoing, in the event that (i) the closing condition set forth in Section 7.12 regarding the minimum closing sale price of Parent Common Stock is waived or amended by all Parties pursuant to Section 12.4, and (ii) the Parent Closing Price Per Share is at or below $5.24, neither Parent nor the Company shall receive a written opinion as set forth in this Section.

         7.9) Form S-4; Nasdaq Listing. The Form S-4 shall have become effective under the Securities Act and shall not be subject to any stop order or proceedings seeking a stop order, and the prospectus/Proxy shall not be, as of the Closing, subject to any proceedings initiated by the SEC. The shares of Parent Common Stock to be delivered pursuant to the Merger shall have been listed on the Nasdaq National Market, subject to official notice of issuance.

         7.10) Company Shareholder Approval. The principal terms of this Agreement shall have been approved by the Company Shareholders, as required by applicable law and the Company's Articles of Incorporation and Bylaws.

         7.11) Transfer of WNS Assets and Assumption of Liabilities. Pursuant to the Letter Agreement, Parent shall have caused to be transferred to Merger Subsidiary of the assets of Parent which the Letter Agreement contemplates shall be transferred and, in accordance therewith, Merger Subsidiary shall have assumed the liabilities of WNS.

         7.12) Minimum Parent Price Per Share. The closing sale price of Parent Common Stock as quoted on the Nasdaq National Market on the trading day immediately preceding the Closing Date, as reported in the Wall Street Journal, shall be Six Dollars ($6.00) or more.

                                  ARTICLE VIII

                                     CLOSING

         8.1) Closing Date. The consummation of the Merger provided for herein (the "Closing") shall take place at 10:00 a.m. (local time) as soon as possible on such date as the Parties may agree upon, but no later than the date set forth in Section 10.1(b) (the "Closing Date"). The Closing shall take place at the offices of the Company, or at such other place or in such other manner (e.g. by telecopy exchange of signature pages with originals to follow by overnight delivery) as the Parties may agree.

         8.2) Closing Deliveries of the Company. In addition to, and without limiting any other provisions of this Agreement, the Company shall deliver the items referred to in subsections (a) through (f) below, in form reasonably satisfactory to Parent and its counsel:

                  (a) Resignations, effective as of the Closing, of all of the Company's Board of Directors and officers.

                  (b) Certified copies of the Company's Articles of Incorporation and a Certificate of Good Standing, each certified by the California Secretary of State as of a date not more than five (5) business days prior to the Closing Date.

                  (c) Certificate of Status certified by the California Secretary of State dated not more than five (5) business days prior to Closing Date, to the effect that the Company is in good standing, has no known unpaid tax liability, and is entitled to transact business in the State of California.

                  (d) An unexpired Tax Clearance Certificate of the Franchise Tax Board, certifying that all taxes imposed under the Bank and Corporation Tax Law on the Company have been paid, assumed or secured by other means.

                  (e) Certificates executed by the Company reasonably acceptable to Parent certifying that an interest in the Company does not represent a U.S. real property interest within the meaning of Section 1445 of the Code and the regulations promulgated thereunder.

                  (f) All of the documents, certificates, instruments and opinions required to be delivered to Parent under Article VI of this Agreement.

         8.3) Closing Deliveries of Parent. In addition to, and without limiting any other provisions of this Agreement, Parent shall, at the Closing, deliver to the Company in form reasonably satisfactory to the Company and its counsel, the documents and opinion required to be delivered to the Company under Article VII of this Agreement.

         8.4) Proceedings. All proceedings taken and all documents executed and delivered by the Parties at the Closing shall be deemed to have been taken and executed simultaneously and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

                                   ARTICLE IX

                                 INDEMNIFICATION

         9.1) Indemnification of Parent. The Indemnifying Shareholders shall indemnify, defend and hold harmless Parent and each of its subsidiaries (including the Surviving Corporation), officers and directors (Parent and such other indemnitees referred to in this Article IX as "Parent") from and against and in respect of any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, interest and penalties, costs and expenses (including, without limitation, reasonable legal fees and disbursements incurred in connection therewith and in seeking indemnification therefor, and any amounts or expenses required to be paid or incurred in connection with any action, suit, proceeding, claim, appeal, demand, assessment or judgment), but reduced by any recovery under insurance policies, and by any net tax benefit accruing to Parent as a result thereof (such net tax benefit being determined after taking into account the effect of recovery under the Escrow Agreement and calculated at Parent's incremental effective tax rate) resulting from, arising out of, or imposed upon or incurred by any person to be indemnified hereunder by reason of any breach of any representation, warranty, covenant or agreement of the Company or the Indemnifying Shareholders contained in this Agreement or any agreement, certificate or document executed and delivered by the Company or the Indemnifying Shareholders pursuant hereto or in connection with any of the transactions contemplated by this Agreement ("Indemnifiable Losses"). The indemnification provided for in this Section 9.1 will not apply unless, and will apply only to the extent that, the Indemnifiable Losses exceed an aggregate of One Hundred Thousand Dollars ($100,000) (the "Deductible"), after which point the Indemnifying Shareholders shall have the obligations to indemnify, defend and hold harmless as required by this Section with respect to Indemnifiable Losses in excess of the Deductible; provided that the Indemnifying Shareholders' liability under this Section 9.1 shall be limited as set forth in Section 9.5.

         9.2) Indemnification of the Company Shareholders. Parent shall indemnify, defend and hold harmless the Company Shareholders and their affiliates, agents and counsel from and against and in respect of any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, interest and penalties, costs and expenses (including, without limitation, reasonable legal fees and disbursements incurred in connection therewith and in seeking indemnification therefor, and any amounts or expenses required to be paid or incurred in connection with any action, suit, proceeding, claim, appeal, demand, assessment or judgment), resulting from, arising out of, or imposed upon or incurred by any person to be indemnified hereunder by reason of any breach of any representation, warranty, covenant or agreement of Parent contained in this Agreement or any agreement, certificate or document executed and delivered by Parent pursuant hereto or in connection with the transactions contemplated by this Agreement.

         9.3) Third Party Claims. If a claim by a third party is made against an indemnified party and if the indemnified party intends to seek indemnity with respect thereto under this Article IX, such indemnified party shall promptly notify the indemnifying party of such claim; provided, however, that failure to give timely notice shall not affect the rights of the indemnified party so long as the failure to give timely notice does not adversely affect the indemnifying party's ability to defend such claim against a third party. The indemnified party shall not settle such claim without the consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed. If the indemnifying party acknowledges in writing its indemnity obligations for Indemnifiable Losses resulting therefrom, the indemnifying party may participate at its own cost and expense in the settlement or defense of any claim for which indemnification is sought; provided that, such settlement or defense shall be controlled by the indemnified party.

         9.4) Escrow. In order to provide for possible indemnification in accordance with Article IX of this Agreement, the Escrow Agent shall retain the Holdback Shares in the Escrow Account for the duration of the Survival Period. Such retained Holdback Shares shall be held pursuant to and under the terms, conditions, and instructions relating to the holding, investment, and disbursement of the Holdback Shares, as set forth in an Escrow Agreement among Parent, the Company, the Indemnifying Shareholders and the Escrow Agent to be executed on or before the Closing Date in substantially the form attached hereto as Exhibit A. Upon the expiration of the Survival Period described in Section
12.3 hereof or, if later, the final resolution of any claims for indemnification pursuant to Article IX hereof, the Escrow Agent shall distribute to the Indemnifying Shareholders the Holdback Shares, including any dividends or distributions thereon as described below, to the extent that the Holdback Shares have not been distributed to Parent in satisfaction of, or retained pending the resolution of, any claims for indemnification pursuant to Article IX hereof. Dividends or distributions received on the Holdback Shares shall be retained by the Escrow Agent and shall become distributable to the Indemnifying Shareholders only upon the expiration of the Survival Period and final resolution of any then pending claims against the Holdback Shares and such dividends or distributions as provided in Article IX. Subject to the Escrow Agreement, the Indemnifying Shareholders shall retain his voting rights with respect to securities retained by the Escrow Agent.

         9.5) Set-Off. Parent's and the Surviving Corporation's recovery for Indemnifiable Losses which do not arise out of or relate to any fraud or intentional misrepresentation by the Company or the Indemnifying Shareholders shall be limited exclusively to recovery from the Holdback Shares. Parent's and the Surviving Corporation's recovery from the Company Shareholders for Indemnifiable Loss arising out of or related to any fraud or intentional misrepresentation by the Company or the Company Shareholders shall not be limited to the Holdback Shares.

         9.6) Waiver of Subrogation. From and after the Closing, the Company Shareholders shall not have any rights to indemnification, contribution or subrogation from Parent, the Company or their successors, whether pursuant to Parent's, the Company's or their successors' Articles of Incorporation, Bylaws, insurance policies or otherwise, with respect to acts or events occurring at or prior to the Closing, except as otherwise provided in Section 9.2.

         9.7) Cooperation as to Indemnified Liability. Each party hereto shall cooperate fully with the other parties with respect to reasonable access to books, records, or other documentation within such party's control, if deemed reasonably necessary or appropriate by any party in the defense of any claim which may give rise to indemnification hereunder.

         9.8) Determination of Payment. Any amount of Indemnifiable Losses incurred by and owed to Parent on account of a claim for damages pursuant to
Section 9.2 above will be payable to the Parent out of the Holdback Shares then held by the Escrow Agent; provided, however, that in lieu of forfeiture of Holdback Shares with respect to a particular claim, the Indemnifying Shareholders may instead elect and shall be entitled to pay cash to Parent with respect to such claim in an amount equal to the Indemnifiable Losses incurred by or owed to Parent, and such Holdback Shares that otherwise would have been forfeited to Parent shall instead be released from the Escrow Account and delivered to Indemnifying Shareholders. For purposes of determining the number of Holdback Shares to be released to Parent in satisfaction of claims for Indemnifiable Losses or, if applicable, to the Indemnifying Shareholders upon an election to pay cash in lieu of forfeiture of shares hereunder, such shares shall be deemed to have a per share value equal to the Parent Closing Price Per Share.

                                    ARTICLE X

                                   TERMINATION

         10.1) Termination. This Agreement may be terminated at any time prior to the Effective Time, only:

                  (a) by mutual consent of the Board of Directors of Parent and the Board of Directors of the Company;

                  (b) by either Parent or the Company if, without fault of such terminating party, the Merger shall not have been consummated on or before February 29, 2000;

                  (c) by the Company if any of the conditions specified in
         Article VII hereof has not been waived by the Company or met at such time as such condition can no longer be satisfied; or

                  (d) by Parent if any of the conditions specified in Article VI hereof has not been waived by Parent or met at such time as such condition can no longer be satisfied.

         10.2) Procedure and Effect of Termination. In the event of termination and abandonment of the Merger by Parent or by the Company pursuant to Section
10.1 hereof, written notice thereof shall immediately be given to the other party and this Agreement shall terminate and the Merger shall be abandoned, without further action by any of the Parties. Merger Subsidiary agrees that any termination by Parent shall be conclusively binding upon Merger Subsidiary, whether given expressly on its behalf or not, and the Company shall have no further obligation with respect to Merger Subsidiary. If this Agreement is terminated as provided herein, no party hereto shall have any liability hereunder or further obligation hereunder to any other party to this Agreement except as stated in Article IX, or Section 12.7 hereof, which Sections shall survive any such termination and continue in effect thereafter; provided, however, that nothing in this Article X shall relieve any party of liability for breach of this Agreement. In the event of any termination of this Agreement, that certain Confidentiality Agreement between Parent and the Company dated August 18, 1999, shall govern any confidential information about the other party obtained pursuant to this Agreement.

                                   ARTICLE XI

                         ALTERNATIVE DISPUTE RESOLUTION

         11.1) Agreement to Arbitrate. All disputes or claims arising out of or in any way relating to this Agreement, including the making of this Agreement, shall be submitted to and determined by final and binding arbitration under the rules of the American Arbitration Association. Arbitration proceedings may be initiated by the Parent or the Surviving Corporation, on one hand, or the Indemnifying Shareholders, on the other hand, upon notice to the other and to the American Arbitration Association, and shall be conducted by three arbitrators under the rules of the American Arbitration Association in Minneapolis, Minnesota; provided, however, that the disputing parties may agree, following the giving of such notice, to have the arbitration proceedings conducted with a single arbitrator. The notice must specify, in general, the issues to be resolved in any such arbitration proceeding.

         The arbitrators shall be selected by agreement of the disputing parties from a list of twelve (12) or more arbitrators proposed to the disputing parties by the American Arbitration Association, or may be persons not on such list as agreed to by the disputing parties. Within fifteen (15) days of the commencement of arbitration, each disputing party shall select one person to act as arbitrator, and the two selected shall select a third arbitrator within ten (10) days of their appointment. If the arbitrator selected by the parties are unable or fail to agree upon a third arbitrator, the third arbitrator shall be selected by the American Arbitration Association.

         Notwithstanding the Rules of the American Arbitration Association, the parties shall be allowed to participate in discovery in accordance with the Federal Rules of Civil Procedure for a period of ninety (90) days after the filing of the answer or other responsive pleading. Unresolved discovery disputes may be brought to the attention of the Chair of the arbitration panel and may be disposed of by the Chair of the panel.

         11.2) Non-Prevailing Party to Pay Fees and Expenses. If a party initiates or becomes a party to an arbitration or a formal proceeding in law or equity involving this Agreement, and if such party obtains a substantial portion of the relief requested by that party (the "Prevailing Party"), then the non-prevailing party shall pay all of the non-prevailing party's and the Prevailing Party's reasonable costs and expenses, including reasonable attorneys' fees and expenses, incurred with respect to such proceeding. If no party obtains a substantial portion of the relief requested the Parties shall bear their respective own expenses.

                                   ARTICLE XII

                                OTHER PROVISIONS

         12.1) Further Assurances. At such time and from time to time on and after the Closing Date upon request by Parent, the Company Shareholders shall execute, acknowledge and deliver, or shall cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances that may be required for the better conveying, transferring, assigning, delivering, assuring and confirming to Parent, or to its respective successors and assigns all of the Company Common Stock or to otherwise carry out the purposes of this Agreement.

         12.2) Complete Agreement. The Schedules and Exhibits to this Agreement shall be construed as an integral part of this Agreement to the same extent as if they had been set forth verbatim herein. This Agreement and the Schedules and Exhibits hereto, together with the Confidentiality Agreement and that certain letter agreement regarding loan agreement of even date herewith, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements whether written or oral relating hereto.

         12.3) Survival of Representations, Warranties and Agreements. The representations, warranties, covenants and agreements contained in Articles III and IV of this Agreement, as brought current to the Closing Date pursuant to
Section 6.1 or Section 7.1 respectively, shall survive the Closing and remain in full force and effect for ninety (90) days after the completion of the first fiscal year-end audit of the combined operations of Parent and the Surviving Corporation (the "Survival Period"). Expiration of a representation, warranty, covenant or agreement pursuant to this Section shall not limit or otherwise affect the right of a party to indemnification under Article IX if notice was sent to the party from whom indemnification is sought of the basis for such claim to indemnification prior to such expiration. No independent investigation of the Company by Parent, its counsel, or any of its agents or employees shall in any way limit or restrict the scope of the representations and warranties made by the Company or the Company Shareholders in this Agreement or the agreements relating hereto.

         12.4) Waiver, Discharge, Amendment, Etc. The failure of any party hereto to enforce at any time any of the provisions of this Agreement, including the election of such party to proceed with the Closing despite a failure of any condition to such party's closing obligations to occur, shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of the party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach. This Agreement may be amended by the Company and Parent, by mutual action approved by their respective Boards of Directors or their respective officers authorized by such Board of Directors, at any time prior to the Closing Date. Any amendment to this Agreement shall be in writing and signed by the Company, the Indemnifying Shareholders, and Parent.

         12.5) Notices. All notices or other communications to a party, including consents of Parent under Sections 5.3 and 5.4, required or permitted hereunder shall be in writing and shall be delivered personally or by telecopy or e-mail to such party (or, in the case of an entity, to an executive officer of such party) or shall be given by certified mail, postage prepaid with return receipt requested, addressed as follows:

if to Parent or, after the Closing to the Company, to:

         Waters Instruments, Inc.
         dba Waters Corporation
         2950 Xenium Lane North Suite 108
         Plymouth, MN  55441

and if to the Company Shareholders, or prior to the Closing to the Company, to:

         Mr. Frank Madren
         Garrett Communications, Inc.
         213 Hammond Avenue
         Fremont, CA  94539

         Any party may change the above-specified recipient and/or mailing address by notice to all other Parties given in the manner herein prescribed. All notices shall be deemed given on the day when actually delivered as provided above (if delivered personally or by telecopy or e-mail) or on the day shown on the return receipt (if delivered by mail).

         12.6) Public Announcement. The Parties intend that all future statements or communications to the public or press regarding this Agreement or the Merger shall be mutually agreed upon by them. Neither party shall, without such mutual agreement or the prior consent of the other, issue any statement or communication to the public or to the press regarding this Agreement, or any of the terms, conditions or other matters with respect to this Agreement, except as required by law or the rules of the NASD and then only: (a) upon the advice of such party's legal counsel; (b) to the extent required by law or the rules of the NASD; and (c) following prior notice to, and consultation with, the other party (which notice shall include a copy of the proposed statement or communication to be issued to the press or public).

         12.7) Expenses. Parent shall pay its own expenses incident to this Agreement and the preparation for, and consummation of, the transactions provided for herein.

         12.8) Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Minnesota applicable to contracts made and to be performed in Minnesota, without giving effect to principles of conflict of laws. The Parties agree and consent to be subject to the exclusive jurisdiction of, and exclusive venue in, the U.S. District Court for the District of Minnesota and, in the absence of such federal jurisdiction, the Parties agree and consent to be subject to the jurisdiction of the District Court for the State of Minnesota, County of Hennepin, and the Parties irrevocably waive any defense of any inconvenient forum to the maintenance of any action or proceeding in such courts. Further, the Parties specifically agree that either party may effect valid service of process by any means authorized under Minnesota Law.

         12.9) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and the successors or assigns of the Parties; provided that the rights of the Company and the Company Shareholders herein may not be assigned except as provided in this Agreement and the rights of Parent may only be assigned to an Affiliate of Parent.

         12.10) Titles and Headings; Construction. The Table of Contents, titles and headings to the Articles and Sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Agreement to be drafted.

         12.11) Benefit. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the Parties or their respective successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         12.12) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. The Parties acknowledge that delivery of executed copies of this Agreement may be effected by mail, facsimile or other comparable means.

         12.13) Confidentiality. Each party recognizes that it has received and will receive confidential information concerning the other during the course of the Merger negotiations and preparations. Accordingly, each party agrees (a) to prevent the unauthorized disclosure of any confidential information concerning the other that was or is disclosed during the course of such negotiations and preparations, and is clearly designated in writing as confidential at the time of disclosure, and (b) to not make use of or permit to be used any such confidential information other than for the purpose of effectuating the Merger and related transactions. The obligations of this Section will not apply to information that (i) is or becomes part of the public domain, (ii) is disclosed by the disclosing party to third parties without restrictions on disclosure,
(iii) is received by the receiving party from a third party without breach of a nondisclosure obligation to the other party or (iv) is required to be disclosed by law. If this Agreement is terminated, all copies of documents containing confidential information shall be returned by Parent to the Company.

[This is the final page of this Agreement prior to the signature pages hereof. The remainder of this page has been left blank intentionally.]

         IN WITNESS WHEREOF, each of the Parties has caused this Agreement and Plan of Reorganization to be executed in the manner appropriate for each, and to be dated as of the date first above written.

GARRETT COMMUNICATIONS, INC.                 WATERS INSTRUMENTS, INC.



By:                                          By:
      Frank Madren, President                    Gerald W. Grabowski, President

WG MERGER CORP.



By:
     Its President                           Frank Madren, Indemnifying
                                             Shareholder




Christopher Robert, Indemnifying             Ross Smith, Indemnifying
Shareholder                                  Shareholder




            [Signature Page to Agreement and Plan of Reorganization]

                                                                         ANNEX B
November 3, 1999

Board of Directors
Waters Instruments, Inc.
2950 Xenium Lane North
Suite 108
Minneapolis, MN  55441

Directors:

You have requested our opinion, as of the date hereof, as to the fairness, from a financial point of view, to Waters Instruments, Inc. (d/b/a Waters Corporation) ("Waters" or the "Company") of the consideration to be paid in connection with the proposed merger (the "Merger") involving Garrett Communications, Inc., a privately-held California Corporation ("Garrett"). The terms of the Merger are contained in an Agreement and Plan of Reorganization to be dated on or about November 3, 1999 (the "Merger Agreement") between Waters, WG Merger Corp., a California Corporation and a wholly-owned subsidiary of Waters, Garrett, Frank Madren, Chris Robert and Ross Smith. Pursuant to the Merger Agreement, Waters will pay approximately $2.25 million in cash, and issue 375,000 shares of common stock of Waters and approximately 116,660 options to purchase common stock of Waters for all of the issued and outstanding equity securities of Garrett. The transaction is subject to a vote by stockholders of Waters, as well as a number of other closing conditions.

John G. Kinnard and Company, Incorporated ("Kinnard"), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate, and other purposes. Kinnard will receive a fixed fee for providing this opinion and will be indemnified against certain liabilities that may arise from activities related to this engagement.

In connection with this opinion, we have, among other things, reviewed (i) a draft of the Merger Agreement; (ii) certain historical financial information for Waters and Garrett; (iii) certain projected financial information for Garrett prepared for financial planning purposes and furnished by the management of Garrett; and (iv) certain projected data relative to Waters. We have made inquiries of the management of Garrett and Waters regarding the past and current business operations, financial condition, and future prospects for Garrett. In addition, we visited Garrett's facility, and have held discussions with the senior management of both companies to understand their reasons for completing the Merger.


We have compared financial information on Garrett to similar information for certain companies deemed comparable to Garrett and have reviewed stock market information on such companies that have publicly traded securities. Also, we have reviewed, to the extent publicly available, the financial terms of certain acquisition transactions involving companies operating businesses deemed similar to that of Garrett and analyzed the general economic outlook for companies in the ethernet networking industry.

In conducting our review and in rendering our opinion, we have assumed and relied upon the accuracy, completeness, and fairness of the financial and other information provided to us or publicly available and we have not assumed any responsibility for independent verification of such information. It is understood that we were retained by the Board of Directors of the Company, and that the Board of Directors has not looked to us for independent verification with respect to the financial and other information provided to us or publicly available. We have further relied upon the assurances of the management of the Company that it is not aware of any facts that would make the information supplied to us, or publicly available, inaccurate or misleading. With respect to the financial projections for the Company and pro forma combined information for Waters and Garrett, management of Waters has represented that such projections and pro forma combined information have been reasonably prepared on a basis reflecting management's best currently available estimates and judgment as to the future financial performance of the Company and the projected combined performance of Waters and Garrett.

We did not make an independent appraisal of the assets or liabilities of Garrett, and we do not express an opinion regarding the liquidation value or solvency of either company separately, or the combined companies following the Merger. Furthermore, we do not express any opinion as to the prices at which shares of Waters' common stock may trade following the date of this opinion, at the closing date for the Merger, or at any later time in the future. Our opinion as expressed herein is limited to the fairness to Waters, from a financial point of view, of the consideration to be paid by the Company in connection with the Merger, and does not address the Company's underlying business decision to proceed with the Merger. Our opinion is based solely on information available to us on or before the date hereof and reflects general market, economic, financial, monetary, and other conditions as of the date hereof.

This opinion is addressed to the Board of Directors of the Company and is not a recommendation as to how any stockholder of Waters should vote at the meeting of stockholders to be held in connection with the Merger. This opinion may not be reproduced, quoted, published, or otherwise used or referred to in any manner, nor shall any public reference to Kinnard be made, without our prior written consent. In accordance with the rules and regulations of the Securities and Exchange Commission Kinnard has consented to the reproduction and discussion of this opinion in the proxy statement to be mailed to the Company's shareholders.



Based upon the foregoing, and other matters that we considered relevant, it is our opinion that, as of the date hereof, the consideration to be paid by Waters Instruments, Inc. (d/b/a Waters Corporation), in connection with the Merger is fair to the Company from a financial point of view.

Very truly yours,



/s/ John G. Kinnard and Company, Incorporated
JOHN G. KINNARD AND COMPANY, INCORPORATED

                                                                         ANNEX C


                           AMENDED AND RESTATED BYLAWS
                                       OF
                            WATERS INSTRUMENTS, INC.

                                   ARTICLE 1.
                                     OFFICES

         1.1) Offices. The principal executive office of the corporation shall be at such address as the Board of Directors may determine from time to time, and the corporation may have offices at such other places within or without the State of Minnesota as the Board of Directors shall from time to time determine or the business of the corporation requires.


                                   ARTICLE 2.
                            MEETINGS OF SHAREHOLDERS

         2.1) Regular Meetings. Regular meetings of the shareholders of the corporation entitled to vote shall be held on an annual or other less frequent basis as shall be determined by the Board of Directors or by the chief executive officer; provided, that if a regular meeting has not been held during the immediately preceding 15 months, a shareholder or shareholders holding 3% or more of the voting power of all shares entitled to vote may demand a regular meeting of shareholders by written notice of demand given to an officer of the corporation. At each regular meeting, the shareholders, voting as provided in the Articles of Incorporation and these Bylaws, shall elect qualified successors for directors who serve for an indefinite term or whose terms have expired or are due to expire within six months after the date of the meeting, and shall transact such other business as shall come before the meeting. No meeting shall be considered a regular meeting unless specifically designated as such in the notice of meeting or unless all the shareholders entitled to vote are present in person or by proxy and none of them objects to such designation.

         2.2) Special Meetings. Special meetings of the shareholders entitled to vote may be called at any time by the Chairman of the Board, the chief executive officer, the chief financial officer, two or more directors, or a shareholder or shareholders holding ten percent (10%) or more of the voting power of all shares entitled to vote.

         2.3) Place of Meetings. Meetings of the shareholders shall be held at the principal executive office of the corporation or at such other place, within or without the State of Minnesota, as is designated by the Board of Directors, except that a regular meeting called by or at the demand of a shareholder shall be held in the county where the principal executive office of the corporation is located.

         2.4) Notice of Meetings. There shall be mailed to each holder of shares entitled to vote, at his address as shown by the books of the corporation, a notice setting out the place, date and hour of any regular or special meeting, which notice shall be mailed not less than ten (10) days nor more than sixty
(60) days prior to the date of the meeting; provided, that notice of a meeting at which there is to be considered a proposal (i) to dispose of all, or substantially all, of the property and assets of the corporation or (ii) to dissolve the corporation shall be mailed to all shareholders of record, whether or not entitled to vote; and provided further, that notice of a meeting at which there is to be considered a proposal to adopt a plan of merger or exchange shall be mailed to all shareholders of record, whether or not entitled to vote, at least fourteen (14) days prior thereto. Notice of any special meeting shall state the purpose or purposes of the proposed meeting, and the business transacted at all special meetings shall be confined to the purposes stated in the notice, unless all of the shareholders are present in person or by proxy and none of them objects to consideration of a particular item of business. Attendance at a meeting by any shareholder, without objection by him, shall constitute his waiver of notice of the meeting.

         2.5) Quorum and Adjourned Meeting. The holders of thirty-three and one third (33-1/3%) of the voting power of the shares entitled to vote at a meeting, represented either in person or by proxy, shall constitute a quorum for the transaction of business at any regular or special meeting of shareholders. If a quorum is present when a duly called or held meeting is convened, the shareholders present may continue to transact business until adjournment, even though the withdrawal of a number of shareholders originally present leaves less than the proportion or number otherwise required for a quorum. In case a quorum is not present at any meeting, those present shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until the requisite number of shares entitled to vote shall be represented. At such adjourned meeting at which the required amount of shares entitled to vote shall be represented, any business may be transacted which might have been transacted at the original meeting.

         2.6) Voting. At each meeting of the shareholders, every shareholder having the right to vote shall be entitled to vote in person or by proxy duly appointed by an instrument in writing subscribed by such shareholder. Each shareholder shall have one (1) vote for each share having voting power standing in his name on the books of the corporation except as may be otherwise provided in the terms of the share or as may be required to provide for cumulative voting (if not denied by the Articles). Upon the demand of any shareholder, the vote for directors or the vote upon any question before the meeting shall be by ballot. All elections shall be determined and all questions decided by a majority vote of the number of shares entitled to vote and represented at any meeting at which there is a quorum except in such cases as shall otherwise be required by statute, the Articles of Incorporation or these Bylaws. Except as may otherwise be required to conform to cumulative voting procedures, directors shall be elected by a plurality of the votes cast by holders of shares entitled to vote thereon.

         2.7) Record Date. The Board of Directors may fix a time, not exceeding sixty (60) days preceding the date of any meeting of shareholders, as a record date for the determination of the shareholders entitled to notice of and entitled to vote at such meeting, notwithstanding any transfer of any shares on the books of the corporation after any record date so fixed. The Board of Directors may close the books of the corporation against transfer of shares during the whole or any part of such period. In the absence of action by the Board, only shareholders of record twenty (20) days prior to a meeting may vote at such meeting.

         2.8) Order of Business. The suggested order of business at any regular meeting and, to the extent appropriate, at all other meetings of the shareholders shall, unless modified by the presiding chairman, be:

         (a)      Call of roll
         (b)      Proof of due notice of meeting or waiver of
                     notice
         (c)      Determination of existence of quorum
         (d)      Reading and disposal of any unapproved minutes
         (e)      Reports of officers and committees
         (f)      Election of directors
         (g)      Unfinished business
         (h)      New business
         (i)      Adjournment.

                                   ARTICLE 3.
                                    DIRECTORS

         3.1) General Powers. Except as authorized by the shareholders pursuant to a shareholder control agreement or unanimous affirmative vote, the business and affairs of the corporation shall be managed by or under the direction of a Board of Directors.

         3.2) Number, Term, Election and Qualifications. At each annual meeting the Shareholders shall determine the number of directors which shall be not less than three (3) nor more than nine (9); provided, that between annual meetings the Board of Directors may increase the authorized number of directors within the limits stated above. However, notwithstanding the foregoing no increase or decrease in the number of directors may be effected except according to the further provisions contained in this Section 3.2.

         If there are seven (7) or fewer directors, the directors shall be divided into two classes, designated Class I and Class II. Each class shall consist, as nearly as possible, of one-half of the total number of directors constituting the entire Board of Directors.

         At the first meeting of Shareholders held after November 3, 1999, Class I directors shall be elected for a two (2)-year term and Class II directors for a three (3) year term. At each succeeding annual meeting of the shareholders at which directors are elected, successors to the Class of directors whose term expires at that annual meeting shall be elected for a three (3) year term.

         If there are more than seven (7) directors, the directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of directors constituting the entire Board of Directors.

         A director shall hold office until the annual meeting for the year in which such director's term expires and until such director's successor shall be elected and shall qualify, or until such director's resignation or removal from office. If the number of directors is changed, any increase or decrease shall be apportioned by the Board of Directors among the classes so as to maintain, as nearly as possible, an equal number of directors in each class. In the event an increase or decrease makes it impossible to maintain an equal number of directors in each class, increases shall be allocated to the class or classes with the longest remaining term, and decreases shall be allocated to the class with the shortest remaining term.

         Any director elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class. In no event will a decrease in the number of directors result in the elimination of an entire class of directors, cause any class to contain a number of directors two or more greater than any other class, or shorten the term of any incumbent director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of such director's predecessor.

         No amendment to these Bylaws shall alter, change or repeal any of the provisions of this Section 3.2 unless the amendment effecting such alteration, change or repeal shall receive the affirmative vote of the holders of two-thirds (2/3) of all shares of stock of the corporation entitled to vote on all matters that may come before each meeting of shareholders.

         Nominations of persons for election to the Board of Directors of the corporation may be made at a meeting of shareholders of the corporation either by or at the direction of the Nominating Committee of the Board of Directors or by any shareholder of record entitled to vote in the election of directors at such meeting who has complied with the notice procedures set forth in this paragraph of this Section 3.2. A shareholder who desires to nominate a person for the election to the Board of Directors at a meeting of shareholders of the corporation and who is eligible to make such nomination must give timely written notice of the proposed nomination to the Secretary of the corporation. To be timely, a shareholder's notice given pursuant to this paragraph must be received at the principal executive office of the corporation not less than one hundred twenty (120) calendar days in advance of the date which is one year later than the date of the proxy statement of the corporation released to shareholders of the corporation in connection with the previous year's annual meeting of shareholders of the corporation; provided, however, that if no annual meeting of shareholders of the corporation was held the previous year or if the date of the forthcoming annual meeting of shareholders has been changed by more than thirty
(30) calendar days from the date contemplated at the time of the previous year's proxy statement or if the forthcoming meeting is not an annual meeting of shareholders of the corporation, then to be timely such shareholder's notice must be so received not later than the close of business on the tenth day following the earlier of (a) the day on which notice of the date of the forthcoming meeting was mailed or given to shareholders by or on behalf of the corporation or (b) the day on which public disclosure of the date of the forthcoming meeting was made by or on behalf of the corporation. Such shareholder's notice to the Secretary of the corporation shall set forth (a) as to each person whom the shareholder proposes to nominate for election or re-election as a director (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person; (iii) the class and number of shares of capital stock of the corporation which are then beneficially owned by such person, (iv) any other information relating to such person that is required by law or regulation to be disclosed in solicitations of proxies for the election of directors of the corporation and
(v) such person's written consent to being named as a nominee for election as a director and to serve as a director if elected and (b) as to the shareholder giving the notice, (i) the name and address, as they appear in the stock records of the corporation, of such shareholder, (ii) the class and number of shares of capital stock of the corporation which are then beneficially owned by such stockholder, (iii) a description of all arrangements or understandings between such shareholder and each nominee for election as a director and any other person or persons (naming such person or persons) relating to the nomination proposed to be made by such shareholder, and (iv) any other information required by law or regulation to be provided by a shareholder intending to nominate a person for election as a director of the corporation. At the request of the Board of Directors, any person nominated by or at the direction of the Board of Directors for election as a director of the corporation shall furnish to the Secretary of the corporation the information concerning such nominee which is required to be set forth in a shareholder's notice off a proposed nomination. No person shall be eligible for election as a director of the corporation unless nominated in compliance with the procedures set forth in this paragraph. The chairman of a meeting of shareholders of the corporation shall refuse to accept the nomination of any person not made in compliance with the procedures set forth in this paragraph, and such defective nomination shall be disregarded.

         3.3) Vacancies. Vacancies on the Board of Directors shall be filled by the affirmative vote of a majority of the remaining members of the Board, though less than a quorum; provided, that newly created directorships resulting from an increase in the authorized number of directors shall be filled by the affirmative vote of a majority of the directors serving at the time of such increase. Persons so elected shall be directors until their successors are elected by the shareholders, who may make such election at the next regular or special meeting of the shareholders.

         3.4) Quorum and Voting. A majority of the directors currently holding office shall constitute a quorum for the transaction of business. Except as otherwise provided in the Articles of Incorporation or these Bylaws, the acts of a majority of the directors present at a meeting at which a quorum is present shall be the acts of the Board of Directors.

         3.5) Board Meetings; Place and Notice. Meetings of the Board of Directors may be held from time to time at any place within or without the State of Minnesota that the Board of Directors may designate. In the absence of designation by the Board of Directors, Board meetings shall be held at the principal executive office of the corporation, except as may be otherwise unanimously agreed orally, or in writing, or by attendance. Any director may call a Board meeting by giving 24 hours notice to all directors of the date and time of the meeting. The notice need not state the purpose of the meeting, and may be given by mail, telephone, telegram, or in person. If a meeting schedule is adopted by the Board, or if the date and time of a Board meeting has been announced at a previous meeting, no notice is required.

         3.6) Absent Directors. A director may give advance written consent or opposition to a proposal to be acted on at a Board meeting. If the director is not present at the meeting, consent or opposition to a proposal does not constitute presence for purposes of determining the existence of a quorum, but consent or opposition shall be counted as a vote in favor of or against the proposal and shall be entered in the minutes of the meeting, if the proposal acted on at the meeting is substantially the same or has substantially the same effect as the proposal to which the director has consented or objected.

         3.7) Compensation. Directors who are not salaried officers of the corporation shall receive such fixed sum per meeting attended or such fixed annual sum or both as shall be determined from time to time by resolution of the Board of Directors. Nothing herein contained shall be construed to preclude any director from serving this corporation in any other capacity and receiving proper compensation therefor.

         3.8) Committees. The Board of Directors may, by resolution approved by the affirmative vote of a majority of the Board, establish committees having the authority of the Board in the management of the business of the corporation only to the extent provided in the resolution. Each such committee shall consist of one or more natural persons (who need not be directors) appointed by affirmative vote of a majority of the directors present, and shall be subject at all times to the direction and control of the Board. A majority of the members of a committee present at a meeting shall constitute a quorum for the transaction of business.

         3.9) Committee of Disinterested Persons. The Board may establish a committee composed of two or more disinterested directors or other disinterested persons to determine whether it is in the best interests of the corporation to pursue a particular legal right or remedy of the corporation and whether to cause the dismissal or discontinuance of a particular proceeding that seeks to assert a right or remedy on behalf of the corporation. For purposes of this section, a director or other person is "disinterested" if the director or other person is not the owner of more than one percent of the outstanding shares of, or a present or former officer, employee, or agent of, the corporation or of a related corporation and has not been made or threatened to be made a party to the proceeding in question. The committee, once established, is not subject to the direction or control of, or termination by, the Board. A vacancy on the committee may be filled by a majority vote of the remaining members. The good faith determinations of the committee are binding upon the corporation and its directors, officers and shareholders. The committee terminates when it issues a written report of its determinations to the Board.

         3.10) Order of Business. The suggested order of business at any meeting of the Board of Directors shall, to the extent appropriate and unless modified by the presiding chairman, be:

         (a)      Roll call
         (b)      Proof of due notice of meeting or waiver of notice, or
                     unanimous presence and declaration by presiding chairman
         (c)      Determination of existence of quorum
         (d)      Reading and disposal of any unapproved minutes
         (e)      Reports of officers and committees
         (f)      Election of officers
         (g)      Unfinished business
         (h)      New business
         (i)      Adjournments.

         3.11) Removal. Directors may be removed only for cause by the affirmative vote of the holders of two-thirds (2/3) of all shares of stock of the corporation entitled to vote on all matters that may come before each meeting of shareholders or for cause by vote of a majority of the entire Board of Directors. No amendment to these Bylaws shall alter, change or repeal any of the provisions of this Section 3.11 unless the amendment effecting such alteration, change or repeal shall receive the affirmative vote of the holders of two-thirds (2/3) of all shares of stock of the corporation entitled to vote on all matters that may come before each meeting of shareholders.



                                   ARTICLE 4.
                                    OFFICERS

         4.1) Number and Designation. The corporation shall have one or more natural persons exercising the functions of the offices of chief executive officer and chief financial officer. The Board of Directors may elect or appoint such other officers or agents as it deems necessary for the operation and management of the corporation including, but not limited to, a Chairman of the Board, a President, one or more Vice Presidents, a Secretary and a Treasurer, each of whom shall have the powers, rights, duties and responsibilities set forth in these Bylaws unless otherwise determined by the Board. Any of the offices or functions of those offices may be held by the same person.

         4.2) Election, Term of Office and Qualification. At the first meeting of the Board following each election of directors, the Board shall elect officers, who shall hold office until the next election of officers or until their successors are elected or appointed and qualify; provided, however, that any officer may be removed with or without cause by the affirmative vote of a majority of the Board of Directors present (without prejudice, however, to any contract rights of such officer).

         4.3) Resignation. Any officer may resign at any time by giving written notice to the corporation. The resignation is effective when notice is given to the corporation, unless a later date is specified in the notice, and acceptance of the resignation shall not be necessary to make it effective.

         4.4) Vacancies in Office. If there be a vacancy in any office of the corporation, by reason of death, resignation, removal or otherwise, such vacancy shall.be filled for the unexpired term by the Board of Directors.

         4.5) Chief Executive Officer. Unless provided otherwise by a resolution adopted by the Board of Directors, the chief executive officer (a) shall have general active management of the business of the corporation; (b) shall, when present and in the absence of the Chairman of the Board, preside at all meetings of the shareholders and Board of Directors; (c) shall see that all orders and resolutions of the Board are carried into effect; (d) shall sign and deliver in the name of the corporation any deeds, mortgages, bonds, contracts or other instruments pertaining to the business of the corporation, except in cases in which the authority to sign and deliver is required by law to be exercised by another person or is expressly delegated by the Articles, these Bylaws or the Board to some other officer or agent of the corporation; (e) may maintain records of and certify proceedings of the Board and shareholders; and (f) shall perform such other duties as may from time to time be assigned to him by the Board.

         4.6) Chief Financial Officer. Unless provided otherwise by a resolution adopted by the Board of Directors, the chief financial officer (a) shall keep accurate financial records for the corporation; (b) shall deposit all monies, drafts and checks in the name of and to the credit of the corporation in such banks and depositories as the Board of Directors shall designate from time to time; (c) shall endorse for deposit all notes, checks and drafts received by the corporation as ordered by the Board, making proper vouchers therefor; (d) shall disburse corporate funds and issue checks and drafts in the name of the corporation, as ordered by the Board; (e) shall render to the chief executive officer and the Board of Directors, whenever requested, an account of all of his transactions as chief financial officer and of the financial condition of the corporation; and (f) shall perform such other duties as may be prescribed by the Board of Directors or the chief executive officer from time to time.

         4.7) Chairman of the Board. The Chairman of the Board shall preside at all meetings of the shareholders and of the Board and shall exercise general supervision and direction over the more significant matters of policy affecting the affairs of the corporation, including particularly its financial and fiscal affairs.

         4.8) President. Unless otherwise determined by the Board, the President shall be the chief executive officer. If an officer other than the President is designated chief executive officer, the President shall perform such duties as may from time to time be assigned to him by the Board.

         4.9) Vice President. Each Vice President shall have such powers and shall perform such duties as may be specified in these Bylaws or prescribed by the Board of Directors. In the event of absence or disability of the President, the Board of Directors may designate a Vice President or Vice Presidents to succeed to the power and duties of the President.

         4.10) Secretary. The Secretary shall, unless otherwise determined by the Board, be secretary of and attend all meetings of the shareholders and Board of Directors, and may record the proceedings of such meetings in the minute book of the corporation and, whenever necessary, certify such proceedings. The Secretary shall give proper notice of meetings of shareholders and shall perform such other duties as may be prescribed by the Board of Directors or the chief executive officer from time to time.

         4.11) Treasurer. Unless otherwise determined by the Board, the Treasurer shall be the chief financial officer of the corporation. If an officer other than the Treasurer is designated chief financial officer, the Treasurer shall perform such duties as may be prescribed by the Board of Directors or the chief executive officer from time to time.

         4.12) Delegation. Unless prohibited by a resolution approved by the affirmative vote of a majority of the directors present, an officer elected or appointed by the Board may delegate in writing some or all of the duties and powers of his office to other persons.


                                   ARTICLE 5.
                                 INDEMNIFICATION

         5.1) The corporation shall indemnify such persons, for such expenses and liabilities, in such manner, under such circumstances, and to such extent, as permitted by Minnesota Statutes, Section 302A.521, as now enacted or hereafter amended.


                                   ARTICLE 6.
                            SHARES AND THEIR TRANSFER

         6.1) Certificate of Stock. Every owner of stock of the corporation shall be entitled to a certificate, in such form as the Board of Directors may prescribe, certifying the number of shares of stock of the corporation owned by him. The certificates for such stock shall be numbered (separately for each class) in the order in which they are issued and shall, unless otherwise determined by the Board, be signed by the chief executive officer, the chief financial officer, or any other officer of the corporation. A signature upon a certificate may be a facsimile. Certificates on which a facsimile signature of a former officer, transfer agent or registrar appears may be issued with the same effect as if he were such officer, transfer agent or registrar on the date of issue.

         6.2) Stock Record. As used in these Bylaws, the term "shareholder" shall mean the person, firm or corporation in whose name outstanding shares of capital stock of the corporation are currently registered on the stock record books of the corporation. The corporation shall keep, at its principal executive office or at another place or places within the United States determined by the Board, a share register not more than one year old containing the names and addresses of the shareholders and the number and classes of shares held by each shareholder. The corporation shall also keep at its principal executive office or at another place or places within the United States determined by the Board, a record of the dates on which certificates representing shares were issued. Every certificate surrendered to the corporation for exchange or transfer shall be cancelled and no new certificate or certificates shall be issued in exchange for any existing certificate until such existing certificate shall have been so cancelled (except as provided for in Section 6.4 of this Article 6).

         6.3) Transfer of Shares. Transfer of shares on the books of the corporation may be authorized only by the shareholder named in the certificate (or his legal representative or duly authorized attorney-in-fact) and upon surrender for cancellation of the certificate or certificates for such shares. The shareholder in whose name shares of stock stand on the books of the corporation shall be deemed the owner thereof for all purposes as regards the corporation; provided, that when any transfer of shares shall be made as collateral security and not absolutely, such fact, if known to the corporation or to the transfer agent, shall be so expressed in the entry of transfer; and provided, further, that the Board of Directors may establish a procedure whereby a shareholder may certify that all or a portion of the shares registered in the name of the shareholder are held for the account of one or more beneficial owners.

         6.4) Lost Certificate. Any shareholder claiming a certificate of stock to be lost or destroyed shall make an affidavit or affirmation of that fact in such form as the Board of Directors may require, and shall, if the directors so require, give the corporation a bond of indemnity in form and with one or more sureties satisfactory to the Board of at least double the value, as determined by the Board, of the stock represented by such certificate in order to indemnify the corporation against any claim that may be made against it on account of the alleged loss or destruction of such certificate, whereupon a new certificate may be issued in the same tenor and for the same number of shares as the one alleged to have been destroyed or lost.


                                   ARTICLE 7.
                               GENERAL PROVISIONS

         7.1) Distributions; Acquisitions of Shares. Subject to the provisions of law, the Board of Directors may authorize the acquisition of the corporation's shares and may authorize distributions whenever and in such amounts as, in its opinion, the condition of the affairs of the corporation shall render it advisable.

         7.2) Fiscal Year. The fiscal year of the corporation shall be established by the Board of Directors.

         7.3) Seal. The corporation shall have such corporate seal or no corporate seal as the Board of Directors shall from time to time determine.

         7.4) Securities of Other Corporations.

                  (a) Voting Securities Held by the Corporation. Unless otherwise ordered by the Board of Directors, the chief executive officer shall have full power and authority on behalf of the corporation (i) to attend and to vote at any meeting of security holders of other companies in which the corporation may hold securities; (ii) to execute any proxy for such meeting on behalf of the corporation; and (iii) to execute a written action in lieu of a meeting of such other company on behalf of this corporation. At such meeting, by such proxy or by such writing in lieu of meeting, the chief executive officer shall possess any may exercise any and all rights and powers incident to the ownership of such securities that the corporation might have possessed and exercised if it had been present. The Board of Directors may from time to time confer like powers upon any other person or persons.

                  (b) Purchase and Sale of Securities. Unless otherwise ordered by the Board of Directors, the chief executive officer shall have full power and authority on behalf of the corporation to purchase, sell, transfer or encumber any and all securities of any other company owned by the corporation and may execute and deliver such documents as may be necessary to effect such purchase, sale, transfer or encumbrance. The Board of Directors may from time to time confer like powers upon any other person or persons.

         7.5) Shareholder Agreements. In the event of any conflict or inconsistency between these Bylaws, or any amendment thereto, and any shareholder control agreement, whenever adopted, such shareholder control agreement shall govern.


                                   ARTICLE 8.
                                    MEETINGS

         8.1) Waiver of Notice. Whenever any notice whatsoever is required to be given by these Bylaws, the Articles of Incorporation or any of the laws of the State of Minnesota, a waiver thereof given by the person or persons entitled to such notice, whether before, at or after the time stated therein and either in writing, orally or by attendance, shall be deemed equivalent to the actual required notice.

         8.2) Telephone Meetings and Participation. A conference among directors by any means of communication through which the directors may simultaneously hear each other during the conference constitutes a Board meeting, if the same notice is given of the conference as would be required for a meeting, and if the number of directors participating in the conference would be sufficient to constitute a quorum at a meeting. Participation in a meeting by that means constitutes presence in person at the meeting. A director may participate in a Board meeting not heretofore described in this paragraph, by any means of communication through which the director, other directors so participating, and all directors physically present at the meeting may simultaneously hear each other during the meeting. Participation in a meeting by that means constitutes presence in person at the meeting. The provisions of this section shall apply to committees and members of committees to the same extent as they apply to the Board and directors.

         8.3) Authorization Without Meeting. Any action of the shareholders, the Board of Directors, or any committee of the corporation which may be taken at a meeting thereof, may be taken without a meeting if authorized by a writing signed by all of the holders of shares who would be entitled to vote on such action, by all of the directors (unless less than unanimous action is permitted by the Articles of Incorporation), or by all of the members of such committee, as the case may be.


                                   ARTICLE 9.
                              AMENDMENTS OF BYLAWS

         9.1) Amendments. Except as otherwise provided in specific provisions of these Bylaws, these Bylaws may be altered, amended, added to or repealed by the affirmative vote of a majority of the members of the Board of Directors at any regular meeting of the Board or at any special meeting of the Board called for that purpose, subject to the power of the shareholders to change or repeal such Bylaws and subject to any other limitations on such authority of the Board provided by the Minnesota Business Corporation Act.

         The undersigned, John Grimstad, Secretary of Waters Instruments, Inc. hereby certifies that the foregoing Restated Bylaws were duly adopted as the Bylaws of the corporation by its Board of Directors on October 28, 1999.




                                             Secretary

                                                                         ANNEX D


                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

================================================================================
                                   FORM 10-QSB
================================================================================

   QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE
                        ACT OF 1934 FOR THE QUARTER ENDED

                               SEPTEMBER 30, 1999

                         Commission file number 0-1388:


                            WATERS INSTRUMENTS, INC.
             (Exact name of registrant as specified in its charter.)

                           (d/b/a Waters Corporation)



       Minnesota                                                  41-0832194
(State or other jurisdiction of                                 (IRS Employer
incorporation or organization)                               Identification No.)


                             2411 Seventh Street NW
                           Rochester, Minnesota 55901
                    (Address of principal executive offices)


                                 (507) 288-7777
              (Registrant's telephone number, including area code)

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months and (2) has been subject to such filing requirements for the past 90 days.

                                  Yes X No ___


Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practical date:

Common Stock, $.10 Par Value - 1,471,279 shares outstanding as of November 12, 1999.


Transitional Small Business Disclosure Format (check one) :

                                 Yes _ _ No _X_

                                        PART I
                                  FINANCIAL INFORMATION
Item 1.  Financial Statements
                                  WATERS INSTRUMENTS, INC.
                                  Statement of Operations
                                  (Thousands, except
                                  per share data)

                                                    For The Three Months
                                                     Ended September 30,
                                                  1999             1998
                                              (Unaudited)       (Unaudited)
                                              -----------       -----------
NET SALES                                     $     4,789       $     4,462
COST OF GOODS
 SOLD                                               2,990             2,748
                                              -----------       -----------
   GROSS PROFIT                                     1,799             1,714

OPERATING EXPENSES
   Administrative                                     435               392
   Selling                                            711               561
   Research and Development                           110               120
                                              -----------       -----------
     Total Operating Expenses                       1,256             1,073

OPERATING INCOME                                      543               641

OTHER INCOME (EXPENSE)
   Net Interest Income (Expense)                       41                27
   Net Other Income (Expense)                          (4)               (2)
                                              -----------       -----------
INCOME  BEFORE INCOME TAX                             580               666

INCOME TAX PROVISION                                  220               253
                                              -----------       -----------
NET INCOME                                    $       360       $       413
                                              ===========       ===========

EARNINGS PER COMMON SHARE
BASIC                                         $      0.24       $      0.28
DILUTED                                       $      0.24       $      0.28
                                              ===========       ===========
Weighted Average
  Number of Shares Outstanding - Basic          1,471,279         1,467,448

Weighted Average
  Number of Shares Outstanding - Diluted        1,507,469         1,495,928

See Notes to Financial Statements

PART I
                                   FINANCIAL INFORMATION
Item 1. Financial Statements
                                  WATERS INSTRUMENTS, INC.
                                      Balance Sheet
                                       (Thousands)

                                        September 30,         June 30,
                                             1999               1999
                                         (Unaudited)        (Unaudited)
                                           -------            -------
Current Assets                               `
  Cash & Cash Equivalents                  $ 3,581            $ 3,618
  Net Trade Receivables                      2,718              2,835
  Inventories                                2,361              1,871
  Prepaid Expenses                              86                101
  Deferred Income Taxes                        282                282
                                           -------            -------
     Total Current Assets                    9,028              8,707

Fixed Assets
  Property, Plant & Equipment                5,670              5,617
  Less Accumulated Depreciation              4,167              4,058
                                           -------            -------
     Net Fixed Assets                        1,503              1,559

Other Assets                                     3                  3
Goodwill                                        41                 45
                                           -------            -------
     TOTAL ASSETS                          $10,575            $10,314
                                           =======            =======

Current Liabilities
  Current Maturities of
    Long-term Debt                         $    33            $    35
  Accounts Payable                           1,601              1,460
  Accrued Salaries, Wages and
    Other Compensation                         493                626
  Product Warranties                           246                231
  Other accrued liabilities                    136                128
  Income Taxes Payable                         271                399
                                           -------            -------
     Total Current Liabilities               2,780              2,879
                                           -------            -------

Long-term Debt, Less Current
  Maturities                                     0                  0
Deferred Income Taxes                           59                 59
                                           -------            -------
     TOTAL LIABILITIES                       2,839              2,938
                                           -------            -------

Stockholders' Equity
  Common Stock                                 147                147
  Additional Paid-in Capital                 1,285              1,285
  Retained Earnings                          6,304              5,944
                                           -------            -------
     TOTAL STOCKHOLDERS' EQUITY              7,736              7,376
                                           =======            =======
TOTAL LIABILITIES & EQUITY                 $10,575            $10,314
                                           =======            =======



See Notes to Financial Statements

ITEM 1.  Financial Statements
                            WATERS INSTRUMENTS, INC.
                             Statement of Cash Flows
                                   (Thousands)

                                                        For the Three Months
                                                        Ended September 30,
                                                           1999          1998
                                                       (Unaudited)   (Unaudited)
                                                          -------       -------
CASH FLOWS FROM OPERATIONS
   Cash received from customers                           $ 4,903       $ 4,687
   Interest received                                           42            28
                                                          -------       -------
     Cash provided from operations                          4,945         4,715

   Cash paid to suppliers and employees                     4,577         3,201
   Taxes paid                                                 349            38
   Interest paid                                                1             1
                                                          -------       -------
     Cash disbursed from operations                         4,927         3,240
                                                          -------       -------
      Net cash provided by operations                          18         1,475
CASH FLOWS FROM INVESTING
   Net acquisition of fixed assets                            (53)          (38)
                                                          -------       -------
   Net cash used for investing                                (53)          (38)
CASH FLOWS FROM FINANCING

   Reduction of Long-Term Debt                                 (2)           (3)
                                                          -------       -------
     Net cash used for financing                               (2)           (3)
                                                          -------       -------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS          (37)        1,434

CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD             3,618         1,375
                                                          -------       -------
CASH AND CASH EQUIVALENTS - END OF PERIOD                 $ 3,581       $ 2,809
RECONCILIATION OF NET INCOME  TO
NET CASH PROVIDED BY OPERATIONS:
  Net Income                                              $   360       $   413
  Depreciation and Amortization                               113           115
  Provisions For Losses On Accounts Receivable                  3             3
  CHANGES IN ASSETS AND LIABILITIES:
    Accounts Receivable                                       114           224
    Inventories                                              (490)          382
    Prepaid Expenses and Deferred Income Taxes                 15            (7)
    Accounts Payable and Accrued Expenses                     (97)          345
                                                          -------       -------
NET CASH PROVIDED BY OPERATIONS                           $    18       $ 1,475
                                                          =======       =======



See Notes to Financial Statements

                                     PART I

                              FINANCIAL INFORMATION


Item 1.  Financial Statements (continued)

                            WATERS INSTRUMENTS, INC.
                            d/b/a Waters Corporation

                          Notes to Financial Statements

                               September 30, 1999

The financial statements have been prepared by Waters Corporation without audit and pursuant to the rules and regulations of the Securities and Exchange Commission. The information furnished in the financial statements includes normal recurring adjustments and reflects all adjustments, which are, in the opinion of management, necessary for a fair presentation of such financial statements. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. The Company believes the information presented is not misleading. It is suggested that these condensed financial statements are read in conjunction with the financial statements and the accompanying notes included in the Company's 10KSB 1999 Annual Report.

The marketable securities included as cash equivalents on the balance sheet and cash flow statements meet the definition of cash equivalents set forth in paragraph 8 and 9 of SFAS95.

Inventories consisted of the following:

                             September 30, 1999            June 30, 1999
     -------------------------------------------------------------------
     Raw Materials              $1,942,000                  $1,600,000
     Work-In-Process                50,000                      38,000
     Finished Goods                369,000                     233,000
     ------------------------------------------------------------------
     Total Inventories          $2,361,000                  $1,871,000


Item 2.  Management's Discussion and Analysis or Plan of Operation

Liquidity and Capital Requirements

Waters Corporation's working capital position on September 30, 1999 was $6,248,000, a 7% increase from the $5,828,000 amount on June 30, 1999. The cash balance for the Company was $3,581,000 on September 30, 1999, compared to the cash balance of $3,618,000 on June 30, 1999.

In December 1998, Waters renewed the bank's $1,000,000 line of credit commitment and extended it to December 15, 1999. The bank's line of credit charges interest at the bank's base (prime) rate. The prime rate was 8.25% at September 30, 1999. The Company has not borrowed against the line of credit during Fiscal Year 2000 and believes that its existing funds, cash generated from operations, and short-term borrowing under the Company's line of credit will be adequate to meet the Company's foreseeable operating activities and outlays for capital expenditures. Waters has not been charged a commitment fee on the bank line of credit.

Inventories increased by $490,000 from the June 30, 1999 amount due primarily to the replenishment of depleted AFW stock resulting from strong customer demand generated during the quarter ending June 30, 1999 and a surplus resulting from the Company's safety stock requirements. Management believes that these inventories will be reduced to acceptable levels in the second quarter of FY2000 as seasonal demand begins to ramp up for AFW.

Capital expenditures were $53,000 for the quarter ended September 30, 1999. The company estimates that capital expenditures for the three remaining quarters of the current Fiscal Year will approach $300,000 in total. Improvements to manufacturing equipment and information systems comprised the bulk of the quarter's capital expenditures. The company anticipates continued improvements in its overall efficiency and management of the corporation as a result of these capital expenditures.

On November 4, 1999, the Company announced that it has signed a definitive agreement for its Waters Network Systems business unit to merge with Garrett Communications, Inc., a San Jose, California company that serves the computer networking market. It is anticipated that the transaction will be completed in January 2000.

The completion of the merger is subject to customary closing conditions, including approval by the Company's shareholders. The agreement contemplates that the Company's stock will have a market value of at least $6 per share at the time of closing.

The agreement calls for Waters to issue 375,000 shares of its common stock and pay $2,250,000 in cash for all outstanding stock of Garrett. In addition, outstanding options to purchase Garrett stock will be converted to options to purchase Waters common stock at a ratio of one (1) option share of Waters for every three (3) option shares of Garrett. Garrett presently has grants outstanding for 350,000 shares.

Waters intends to use its cash reserves to fully fund the cash portion of the transaction.

Results of Operations
Net sales for the quarter ended September 30, 1999 were $4,789,000, an increase of 7% when comparing to the comparable quarter of the prior year.

Waters Medical Systems (WMS) had net sales of $493,000 for the quarter ended September 30, 1999, a decrease of 23% over the comparable quarter of the prior year. The Company believes this resulted from its customers' timing in their capital budget ordering cycles as well as softness in Oxicom demand in the cardiac market.

Independent scientific research strongly recommends pulsatile preservation as the standard for renal preservation. To the best of the Company's knowledge, the RM3 is the only perfusion device that is FDA 510(k) approved.

To heighten the awareness and establish quality standards for preserving organs, WMS is working with physicians, surgeons, scientists and preservation specialists to form an international society for organ preservation.

American FarmWorks

American FarmWorks' (AFW) net sales for the quarter ended September 30, 1999 were $2,904,000 compared to $2,533,000 during the same period of the prior year. The Company believes that AFW's sales and market share will increase during the remainder of the fiscal year as a result of the U.S. agricultural retail industry consolidation, the launch of new products, lower cost procurement, high quality products and on-time delivery performance.

The Company continues to position American FarmWorks for future international sales growth. With its recent CSA approval, required for sales into Canada, distribution has recently been established. The Company believes Central and South America offer significant sales potential, as AFW has a differential advantage over competitors with its wide range of high quality, lower-cost solar, battery and new 240-volt 50/60-cycle electric fence controllers. Shipments of the 240-volt electric fencers began in November 1998.

AFW directly targets the equine market by manufacturing and marketing a fencer and fence system that meets the unique needs of horse owners. The horse market is enjoying increased popularity with many urbanites using their discretionary income to purchase hobby farms and/or board horses. The Company believes electric fencing to be the safest and most cost-effective method to contain horses.

AFW has received a patent on its Direct Discharge design, a revolutionary concept for electric fence controllers. This unique state-of-the-art technology provides improved benefits over traditional available technologies by reducing hardware and installation costs through eliminating the need for a separate grounding system and improving customer safety by qualifying for UL listing.

Waters Network Systems

Waters Network Systems' (WNS) net sales for the quarter ended September 30, 1999 increased to $708,000 compared to $678,000 the prior year. The Company anticipates higher revenues for Waters Network Systems to continue due primarily to expansion of distribution channels, regional sales offices and new products. In addition, the Company intends to expand beyond the education market to OEM, industrial and commercial markets.

Waters Technical Systems

Waters Technical Systems' (WTS) net sales were up slightly to $684,000 for the first quarter ending September 30, 1999 compared to $609,000 the prior year. The Company expects shipments to ramp up during Fiscal Year 2000 including to Winnebago Industries, a leading world-class motor home manufacturer. The
Company believes that increased sales and margin improvement can be achieved by providing turnkey operation services as well as continuing to focus on improving the efficiency of its manufacturing processes.

General

For the quarter ended September 30, 1999, gross profit, for the Company as a whole, decreased to 37.6% of net sales, down from 38.4% reported for the comparable period of last year. This slight reduction in gross margins occurred as a result of a temporary product mix shift.


Operating expenses were $1,256,000 for the quarter ended September 30, 1999, representing an increase of $183,000 from the comparable figure of $1,073,000 for the prior year. The increased operating expenses resulted from the Company's efforts to fund long-range strategic initiatives, the expansion of distribution channels, and deployment of new product technologies.

Net income for the Company for the quarter ended September 30, 1999 was a profit of $360,000, or $.24 per share, on revenues of $4,789,000. For the comparable quarter of the prior year, the Company had a profit of $413,000, or $0.28 per share, on revenues of $4,462,000.

The weighted-average number of shares of common stock used to compute the basic earnings per share was increased by 36,190 and 28,480 shares for the quarters ended September 30, 1999 and 1998, respectively, for the assumed exercise of the employee stock options in computing the diluted per-share data.

Provided the acquisition is completed, the Company's transaction with Garrett Communications, Inc. will impact the Company's results of operations. Garrett's sales in 1998 were $8.1 million, with a year-to-date growth rate of 35 percent through the third quarter of 1999. The Company expects revenue of the two companies after completion of the merger to approach $30 million, with the combined Garrett and Waters Network Systems operating as a wholly owned subsidiary of Waters Instruments, Inc.

Year 2000 Issue

At the turn of the century, time sensitive software using two digits may not identify the year 2000 (Y2K). This could disrupt the ability to conduct normal business operations due to system failure and miscalculations. The Company completed an assessment for Y2K compliance during fiscal 1998 and developed a plan to resolve all major issues by December 1999.

The plan consists of identifying those systems where the Company has exposure to Y2K issues, development and implementation of action plans to be Y2K compliant, and the final testing of each major area of exposure for compliance. The Company has identified three critical compliance areas: 1) financial and information system applications; 2) manufacturing applications; and 3) third-party relationships.

In accordance with the program, the Company has conducted an internal review of all systems and contacted all software suppliers. In the financial and information systems area, the Company has replaced the core financial and reporting systems with programs believed to be Y2K compliant. In the manufacturing area, the Company has reviewed all areas and believes them to be materially Y2K compliant. In the manufacturing area, the Company is in the process of identifying areas of exposure. The Company has contacted most of the third parties with which it has significant relationships, most of which state they intend to be Y2K compliant by the Year 2000. The Company will continue to monitor such relationships and the third party readiness for the remainder of 1999.

As of September 30, 1999, the Company had incurred $16,723 in Y2K compliance costs and $6,741 in capital expenditures for information systems that are Y2K compliant. The Company estimates future expenditures not to exceed $15,000 to complete Y2K compliance.

Cautionary Statements

Certain statements in this Management's Discussion and Analysis are forward-looking statements that involve a number of risks and uncertainties, which may cause the Company's future operations and results of operations to differ materially from those anticipated in this report. Specifically, these include statements relating to (A) the sufficiency of capital, which depends on the Company meeting its expenses and revenue projections, the completion and success of the transaction with Garrett Communications, Inc., as well as general competition and market conditions; (B) increased shipments within the WTS business unit, including to Winnebago Industries, depend on continued expansion of key customers; (C) increased revenues within the WNS unit, which depend on the expanded distribution channels, the success of the new regional sales offices and the acceptance and demand of its new products within the educational market as well as the OEM, industrial and commercial markets; (D) sales and market share increases within AFW depend on the actual effect of U.S. agricultural retail industry consolidation, the acceptance and demand of new AFW products, as well as general competitive and market conditions; (E) the completion of the merger with Garrett and the combined revenues depend on certain conditions (discussed in this report) being met, the success of the integration of the two companies, and general business and competitive conditions; and (F) the success of the Company's Year 2000 compliance efforts, which depend on the accuracy of its assessment of the necessary remediation efforts and projected costs as well as the accuracy of assurances received from third parties. Such risks and uncertainties could cause actual results to differ from those projected.

                                     PART-II
                                OTHER INFORMATION


Item 6.  Exhibits and Reports on Form 8-K
         (A) Exhibits
             27 Financial Data Schedule  (submitted only in electronic format).

         (B) A Form 8-K dated November 4, 1999 was filed on November 4, 1999 to report the Company's announcement of the merger of Waters Network Systems and Garrett Communications, Inc.

In accordance with the requirements of the Exchange Act, the Company caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                WATERS INSTRUMENTS, INC.




                                By:  /S/ Jerry W. Grabowski
                                Jerry W. Grabowski
                                President and Chief Executive Officer
November 15, 1999

                                                                        ANNEX E

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  FORM 10-KSB

              ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                    For the Fiscal Year ended June 30, 1999
                         Commission file number 0-1388

                            WATERS INSTRUMENTS, INC.
                           (d/b/a Waters Corporation)

                       State of Incorporation: Minnesota
                   IRS Employer Identification No. 41-0832194

                            2411 Seventh Street, NW.
                           Rochester, Minnesota 55901
                                 (507) 288-7777

Securities registered pursuant to Section 12(g) of the Act: Common Stock, $.10 Par Value Per Share

Check whether the issuer (1) has filed all reports required to be filed by
Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months, and (2) has been subject to such filing requirements for the past 90 days. Yes X No __

Check if there is no disclosure of delinquent filers in response to Item 405 of Regulation S-B contained in this form, and no disclosure will be contained, to the best of Company's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB. X

The net sales for the Company for the Fiscal Year ended June 30, 1999 were $17,585,000.

The aggregate market value of the voting stock held by non- affiliates of the Company on August 31, 1999 was $5,936,843. The number of shares outstanding of the Company's Common Stock on August 31, 1999 was 1,471,279.

                       DOCUMENTS INCORPORATED BY REFERENCE

Pursuant to General Instructions E3), the responses to items 9, 10, 11 and 12 of
Part III of this report are incorporated herein by reference to certain information contained in the Company's definitive proxy statement for its 1999 Annual Meeting of Shareholders to be filed with the Securities and Exchange Commission on or before October 28, 1999.

Transitional Small Business Disclosure Format (Check One) Yes __   No X

PART I  ITEM 1. BUSINESS

(a) Business Development

A Minnesota corporation since 1960, Waters Instruments, Inc. (d/b/a Waters Corporation) is a customer-focused, market-driven provider of value-added technology solutions. During Fiscal Year 1999, sales were conducted through four principal business units: Farm Products {d/b/a American FarmWorks (AFW)}; Medical Products {d/b/a Waters Medical Systems (WMS)}; Electrical Products {d/b/a Waters Technical Systems (WTS)}; and Network Connectivity Products {d/b/a Waters Network Systems (WNS)}.

(b) Business of Issuer

(1) American FarmWorks

American FarmWorks manufactures and sells electric fence controllers used for livestock, predator, and pet containment. The Company considers itself the largest of the four major suppliers of such controllers in the United States. Fence controllers convert both AC and DC power into low-current, high- voltage impulses on a wire fence producing a stinging, but safe shock.

American FarmWorks' sales arise primarily through major farm equipment and hardware distributors, suppliers and retailers. During Fiscal Year 1999, sales to AFW's top three customers accounted for approximately 41.8% of AFW's total sales or 24.2% of the Company's total sales.

American FarmWorks sells to distribution channels through independent representatives. Sales by AFW in Fiscal Year 1999 were 57.9% of the Company's total sales compared to 59.1% in Fiscal Year 1998.

There were no significant sales from AFW made to governmental agencies; likewise, there are no contracts subject to renegotiation. Raw materials used in the production of fence controllers are generally available from a number of suppliers. Patents are not significant to the manufacture of electric fence controllers; however, the Company received a patent in fiscal 1999 on a direct discharge design that it believes offers significant advantages over traditional electric fence technologies. The new products using the direct discharge technology will be released in the first quarter of Fiscal Year 2000.

Trademarks associated with the business are believed to be of value and include:
American FarmWorks, Blitzer, BullDozer, Captivator, Cobra, Dyna-Charge, Electro-Line, HOL-DEM, Hot Spark, International, Jewel, Solar Blitz, Solar Bull, Sting Ray, Super Charger, ThunderBolt and Wasp.

American FarmWorks' business is seasonal, with peak customer demand occurring in the spring and summer months. Backlog is not significant in this unit's operations since most orders are filled within days after receipt. (2) Waters Medical Systems

Waters Medical Systems manufactures and markets electronic medical instruments for cardiovascular and organ preservation used in laboratories, clinics and hospitals. The RM3 Renal Preservation Monitor, a two-part kidney preservation system, was developed by WMS to preserve kidneys for transplant while significantly improving post-surgical patient outcomes. With a vast medical equipment industry, WMS focuses on being the dominant supplier in specific market niches. Sales by WMS in both Fiscal Year 1998 and 1999 represented 13.3% of the Company's total sales.

Sales of WMS' products are made to a large number of customers in the health care field primarily through the use of independent representatives. WMS' top five customers contributed 24.1% of the business unit's total sales in Fiscal Year 1999.

No significant sales of WMS products are made to the United States Government and no contracts are subject to renegotiation. Although this business unit does not require large working capital funds, accounts receivable can approach two month's sales due to the slow reimbursement practices of third-party insurers and administrators. Raw materials necessary in the manufacture of this business unit's products are generally available from a number of suppliers.

The Company holds several patents relating to its current and new medical product lines. The significance of the patents pending on new products is yet to be determined. Waters Medical Systems' business experiences no seasonal sales variations.

The products of Waters Medical Systems are subject to governmental regulation by the FDA under the Federal Food and Drug and Cosmetic Act (the "FDCA"). Before either a Class I or Class II device may be marketed, Section 510(k) of the FDCA requires that the manufacturer submit to the FDA, at least 90 days before marketing begins, a premarket notification of its intent to market the device. If the FDA accepts the sufficiency of the premarket notification, the device may then be marketed. All of WMS' current products are FDA approved.

The FDA classifies medical devices into three categories that determine the degree of regulatory control to which the manufacturer of the device is subject. At present, all of WMS' products are Class II devices, which are subject to performance standards in addition to general controls, and have appropriate FDA marketing approvals. Any new versions of the present product offerings or future new products will require the lengthy process of obtaining FDA approval.

All manufacturers of medical devices are subject to general controls of FDA, which presently include regulations on annual registration, device listing, good manufacturing practices, labeling, and the misbranding and adulteration provisions of the FDCA. The FDCA also provides for the unscheduled inspection of facilities. Waters Medical Systems believes that it is in compliance with all applicable FDA regulations and practices, and that continued compliance will not result in significant additional expenditures. (3) Waters Technical Systems

Waters Technical Systems provides contract manufacturing of electromechanical assemblies, wiring harnesses and cable assemblies for a variety of technology markets. The industry in which the business unit operates is marked by a large number of relatively small suppliers operating predominantly on a regional basis. The Company believes Waters Technical Systems competes effectively within its regional area.

In an industry that traditionally provides low margins, WTS was able to double its gross margins in Fiscal Year 1999 through cost-containment efforts and engineering and manufacturing investments. At the same time, sales increased by 12.0% through the focus and development of larger customer accounts. Sales by WTS in Fiscal Year 1999 represented 15.2% of the Company's total sales compared to 15.1% in Fiscal Year 1998.

WTS sells primarily direct through an internal sales team to OEMs. In Fiscal Year 1999, WTS served a relatively small number of customers, with ten customers representing about 93.1% of the business unit's sales. Several key customers, including Winnebago Industries, signed long-term agreements with WTS.

As a turnkey operation, this business unit is often required to order significant inventories of raw materials to provide adequate lead-time for meeting customer delivery requirements. Raw materials necessary to this unit's business are generally available from a number of suppliers. Patents and proprietary rights are of no significance to WTS' business. (4) Waters Network Systems

Waters Network Systems manufactures and markets a wide range of connectivity products for Ethernet and Token-Ring local area networks (LANs). The products provide the ability to connect computers and peripherals to a network within school or business buildings. While the industry for network products is competitive and covers a wide range of applications, WNS primarily focuses on the educational segment to provide classroom solutions not being met by other manufacturers.

During Fiscal Year 1999, Waters Network Systems continued to expand its product line to include a wide range of Ethernet, Fast Ethernet and dual-speed hubs, switches and media converters for both copper and fiber LANs. These products provide the flexibility to increase the speed or capacity of current networks as well as to easily manage LANs. The Company believes WNS offers the widest range of classroom hubs and switches in the industry.

The LAN products are sold primarily through dealers that resell the products as well as provide network cabling installations. Less than 18% of the WNS total sales are purchased directly by school districts or local Boards of Education. The sales cycle in education is long, frequently taking a year from having the products specified to the actual installation. Many of the dealers currently have been awarded the bids for specific school districts, with the installation to occur in Fiscal Year 2000.

Sales by WNS in Fiscal Year 1999 increased 20.8% over the prior year, representing 13.6% of the Company's total sales compared to 12.5% in Fiscal Year 1998. The educational market for LAN installations is seasonal, with sales peaking during the summer months when school is out of session.

The demand for network products exists in all new schools being built as well as for retrofitting and upgrading technology in most existing schools. While grants and bond issues fund the majority of networks, over 30,000 school districts and libraries have applied for supplementary funding through the Federal Communications Commission's (FCC) E-rate program. Favoring the rural low-income school districts, funding of the E-rate program will continue to have a strong impact on the timing of sales for network products. In the 1999/2000 school year, the FCC will fund $2.25 billion of the $2.44 billion requested by schools and libraries through the E-rate program for internal connections (wide and local area networks) and telecommunications services/Internet access. The Company believes that WNS will realize increased sales growth resulting from the $1.5 billion being requested for internal connections through E-rate funding. 5) Information as to Company's Business as a Whole

During Fiscal Years 1999 and 1998, the Company expended $526,000 and $538,000 for research and development activities, respectively.

The Company had a total of 146 employees as of June 30, 1999, of which 117 were regular full-time employees. This compares to a total of 135 employees as of June 30, 1998, of which 116 were regular full-time employees.

(c) Financial Information about Foreign and Domestic Operations and Export Sales

The Company maintains no offices or facilities outside of the United States and sells the majority of its products in the United States. Export sales were $463,000 in Fiscal Year 1999, compared to $344,000 in Fiscal Year 1998. Most sales for foreign exports have been made through unrelated foreign dealers in major European, Asian, and South American markets and by a number of export dealers in outlying countries. In Fiscal Year 1999, the Company had no significant activities outside of the United States. PART 1 ITEM 2. PROPERTIES

The Company owns a 66,000 square-foot, steel and cement block building located on 10.9 acres in Valley High Industrial Park, Rochester, Minnesota. The building houses the corporate headquarters and production facilities for all of the business units. Fourteen thousand square feet are devoted to office and engineering space with the remaining area used for manufacturing and warehousing. Approximately 16% is used by Waters Medical Systems, 24% by Waters Technical Systems, 53% by American FarmWorks, and 7% by Waters Network Systems. The Company currently leases 2,500 square feet of office space in a Plymouth, Minnesota office complex for use as sales and corporate offices. The lease extends through October 31, 2001 and requires a monthly payment of $ 2,079.00.

The Company believes that insurance coverage on its properties is adequate.

PART 1 ITEM 3. LEGAL PROCEEDINGS

During Fiscal Year 1999, the Company did not have and currently does not have any legal proceedings pending which are outside of routine litigation that is incidental to the business.

PART 1 ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

No matters were submitted to a vote of the Company's shareholders during the fourth quarter of the Company's 1999 Fiscal Year.

PART II ITEM 5. MARKET FOR THE COMPANY'S COMMON STOCK AND RELATED STOCKHOLDER MATTERS

The Company's common stock is traded on the NASDAQ National Market under the symbol WTRS. Below are the high and low bid prices for each quarter of Fiscal Years 1999 and 1998 as reported on the NASDAQ National Market. These quotations represent prices between dealers, do not include retail markups, markdowns, or commissions, and may not represent actual transactions.

1999                                 High              Low
    First Quarter         9/30/98    5-1/2            3-5/8
    Second Quarter       12/31/98    6-3/8            3-7/8
    Third Quarter         3/31/99    5-3/4            4
    Fourth Quarter        6/30/99    5-1/2            3-7/8
1998
    First Quarter         9/30/97    7                4-5/8
    Second Quarter       12/31/97    7-3/4            5-3/4
    Third Quarter         3/31/98    6-1/4            5-1/4
    Fourth Quarter        6/30/98    6-3/4            5-1/8

As of August 31, 1999 the Company had approximately 670 shareholders of record.

Dividend Summary

The Board of Directors of the Company declared a dividend at a regularly scheduled meeting held on October 22, 1998. The dividend was based on Fiscal Year 1998 operating results. The Company paid the dividend in December 1998 at the rate of $.04 per share, or an aggregate amount of $58,000. The Company also paid a dividend in December 1997 of $.04 per share for an aggregate amount of $58,000.

The Board of Directors will review its dividend policy and make an appropriate decision at its regularly scheduled meeting to be held in connection with the Company's 1999 Annual Meeting of Shareholders.

The Company has paid its shareholders annual dividends for 22 of the last 23 years, with the first dividend paid in 1975.

PART II ITEM 6. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

LIQUIDITY AND CAPITAL RESOURCES

The Company's cash balance on June 30, 1999 was $3,618,000, an increase of $2,243,000 from its June 30, 1998 balance of $1,375, 000. The Company's working capital position at June 30, 1999 was $5,828,000, an increase of 24% from the $4,684,000 amount at June 30, 1998.

In December 1998, the Company renewed the bank's $1,000,000 line of credit commitment and extended it to December 15, 1999. The bank's line of credit charges interest at the bank's base (prime) rate, which was 7.75% at June 30, 1999. The Company did not borrow against the line of credit during Fiscal Year 1999 and believes that its existing funds, cash generated from operations, and short-term borrowing under the Company's line of credit will be adequate to meet the Company's foreseeable operating activities and outlays for capital expenditures.

The increase in net cash provided by operations during Fiscal Year 1999 resulted primarily from the Company's increased earnings and the temporary delay in accounts payable disbursements during the Company's successful implementation of Y2K compliant information systems.

Capital expenditures were $244,000, during Fiscal Year 1999, a decrease of $382,000 from Fiscal Year 1998. Improvements to manufacturing equipment and information systems comprised the bulk of capital expenditures in Fiscal Year 1999. The Company anticipates continued improvements in its overall efficiency and management of the corporation as a result of these capital expenditures.

RESULTS OF OPERATIONS

Fiscal Year 1999 Compared with Fiscal Year 1998

Net sales for Fiscal Year 1999 were $17,585,000, an increase of 11.4% from net sales of $15,785,000 experienced in Fiscal Year 1998.

Net sales in Waters Medical Systems increased 11.4% in Fiscal Year 1999 compared to Fiscal Year 1998. Increased demand for the Company's oximetry and the recently released RM3 renal preservation devices were the primary factors for Waters Medical Systems' higher revenues for Fiscal Year 1999 as compared to the prior year.

Independent scientific research strongly recommends pulsatile preservation as the standard for renal preservation. Consequently WMS is actively working with physicians, surgeons, scientists and preservation specialists to increase public awareness and establish quality standards for preserving organs. The Company believes that heightened public awareness regarding the results of clinical research on the benefits of pulsatile preservation will result in increased demand for its RM3.

Waters Medical Systems recently obtained CE Mark approval for its RM3 Renal Preservation Monitor, a requirement to sell in Europe. In addition, during FY1999, the WMS business unit received ISO 9002 and EN 46002 certification. The Company believes that the CE Mark approval for the RM3 and ISO and EN certification for its medical products will provide further market penetration and sales growth.

Waters Technical Systems' (WTS) net sales increased 12.0% to $2,669,000 compared to Fiscal Year 1998. WTS recently established a partnership agreement with Winnebago Industries, a leading world-class motor home manufacturer, to provide wire harness assemblies. Shipments began in the third quarter of Fiscal Year 1999 and are expected to continue to ramp up during Fiscal Year 2000. The Company believes that increased sales and margin improvement can be achieved by providing turnkey operation services as well as continuing to focus on improving the efficiency of its manufacturing processes.

Net sales in American FarmWorks in Fiscal Year 1999 increased 9. 2% compared to Fiscal Year 1998. The Company believes that AFW's sales and market share will increase as a result of the U.S. agricultural retail industry consolidation, the launch of new products, lower cost procurement, high quality products and on-time delivery performance.

The Company continues to position American FarmWorks for future international sales growth. With its recent CSA approval, required for sales into Canada, distribution has recently been established. The Company believes Central and South America offer significant sales potential, as AFW has a differential advantage over competitors with its wide range of high quality, lower-cost solar, battery and new 240-volt 50/60-cycle electric fence controllers. Shipments of the 240-volt electric fencers began in November 1998.

AFW is directly targeting the equine market by manufacturing and marketing a fencer and fence system that directly meets the unique needs of horse owners. The horse market is enjoying increased popularity with many urbanites using their discretionary income to purchase hobby farms and/or board horses. The Company believes electric fencing to be the safest and most cost-effective method to contain horses.

AFW has received a patent on its Direct Discharge design, a revolutionary concept for electric fence controllers. This unique state-of-the-art technology provides improved benefits over traditional available technologies by reducing hardware and installation costs through eliminating the need for a separate grounding system and improving customer safety by qualifying for UL listing.

Waters Network Systems' (WNS) net sales increased 20.8% in Fiscal Year 1999 compared to Fiscal Year 1998. The Company anticipates higher revenues for Waters Network Systems to continue due primarily to expansion of distribution channels, regional sales offices and new products. In addition, the Company intends to expand beyond the education market to OEM, industrial and commercial markets.

Additional comparative information about industry segments can be found in Note #9 in Notes to Financial Statements contained in this report.

The gross profit improved in Fiscal Year 1999 to 36.2% of net sales from 33.2% for Fiscal Year 1998. Productivity improvements within the American FarmWorks, Waters Medical Systems, Waters Technical Systems and Waters Network Systems business units contributed to improvement in gross profit in Fiscal Year 1999.

Operating expenses were $4,862,000 for Fiscal Year 1999, representing an increase of $628,000, or 14.8%, from the comparable figure of $4,234,000 for Fiscal Year 1998. The increase in operating expenses resulted from the Company's efforts to fund future growth opportunities by adding field sales personnel, pursuing strategic partnerships, expanding distribution channels and marketing new products.

Improved working capital during Fiscal Year 1999 provided interest income of $138,000, compared to interest income of $93,000 during Fiscal Year 1998.

Interest expenses, principally lease financing on the Company's equipment, were $5,000 during Fiscal Year 1999, compared to $7,000 in Fiscal Year 1998.

Net income for the Company for Fiscal Year 1999 was $1,006,000 compared to a net income of $685,000 in Fiscal Year 1998. In addition to increased sales in each industry segment, a significant reason for the Company's continued improvement in net income since Fiscal Year 1993 relates to continuous reductions in manufacturing costs and increases in sales volume.

Year 2000 Issue

At the turn of the century, time sensitive software using two digits may not identify the year 2000 (Y2K). This could disrupt the ability to conduct normal business operations due to system failure and miscalculations. The Company completed an assessment for Y2K compliance during fiscal 1998 and developed a plan to resolve all major issues by December 1999.

The plan consists of identifying those systems where the Company has exposure to Y2K issues, development and implementation of action plans to be Y2K compliant, and the final testing of each major area of exposure for compliance. The Company has identified three critical compliance areas: 1) financial and information system applications; 2) manufacturing applications; and 3) third- party relationships.

In accordance with the program, the Company has conducted an internal review of all systems and contacted all software suppliers. In the financial and information systems area, the Company has replaced the core financial and reporting systems with Y2K compliant programs. In the manufacturing area, the Company has reviewed all areas and believes them to be materially Y2K compliant. In the manufacturing area, the Company is in the process of identifying areas of exposure. The Company has contacted most of the third parties, with which it has significant relationships, most, of which state they intend to be Y2K compliant by the Year 2000. The Company will continue to monitor such relationships and the third party readiness throughout 1999.

As of June 30, 1999, the Company has incurred $34,951 in Y2K compliance costs and $85,530 in capital expenditures for information systems that are Y2K compliant. The Company estimates future expenditures not to exceed $50,000 to complete Y2K compliance.

Cautionary Statements

Certain statements in this Management's Discussion and Analysis are forward-looking statements that involve a number of risks and uncertainties, which may cause the Company's future operations and results of operations to differ materially from those anticipated in this report. Specifically, these include statements relating to (A) the sufficiency of capital, which depends on the Company meeting its expenses and revenue projections, as well as general competition and market conditions; (B) increased shipments within the WTS business unit which depend on continued expansion of key customers; (C) increased revenues within the WNS unit, which depend on the expanded distribution channels, the success of the new regional sales offices and the acceptance and demand of its new products within the educational market; (D) increased demand for the RM3 depends on the Company's success in increasing the public's awareness of the product's benefits; (E) further market penetration and sales growth within WMS depend on the actual impact of CE Mark approval and ISO and EN certification, as well as general competitive and market conditions; (F) sales and market share increases within AFW depend on the actual effect of U.S. agricultural retail industry consolidation, the acceptance and demand of new AFW products, as well as general competitive and market conditions; and (G) the success of the Company's Year 2000 compliance efforts, which depend on the accuracy of its assessment of the necessary remediation efforts and projected costs as well as the accuracy of assurances received from third parties.

PART II ITEM 7. FINANCIAL STATEMENTS

INDEX TO FINANCIAL STATEMENTS


(a) The following documents are filed as part of this report:

(1) Financial Statements:
                                                Page Number

Management's Responsibility for Financial Reporting   11

Independent Auditor's Report                          12

Balance Sheets                                        13

Statements of Operations                              14

Statements of Stockholders' Equity                    14

Statements of Cash Flows                              15

Notes to Financial Statements                      16-24

Management's Responsibility for Financial Reporting


August 11, 1999

To the Stockholders of Waters Instruments, Inc.

Rochester, Minnesota

The management of Waters Corporation has prepared and is responsible for the financial statements and related financial information contained in this report. The financial statements were prepared in accordance with generally accepted accounting principles, using management's best judgment and estimates. The other financial data contained in this report is consistent with that in the financial statements.

The Company maintains internal accounting control systems designed to provide reasonable assurance that assets are safeguarded from loss or unauthorized use. The management further maintains that it is conducting its affairs according to the highest of personal and corporate conduct. We believe our systems for these purposes are effective and the cost of the systems does not exceed the benefits obtained.

The Audit Committee, composed exclusively of outside directors, meets periodically with the Company's management and independent auditors on financial reporting matters. The independent public accountants have free access to the Audit Committee and have met with the Committee, without management present, to discuss their audit results and opinions on the quality of financial reporting.

McGladrey & Pullen, LLP, independent auditors, was retained to audit Waters' financial statements and to issue a professional opinion as to whether such statements present fairly, in all material respects, the Waters' financial position, results of operations and cash flows.


/s/ Gregory J. Anshus

Gregory J. Anshus
Chief Financial Officer

INDEPENDENT AUDITOR'S REPORT


To the Stockholders and Board of Directors

Waters Instruments, Inc.
Rochester, Minnesota


We have audited the accompanying balance sheets of Waters Instruments, Inc. (d/b/a Waters Corporation) as of June 30, 1999 and 1998 and the related statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Waters Instruments, Inc. as of June 30, 1999 and 1998 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ McGladrey & Pullen, LLP



MCGLADREY & PULLEN, LLP

Rochester, Minnesota
September 28, 1999

Balance Sheets
                                                             June 30
In Thousands                                              1999         1998
Current assets
  Cash and equivalents (Note 2)                         $ 3,618      $ 1,375
  Trade receivables (Notes 3 and 5)                       2,835        2,667
  Inventories (Notes 4 and 5)                             1,871        2,015
  Prepaid expenses                                          101           72
  Deferred income taxes (Note 6)                            282          200
                                                        _______      _______
Total current assets                                      8,707        6,329
Property, plant and equipment (Note 5)
  Land                                                      128          128
  Building                                                1,510        1,505
  Machinery and equipment                                 2,342        2,220
  Office furniture and equipment                          1,637        1,520
                                                        _______      _______
                                                          5,617        5,373
Less accumulated depreciation                             4,058        3,621
                                                        _______      _______
  Net property, plant and equipment                       1,559        1,752
Other assets
  Costs in excess of net assets of
  businesses acquired, net of
  amortization                                               45           62
  Investments                                                 3            3
                                                        _______      _______
Total other assets                                           48           65
                                                        _______      _______
Total assets                                            $10,314      $ 8,146
Current liabilities
  Current maturities of long-term
  debt (Note 5)                                              35           11
  Trade payables                                          1,460          898
  Accrued expenses
    Salaries, wages, and other
    Compensation                                            626          456
    Product warranties                                      231          195
    Other accrued liabilities                               128           12
    Income taxes payable                                    399           73
                                                        _______      _______
Total current liabilities                                 2,879        1,645
Long-term debt (Note 5)                                       0           36
Deferred income taxes (Note 6)                               59           56

Stockholders' equity (Note 7)
  Preferred stock, par value $25;
  Authorized: 120,000 shares;
    issued and outstanding: none
  Common stock, par value
  $.10 per share; Authorized:
  5,000,000 shares;
    issued and outstanding: 1,471,279
    shares (1999), 1,467,448 shares (1998)                  147          147
Additional paid-in capital
                                                          1,285        1,266
Retained earnings                                         5,944        4,996
                                                        _______      _______
Total stockholders' equity                                7,376        6,409
                                                        _______      _______
Total liabilities and equity                            $10,314      $ 8,146

The accompanying notes are an integral part of the financial statements.

Statements of Operations
Year ended                                              June 30
In Thousands, except per share data              1999           1998
Net sales                                    $ 17,585       $ 15,785
Cost of goods sold                             11,225         10,547
Gross profit                                    6,360          5,238
Operating expenses
  Administrative                                1,759          1,463
  Selling                                       2,577          2,233
  Research and development                        526            538
Total operating expenses                        4,862          4,234
Operating income                                1,498          1,004
Other income
  Interest income                                 138             93
  Interest expense                                 (5)            (7)
  Other income, net                                (7)            15
                                             ________       ________
Income before income taxes                      1,624          1,105
Income tax provision (Note 6)                     618            420
                                             ________       ________
Net income                                   $  1,006       $    685
Net income per share - basic (Note 8) $           .68       $    .47
Net income per share - diluted
(Note 8)                                     $    .67       $    .46

Weighted average number of shares
outstanding - basic                         1,469,348      1,464,838
Weighted average number of shares
outstanding - diluted                       1,500,757      1,500,272


Statements of Stockholderhareholder's' Equity Investment

                              Common Stock       Additional
In Thousands                  Outstanding         Paid In    Retained
                            Shares      Amount     Capital      Earnings
Balance June 30,
 1997                       1,462         146       1,246         4,369
  Net Income for
  the period                    -           -           -           685
  Dividends paid
  ($.04/share)                  -           -           -           (58)
  Issuance of common
  Stock                         5           1          20             -
Balance June 30,
 1998                       1,467       $ 147     $ 1,266       $ 4,996
  Net Income for
  the period                    -           -           -          1006
  Dividends paid
  ($.04/share)                  -           -           -           (58)
  Issuance of
  common stock                  4           -          19             -
Balance June 30,
  1999                      1,471       $ 147     $ 1,285       $ 5,944

The accompanying notes are an integral part of the financial statements.

Statements of Cash Flow
(In Thousands)
                                            Year Ended June 30
                                            1999           1998
Cash flows from operations
  Cash received from customers            $ 17,417       $ 15,061
  Interest received                            138             93
  Cash paid to suppliers and
   employees                               (14,642)       (14,289)
  Interest paid                                 (5)            (7)
  Income taxes paid                           (370)          (445)
                                          ________       ________
  Net cash provided by operations            2,538            413

Cash flows from investing

  Capital expenditures                        (244)          (626)
  Proceeds from sales of property
   and equipment                                 0              3
                                          ________       ________
    Net cash used for investing               (244)          (623)

Cash flows from financing
  Proceeds from sale of common stock            19             21
  Payment of long-term debt                    (12)           (10)
  Dividends paid                               (58)           (58)
                                          ________       ________
Net cash used for financing                    (51)           (47)

Net increase (decrease) in cash and
 equivalents                                 2,243           (257)

Cash and equivalents, beginning
  of year                                    1,375          1,632
                                          ________       ________
Cash and equivalents, end of
  year                                    $  3,618       $  1,375
                                          ________       ________

Reconciliation of net income to net
  cash from operations:
  Net income                              $  1,006       $    685
  Depreciation and amortization                454            425
  Loss on sale of property and
  equipment                                      0              6
  Deferred income taxes                        (79)            56
  Changes in assets and liabilities
    Accounts receivables                      (168)          (712)
    Inventories                                144           (243)
    Prepaid expenses                           (29)            43
    Trade payables                             562            253
    Accrued expenses                           322           (100)
    Income taxes payable                       326              0
                                          ________       ________
  Net cash provided by operations         $  2,538       $    413

The accompanying notes are an integral part of the financial statements

Notes to Financial Statements

1. Nature of Business and Significant Accounting Policies

A. Nature of Business

The Company operates four principal business units: Waters Network Systems
(WNS), Waters Technical Systems (WTS), American FarmWorks (AFW), and Waters Medical Systems (WMS). The sales of products from all four business units occur principally within the United States. Waters Network Systems, the most recently formed business unit, addresses local area network connectivity solutions for educational and other markets. Waters Technical Systems is a contract manufacturer of electromechanical assemblies, cable and harness assemblies for the construction, industrial, communications and computer industries. American FarmWorks manufactures and markets electric fence controllers for animal containment to agricultural cooperatives, mass merchandisers focusing on the retailer market, and lawn and garden stores. Waters Medical Systems designs and manufactures organ preservation devices and cardiovascular analytical instruments used in hospitals and laboratories. The Company extends credit in the normal course of business and performs ongoing credit evaluations of its customers' financial conditions, but generally requires no collateral.

B. Fair Value of Financial Instruments

The fair value of cash and cash equivalents, accounts receivable, and accounts payable approximate the carrying amount because of the short maturity of those instruments.

C. Financial Statement Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

D. Inventories

Inventories are recorded at the lower of FIFO (first-in, first-out) method cost or market.

E. Property, Plant and Equipment

Property, plant and equipment are recorded at cost less accumulated depreciation. Depreciation is computed on the straight-line method over estimated useful lives of 5 to 40 years for buildings and improvements, and 3 to 10 years for machinery, equipment, and office furniture. The present values of capital lease obligations are classified as long-term debt and the related assets are included in equipment. Amortization of equipment under capital leases is included in depreciation expense.

F. Intangible Asset

Cost in excess of net assets acquired is amortized on a straight- line basis over a twenty-year period beginning in 1983. Amortization of $17,000 is recorded annually. Accumulated amortization at June 30, 1999 and 1998 was $305,000 and $288,000, respectively.

G.  Long-lived Assets and Goodwill

The Company assesses long-lived assets for impairment under FASB Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." Under those rules, property and equipment and goodwill associated with assets acquired in a purchase business combination are included in impairment evaluations when events or circumstances exist that indicate the carrying amount of those assets may not be recoverable.

H. Product Warranty

Some of the Company's products are currently covered by product warranties for one year after date of purchase. At the time of sale, the Company recognizes an estimated warranty cost based on prior history and expected future claims.

I. Employee Benefits

The Company has a 401(k) deferred savings plan for all employees (associates) who have completed six months of service. The Company may make matching and discretionary contributions. The Plan has a calendar year-end. During each of the fiscal years ending June 30, 1999 and 1998, the Company expensed $25,000 and $24,000 in matching contributions, respectively.

The Company offers medical insurance to its associates, which it self-insures up to $25,000 per individual and $1,000,000 in aggregate.

J. Statement of Cash Flows

For purposes of the statement of cash flows, highly liquid investments purchased with maturities of three months or less are considered to be cash equivalents.

In thousands:                            1999      1998
Supplemental schedule of non-cash
investing and financing activities:
Office furniture and equipment
acquired with capital lease              $ 0        $ 18

K. Revenue Recognition

The Company recognizes revenue when the product is shipped from its warehouse.

L. Research and Development

Research and Development costs are expensed as incurred.

M. Advertising Costs

The Company follows the policy of charging the production costs of advertising to expense as incurred. Advertising expenses for the years ended June 30, 1999 and 1998 were $398,000 and $390,000, respectively.

N. Income Taxes

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

O. Net Income per Common Share

Net income per basic share is computed based upon the weighted average number of common shares issued and outstanding during each year. Dilutive per share amounts assume conversion, exercise or issuance of all potential common stock instruments (stock options and warrants as discussed in Note 7) unless the effect is to reduce a loss or increase income per share.

P. Comprehensive Income

As of July 1, 1998, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income". SFAS No. 130 establishes new rules for the reporting and display of comprehensive income and its components. SFAS N. 130 requires other comprehensive income to include foreign currency translation adjustments, unrealized gains and losses on marketable securities and minimum pension liability adjustments. The June 30, 1999 financial statements do not reflect any items of comprehensive income.

2. Credit Risks and Concentrations

At June 30, 1999 and 1998, the Company had cash with a financial institution in excess of the Federal Deposit Insurance Corporation insurance coverage. The Company has performed an evaluation of the relative credit standing of this financial institution and believes it has limited its credit exposure accordingly. In addition, the Company maintains cash balances in a money market mutual fund with Norwest Funds. Such funds are not insured and totaled $3,486,000 at June 30, 1999 and $1,528,000 at June 30, 1998. The Company has not
incurred any losses in such accounts.

3. Trade Accounts Receivable

Trade accounts receivable consist of the following:
In Thousands                     1999          1998

Trade accounts receivable       $2,877       $2,705

Less allowance for doubtful
accounts                            42           38
                                ______       ______
Totals                          $2,835       $2,667

4. Inventories

Inventories consist of the following:
In Thousands                    1999           1998
Raw materials                 $1,600         $1,647
Work-in-process                   38            197
Finished goods                   233            171
                              ______         ______
Totals                        $1,871         $2,015

5. Long-term Debt and Line of Credit

Long-term debt consists of the following:
In Thousands                   1999            1998
Capital lease obligations
due in varying monthly
installments through
January 2000 collateralized
by related equipment.         $ 35              $47
Less current maturities         35               11
                              ____              ____
Net long-term debt             $ 0             $ 36

Scheduled maturities, by fiscal year, of long-term debt are as follows:

2000                   $35

At June 30, property, plant and equipment includes the
following amounts for capital leases:
In Thousands                 1999              1998
Property, plant and
equipment                    $ 54              $ 67
Accumulated amortization       16                18
                             ____              ____
Net assets under capital
lease                        $ 38              $ 49

At June 30, 1999, the Company had the following minimum
commitments for payment of rentals under capital leases:
2000                          $37
                              ___
Total lease commitments        37
Less amount representing
interest                        2
                             ____
Present value of lease
payments, included in
long-term debt               $ 35

Line of Credit:

The Company has a $1,000,000 line of credit with its bank. Borrowings under the line are charged interest at the prime rate and are collateralized by accounts receivable and inventories. The prime rate was 7.75% at June 30, 1999. The credit agreement expires December 15, 1999. The credit agreement requires the Company to meet certain financial ratios and covenants. There were no borrowings outstanding under the line of credit at June 30, 1999.

6. Income Taxes

The income tax provision charged to continuing operations for the years ended
June 30, 1999 and 1998 are as follows:

In Thousands                        1999              1998
Current:
 US federal                         $628              $418
 State                                69                58
                                    ____              ____
Total current                        697               476

Deferred:
 US federal                          (69)              (50)
 State                               (10)               (6)
                                    ____              ____
Total deferred                       (79)              (56)
                                    ____              ____
Total current and deferred:        $618               $420

The income tax provision differs from the amount of income tax determined by applying the US federal income tax rate to pretax income for continuing operations for the years ended June 30, 1999 and 1998 due to the following:

In Thousands                       1999               1998
Computed "expected" tax expense    $568               $387
Increase (decrease) in income
taxes resulting from:
 Non-deductible expenses            14                  12
 State taxes, net of federal
 tax benefits                       56                  31
 Tax credits                       (27)                (22)
 Other                               7                  12
                                  ____                ____
Total                             $618                $420

Net deferred tax assets consist of the following components as of
June 30, 1999 and 1998:
In Thousands                     1999                 1998
Deferred tax assets
 Employee benefits and
  severance                      $119                 $ 87
 Inventory and receivable
  allowances                       77                   42
 Warranty and contingency
  reserves                         86                   71
                                 ____                 ____
Total deferred tax assets        $282                 $200
Deferred tax liabilities
 Property and equipment          $ 59                 $ 56
                                 ____                 ____
Total deferred tax liabilities     59                   56
                                 ____                 ____
  Net deferred tax assets        $223                 $144

The components giving rise to the net deferred tax assets described above have been included in the Company's Balance Sheets as of June 30, 1999 and 1998 as follows:

In Thousands                    1999                  1998
Current assets                  $282                  $200
Noncurrent liabilities           (59)                  (56)
                                ____                  ____
  Net deferred tax assets       $223                  $144

7. Stock Options

In 1985, the Company adopted an Incentive Stock Option Plan (the "1985 ISO Plan") and a Non-Qualified Stock Option Plan (the "1985 NQ Plan"), both of which had a term of ten years and terminated on March 20, 1995. As of June 30, 1995, all options granted under the 1985 ISO Plan and the 1985 NQ Plan had terminated except for one option for the purchase of 5,000 shares exercisable at $2.1875 per share.

The Board of Directors adopted the 1995 Stock Option Plan (the "1995 Plan") in May 1995 and the shareholders of the Company approved the 1995 Plan at the Company's annual meeting in October 1995. The 1995 Plan provides for the grant of both incentive stock options and non- qualified stock options and reserves 150,000 shares of the Company's Common Stock for issuance under the 1995 Plan and any previous plans of the Company, to be granted on a one-for-one basis. The outstanding 5,000 share option under the Company's 1985 ISO Plan therefore reduces the shares reserved for issuance under the 1995 Plan to 145,000 shares.

In December 1996, the Board of Directors adopted the Associates Stock Purchase Plan (the "ASP Plan"), which was approved by shareholders at the 1997 Annual Meeting. The ASP Plan is available to associates who have worked at least six months with the Company and are regularly scheduled to work at least 20 hours a week. The ASP Plan is carried out in 12-month phases commencing on January 1, 1997. Company stock bought under the ASP Plan is purchased at the lesser of 85% of the stock price at the beginning or end of the phase.

Grants under these plans are accounted for using APB Opinion No. 25 and related interpretations. Accordingly, no compensation cost has been recognized for grants under these plans. Had compensation cost for the plans based on their grant date fair value of awards (the method described in FASB Statement No. 123) reported net income and earnings per share would have been reduced to the pro forma amounts reported below:

                              1999               1998
Net Income In thousands
 As reported                 $1006              $ 685
 Pro forma                     934                601
_____________________________________________________
Basic Earnings per Share
 As reported                 $ .68              $ .47
 Pro forma                     .64                .41
_____________________________________________________
Diluted Earnings per Share
 As reported                 $ .67              $ .46
 Pro forma                     .62                .40
______________________________________________________

The fair value of each option has been estimated at the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions for grants in 1999, dividend rate of .74% to 1.00%; price volatility of 57.8% to 70.2%, risk-free interest rates of 4.9% and 5.5% and expected lives of 10 years.

A summary of the status of the stock option plan at June 30, 1999 and 1998, and changes during the years ended on those dates are as follows:

                            1999                 1998
                                 Weighted             Weighted
                                 Average              Average
                                 Exercise             Exercise
                     Shares      Price     Shares     Price
Outstanding,
beginning of year    93,300      $3.74     55,000     $2.13
Granted              32,550       4.99     38,300      6.05
Exercised/forfeited       -          -          -         -
Outstanding,
end of year         125,850      $4.06     93,300     $3.74
Exercisable at
end of year         125,850                93,300
Weighted-average
fair value per
 share of options
 granted during
 the year           $ 3.55                 $ 3.53

As of June 30, 1999, the options outstanding have a weighted average remaining contractual life of 7.62 years, and exercise prices and unexercised options as follows:

Exercise Price         Shares      Average Contractual Life
2.13                   50,000                       6 years
2.19                    5,000                     5.5 years
4                      10,050                    9.33 years
5.438                  22,500                     9.5 years
5.75                   28,250                     8.5 years
6.88                   10,050                    8.33 years

Earnings per Share

The weighted-average number of shares of common stock used to compute the basic earnings per share were increased by 31,409 in 1999 and 35,434 in 1998 for the assumed exercise of the stock options and warrants (Note 7), in computing the diluted earnings per share data.

9. Industry Segments and Significant Customers

Effective July 1, 1998, the Company adopted FASB Statement No. 131, Disclosures about Segment of an Enterprise and Related Information. Statement No. 131 superseded FASB Statement No. 14, Financial Reporting for Segments of a Business Enterprise. Statement No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and in interim financial reports. Statement No. 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers. The adoption of Statement No. 131 did not affect results of operations or financial position, or the disclosure of segment information.

Operating income is total revenue less operating expenses, excluding interest and general corporate expenses. The Company did not have any sales between industry segments. Identifiable assets by industry segment include both assets directly identified with those operations and an allocable share of jointly used assets. General corporate assets consist primarily of cash, cash equivalents and building costs. The accounting policies applied to determine segment information are the same as those described in the summary of significant accounting policies. Management evaluates the performance of each segment based on profit and loss from operations before income taxes, exclusive of non-recurring gains or losses. The following table summarizes data by industry segment.

In Thousands                  1999          1998
Net Sales
 WNS                        $ 2,390        $ 1,978
 WTS                          2,669          2,383
 AFW                         10,187          9,325
 WMS                          2,339          2,099
                            _______        _______
                            $17,585        $15,785

Operating Income (Loss)
 WNS                        $  (133)       $  (193)
 WTS                             73           (165)
 AFW                          2,425          1,957
 WMS                            888            867
 General Corporate Expenses $(1,755)       $ (1,462)
                            _______        ________
Operating Income            $ 1,498        $  1,004

Provision for income taxes
 WNS                        $   (84)       $   (101)
 WTS                           (106)           (174)
 AFW                            488             383
 WMS                            271             274
 Corporate                       49              38
                            _______         _______
                            $   618         $   420

Capital Expenditures
 WNS                        $     0         $    28
 WTS                             44             142
 AFW                             96             208
 WMS                              4              39
                            _______         _______
                            $   144         $   417

Depreciation and Amortization
 WNS                        $     8         $     6
 WTS                             64              46
 AFW                            173             193
 WMS                             25              21
                            _______         _______
                            $   270         $   266

Identifiable Assets
 WNS                        $ 1,142         $ 1,260
 WTS                            736             781
 AFW                          2,679           2,625
 WMS                            747             710
 Corporate                    5,010           2,770
                            _______          _______
                            $10,314          $ 8,146

Significant customers (sales > 10% of net sales)
 WTS
  No. of customers                2                4
  Sales to those customers  $ 1,546          $ 1,703
 AFW
  No. of customers                2                1
  Sales to those customers  $ 3,800          $ 2,140
 WNS
  No. of customers                1                3
  Sales to those customers  $   944          $   761

Information of geographic information:
Revenues                       1999              1998
United States           $17,122,000       $15,441,000
Other Regions               463,000           344,000
                        ___________       ___________
Total                   $17,585,000       $15,785,000

Long-lived assets              1999              1998
United States            $1,607,000        $1,817,000
Other Regions                     -                 -
                         __________        __________
Total                    $1,607,000        $1,817,000

PART II ITEM 8. ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

NONE

PART III ITEM 9. DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS; COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

(a) Identification

The names and ages of executive officers of the Company, their positions and offices presently held, and the periods of service as such are as follows:

NAME                 AGE  POSITION             YEAR IN WHICH
                                               FIRST BECAME
                                                AN OFFICER
Jerry W. Grabowski    47  President, Chief
                          Executive Officer,
                          and Director              1993
Gregory J. Anshus     41  Chief Financial
                          Officer and Treasurer     1996

The following information is presented as to the business experience of each Executive Officer during the past five or more years.

Mr. Grabowski was elected President, Chief Executive Officer, and a member of the Company's Board of Directors on August 1, 1993. He was additionally elected Chief Financial Officer and Treasurer in January 1995 and served until his successor, Gregory J. Anshus, was elected on October 22, 1996. From 1988 until joining the Company, Mr. Grabowski was employed as General Manager of Onan Power/Electronics Division of the Cummins Engine Company.

Mr. Anshus was elected Chief Financial Officer and Treasurer on October 22, 1996. Since joining the Company in October 1991, he served in various accounting positions in the Company. From October 1994 until his election, Mr. Anshus served as Controller of the Company. Until joining the Company, Mr. Anshus served as Controller of B&F Companies.

Additional information required under this item is incorporated by reference to the Company's definitive Proxy Statement for its 1999 Annual Meeting of Shareholders.

PART III ITEM 10. EXECUTIVE COMPENSATION

Information required under this item is incorporated by reference to the Company's definitive Proxy Statement for its 1999 Annual Meeting of Shareholders.

PART III ITEM 11. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Information required under this item is incorporated by reference to the Company's definitive Proxy Statement for its 1999 Annual Meeting of Shareholders.

PART III ITEM 12. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Information required under this item is incorporated by reference to the Company's definitive Proxy Statement for its 1999 Annual Meeting of Shareholders.

PART IV ITEM 13. EXHIBITS AND REPORTS ON FORM 8-K

(a) Exhibits

See Exhibit Index following the signature page of this report.

(b) Reports on Form 8-K

There were no reports on Form 8-K filed by the Company during the fourth quarter of Fiscal Year 1999.

                                   Signatures

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized, in Rochester, Minnesota, on September 28, 1999.


WATERS INSTRUMENTS, INC.



/s/ Jerry W. Grabowski

By Jerry W. Grabowski
President and Chief Executive Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, this Report has been signed by the following persons on behalf of the Company in the capacities and on the dates indicated.

Signature Title Date


/s/ Jerry W. Grabowski
___________________________________
Jerry W. Grabowski
President, Chief Executive Officer, (Principal Executive Officer) and
Director
September 28, 1999



/s/ Gregory J. Anshus
___________________________________
Gregory J. Anshus
Chief Financial Officer (Principal Financial Officer)
September 28, 1999



/s/ William R. Franta
___________________________________
William R. Franta
Director
September 28, 1999



/s/ John A. Grimstad
___________________________________
John A. Grimstad
Director and Secretary
September 28, 1999



/s/ Charles G. Schiefelbein
___________________________________
Charles G. Schiefelbein
Director
September 28, 1999

Exhibit Index for Form 10-KSB (for the Fiscal
Year ended June 30, 1999)                              Page Number

3.1 Restated Articles of Incorporation,
    as amended to date, incorporated by
    reference to Exhibit 3.1 to the Company's
    Annual Report on Form 10-K for the fiscal
    year ended January 31, 1989.                                *

3.2 Restated Bylaws, as amended to date, incorporated by reference to the description of such amendment set forth under the caption
    "Amendment to Bylaws" of the Company's definitive proxy statement for its 1988 Annual Meeting of Shareholders. *

10.1 Management Incentive Compensation Plan,
     incorporated by reference to the description of
     such Plan set forth under the caption "Compensation Plans"
     of the Company's definitive proxy statement for its 1989
     Annual Meeting of Shareholders. (1)                         *

10.2 1985 Incentive Stock Option Plan and Form of Stock Option
     Agreement, incorporated by reference to Exhibit 10.4 to the
     Company's Annual Report on Form 10-K for the fiscal year
     ended January 31, 1985.                                     *

10.3 1985 Nonqualified Stock Option Plan and Form of Stock
     Option Agreement, incorporated by reference to Exhibit
     10.5 to the Company's Annual Report on Form 10-K for the
     fiscal year ended January 31, 1986.                         *

10.4 1993 Employment Agreement between the Company and
     Gerald W. Grabowski incorporated by reference to
     Exhibit 10.10 to the Company's Annual Report on
     Form 10-KSB for the fiscal year ended June 30, 1993. (1)    *

10.5 1995 Stock Option Plan incorporated by reference to
     Exhibit 10.5 to the Company's Annual Report on Form 10-KSB
     for the fiscal year ended June 30, 1996.                    *

10.6 Settlement Agreement with Wedge-Loc providing for the
     $240,000, incorporated by reference to Exhibit 10.6 to the
     Company's Annual Report on Form 10-KSB for the fiscal year
     ended June 30, 1996.                                        *

10.7 1997 Associates Stock Purchase Plan incorporated by
     reference to Exhibit 10.7 to the Company's Annual
     Report on Form 10-KSB for the fiscal year ended
     June 30, 1998.                                              *

23.1 Independent Auditor's Consent                              27

24.1 Power of Attorney                                          28

27 Financial Data Schedule (filed in electronic formal only)

(1) Indicates a management compensatory plan.
*Incorporated by reference; SEC File No. 0-1388.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 10-KSB AMENDED

ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

For the Fiscal Year ended June 30, 1999
Commission file number 0-1388

WATERS INSTRUMENTS, INC.
(d/b/a Waters Corporation)

State of Incorporation:  Minnesota
IRS Employer Identification No. 41-0832194

2411 Seventh Street, NW.
Rochester, Minnesota  55901
(507) 288-7777

 Securities registered pursuant to Section 12(g) of the Act:
Common Stock, $.10 Par Value Per Share

Check whether the issuer (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months, and (2) has been subject to
such filing requirements for the past 90 days. Yes X   No __

Check if there is no disclosure of delinquent filers in response to Item 405 of Regulation S-B contained in this form, and no disclosure will be contained, to the best of Company's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB. X

The net sales for the Company for the Fiscal Year ended June 30, 1999 were $17,585,000.

The aggregate market value of the voting stock held by non-affiliates of the Company on August 31, 1999 was $5,441,843. The number of shares outstanding of the Company's Common Stock on August 31, 1999 was 1,471,279.

 DOCUMENTS INCORPORATED BY REFERENCE

Pursuant to General Instructions E3), the responses to items 9, 10, 11 and 12 of Part III of this report are incorporated herein by reference to certain information contained in the Company's definitive proxy statement for its 1999 Annual Meeting of Shareholders to be filed with the Securities and Exchange
Commission on or before October 28, 1999.

Transitional Small Business Disclosure Format (Check One) Yes __   No X

This amendment is filed for purposes of changing the aggregate market value of the voting stock held by non-affiliates of the Company on August 31, 1999 and the date of the Auditor's Letter, both of which were incorrectly stated in the Form 10-KSB filed on September 28, 1999.

INDEPENDENT AUDITOR'S REPORT


To the Stockholders and Board of Directors

Waters Instruments, Inc.
Rochester, Minnesota


We have audited the accompanying balance sheets of Waters Instruments, Inc. (d/b/a Waters Corporation) as of June 30, 1999 and 1998 and the related statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Waters Instruments, Inc. as of June 30, 1999 and 1998 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ McGladrey & Pullen, LLP



MCGLADREY & PULLEN, LLP

Rochester, Minnesota
August 11, 1999

Balance Sheets
                                           June 30
In Thousands                         1999          1998
Current assets
  Cash and equivalents (Note 2)    $ 3,618      $ 1,375
  Trade receivables (Notes 3 and 5)  2,835        2,667
  Inventories (Notes 4 and 5)        1,871        2,015
  Prepaid expenses                     101           72
  Deferred income taxes (Note 6)       282          200
                                   _______      _______
Total current assets                 8,707        6,329
Property, plant and equipment (Note 5)
  Land                                 128          128
  Building                           1,510        1,505
  Machinery and equipment            2,342        2,220
  Office furniture and equipment     1,637        1,520
                                    ______       ______
                                     5,617        5,373
Less accumulated depreciation        4,058        3,621
                                    ______       ______
  Net property, plant and equipment  1,559        1,752
Other assets
  Costs in excess of net assets of
  businesses acquired, net of
  amortization                          45           62
  Investments                            3            3
                                  ________      _______
Total other assets                      48           65
                                  ________     ________
Total assets                      $ 10,314      $ 8,146
Current liabilities
  Current maturities of long-term
  debt (Note 5)                         35           11
  Trade payables                     1,460          898
  Accrued expenses
    Salaries, wages, and other
    Compensation                       626          456
    Product warranties                 231          195
    Other accrued liabilities          128           12
    Income taxes payable               399           73
                                    ______       ______
Total current liabilities            2,879        1,645
Long-term debt (Note 5)                  0           36
Deferred income taxes (Note 6)          59           56

Stockholders' equity (Note 7)
  Preferred stock, par value $25;
  Authorized: 120,000 shares;
    issued and outstanding: none
  Common stock, par value
  $.10 per share; Authorized:
  5,000,000 shares;
    issued and outstanding: 1,471,279
    shares (1999), 1,467,448 shares
    (1998)                             147          147
Additional paid-in capital
                                     1,285        1,266
Retained earnings                    5,944        4,996
                                    ______        _____
Total stockholders' equity           7,376        6,409
                                   _______       ______
Total liabilities and equity       $10,314       $8,146

The accompanying notes are an integral part of the financial statements.

Statements of Operations
Year ended                                   June 30
In Thousands, except per share data      1999      1998
Net sales                            $ 17,585 $ 15,785
Cost of goods sold                     11,225   10,547
Gross profit                            6,360     5,238
Operating expenses
  Administrative                        1,759    1,463
  Selling                               2,577    2,233
  Research and development                526      538
Total operating expenses                4,862    4,234
Operating income                        1,498    1,004
Other income
  Interest income                         138       93
  Interest expense                         (5)      (7)
  Other income, net                        (7)      15
                                      _______   ______
Income before income taxes              1,624    1,105
Income tax provision (Note 6)             618      420
                                      _______   ______
Net income                            $ 1,006   $  685
Net income per share - basic (Note 8) $   .68   $  .47
Net income per share - diluted
(Note 8)                              $   .67   $  .46

Weighted average number of shares
outstanding - basic                 1,469,348 1,464,838
Weighted average number of shares
outstanding - diluted               1,500,757 1,500,272


Statements of Stockholderhareholder's' Equity Investment

                   Common Stock    Additional
In Thousands    Outstanding         Paid In    Retained
                   Shares   Amount  Capital    Earnings
Balance June 30,
 1997              1,462      146    1,246      4,369
  Net Income for
  the period           -        -        -        685
  Dividends paid
  ($.04/share)         -        -        -        (58)
  Issuance of common
  Stock                5        1       20          -
Balance June 30,
 1998              1,467    $ 147  $ 1,266    $ 4,996
  Net Income for
  the period           -        -        -       1006
  Dividends paid
  ($.04/share)         -        -        -        (58)
  Issuance of
  common stock         4        -       19          -
Balance June 30,
  1999             1,471    $ 147  $ 1,285    $ 5,944

The accompanying notes are an integral part of the financial statements.

Statements of Cash Flow
(In Thousands)
                                      Year Ended June 30
                                       1999         1998
Cash flows from operations
  Cash received from customers       $17,417      $15,061
  Interest received                      138           93
  Cash paid to suppliers and
   employees                         (14,642)     (14,289)
  Interest paid                           (5)          (7)
  Income taxes paid                     (370)        (445)
                                     _______      ________
  Net cash provided by operations      2,538          413

Cash flows from investing

  Capital expenditures                  (244)        (626)
  Proceeds from sales of property
   and equipment                           0            3
                                     _______       ______
    Net cash used for investing         (244)        (623)

Cash flows from financing
  Proceeds from sale of common stock      19           21
  Payment of long-term debt              (12)         (10)
  Dividends paid                         (58)         (58)
                                     _______      _______
Net cash used for financing              (51)         (47)

Net increase (decrease) in cash and
 equivalents                           2,243         (257)

Cash and equivalents, beginning
  of year                              1,375        1,632
                                     _______      _______
Cash and equivalents, end of
  year                               $ 3,618      $ 1,375
                                     _______      _______

Reconciliation of net income to net
  cash from operations:
  Net income                         $ 1,006      $   685
  Depreciation and amortization          454          425
  Loss on sale of property and
  equipment                                0            6
  Deferred income taxes                  (79)          56
  Changes in assets and liabilities
    Accounts receivables                (168)        (712)
    Inventories                          144         (243)
    Prepaid expenses                     (29)          43
    Trade payables                       562          253
    Accrued expenses                     322         (100)
    Income taxes payable                 326            0
                                     _______      _______
  Net cash provided by operations    $ 2,538      $   413

The accompanying notes are an integral part of the financial statements

Notes to Financial Statements

1. Nature of Business and
 Significant Accounting Policies

A. Nature of Business

The Company operates four principal business units: Waters Network Systems (WNS), Waters Technical Systems (WTS), American FarmWorks
(AFW), and Waters Medical Systems (WMS). The sales of products from all four business units occur principally within the United States. Waters Network Systems, the most recently formed business unit, addresses local area network connectivity solutions for educational and other markets. Waters Technical Systems is a contract manufacturer of electromechanical assemblies, cable and harness assemblies for the construction, industrial, communications and computer industries. American FarmWorks manufactures and markets electric fence controllers for animal containment to agricultural cooperatives, mass merchandisers focusing on the retailer market, and lawn and garden stores. Waters Medical Systems designs and manufactures organ preservation devices and cardiovascular analytical instruments used in hospitals and laboratories. The Company extends credit in the normal course of business and performs ongoing credit evaluations of its customers' financial conditions, but generally requires no collateral.

B. Fair Value of Financial Instruments

The fair value of cash and cash equivalents, accounts receivable, and accounts payable approximate the carrying amount because of the short maturity of those instruments.

C. Financial Statement Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

D. Inventories

Inventories are recorded at the lower of FIFO (first-in, first-out) method cost or market.

E. Property, Plant and Equipment

Property, plant and equipment are recorded at cost less accumulated depreciation. Depreciation is computed on the straight-line method over estimated useful lives of 5 to 40 years for buildings and improvements, and 3 to 10 years for machinery, equipment, and office furniture. The present values of capital lease obligations are classified as long-term debt and the related assets are included in equipment. Amortization of equipment under capital leases is included in depreciation expense.

F. Intangible Asset

Cost in excess of net assets acquired is amortized on a straight-line basis over a twenty-year period beginning in 1983. Amortization of $17,000 is recorded annually. Accumulated amortization at June
30, 1999 and 1998 was $305,000 and $288,000, respectively.


G.  Long-lived Assets and Goodwill

The Company assesses long-lived assets for impairment under FASB Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." Under those rules, property and equipment and goodwill associated with assets acquired in a purchase business combination are included in impairment evaluations when events or circumstances exist that indicate the carrying amount of those assets may not be recoverable.

H. Product Warranty

Some of the Company's products are currently covered by product warranties for one year after date of purchase. At the time of sale, the Company recognizes an estimated warranty cost based on prior history and expected future claims.

I. Employee Benefits

The Company has a 401(k) deferred savings plan for all employees (associates) who have completed six months of service. The Company may make matching and discretionary contributions. The Plan has a calendar year-end. During each of the fiscal years ending June 30, 1999 and 1998, the Company expensed $25,000 and $24,000 in matching contributions, respectively.

The Company offers medical insurance to its associates, which it self-insures up to $25,000 per individual and $1,000,000 in aggregate.

J. Statement of Cash Flows

For purposes of the statement of cash flows, highly liquid investments purchased with maturities of three months or less are considered to be cash equivalents.

In thousands:                         1999      1998
Supplemental schedule of non-cash
investing and financing activities:
Office furniture and equipment
acquired with capital lease          $ 0        $ 18

K. Revenue Recognition

The Company recognizes revenue when the product is shipped from its warehouse.

L. Research and Development

Research and Development costs are expensed as incurred.

M. Advertising Costs

The Company follows the policy of charging the production costs of advertising to expense as incurred. Advertising expenses for the years ended June 30, 1999 and 1998 were $398,000 and $390,000, respectively.

N. Income Taxes

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

O. Net Income per Common Share

Net income per basic share is computed based upon the weighted average number of common shares issued and outstanding during each year. Dilutive per share amounts assume conversion, exercise or issuance of all potential common stock instruments (stock options and warrants as discussed in Note 7) unless the effect is to reduce a loss or increase income per share.

P. Comprehensive Income

As of July 1, 1998, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income". SFAS No. 130 establishes new rules for the reporting and display of comprehensive income and its components. SFAS N. 130 requires other comprehensive income to include foreign currency translation adjustments, unrealized gains and losses on marketable securities and minimum pension liability adjustments. The June 30, 1999 financial statements do not reflect any items of comprehensive income.

2. Credit Risks and Concentrations

At June 30, 1999 and 1998, the Company had cash with a financial institution in excess of the Federal Deposit Insurance Corporation insurance coverage. The Company has performed an evaluation of the relative credit standing of this financial institution and believes it has limited its credit exposure accordingly. In addition, the Company maintains cash balances in a money market mutual fund with Norwest Funds. Such funds are not insured and totaled $3,486,000 at June 30, 1999 and $1,528,000 at June 30, 1998. The Company has not incurred any losses in such accounts.

3. Trade Accounts Receivable

Trade accounts receivable consist of the following:
In Thousands                     1999          1998

Trade accounts receivable       $2,877       $2,705

Less allowance for doubtful
accounts                            42           38
                                ______       ______
Totals                          $2,835       $2,667

4. Inventories

Inventories consist of the following:
In Thousands                    1999           1998
Raw materials                 $1,600         $1,647
Work-in-process                   38            197
Finished goods                   233            171
                              ______         ______
Totals                        $1,871         $2,015

5. Long-term Debt and Line of Credit

Long-term debt consists of the following:
In Thousands                   1999            1998
Capital lease obligations
due in varying monthly
installments through
January 2000 collateralized
by related equipment.         $ 35              $47
Less current maturities         35               11
                              ____              ____
Net long-term debt             $ 0             $ 36

Scheduled maturities, by fiscal year, of long-term debt are as follows:

2000                   $35

At June 30, property, plant and equipment includes the
following amounts for capital leases:
In Thousands                 1999              1998
Property, plant and
equipment                    $ 54              $ 67
Accumulated amortization       16                18
                             ____              ____
Net assets under capital
lease                        $ 38              $ 49

At June 30, 1999, the Company had the following minimum
commitments for payment of rentals under capital leases:
2000                          $37
                              ___
Total lease commitments        37
Less amount representing
interest                        2
                             ____
Present value of lease
payments, included in
long-term debt               $ 35

Line of Credit:

The Company has a $1,000,000 line of credit with its bank. Borrowings under the line are charged interest at the prime rate and are collateralized by accounts receivable and inventories. The prime rate was 7.75% at June 30, 1999. The credit agreement expires December 15, 1999. The credit agreement requires the Company to meet certain financial ratios and covenants. There were no borrowings outstanding under the line of credit at June 30, 1999.

6. Income Taxes

The income tax provision charged to continuing operations for the years ended June 30, 1999 and 1998 are as follows:
In Thousands                        1999              1998
Current:
 US federal                         $628              $418
 State                                69                58
                                    ____              ____
Total current                        697               476

Deferred:
 US federal                          (69)              (50)
 State                               (10)               (6)
                                    ____              ____
Total deferred                       (79)              (56)
                                    ____              ____
Total current and deferred:        $618               $420

The income tax provision differs from the amount of income tax determined by applying the US federal income tax rate to pretax income for continuing operations for the years ended June 30, 1999 and 1998 due to the following:

In Thousands                       1999               1998
Computed "expected" tax expense    $568               $387
Increase (decrease) in income
taxes resulting from:
 Non-deductible expenses            14                  12
 State taxes, net of federal
 tax benefits                       56                  31
 Tax credits                       (27)                (22)
 Other                               7                  12
                                  ____                ____
Total                             $618                $420

Net deferred tax assets consist of the following components as of
June 30, 1999 and 1998:
In Thousands                     1999                 1998
Deferred tax assets
 Employee benefits and
  severance                      $119                 $ 87
 Inventory and receivable
  allowances                       77                   42
 Warranty and contingency
  reserves                         86                   71
                                 ____                 ____
Total deferred tax assets        $282                 $200
Deferred tax liabilities
 Property and equipment          $ 59                 $ 56
                                 ____                 ____
Total deferred tax liabilities     59                   56
                                 ____                 ____
  Net deferred tax assets        $223                 $144

The components giving rise to the net deferred tax assets described above have been included in the Company's Balance Sheets as of June
30, 1999 and 1998 as follows:
In Thousands                    1999                  1998
Current assets                  $282                  $200
Noncurrent liabilities           (59)                  (56)
                                ____                  ____
  Net deferred tax assets       $223                  $144

7. Stock Options

In 1985, the Company adopted an Incentive Stock Option Plan (the "1985 ISO Plan") and a Non-Qualified Stock Option Plan (the "1985 NQ Plan"), both of which had a term of ten years and terminated on March 20, 1995. As of June 30, 1995, all options granted under the 1985 ISO Plan and the 1985 NQ Plan had terminated except for one option for the purchase of 5,000 shares exercisable at $2.1875 per share.

The Board of Directors adopted the 1995 Stock Option Plan (the "1995 Plan") in May 1995 and the shareholders of the Company approved the 1995 Plan at the Company's annual meeting in October 1995. The 1995 Plan provides for the grant of both incentive stock options and non-qualified stock options and reserves 150,000 shares of the Company's Common Stock for issuance under the 1995 Plan and any previous plans of the Company, to be granted on a one-for-one basis. The outstanding 5,000 share option under the Company's 1985 ISO Plan therefore reduces the shares reserved for issuance under the 1995 Plan to 145,000 shares.

In December 1996, the Board of Directors adopted the Associates Stock Purchase Plan (the "ASP Plan"), which was approved by shareholders at the 1997 Annual Meeting. The ASP Plan is available to associates who have worked at least six months with the Company and are regularly scheduled to work at least 20 hours a week. The ASP Plan is carried out in 12-month phases commencing on January 1, 1997. Company stock bought under the ASP Plan is purchased at the lesser of 85% of the stock price at the beginning or end of the phase.

Grants under these plans are accounted for using APB Opinion No. 25 and related interpretations. Accordingly, no compensation cost has been recognized for grants under these plans. Had compensation cost for the plans based on their grant date fair value of awards (the method described in FASB Statement No. 123) reported net income and earnings per share would have been reduced to the pro forma amounts reported below:

                              1999               1998
Net Income In thousands
 As reported                 $1006              $ 685
 Pro forma                     934                601
_____________________________________________________
Basic Earnings per Share
 As reported                 $ .68              $ .47
 Pro forma                     .64                .41
_____________________________________________________
Diluted Earnings per Share
 As reported                 $ .67              $ .46
 Pro forma                     .62                .40
______________________________________________________

The fair value of each option has been estimated at the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions for grants in 1999, dividend rate of
 .74% to 1.00%; price volatility of 57.8% to 70.2%, risk-free interest rates of 4.9% and 5.5% and expected lives of 10 years.

A summary of the status of the stock option plan at June 30, 1999 and 1998, and changes during the years ended on those dates are as follows:

                            1999                 1998
                                 Weighted             Weighted
                                 Average              Average
                                 Exercise             Exercise
                     Shares      Price     Shares     Price
Outstanding,
beginning of year    93,300      $3.74     55,000     $2.13
Granted              32,550       4.99     38,300      6.05
Exercised/forfeited       -          -          -         -
Outstanding,
end of year         125,850      $4.06     93,300     $3.74
Exercisable at
end of year         125,850                93,300
Weighted-average
fair value per
 share of options
 granted during
 the year           $ 3.55                 $ 3.53

As of June 30, 1999, the options outstanding have a weighted average remaining contractual life of 7.62 years, and exercise prices and unexercised options as follows:
Exercise Price         Shares      Average Contractual Life
2.13                   50,000                       6 years
2.19                    5,000                     5.5 years
4                      10,050                    9.33 years
5.438                  22,500                     9.5 years
5.75                   28,250                     8.5 years
6.88                   10,050                    8.33 years

8. Earnings per Share

The weighted-average number of shares of common stock used to compute the basic earnings per share were increased by 31,409 in 1999 and 35,434 in 1998 for the assumed exercise of the stock options and warrants (Note 7), in computing the diluted earnings per share data.

9. Industry Segments and Significant Customers

Effective July 1, 1998, the Company adopted FASB Statement No. 131, Disclosures about Segment of an Enterprise and Related Information. Statement No. 131 superseded FASB Statement No. 14, Financial Reporting for Segments of a Business Enterprise. Statement No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and in interim financial reports. Statement No. 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers. The adoption of Statement No. 131 did not affect results of operations or financial position, or the disclosure of segment information.

Operating income is total revenue less operating expenses, excluding interest and general corporate expenses. The Company did not have any sales between industry segments. Identifiable assets by industry segment include both assets directly identified with those operations and an allocable share of jointly used assets. General corporate assets consist primarily of cash, cash equivalents and building costs. The accounting policies applied to determine segment information are the same as those described in the summary of significant accounting policies. Management evaluates the performance of each segment based on profit and loss from operations before income taxes, exclusive of non-recurring gains or losses. The following table summarizes data by industry segment.

In Thousands                  1999          1998
Net Sales
 WNS                        $ 2,390        $ 1,978
 WTS                          2,669          2,383
 AFW                         10,187          9,325
 WMS                          2,339          2,099
                            _______        _______
                            $17,585        $15,785

Operating Income (Loss)
 WNS                        $  (133)       $  (193)
 WTS                             73           (165)
 AFW                          2,425          1,957
 WMS                            888            867
 General Corporate Expenses $(1,755)       $ (1,462)
                            _______        ________
Operating Income            $ 1,498        $  1,004

Provision for income taxes
 WNS                        $   (84)       $   (101)
 WTS                           (106)           (174)
 AFW                            488             383
 WMS                            271             274
 Corporate                       49              38
                            _______         _______
                            $   618         $   420

Capital Expenditures
 WNS                        $     0         $    28
 WTS                             44             142
 AFW                             96             208
 WMS                              4              39
                            _______         _______
                            $   144         $   417

Depreciation and Amortization
 WNS                        $     8         $     6
 WTS                             64              46
 AFW                            173             193
 WMS                             25              21
                            _______         _______
                            $   270         $   266

Identifiable Assets
 WNS                        $ 1,142         $ 1,260
 WTS                            736             781
 AFW                          2,679           2,625
 WMS                            747             710
 Corporate                    5,010           2,770
                            _______          _______
                            $10,314          $ 8,146

Significant customers (sales > 10% of net sales)
 WTS
  No. of customers                2                4
  Sales to those customers  $ 1,546          $ 1,703
 AFW
  No. of customers                2                1
  Sales to those customers  $ 3,800          $ 2,140
 WNS
  No. of customers                1                3
  Sales to those customers  $   944          $   761

Information of geographic information:
Revenues                       1999              1998
United States           $17,122,000       $15,441,000
Other Regions               463,000           344,000
                        ___________       ___________
Total                   $17,585,000       $15,785,000

Long-lived assets              1999              1998
United States            $1,607,000        $1,817,000
Other Regions                     -                 -
                         __________        __________
Total                    $1,607,000        $1,817,000

Signatures
Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized, in Rochester, Minnesota, on October 6, 1999.


WATERS INSTRUMENTS, INC.



/s/ Jerry W. Grabowski

By Jerry W. Grabowski
President and Chief Executive Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, this
Report has been signed by the following persons on behalf of the Company in the capacities and on the dates indicated.

Signature Title Date


/s/ Jerry W. Grabowski
___________________________________
Jerry W. Grabowski
President, Chief Executive Officer, (Principal Executive Officer) and
Director
October 6, 1999



/s/ Gregory J. Anshus
___________________________________
Gregory J. Anshus
Chief Financial Officer (Principal Financial Officer)
October 6, 1999



*
___________________________________
William R. Franta
Director
October 6, 1999



*
___________________________________
John A. Grimstad
Director and Secretary
October 6, 1999



*
___________________________________
Charles G. Schiefelbein
Director
October 6, 1999

* Signed on behalf of the Director by Jerry Grabowski, Power of Attorney

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            -------------------------

                                  FORM 10-KSB/A
                                   (Number 2)

                ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                     FOR THE FISCAL YEAR ENDED JUNE 30, 1999

                           Commission File No.: 0-1388

                            WATERS INSTRUMENTS, INC.
                           (d/b/a Waters Corporation)
           (Name of Small Business Issuer as specified in its charter)
            Minnesota                                        41-0832194
 (State or other jurisdiction of                           (IRS Employer
 incorporation or organization)                         Identification Number)
               2411 Seventh Street NW, Rochester, Minnesota 56001
               (Address of principal executive offices) (Zip Code)

         Issuer's telephone number, including area code: (507) 288-7777 Securities registered pursuant to Section 12(b) of the Exchange Act: None
      Securities registered pursuant to Section 12(g) of the Exchange Act:
                     Common Stock, $.10 par value per share

Check whether the Issuer (1) has filed all reports required to be filed by
Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
 Yes [ X ] No [  ]

Check if disclosure of delinquent filers in response to Item 405 of Regulation S-B is not contained herein, and will not be contained, to the best of Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB. [X]

Issuer's revenues for its most recent fiscal year: $17,585,000.

The aggregate market value of the Common Stock held by nonaffiliates of the Registrant as of August 31, 1999 was approximately $5,441,843.

There were 1,472,279 shares of Common Stock, $.10 par value, outstanding as of August 31, 1999.
                            -------------------------


Transitional Small Business Disclosure Format (check one).  Yes [ ]    No [ X ]

         This Amendment No. 2 to the Issuer's Form 10-KSB for the fiscal year ended June 30, 1999, is being filed in order to file Items 9, 10, 11 and 12 under Part III, which the Company originally intended to incorporate by reference to a proxy statement. The proxy statement will not be filed within 120 days of June 30, 1999.

                                    PART III

ITEM 9. DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS; COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT


The names and ages of executive officers and directors of the Company, their positions and offices presently held, and the periods of service as such are as follows:

                                                                                    Year in which first
                                           Position with the Company and             became an Officer
             Name          Age                  Principal Occupation                    or Director

Jerry W. Grabowski          47    President, Chief Executive Officer,                       1993
                                  and Director of the Company
Gregory J. Anshus           42    Chief Financial Officer and Treasurer of the              1996
                                  Company
William R. Franta           57    Director.  Business Development & Technology              1997
                                  Consultant in Minneapolis, Minnesota.
John A. Grimstad            49    Secretary and General Counsel of the Company.             1996
                                  Vice President of Fredrikson & Byron, P. A. in
                                  Minneapolis, Minnesota
Charles G. Schiefelbein     60    Director.  President of Capital Growth Services           1986
                                  of Minneapolis, Minnesota.

The following information is presented as to the business experience of each executive officer and director during the past five or more years and his directorships of other publicly held corporations:

Mr. Grabowski has been President, Chief Executive Officer and a member of the Company's Board of Directors since August 1, 1993. He additionally served as Chief Financial Officer, Treasurer and Secretary from December 1994 until October 1996. From 1988 until joining the Company, Mr. Grabowski was employed as General Manager of Onan Power/Electronics Division of the Cummins Engine Company.

Mr. Anshus was elected Chief Financial Officer and Treasurer on October 22, 1996. Since joining the Company in October 1991, he served in various accounting positions in the Company. From October 1994 until his election, Mr. Anshus served as Controller of the Company. Until joining the Company, Mr. Anshus served as Controller of B&F Companies.

Mr. Franta has been the Vice President of Marketing at Centron since August 1997. Between February 1997 and August 1997, he was a Business Development & Technology Consultant in Minneapolis, Minnesota. From January 1987 to February 1997 he served as Senior Vice President of Network Systems Corporation. He is a Director of HEI, Inc. in Victoria, Minnesota.

Mr. Grimstad has been, since 1984, a Vice President and shareholder of Fredrikson & Byron, P.A., the Company's counsel, and serves as a Director and Secretary or Assistant Secretary of several closely-held manufacturing companies. He has served as the Company's Secretary since 1996.

Mr. Schiefelbein, since September 1996 has been President of Capital Growth Services, a consulting and investment company, based in Minneapolis, Minnesota. From 1979 until August 1996, Mr. Schiefelbein was Chairman of Computer Petroleum Corporation (CPC), a public company that provides electronic energy price and news information. From 1979, when he founded CPC, to 1991, Mr. Schiefelbein served as Chairman and Chief Executive Officer. He is also currently a director of Research, Inc.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent (10%) of the registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the SEC). Officers, directors, and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, the Company believes that, during the period from July 1, 1998 through June 30, 1999, all filing requirements applicable to its officers, directors, and greater than ten-percent beneficial owners were complied with.

ITEM 10.   EXECUTIVE COMPENSATION

The following table sets forth all cash compensation paid or to be paid by the Company, as well as certain other compensation paid or accrued, during fiscal year 1999 to the named executive officer as of June 30, 1999:

                           SUMMARY COMPENSATION TABLE

                                                                               Long Term Compensation
                                           Annual Compensation                   Awards             Payouts
                                                                         Restricted                             All Other
    Name & Principal      Fiscal                 Bonus $                   Stock       # Options     LTIP       Compensation
        Position            Year    Salary $        (1)       Other $     Awards $      Granted     Payouts       $(2)
        --------            ----    --------    ---------     -------     --------      -------     -------     ---------
Jerry W. Grabowski          1999    161,268       33,686        -            -           3,250         -         3,320
President & CEO             1998    158,524       35,278        -            -           3,250         -         3,783
                            1997    143,780       61,000        -            -             -           -         4,632

(1)      Represents incentive compensation payment.

(2)      Represents insurance premiums and 401(k) match paid by the Company.

Option Grants During Fiscal Year 1999

There were 3,250 shares of the Company's common stock granted in options under the Company's 1995 Stock Option Plan during fiscal year 1999 to the named executive officer in the Summary Compensation Table. The Company has not granted any stock appreciation rights.

                                Number of
                                Securities       Percent of Total Options
                            Underlying Options    Granted to Employees in   Exercise or Base Price
Name                           Granted (#)              Fiscal Year                ($/Share)          Expiration Date
Jerry W. Grabowski                3,250                    13.8%                     $5.75                2/5/2008


Option Exercises During Fiscal Year 1999 And Fiscal Year-End Option Values

The named executive officer in the Summary Compensation Table did not exercise any options during fiscal year 1999.


                             Shares                       # of Unexercised Options at     Value of Unexercised Options at
                            Acquired        Value              June 30, 1999                     June 30, 1999
Name                       on Exercise    Realized        Exercisable/Unexercisable       Exercisable/Unexercisable (1)

Jerry W. Grabowski              0            $ 0              56,500 exercisable             $124,875 exercisable
                                                               0 unexercisable                   $0 unexercisable

(1) Value is calculated on the basis of the difference between the option exercise price and the closing sale price for the Company's Common Stock at June 30, 1999 of $4.625 as quoted on the NASDAQ National Market System, multiplied by the number of shares of Common Stock underlying the option.

Compensation of Directors

Each non-employee, non-officer Director receives an annual retainer fee of $4,000, $350 for each attended quarterly meeting of the Board, $50 for each breakfast or dinner meeting of the Board, $150 for each attended meeting of a Committee on which he serves and a fee of $500 for each time he provides additional services as a special consultant to the Company, plus, in each case, reimbursement of travel expenses. Such Directors also receive a monthly stipend of $50 to cover miscellaneous travel, telephone, and meal expenses associated with Board responsibilities.

Employment Contracts and Termination of Employment Arrangements

The Company has entered into an employment agreement with Jerry W. Grabowski, which provides for compensation in the event Mr. Grabowski's employment with the Company is terminated under certain circumstances. Upon termination of employment initiated by the Company's Board of Directors, Mr. Grabowski will have the right to receive an amount equal to twelve-months' base salary and the cost of all existing health/medical and other benefit plans enjoyed by Mr. Grabowski on the effective date of termination (subject to the terms of the plans) or substantially the same benefits if the terms of a plan exclude non-employees. Mr. Grabowski will also be entitled to receive on August 31, in the year immediately following the "Performance Period" (most recently ended fiscal year) in which a termination occurred, the incentive compensation he would have earned had his employment not been terminated, in an amount proportionate to the number of months that he was employed by the Company prior to such termination. In the event Mr. Grabowski's employment with the Company is terminated within one year of a change in control, then upon such termination in addition to the Company's obligation stated above, the Company will pay Mr. Grabowski an additional amount equal to the base salary, then in effect, for one year.

ITEM 11.     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Shareholders

The following table provides information concerning the only persons known to the Company to be the beneficial owners of more than 5% of the Company's outstanding Common Stock as of September 30, 1999 or as otherwise indicated:

                                                   Number of Shares
Name and Address of Beneficial Owner              Beneficially Owned     Percent of Class
- ------------------------------------              ------------------     ----------------
Charles G. Schiefelbein
2920 Norwest Center, Minneapolis, MN 55402           204,753  (1)             13.8%

Woodland Investment Company
3007 Skyway Circle North, Irving, TX 75038           172,000  (2)             11.7%

Kohl Gift Trust
3007 Skyway Circle North, Irving, TX 75038            90,000  (3)              6.1%

(1) Includes 70,000 shares of stock held in the name of Peace Shalom Foundation, of which Mr. Schiefelbein is a Director and Vice President, as well as 3,350 shares which may be purchased pursuant to options held by Mr. Schiefelbein which are or will become exercisable within 60 days of September 30, 1999.

(2) According to the most current Schedule 13D filed by Woodland Investment Company and information provided by it, the power to vote and dispose (or to direct the vote or disposition) of such shares is shared with Atlee M. Kohl and Nicole F. Kohl, each of whom are thereby deemed to be beneficial owners of such shares.

(3) According to the most current Schedule 13D filed by Kohl Gift Trust, the power to vote and dispose (or to direct the vote or disposition) of such shares is shared with Atlee M. Kohl who is deemed to be a beneficial owner of such shares.

Management Shareholdings

The following table sets forth the beneficial ownership of the Company's Common Stock by (i) each director of the Company, (ii) the named executive officer in the Summary Compensation Table, and (iii) all directors and executive officers as a group, as of September 30, 1999. Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock owned by them.

                                                        Number of Shares             Percent
Name of Director or Number of Persons in Group       Beneficially Owned(1)         of Class (1)
- ----------------------------------------------       ---------------------         ------------

Charles G. Schiefelbein                                   204,753  (2)                 13.8%
Jerry W. Grabowski                                         69,750  (3)                  4.6%
John A. Grimstad                                           21,850  (4)                  1.5%
William R. Franta                                          10,150  (5)                  0.7%
Officers and Directors as a Group  (6 persons)            324,503  (6)                 20.6%

(1) Under rules of the Securities and Exchange Commission, an individual is also deemed to beneficially own shares which are not outstanding but which the individual has the right to acquire as of September 30, 1999 or within 60 days of such date. Such shares not outstanding but so deemed beneficially owned are treated as outstanding when determining the percent of the class owned by the particular individual and when determining the percent owned by the group.

(2) Includes 70,000 shares of stock held in the name of Peace Shalom Foundation, of which Mr. Schiefelbein is a Director and Vice President, as well as 10,050 shares which may be purchased pursuant to options held by Mr. Schiefelbein which are or will become exercisable within 60 days of September 30, 1999.

(3) Includes 56,500 shares which may be purchased pursuant to options held by Mr. Grabowski which are or will become exercisable within 60 days of September 30, 1999.

(4) Includes 10,050 shares which may be purchased pursuant to options held by Mr. Grimstad which are or will become exercisable within 60 days of September 30, 1999.

(5) Includes 10,050 shares which may be purchased pursuant to options held by Mr. Franta which are or will become exercisable within 60 days of September 30, 1999.

(6) Includes 104,650 shares which may be purchased pursuant to options held by Officers and Directors which are or will become exercisable within 60 days of September 30, 1999.


ITEM 12.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

To management's knowledge, no director, officer, or ten percent Shareholder or any affiliates of such persons had in fiscal years 1998 or 1999 or currently has any material interest, direct or indirect, in any transaction in which the Company was involved.

                                   Signatures

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized, in Rochester, Minnesota, on October 28, 1999.


WATERS INSTRUMENTS, INC.



/s/ Jerry W. Grabowski

By Jerry W. Grabowski
President and Chief Executive Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, this Amendment has been signed by the following persons on behalf of the Company in the capacities and on the dates indicated.

Signature                               Title                            Date


/s/ Jerry W. Grabowski
- ------------------------      President, Chief Executive Officer,
Jerry W. Grabowski            (Principal Executive Officer) and
                              Director                          October 28, 1999


/s/ Gregory J. Anshus
- ------------------------      Chief  Financial   Officer   (Principal
Gregory J. Anshus             Financial Officer)                October 28, 1999


*
- ------------------------
William R. Franta             Director                          October 28, 1999


*
- ------------------------
John A. Grimstad              Director and Secretary            October 28, 1999



*
- ------------------------     Director                       October 28, 1999
Charles G. Schiefelbein

* Signed on behalf of the director by Jerry
Grabowski as attorney in fact

                                                                        ANNEX F

                 CHAPTER 13 OF THE CALIFORNIA CORPORATIONS CODE

                               DISSENTERS' RIGHTS

SECTION 1300. Right to Require Purchase--"Dissenting Shares" and "Dissenting Shareholder" Defined.

         (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split or share dividend which becomes effective thereafter.

         (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

                  (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the National Market System of the NASDAQ Stock Market, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

                  (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

                  (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

                  (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

         (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

SECTION 1301.  Demand for Purchase.

         (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under
Section 1309.

         (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

         (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

SECTION 1302.  Endorsement of Shares.

         Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

SECTION 1303.  Agreed Price--Time for Payment.

         (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

         (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

SECTION 1304.  Dissenter's Action to Enforce Payment.

         (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

         (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

         (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

SECTION 1305.  Appraisers' Report--Payment--Costs.

         (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

         (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

         (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

         (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

         (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section
1301).

SECTION 1306.  Dissenting Shareholder's Status as Creditor.

         To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

SECTION 1307.  Dividends Paid as Credit Against Payment.

         Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

SECTION 1308.  Continuing Rights and Privileges of Dissenting Shareholders.

         Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

SECTION 1309.  Termination of Dissenting Shareholder Status.

         Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

         (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

         (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

         (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of
Section 1110 was mailed to the shareholder.

         (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

SECTION 1310.  Suspension of Proceedings for Payment Pending Litigation.

         If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

SECTION 1311.  Exempt Shares.

         This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

SECTION 1312.  Attacking Validity of Reorganization or Merger.

         (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

         (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

         (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that this transaction is just and reasonable as to the shareholders of any party so controlled.

PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

         Minnesota Statutes Section 302A.521, subd. 2, requires Waters to indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person with respect to Waters, against judgments, penalties, fines, settlements, and reasonable expenses, including attorneys' fees and disbursements, incurred by the person in connection with the proceeding if certain statutory standards are met. In addition, Section 302A.521, subd. 3, requires payment by Waters, upon written request, of reasonable expenses in advance of final disposition of the proceeding in certain circumstances. A decision as to required indemnification is made by a disinterested majority of the board of directors present at a meeting at which a disinterested quorum is present, or by a designated committee of the board, by special legal counsel, by the shareholders, or by a court.
Section 302A.521 contains detailed terms regarding such right of indemnification and reference is made thereto for a complete statement of such indemnification rights.

         Waters' Amended and Restated Bylaws provide for indemnification by Waters to the full extent permitted by Minnesota Statutes Section 302A.521, as now enacted or hereafter amended, against and with respect to threatened, pending, or completed actions, suits, or proceedings arising from, or alleged to arise from, a party's actions or omissions as a director, officer, employee, or agent of Waters. Generally, under Minnesota law, indemnification will be available only where an officer or director can establish that he or she acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Waters.

         In addition to providing indemnification as outlined above, Waters also purchases individual insurance coverage for its directors and officers. Subject to the stated conditions, the policy insures the directors and officers of Waters against liability arising out of actions taken in their official capacities. To the extent that such actions cannot be indemnified by Waters, the policy provides individual liability insurance protection for the directors and officers of Waters.

Item 21. Exhibits and Financial Statement Schedules

(a)      Exhibits

         2 Amended and Restated Plan of Reorganization, dated November 3, 1999, among Waters Instruments, Inc., WG Merger Corp., Garrett Communications, Inc., Frank Madren, Christopher Robert Ross Smith, including the Exhibits thereto. (The Agreement and Plan of Merger is furnished as Annex A to the Proxy Statement/Prospectus forming a part of this Registration Statement.) Upon the request of the Commission, Waters agrees to furnish supplementally to the Commission a copy of any disclosure schedules to the Agreement and Plan of Merger.

         5 Opinion of Fredrikson & Byron, P.A. regarding validity of shares.

         *8.1 Opinion and Consent of Fredrikson & Byron, P.A. regarding certain tax matters.

         *8.2 Opinion and Consent of Fenwick & West LLP. regarding certain tax matters.

         23.1     Consent of Fredrikson & Byron, P.A. (included in Exhibit 5).

         *23.2    Consent of Fenwick & West LLP.

         23.3 Consent of McGladrey & Pullen LLP, independent accountants for Waters Instruments, Inc.

         23.4 Consent of Froshman, Billings, Williams, Chan & Lewandowski, independent auditors for Garrett Communications, Inc.

         23.5 Consent of John G. Kinnard & Company (included in Annex B to the Proxy Statement/Prospectus forming a part of this Registration Statement)

         24       Power of Attorney (filed with the signature page to the Form
                  S-4).

         99.1     Form of Proxy to be used by Waters Instruments, Inc.
                  shareholders.

         99.2 Form of Proxy to be used by Garrett Communications, Inc. shareholders.

         *99.3    Consent of Frank Madren

         *99.4    Consent of Christopher Robert

  *   To be filed by amendment.

(b)      Financial Statement Schedules
         Not applicable.

(c) Reports, Opinions and Appraisal Materially Related to the Transaction. Opinion of John G. Kinnard & Company is furnished as Annex B to the Proxy Statement/Prospectus forming a part of this Registration Statement.

Item 22. Undertakings.

         (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (b) (i) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

                  (ii) The registrant undertakes that every prospectus [a] that is filed pursuant to paragraph (b)(i) immediately preceding, or [b] that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on January 21, 2000.

                                WATERS INSTUMENTS, INC.


                                By:     /s/ Jerry W. Grabowski
                                        Jerry W. Grabowski
                                        President and Chief Executive Officer

                                POWER OF ATTORNEY

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature to this Registration Statement appears below hereby constitutes and appoints Jerry W. Grabowski and Gregory J. Anshus, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his or her behalf individually and in the capacity stated below and to perform any acts necessary to be done in order to file all amendments and post-effective amendments to this Registration Statement, any registration statement filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and any and all instruments or documents filed as part of or in connection with any of such amendments or registration statements, and each of the undersigned does hereby ratify and confirm all that said attorney-in-fact and agent, or his or her substitutes, shall do or cause to be done by virtue hereof.


  Signature                           Title                            Date

/s/ Jerry W. Grabowski          President, Chief Executive      January 21, 2000
Jerry W. Grabowski              Officer and Director
                                (principal executive officer)

/s/ Gregory J. Anshus           Chief Financial Officer and     January 21, 2000
Gregory J. Anshus               Treasurer
                                (principal financial and accounting officer)

/s/ William R. Franta           Director                        January 21, 2000
William R. Franta

/s/ Charles G. Schiefelbien     Director                        January 21, 2000
Charles G. Schiefelbien

/s/ John A. Grimstad            Director                        January 21, 2000
John A. Grimstad

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   -----------

                                  EXHIBIT INDEX
                                       TO
                         FORM S-4 REGISTRATION STATEMENT

                                   -----------




                            WATERS INSTRUMENTS, INC.




2 Amended and Restated Plan of Reorganization, dated November 3, 1999, among Waters Instruments, Inc., WG Merger Corp., Garrett Communications, Inc., Frank Madren, Christopher Robert Ross Smith, including the Exhibits thereto. (The Agreement and Plan of Merger is furnished as Annex A to the Proxy Statement/Prospectus forming a part of this Registration Statement.) Upon the request of the Commission, Waters agrees to furnish supplementally to the Commission a copy of any disclosure schedules to the Agreement and Plan of Merger.

5        Opinion of Fredrikson & Byron, P.A. regarding validity of shares.

*8.1 Opinion and Consent of Fredrikson & Byron, P.A. regarding certain tax matters.

*8.2 Opinion and Consent of Fenwick & West LLP. regarding certain tax matters.

23.1     Consent of Fredrikson & Byron, P.A. (included in Exhibit 5).

*23.2    Consent of Fenwick & West LLP.

23.3 Consent of McGladrey & Pullen LLP, independent accountants for Waters Instruments, Inc.

23.4 Consent of Froshman, Billings, Williams, Chan & Lewandowski, independent auditors for Garrett Communications, Inc.

23.5 Consent of John G. Kinnard & Company (included in Annex B to the Proxy Statement/Prospectus forming a part of this Registration Statement)

24       Power of Attorney. (filed with the signature page to the Form S-4)

99.1     Form of Proxy to be used by Waters Instruments, Inc. shareholders.

99.2     Form of Proxy to be used by Garrett Communications, Inc. shareholders.

*99.3    Consent of Frank Madren

*99.4    Consent of Christopher Robert
_________________
*   To be filed by amendment.